 As filed with the Securities and Exchange Commission on October 27, 1999

                                                 Registration No. 333-88407
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                              Amendment No. 1

                                    To
                                    FORM S-4
                             REGISTRATION STATEMENT

                                   UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                             PHOTON DYNAMICS, INC.
             (Exact name of registrant as specified in its charter)

                               ----------------

       California                     3559                    94-3007502
     (State or other            (Primary Standard          (I.R.S. Employer
     jurisdiction of               Industrial             Identification No.)
    incorporation or           Classification Code
      organization)                  Number)
                            6325 San Ignacio Avenue
                        San Jose, California 95119-1202
                                 (408) 226-9900
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ----------------

                            VINCENT F. SOLLITTO
                            Chief Executive Officer
                             Photon Dynamics, Inc.
                            6325 San Ignacio Avenue
                        San Jose, California 95119-1202
                                 (408) 226-9900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   Copies to:
                            ALAN C. MENDELSON, ESQ.
                            MATTHEW W. SONSINI, ESQ.
                               Cooley Godward LLP
                             Five Palo Alto Square
                              3000 El Camino Real
                            Palo Alto, CA 94306-2155
                                 (650) 843-5000

                               ----------------

   Approximate date of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement and the effective time of the proposed merger of Merger Sub Acquisition Corp. ("Merger Sub") with and into CR Technology, Inc. ("CRT"), as described in the Agreement and Plan of Merger and Reorganization, dated as of August 10, 1999, attached as Appendix A to the Proxy Statement/Prospectus forming a part of this Registration Statement.

   If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(a) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                               ----------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             PHOTON DYNAMICS, INC.
                            6325 San Ignacio Avenue
                           San Jose, California 95119

Dear Shareholder:

   You are cordially invited to attend the Annual Meeting of Shareholders of Photon Dynamics, Inc. to be held at 6325 San Ignacio Avenue, San Jose, California 95119 on Monday, November 29, 1999 at 10:00 a.m. local time.

   As you may be aware, Photon Dynamics, Inc. and CR Technology, Inc., a California corporation, have entered into an agreement and plan of merger and reorganization providing for the acquisition of CRT by PDI. At the annual meeting, you will be asked to consider and vote upon, among other things, a proposal to approve the issuance of shares of common stock of PDI to CRT shareholders pursuant to the reorganization agreement. Upon consummation of the merger, CRT will become a wholly-owned subsidiary of PDI and each outstanding share of CRT common stock and Series A preferred stock will be converted into the right to receive 1.2033 shares of PDI common stock. In addition, the holders of CRT Series A preferred stock will receive an aggregate of 125,490 shares of PDI common stock, which is equal to their liquidation preference under CRT's articles of incorporation. The merger is described more fully in the accompanying Proxy Statement/Prospectus.

   After careful consideration, the Board of Directors of PDI has unanimously approved the reorganization agreement and the merger as in the best interests of PDI and its shareholders. The PDI Board of Directors unanimously recommends that you vote in favor of the issuance of shares of PDI common stock pursuant to the reorganization agreement.

   The other matters expected to be acted upon at the annual meeting are described in detail in the following Notice of Annual Meeting of Shareholders and Proxy Statement/Prospectus.

   It is important that you use this opportunity to take part in the affairs of PDI by voting on the business to come before the meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. Returning the Proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

   We look forward to seeing you at the meeting.

                                          Sincerely,

                                              /s/ Vincent F. Sollitto

                                                Vincent F. Sollitto
                                                 Chief Executive Officer

                             PHOTON DYNAMICS, INC.
                            6325 San Ignacio Avenue
                           San Jose, California 95119

                               ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                      TO BE HELD ON NOVEMBER 29, 1999

                               ----------------

   To The Shareholders Of Photon Dynamics, Inc.:

   Notice Is Hereby Given that an annual meeting of shareholders of Photon Dynamics, Inc., a California corporation, will be held on November 29, 1999 at 10:00 a.m. local time at PDI's principal executive offices, 6325 San Ignacio Avenue, San Jose, California 95119:

  1. To approve the issuance of shares of common stock of PDI, pursuant to the Agreement and Plan of Merger and Reorganization by and among PDI, CR Technology, Inc., a California corporation, and Pharaoh Acquisition Corp., a California corporation and wholly-owned subsidiary of PDI. Upon consummation of the merger, CRT will become a wholly-owned subsidiary of PDI. A copy of the reorganization agreement is attached as Appendix A to the Proxy Statement/Prospectus accompanying this notice.

  2. To elect directors to serve for the ensuing year and until their successors are elected.

  3. To approve PDI's 1995 Stock Option Plan, as amended, to increase the aggregate number of shares of common stock authorized for issuance under this plan by 350,000 shares.

  4. To approve PDI's 1995 Employee Stock Purchase Plan, as amended, to increase the aggregate number of shares of common stock authorized for issuance under this plan by 250,000 shares.

  5. To ratify the selection of Ernst & Young LLP as independent auditors of PDI for its fiscal year ending September 30, 2000.

  6. To transact such other business as may properly come before this annual meeting or any adjournment or postponement thereof.

   The foregoing items are more fully described in the accompanying Proxy Statement/Prospectus.

   The Board of Directors has fixed the close of business on October 20, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at this annual meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                               /s/ Richard L. Dissly

                                                 Richard L. Dissly
                                                 Chief Financial Officer

San Jose, California

November 1, 1999

   All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, we urge you to complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+The information in this proxy statement/prospectus is not complete and may be + +changed. We may not issue these securities until the registration statement + +filed with the Securities and Exchange Commission is effective. This proxy + +statement/prospectus is not an offer to sell these securities and is not + +soliciting an offer to buy these securities in any state where the offer or +
+sale is not permitted.                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               Subject to Completion Dated October 27, 1999

                             PHOTON DYNAMICS, INC.
                       PROXY STATEMENT FOR ANNUAL MEETING
                         OF SHAREHOLDERS TO BE HELD ON

                             NOVEMBER 29, 1999

                                  -----------

                                   PROSPECTUS

                                  -----------

  This proxy statement/prospectus is solicited on behalf of the board of directors of Photon Dynamics, Inc., a California corporation, for use at the annual meeting of shareholders to be held on November 29, 1999, at 10:00 a.m. local time or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting.

  The boards of directors of Photon Dynamics, Inc. and CR Technology, Inc. have agreed to merge these two companies. If the merger is completed, CRT will become a wholly-owned subsidiary of PDI. The shares of PDI common stock issued to CRT shareholders will represent approximately 20% of the outstanding PDI common stock after the merger.

  In the merger, CRT shareholders will have the right to receive 1.2033 shares of PDI common stock for each share of CRT common stock and Series A preferred stock they own. In addition, the holders of CRT Series A preferred stock will receive an aggregate of 125,490 shares of PDI common stock, which is equal to their liquidation preference under CRT's articles of incorporation. In lieu of receiving PDI common stock, CRT shareholders have dissenters' rights. CRT shareholders who properly demand these rights will receive cash for the fair value of the CRT common stock and Series A preferred stock that they held prior to the merger. The fair value would be determined by a court or by agreement between CRT and its shareholders who exercise their dissenters' rights.

  PDI shareholders will vote on the matters described in this document at the annual meeting of shareholders on the date described below. At the PDI annual meeting, you will be asked to approve the issuance of shares of PDI common stock in the merger. The merger cannot be completed unless the holders of PDI common stock and the holders of CRT common stock and Series A preferred stock approve the matters described in this document. The board of directors of each of these two companies has unanimously approved the merger and recommends that its respective shareholders approve the matters described in this document. Your vote is very important.

  The other matters expected to be acted upon at the annual meeting are described in detail in the Notice of Annual Meeting of Shareholders and in this proxy statement/prospectus.

  Whether or not you plan to attend the annual meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will count as a vote in favor of the merger. You may vote at the annual meeting if you own shares as of the close of business on October 20, 1999. The annual meeting will be held on November 29, 1999, 10:00 a.m. local time at our executive offices at 6325 San Ignacio Avenue, San Jose, California 95119.

  This proxy statement/prospectus provides you with detailed information about the proposed merger. Please see "Where You Can Find More Information" for additional information about PDI and CRT.

  We strongly urge you to read and consider carefully this proxy statement/prospectus in its entirety, including the matters referred to under "Risk Factors".

                                        /s/ Vincent F. Sollitto

                                          Vincent F. Sollitto
                                           Chief Executive Officer
                                            Photon Dynamics, Inc.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

  We are first mailing this proxy statement/prospectus dated October 27, 1999 and the forms of proxy on or about November 1, 1999.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
WHERE YOU CAN FIND MORE INFORMATION.......................................   1
SUMMARY...................................................................   2
  The Companies...........................................................   2
  Our Reasons for the Merger..............................................   3
  Vote Required...........................................................   3
  Share Ownership of Management and Certain Holders.......................   3
  Interests of Certain Persons in the Merger..............................   4
  Conditions to the Merger................................................   4
  Indemnification By CRT Shareholders.....................................   5
  Escrow Fund.............................................................   5
  Termination of the Merger Agreement.....................................   6
  Affiliate Agreements....................................................   6
  Tax Consequences........................................................   7
  Regulatory Approvals....................................................   7
  Rights of Dissenting Shareholders.......................................   8
  Forward-Looking Statements May Prove Inaccurate.........................   8
  Markets and Market Prices...............................................   8
PDI'S SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION..............   9
CRT'S SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION..............  10
UNAUDITED SELECTED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION.....  11
COMPARATIVE PER SHARE DATA (UNAUDITED)....................................  12
RISK FACTORS..............................................................  14
  Risks Relating to The Merger............................................  14
  Risks Relating to The Business of PDI...................................  14
  Risks Relating to The Business of CRT...................................  20
THE PDI ANNUAL MEETING....................................................  26
  Purpose of the PDI Annual Meeting.......................................  26
  Date, Time and Place of Meeting.........................................  26
  Voting Rights and Outstanding Shares....................................  26
  Voting Proxies..........................................................  27
  Revocability of Proxies.................................................  27
  Vote Required...........................................................  27
  Solicitation and Expenses...............................................  27
  Shareholder Proposals...................................................  27
  Availability of Accountants.............................................  28
THE CRT SPECIAL MEETING...................................................  28
  Purpose of CRT Special Meeting..........................................  28
  Date, Time and Place of Meeting.........................................  28
  Voting Rights and Outstanding Shares....................................  28
  Vote Required...........................................................  28
COMPARATIVE PER SHARE MARKET PRICE DATA AND DIVIDEND POLICY...............  29

                                                                            Page
                                                                            ----
APPROVAL OF THE MERGER AND RELATED TRANSACTIONS............................  30
  Background of the Merger.................................................  30
  Our Reasons For the Merger...............................................  31
  PDI's Reasons For the Merger.............................................  31
  CRT's Reasons For the Merger.............................................  32
  Interests of Certain Persons in the Merger...............................  33
  Shareholder Agreements...................................................  34
  Affiliate Agreements.....................................................  34
  Material Federal Income Tax Consequences.................................  35
  Anticipated Accounting Treatment.........................................  37
  Regulatory Matters.......................................................  37
  Rights of Dissenting Shareholders of CRT.................................  38
  Rights of Dissenting Shareholders of PDI.................................  39
  Resale of PDI Common Stock...............................................  39
THE MERGER AGREEMENT.......................................................  40
  General..................................................................  40
  Merger Consideration.....................................................  40
  Escrow of PDI Shares.....................................................  41
  Indemnification..........................................................  41
  Stock Options and Warrants...............................................  42
  Stock Ownership Following the Merger.....................................  42
  Conversion of Shares; Procedures for Exchange of Certificates............  42
  Effect on Certificates...................................................  43
  Corporate Matters........................................................  43
  Conditions to the Merger.................................................  43
  Representations and Warranties...........................................  45
  Covenants................................................................  46
  Termination..............................................................  49
  Expenses and Termination Fees............................................  49
INFORMATION RELATING TO PDI................................................  50
  Overview.................................................................  50
  Industry Background......................................................  50
  Overview of Flat Panel Display Market....................................  50
  The AMLCD Flat Panel Display Manufacturing Process.......................  51
  Current Yield and Cost Problems Experienced by FPD Manufacturers.........  51
  Products.................................................................  52
  Array Test Systems (Test Systems)........................................  52
  Flat Panel Inspection Systems (FIS or Inspection Systems)................  52
  Array Repair System (Repair System)......................................  52
  Intellectual Property....................................................  53
  Research And Development.................................................  53
  Customers, Sales and Service.............................................  54
  Manufacturing and Suppliers..............................................  54
  Backlog..................................................................  55
  Competition..............................................................  55
  Employees................................................................  56
  Facilities...............................................................  56

                                                                          Page
                                                                          ----
PDI MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS...................................................  57
  Comparison Of Nine Months Ended September 30, 1999 And 1998............  57
  Results of Operations..................................................  57
  Overview...............................................................  57
  Results of Operations..................................................  58
  Liquidity and Capital Resources........................................  59
  Year 2000 Computer System Compliance...................................  60
PDI MANAGEMENT AFTER THE MERGER..........................................  62
  Executive Officers And Directors.......................................  62
  Board Committees And Meetings..........................................  63
  Board Composition......................................................  64
  Director Compensation..................................................  64
  Compensation Of Executive Officers.....................................  64
  Summary Compensation Table.............................................  64
  Stock Option Grants And Exercises......................................  65
  Option Grants in Last Fiscal Year......................................  65
  Aggregated Option Exercises in Last Fiscal Year........................  65
  Employment Agreements..................................................  66
  Limitation of Liability and Indemnification Matters....................  66
  Certain Transactions of PDI............................................  66
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF PDI....  68
INFORMATION RELATING TO CRT..............................................  70
BUSINESS OF CRT..........................................................  70
  Industry Background....................................................  70
  Market Overview........................................................  70
  Market Segmentation....................................................  71
  Semiconductor Market...................................................  71
  Printed Circuit Board Market...........................................  71
  Electronic Products Manufacturers......................................  72
  Other Markets..........................................................  73
  Products...............................................................  73
  Automated Optical Inspection Systems...................................  73
  CRX Real-time X-ray Inspection Systems.................................  73
  Patents and Proprietary Rights.........................................  74
  Research and Development...............................................  75
  Customers, Sales and Service...........................................  75
  Manufacturing and Suppliers............................................  76
  Backlog................................................................  76
  Competition............................................................  76
  Governmental Regulation................................................  77
  Facilities.............................................................  77
  Employees..............................................................  78
CRT MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS...................................................  79
  Overview...............................................................  79
  Comparison of the Six Months Ended June 30, 1998 to the Six Months
   Ended June 30, 1997...................................................  80

                                                                           Page
                                                                           ----
  Comparison of the Years Ended December 31, 1998 and 1997................  80
  Liquidity and Capital Resources.........................................  81
  Year 2000 Computer System Compliance....................................  81
CRT MANAGEMENT............................................................  83
  Executive Officer and Director..........................................  83
  Board Meetings..........................................................  83
  Director Compensation...................................................  83
  Compensation of Executive Officer.......................................  83
STOCK OPTION GRANTS AND EXERCISES.........................................  84
EMPLOYMENT AGREEMENTS.....................................................  85
  Limitation of Liability and Indemnification Matters.....................  85
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CRT.....  86
COMPARISON OF CAPITAL STOCK...............................................  88
COMPARISON OF SHAREHOLDERS' RIGHTS........................................  89
OTHER INFORMATION FOR THE PDI ANNUAL MEETING..............................  91
  Election of Directors...................................................  91
  Nominees................................................................  91
  Board Committees and Meetings...........................................  91
  Approval of 1995 Stock Option Plan, as Amended..........................  92
  General.................................................................  92
  Purpose.................................................................  92
  Administration..........................................................  93
  Shares Subject to the Option Plan.......................................  93
  Eligibility.............................................................  93
  Terms of Discretionary Options..........................................  93
  Terms of Non-Discretionary Options......................................  94
  Effect of Certain Corporate Events......................................  95
  Amendment of Plan and Grants............................................  95
  Termination of Plan.....................................................  95
  Federal Income Tax Information..........................................  95
  Approval of 1995 Employee Stock Purchase Plan, as Amended...............  97
  Purpose.................................................................  97
  Administration..........................................................  97
  Purchase Periods........................................................  98
  Shares Subject to the Plan..............................................  98
  Eligibility.............................................................  98
  Terms of Rights.........................................................  98
  Duration, Amendment and Termination.....................................  99
  Effect of Certain Corporate Events...................................... 100
  Federal Income Tax Information.......................................... 100
  Ratification of Selection of Independent Auditors....................... 101
  PDI Shareholder Proposals............................................... 101
EXPERTS................................................................... 101
LEGAL MATTERS............................................................. 102
INDEX TO PDI AND CRT FINANCIAL STATEMENTS................................. F-1

                                                                           Page
                                                                           -----
Appendix A--Agreement and Plan of Merger and Reorganization...............   A-1
Appendix B-1--Form of PDI Affiliate Agreement............................. B-1-1
Appendix B-2--Form of CRT Affiliate Agreement............................. B-2-1
Appendix C--Escrow Agreement..............................................   C-1
Appendix D--Form of Non-Competition Agreement.............................   D-1
Appendix E--California Corporations Code Dissenters' Rights...............   E-1

                      WHERE YOU CAN FIND MORE INFORMATION

   Photon Dynamics, Inc. is a California corporation. PDI's principal executive offices are located at 6325 San Ignacio Avenue, San Jose, California 95119, and its telephone number is (408) 226-9900.

   PDI files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may inspect and copy such material at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may also obtain copies of such material from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549.

   Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. You can also find our SEC filings at the SEC's website at www.sec.gov.

   PDI is not incorporating any documents by reference.

   The PDI common stock is quoted on the Nasdaq National Market. The trading symbol for PDI is "PHTN." You may inspect reports and other information concerning PDI at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

   CR Technology, Inc. is a California corporation. CRT's principal executive offices are located at 125B Columbia, Aliso Viejo, California 92656-1458, and its telephone number is (949) 448-0443.

   CRT was incorporated in California in 1983. CRT is not subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and accordingly does not file reports, proxy statements or other information with the SEC.

   You should rely only on the information provided or incorporated by reference in this proxy statement/prospectus. We have authorized no one to provide you with different information. You should not assume that the information in this proxy statement/prospectus is accurate as of any date other than the date on the front of the document.

                                    SUMMARY

   This summary highlights selected information found in greater detail elsewhere in this document. This summary does not contain all of the information that is important to you. We urge you to read the entire document (including the appendices) before you decide how to vote. The merger agreement is attached as Appendix A to this document. We encourage you to read the merger agreement which is the legal document governing the merger.

                                 The Companies

Photon Dynamics, Inc.

   Photon Dynamics, Inc. is a leading worldwide supplier of array test, inspection and repair systems for the flat panel display, or FPD, industry. PDI's systems are used:

  . to control, monitor and refine the manufacturing process to increase the yield of FPDs,

  .  to reduce materials loss,

  . to transition new FPD designs from research and development to commercial production, and

  .  to assist in the rapid start-up of new FPD manufacturing facilities.

While certain aspects of the manufacturing processes for FPDs are similar to manufacturing processes for semiconductor devices, materials costs represent a substantially higher percentage of the cost of an FPD as compared with semiconductor devices. As a result, it is critical for FPD manufacturers to identify defects early in the manufacturing process either to avoid investment of further materials cost or to repair the defect before further manufacturing steps make it less accessible. PDI's systems are used by manufacturers of active matrix liquid crystal displays, or AMLCDs, and other advanced FPDs to array test, inspect and repair high resolution FPDs.

   PDI was incorporated in California on May 12, 1986. For more information, see "Information Relating to PDI."

CR Technology, Inc.

   CR Technology, Inc. is a worldwide supplier of X-ray and automated visual inspection systems for the electronics and semiconductor industries. CRT's products utilize proprietary X-ray and other machine vision technologies to enable electronics and semiconductor manufacturers to analyze and report on product quality at critical steps in the manufacturing process. CRT manufactures and distributes products for both off-line inspection purposes and for automated monitoring of process-induced defects in printed circuit boards, semiconductors and other electronics. CRT's products include manual and automated real-time X-ray systems that inspect and verify the assembly of internal semiconductor features and "hidden" printed circuit board features and optical inspection systems to monitor the assembly of printed circuit boards. CRT believes that a common trend driving the need for automated visual inspection systems in both the semiconductor and printed circuit board manufacturing industries is the increasing density and complexity of advanced electronics designs, which cannot be adequately inspected by human observation.

   CRT was incorporated in California in 1983. For more information, see "Information Relating to CRT."

                           Our Reasons for the Merger

   The boards of directors of PDI and CRT believe that the proposed merger will afford to each company the complementary strengths of the two individual companies, will provide the combined company with several potential benefits and may enable the combined company to address emerging strategic opportunities in the flat panel and semiconductor packaging and inspection markets quickly and effectively.

   In particular, the boards of directors of PDI and CRT believe that the potential benefits of the merger include the following:

  . Improved utilization of the sales and service channels necessary to participate in global business

  . Commonality of image processing platforms, algorithms, intellectual property and software

  .  Economies of scale in procurement and supplier management

  .  Broader customer relationships and access to strategic accounts

  .  Greater career opportunities for employees which may improve retention

  . Reduction in the level of general and administrative expenses necessary to support the anticipated growth of each company

   PDI and CRT have each identified additional reasons for the merger, as discussed below. It should be noted, however, that the potential benefits of the merger may not be realized. See "Risk Factors."

                                 Vote Required

   At the close of business on October 20, 1999, the record date for the PDI annual meeting, 7,816,041 shares of PDI common stock were outstanding and entitled to vote at the PDI annual meeting. A majority of shares of PDI common stock present in person or represented by proxy and entitled to vote at the PDI annual meeting must vote to approve the issuance of shares of PDI common stock in the merger.

   At the close of business on October 15, 1999, the record date for the CRT shareholder meeting, 920,011 shares of CRT common stock and 500,000 shares of Series A preferred stock were outstanding and entitled to vote at the CRT special meeting. A majority of the shares of CRT common stock and a majority of the shares of CRT Series A preferred stock entitled to vote at the CRT special meeting must vote to approve and adopt the merger agreement and approve the merger. If less than all of the outstanding shares of CRT Series A preferred stock or less than 90% of the outstanding shares of CRT common stock approve the merger, however, PDI is not obligated to consummate the merger.

               Share Ownership of Management and Certain Holders

   As of the PDI record date, the directors and executive officers of PDI, as a group, beneficially owned approximately 532,669 shares of PDI common stock.

   As of the CRT record date, the directors and executive officers of CRT, as a group, beneficially owned approximately 376,672 shares of CRT common stock. Shareholders of CRT, who together hold approximately 81% of the CRT common stock and 100% of the Series A preferred stock outstanding as of the record date have entered into shareholder agreements with PDI under which these shareholders have agreed to vote in favor of the merger and the merger agreement. The affirmative vote of the shares of the CRT common stock and Series A preferred stock held by these shareholders will be sufficient to approve and adopt the merger agreement and to approve the merger. For more information on these agreements, see "Approval of the Merger and Related Transactions--Shareholder Agreements."

                   Interests of Certain Persons in the Merger

   CRT's shareholders should note that members of CRT's management and the CRT board of directors have interests in the merger as employees and/or directors that are different from, or in addition to, your interest as a shareholder. If the merger is completed, certain indemnification arrangements for persons serving as directors and officers of CRT at the time of the merger will be continued for at least six years after the merger is consummated. For more information, see "Approval of the Merger and Related Transactions--Interests of Certain Persons in the Merger."

                            Conditions to the Merger

   PDI will complete the merger only if a number of conditions are either satisfied or waived by PDI, some of which include:

  . The representations and warranties of CRT made in the merger agreement, subject to materiality limitations, are accurate

  .  CRT performs covenants and obligations contained in the merger agreement

  . Holders of 90% of CRT"s common stock and 100% of CRT"s Series A preferred stock approve the merger agreement and merger

  . The PDI shareholders approve the issuance of PDI common stock in the merger

  . PDI receives required consents, agreements, certificates, letters and legal opinions

  . The independent auditors of PDI and CRT deliver letters stating that the merger will qualify for pooling of interests accounting treatment

  . PDI's legal counsel delivers a legal opinion that the merger will be treated as a tax-free reorganization for federal income tax purposes

  . PDI receives written resignations of all officers and directors of CRT as of the consummation of the merger

  . There is no material adverse change to the business, financial condition, operations or financial performance of CRT

  . The PDI common stock to be issued in the merger is authorized for listing on the Nasdaq National Market

  . There are no restraining orders, injunctions and other orders preventing the consummation of the merger, any legal requirement that makes the merger illegal, or other litigation or administrative actions or proceedings

  . Neither Richard Amtower nor more than three other exempt employees of CRT as of August 10, 1999, other than probationary employees or employees terminated for cause, shall have ceased to be employed by CRT or expressed an intention to Richard Amtower to terminate their employment with CRT

   CRT will complete the merger only if a number of conditions are satisfied or waived by CRT, some of which include:

  . The representations and warranties of PDI made in the merger agreement, subject to materiality limitations, are accurate

  . PDI performs the covenants and obligations contained in the merger agreement

  .  The CRT shareholders approve the merger agreement and merger

  . The PDI shareholders approve the issuance of PDI common stock in the merger

  . CRT"s legal counsel delivers a legal opinion that the merger will be treated as a tax-free reorganization for federal income tax purposes

  .  CRT receives required consents, certificates, letters and legal opinions

  . There is no material adverse change in the business of PDI which shall have directly caused the closing sale price of PDI common stock on the trading day immediately prior to the PDI annual meeting to be less than six dollars ($6.00)

  . The PDI common stock to be issued in the merger is authorized for listing on the Nasdaq National Market

  . There are no restraining orders, injunctions and other orders preventing the consummation of the merger or any legal requirement that makes the merger illegal

   For more information on the conditions to the merger, see "The Merger Agreement--Conditions to the Merger."

                      Indemnification by CRT Shareholders

   The representations and warranties made by CRT in the merger shall expire on the first anniversary of the closing date unless a claim for recovery based on an alleged inaccuracy or breach of any of CRT's representations or warranties is made prior to the earlier of (1) the first anniversary of the closing date or (2) the date of the first audit report of the combined company, in which case, such representation or warranty shall survive the first anniversary of the closing until such time as such claim is fully and finally resolved. The CRT shareholders shall indemnify PDI against and shall compensate and reimburse PDI from a portion of the shares of PDI stock to be issued to CRT shareholders in the merger which are held in the escrow fund described below for any damages which arise from or are connected with:

  . any inaccuracy in or breach of any representation or warranty made by CRT

  .  any breach of any covenant or obligation of CRT

  . any legal proceedings relating to any inaccuracy or breach referred to above

  .  potential liabilities relating to alleged infringement of patents

   No indemnification payment shall be required to be made until the total of all damages that have been suffered or incurred by PDI exceeds $400,000 in the aggregate, at which point PDI is entitled to be indemnified for the entire amount of such damages up to the value of the shares held in the escrow fund. The damages will be payable with that number of shares held in the escrow fund equal to the dollar amount of the indemnification obligation divided by the average of the closing sale prices of a share of PDI common stock as reported on the Nasdaq National Market for each of the ten consecution trading days immediately preceding the closing of the merger.

                                  Escrow Fund

   Under the terms of an escrow agreement to be entered into among CRT, PDI, U.S. Bank Corporation Trust Services, as escrow agent, and each of the CRT shareholders (by approving the merger and later by signing the letter of transmittal) in the form attached hereto as Appendix C, a portion of the PDI common stock to be issued to the CRT shareholders in connection with the merger will be held in escrow for the indemnification for any damages to PDI. The escrow fund will be the sole source for indemnification for damages incurred by PDI. The escrow fund will consist of 10% of the shares to be issued in the merger. Any funds remaining in the escrow fund less amounts payable subject to a claim made by PDI not yet resolved shall be distributed to CRT shareholders by the earlier of (1) the first anniversary of the closing date and (2) the date of the first audit report of the combined company.

                      Termination of the Merger Agreement

   The Board of Directors of both companies can jointly agree to terminate the merger agreement at any time prior to the closing without completing the merger. Either company can terminate the merger agreement if:

  1. the merger is not completed by December 31, 1999; or

  2. that company reasonably determines that the timely satisfaction of any of its conditions to closing has become impossible other than as a result of any failure on the part of that company to comply with or perform any of its covenants or obligations.

   For more information on termination of the, see "The Merger Agreement-- Termination."

                              Affiliate Agreements

   CRT has delivered to PDI executed affiliate agreements with individuals and entities that may be deemed affiliates of CRT. These agreements restrict the sale, transfer or other disposition of the PDI common stock received by each CRT affiliate in the merger unless:

  . the sale, transfer or other disposition is made in conformity with the volume and other requirements of Rule 145 under the Securities Act, as evidenced by a broker's letter and a representation letter executed by the CRT affiliate (satisfactory in form and content to PDI), each stating that such requirements have been met,

  . legal counsel reasonably satisfactory to PDI shall have advised PDI in a written opinion letter (reasonably satisfactory in form and content to PDI), upon which PDI may rely, that such sale, transfer or other disposition will be exempt from registration under the Securities Act,

  . such sale, transfer or other disposition is effected pursuant to an effective registration statement under the Securities Act, or

  . an authorized representative of the SEC shall have rendered written advice to such CRT affiliate to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take action, with respect to such proposed sale, transfer or other disposition, and a copy of such written advice and all other related communications with the SEC shall have been delivered to PDI.

   In addition, so as to help ensure that the merger will be treated as a pooling of interests for accounting and financial reporting purposes, the CRT affiliate agreements provide that during the period from the date thirty days prior to the date of consummation of the merger through the date on which PDI publicly announces financial results covering at least thirty days of combined operations of PDI and CRT, no CRT affiliate shall subject to certain exceptions, sell, exchange, transfer, pledge, distribute or otherwise dispose of or grant any option, establish any "short" or put-equivalent position with respect to or enter into any similar transaction

(through derivative's or otherwise) intended or having the effect, directly or indirectly, to reduce such CRT affiliate's risk relative to :

  .  any CRT common stock (except relating to the merger); or

  . any PDI common stock received in the merger or upon the exercise of stock options assumed by PDI in the merger.

   PDI has delivered to CRT, executed affiliate agreements with individuals and entities that may be deemed affiliates of PDI under the securities laws. Under the agreements, these individuals and entities have agreed that, during the period commencing thirty days prior to closing and continuing until the earlier of (i) PDI's public announcement of financial results covering at least thirty days of combined operations of PDI and CRT or (ii) the reorganization agreement is terminated in accordance with its terms, such PDI affiliate shall not, subject to certain exceptions, sell, exchange, transfer, pledge, distribute or otherwise dispose of or grant any option, establish any "short" or put-equivalent position with respect to or enter into any similar transaction (through derivative's or otherwise) intended or having the effect, directly or indirectly, to reduce such PDI affiliate's risk relative to any PDI common stock. Provided certain conditions are met, the PDI affiliate agreements provide for certain exceptions to the foregoing restrictions on transfer relating to:

  .  certain de minimis transfers

  . transfers in payment of the exercise price of options to purchase PDI common stock

  .  charitable donations

  . transfers to trusts established for the benefit of members of such PDI affiliate's family or gifts to members of such PDI affiliate's family

                                Tax Consequences

   In general, except for any cash payment received by the holders of CRT capital stock, the merger has been structured to qualify as a tax-free transaction under the Internal Revenue Code. The obligations of PDI and CRT to consummate the merger are conditioned on receipt by PDI and CRT of opinions from their legal counsel that, assuming the factual representations and assumptions as set forth in the opinions are true, the merger qualifies as a tax-free transaction. See "Approval of the Merger and Related Transactions-- Material Federal Income Tax Consequences."

                              Regulatory Approvals

   We are not required to notify the Federal Trade Commission or the Antitrust Division of the United States Department of Justice before we can complete the merger. However, the FTC or the Antitrust Division has the authority to challenge the merger on antitrust grounds before or after the merger is completed. For more information, see "Approval of the Merger and Related Transactions--Regulatory Matters."

                       Rights of Dissenting Shareholders

   Pursuant to the California Corporations Code, or the CCC, holders of shares of CRT capital stock may exercise dissenters' rights in the proposed merger under the provisions of the CCC. Holders of PDI common stock will not have dissenters' rights in connection with the merger. See "Approval of the Merger and Related Transactions--Rights of Dissenting Shareholders."

                Forward-Looking Statements May Prove Inaccurate

   PDI and CRT have each made forward-looking statement in this document that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of PDI, CRT or the combined company. Also, when we use such words as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. You should note that the merger and an investment in securities of PDI involve certain risks and uncertainties that could affect the future financial results of PDI. Some of these risks include: risks related to the integration of PDI and CRT, risks associated with a fixed exchange ratio, risks relating to the respective businesses of PDI and CRT and other risks and uncertainties discussed under "Risk Factors" and elsewhere in this document. For more information on these risks, see "Risk Factors."

                           Markets and Market Prices

   PDI's common stock is traded on the Nasdaq National Market under the symbol "PHTN." The following table sets forth the closing price per share of PDI common stock as reported on the Nasdaq National Market and the equivalent per share price, as explained below, of CRT common stock on August 9, 1999, the last day of trading before the day the merger was announced, and on October 20, 1999.

                                                          PDI
                                                        Common      Equivalent
                                                       Stock Per     CRT Per
                                                      Share Price Share Price(1)
                                                      ----------- --------------
August 9, 1999.......................................   $13.31        $16.02
October 20, 1999.....................................   $24.00        $28.88

--------
(1) The equivalent CRT price represents the price of one share of PDI Common Stock multiplied by 1.2033. The equivalent CRT per share price does not include the CRT Series A preferred liquidation preference of 125,490 shares of PDI common stock.

   The actual prices of PDI common stock prior to or at the time the merger is consummated cannot be guaranteed or predicted.

                             PHOTON DYNAMICS, INC.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

   The following selected historical consolidated financial information of PDI as of September 30, 1999 and 1998 and for the years ended September 30, 1999 and 1998, has been derived from and should be read in conjunction with the audited consolidated financial statements of PDI and related notes thereto included elsewhere in this proxy statement/prospectus. The selected historical consolidated financial information of PDI as of September 30, 1997, 1996 and 1995 and for the years ended September 30, 1997, 1996 and 1995 have been derived from the audited consolidated financial statements of PDI which are not included in this proxy statement/prospectus.

                                             Years Ended September 30,
                                      -----------------------------------------
                                       1999    1998     1997     1996    1995
                                      ------- -------  -------  ------- -------
                                       (In thousands, except per share data)
CONSOLIDATED STATEMENT OF OPERATIONS
 DATA
Revenue.............................  $31,562 $22,420  $24,507  $24,763 $18,447
Gross margin........................   13,301   9,361   10,718   11,507   6,756
Operating income (loss).............    1,180  (1,589)  (2,695)     563     710
Net income (loss)...................    1,170  (1,465)  (2,481)     854     377


Basic net income (loss) per share...  $  0.15 $ (0.20) $ (0.35) $  0.13 $  0.08
Diluted net income (loss) per
 share..............................  $  0.15 $ (0.20) $ (0.35) $  0.12 $  0.08
Shares used in computing:
Basic net income (loss) per share...    7,558   7,231    7,049    6,548   4,448
Diluted net income (loss) per
 share..............................    8,055   7,231    7,049    7,294   5,016


                                                   September 30,
                                      -----------------------------------------
                                       1999    1998     1997     1996    1995
                                      ------- -------  -------  ------- -------
                                                  (In thousands)
CONSOLIDATED BALANCE SHEET DATA
Working capital.....................  $16,458 $14,090  $14,769  $17,290 $   709
Total assets........................   25,288  21,033   23,203   24,958  10,519
Total shareholders' equity..........   18,877  16,489   17,762   19,770   1,857

                              CR TECHNOLOGY, INC.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

   The following selected historical consolidated financial information of CRT as of December 31, 1998 and 1997 and for the years ended December 31, 1998 and 1997 has been derived from and should be read in conjunction with the audited consolidated financial statements of CRT and related notes thereto included elsewhere in this proxy statement/prospectus. The selected historical consolidated financial information of CRT as of December 31, 1996, 1995 and 1994 and for the years ended December 31, 1996, 1995 and 1994 have been derived from the audited consolidated financial statements of CRT which are not included in this proxy statement/prospectus. The selected financial information of CRT as of September 30, 1999 and for each of the nine month periods ended September 30, 1999 and 1998 have been derived from and should be read in conjunction with the unaudited consolidated financial statements included elsewhere in this proxy statement/prospectus, which have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of CRT's financial position and results of operations for such periods. The results of operations for the nine months ended September 30, 1999 and 1998 are not necessarily indicative of the results to be expected for the full year or any future periods.

                          Nine Months Ended
                            September 30,           Years Ended December 31,
                         -------------------- ------------------------------------
                             1999       1998   1998    1997    1996   1995   1994
                         ------------- ------ ------- ------- ------ ------ ------
                                   (In thousands, except per share data)
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA
Revenue.................    $11,446    $6,127 $ 8,550 $ 5,708 $3,625 $3,170 $1,863
Gross margin............      5,563     2,736   3,730   2,530  1,848  1,564    890
Operating income........      1,586       177     186     431    341    463    241
Net income..............      1,036       191     258     599    391    267    201


Basic net income per
 share..................    $  1.24    $ 0.24 $  0.32 $  0.78 $ 0.53 $ 0.36
Diluted net income per
 share..................    $  0.71    $ 0.13 $  0.18 $  0.43 $ 0.27 $ 0.28
Shares used in
 computing:
Basic net income per
 share..................        834       799     808     770    737    737
Diluted net income per
 share..................      1,461     1,440   1,449   1,404  1,451    951


                         September 30,                    December 31,
                         -------------        ------------------------------------
                             1999              1998    1997    1996   1995   1994
                         -------------        ------- ------- ------ ------ ------
                                              (In thousands)
CONSOLIDATED BALANCE
 SHEET DATA
Working capital.........    $ 4,028           $ 2,910 $ 2,474 $1,929 $  752 $  261
Total assets............      6,779             4,158   4,122  2,772  1,792  1,240
Total shareholders'
 equity.................      4,169             3,079   2,806  2,212    878    612

                 PHOTON DYNAMICS, INC. AND CR TECHNOLOGY, INC.

     UNAUDITED SELECTED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

   The unaudited selected pro forma combined condensed financial information set forth below gives effect to the merger as a pooling of interests, assuming that 1.2033 shares of PDI common stock is issued in exchange for each share of CRT common and Series A preferred stock plus 125,490 shares of PDI issued as a liquidation preference to CRT preferred shareholders. PDI has a fiscal year ending on September 30 and CRT has a fiscal year ending on December 31. If the merger is consummated, the fiscal year of CRT will be conformed to that of PDI commencing with the fiscal year ending September 30, 2000. Accordingly, the unaudited pro forma combined statement of operations data combine PDI's historical results for the fiscal years ended September 30, 1999 and 1998 with the CRT historical results for the years ended September 30, 1999 and December 31, 1998, respectively, giving effect to the merger as if it had occurred at the beginning of the earliest period presented. This data should be read in conjunction with the selected historical consolidated financial information, the unaudited pro forma combined condensed financial statements and the separate historical consolidated financial statements of PDI and CRT and the notes thereto included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined condensed financial statements, presented for illustrative purposes only, are not necessarily indicative of the operating results or financial position that would have been achieved had the merger been consummated at the beginning of the earliest period presented and should not be construed as representative of future operations.

   The unaudited pro forma combined balance sheet data combine PDI's consolidated balance sheet as of September 30, 1999 and 1998 with the CRT consolidated balance sheet as of September 30, 1999 and December 31, 1998, respectively.

                                                                 Years Ended
                                                                September 30,
                                                               ---------------
                                                                1999    1998
                                                               ------- -------
                                                               (In thousands,
                                                                   except
                                                               per share data)
CONSOLIDATED STATEMENT OF OPERATIONS DATA
Revenue....................................................... $45,431 $30,970
Gross margin..................................................  19,858  13,091
Operating income (loss).......................................   2,775  (1,403)
Net income (loss).............................................   2,273  (1,207)


Basic net income (loss) per share............................. $  0.24 $ (0.14)
Diluted net income (loss) per share........................... $  0.23 $ (0.14)
Shares used in computing:
Basic net income (loss) per share.............................   9,282   8,930
Diluted net income (loss) per share...........................   9,935   8,930


                                                                September 30,
                                                               ---------------
                                                                1999    1998
                                                               ------- -------
                                                               (In thousands)
CONSOLIDATED BALANCE SHEET DATA
Working capital............................................... $19,486 $17,000
Total assets..................................................  32,067  25,191
Total shareholders' equity....................................  22,046  19,568

                     COMPARATIVE PER SHARE DATA (UNAUDITED)

   The following table sets forth certain historical per share data of PDI and CRT and combined per share data on an unaudited pro forma basis after giving effect to the merger as a pooling of interests at the exchange ratio. This data should be read in conjunction with the selected historical consolidated financial information and the unaudited selected pro forma combined condensed financial information of PDI and CRT and notes thereto, included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share data are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated at the beginning of the periods presented, nor is it necessarily indicative of future operating results or financial position.

                                                             Years Ended
                                                            September 30,
                                                      --------------------------
                                                          1999          1998
                                                      ------------- ------------
   Historical PDI:
   Net income (loss) per basic share.................     $0.15        $(0.20)
   Net income (loss) per diluted share...............     $0.15        $(0.20)

                                                             Years Ended
                                                      --------------------------
                                                      September 30, December 31,
                                                          1999          1998
                                                      ------------- ------------
   Historical CRT:
   Net income per basic share........................     $1.33        $ 0.32
   Net income per diluted share......................     $0.76        $ 0.18

                                                             Years Ended
                                                            September 30,
                                                      --------------------------
                                                          1999          1998
                                                      ------------- ------------
   Pro Forma Combined Net Income (loss)(1):
   Per PDI share--Basic..............................     $0.24        $(0.14)
   Per PDI share--Diluted............................     $0.23        $(0.14)
   Equivalent per CRT share--Basic(3)................     $0.29        $(0.17)
   Equivalent per CRT share--Diluted(3)..............     $0.28        $(0.17)

                                                             As of September 30,
                                                                    1999
                                                             -------------------
   Book value per share(2):
   Historical PDI...........................................        $2.42
   Historical CRT...........................................        $2.70
   Pro forma combined per PDI share(1)......................        $2.28
   Equivalent pro forma combined per CRT share(3)...........        $2.75

--------

(1) PDI and CRT estimate they will incur direct transaction costs of approximately $1.0 million associated with the merger, which will be charged to operations upon consummation of the merger. The pro forma combined book value per share data gives effect to the estimated direct transaction costs as if such costs had been incurred as of the balance sheet date. The pro forma combined book value per share data does not include additional costs, which costs are not currently estimable, expected to be incurred relating to integrating the companies. The direct transaction costs are not included in the pro forma combined net income per share data. See "Unaudited Pro Forma Combined Condensed Financial Statements" and accompanying notes thereto.

(2) The historical book value per share is computed by dividing shareholders' equity by the number of shares of common stock outstanding and CRT Common Stock issuable upon conversion of the CRT Preferred Stock at the end of each period plus 125,490 shares of PDI issued as a liquidation preference to CRT preferred shareholders. The pro forma combined book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding as of September 30, 1999.

(3) The CRT equivalent pro forma combined net income (loss) per share amounts and book value per share amount are calculated by multiplying the PDI combined pro forma net income (loss) per share amounts and book value per share amount by the exchange ratio.

                                  RISK FACTORS

   This proxy statement/prospectus contains forward-looking statements that involve known and unknown risks and uncertainties. The actual results of the combined company may differ materially from those anticipated in these forward-looking statements. You should carefully consider the risks described below and elsewhere in this document in making an investment decision. Keep in mind that the risks described below are not the only risks facing PDI, CRT or the combined company.

Risks Relating to The Merger

 Integrating the Business of PDI and CRT will be Complex, Time-Consuming and Expensive, and the Companies may not Successfully Integrate their Businesses, which would Harm the Operations of the Combined Company.

   Integrating PDI and CRT will be a complex and time-consuming and expensive process. Before the merger, PDI and CRT operated independently, each with its own business, culture, clients, employees and systems. After the merger, PDI and CRT must operate as a combined organization, utilizing common information and communication systems, operating procedures, financial controls and human resource practices, including benefit, training and professional development programs. There may be substantial difficulties, costs and delays involved in integrating PDI and CRT. These include:

  . diversion of management resources from the business of the combined company

  .  potential incompatibility of business cultures

  . perceived adverse change in client service standards, business focus, billing practices, or service offerings available to clients

  . perceived uncertainty in career opportunities, benefits and the long-term value of stock options available to employees

  .  costs and delays in implementing common systems and procedures

  . potential inefficiencies in delivering services to the clients of the combined company

  . merger related costs to be expensed in PDI in the quarter in which the merger is consummated.

   Any one or all of these factors may cause increased operating costs, lower than anticipated financial performance or the loss of customers and employees. Many of these factors are outside the control of either company.

 The Rights of CRT Shareholders Will Change after the Merger.

   Following the merger, CRT shareholders will become shareholders of PDI. There are important differences between the rights of PDI shareholders and CRT shareholders. For a description of these differences, please see "Comparison of Shareholder Rights."

Risks Relating to The Business of PDI

 The Operating Results of PDI are Volatile and Difficult to Predict

   PDI has experienced and expects to continue to experience significant fluctuations in its quarterly results of operations. PDI derives most of its revenue from the sale of a relatively small number of systems, which typically range in price from $400,000 to $1.5 million. As a result, the timing of the sale of a single system could have a significant impact on PDI's quarterly revenue and results of operations. For example, PDI may experience unanticipated shipment reschedulings, cancellations by customers or unexpected manufacturing difficulties, which may cause revenue for that quarter to fall below expectations. This would adversely affect PDI's results of operations for that quarter. PDI's backlog at the beginning of each quarter is not necessarily indicative of actual sales for any succeeding period. Orders may be delayed or cancelled with limited or no penalty. PDI's sales often reflect orders shipped in the same quarter they are received. Many factors may influence PDI's results of operations in a particular quarter. These include:

  .  volume, mix and timing of the receipt of orders from major customers

  .  competitive pricing pressures

  .  costs of components and subsystems

  . PDI's ability to design, manufacture and introduce new products on a cost-effective and timely basis

  . the delay between the incurrence of expenses to further develop marketing and service capabilities and realization of benefits from such improved capabilities

  .  fluctuations in foreign exchange rates

  .  the introduction and announcement of new products by PDI's competitors

  .  changing conditions in the flat panel display, or FPD, market worldwide

   In particular, due to substantial differences in gross margin for PDI's products, changes in the product volume and product mix could result in substantial fluctuations in PDI's gross margin. Furthermore, PDI believes that the economic conditions in Asia could have a negative impact on PDI's results of operations. If the Asia currencies fall or remain at current levels against the U.S. Dollar, PDI could experience lower average sales prices for its products or PDI's customers may fail to place new orders for PDI's equipment. Accordingly, PDI's results of operations are subject to significant quarterly variation.

 The Future Performance of PDI Depends in Part on Future Growth in the Japanese, Taiwanese and Korean Markets

   PDI's sales to Japan, Taiwan and Korea may be adversely affected by the overall health of these economies, including the effects of currency exchange rate fluctuations on the global competitiveness of Japanese, Taiwanese and Korean FPD manufacturers. A downturn in economic conditions in Asia could result in PDI's customers failing to place new orders for PDI's equipment. Similarily, the failure of the Japanese, Taiwanese and Korean FPD markets to grow as anticipated would harm PDI's business.

 PDI's International Operations Create Specialized Risks that can Negatively Affect its Business

   99% of PDI's total revenue for fiscal 1999 was attributable to sales outside the United States as compared to 96% of revenue for fiscal 1998. Furthermore, most of the major FPD manufacturers and many of PDI's principal customers are located in Asia. PDI expects that international sales and in particular sales to Asia will continue to represent a significant portion of its total sales. Sales to customers outside the U.S. are subject to a number of specialized risks. These risks include:

  .  governmental controls

  .  unavailable or limited effective copyright and trade secret protection

  .  the need to comply with a wide variety of foreign and U.S. export laws

  . the need to comply with technical standards established by foreign regulatory bodies

  .  political and economic instability

  .  trade restrictions

  .  changes in tariffs and taxes

  .  longer payment cycles typically associated with international sales

  .  the greater difficulty of administering business overseas

  .  general economic conditions

   Although substantially all of PDI's direct international sales are denominated in U.S. dollars, both direct sales by PDI and sales through Ishikawajima-Harima Heavy Industries Co., Ltd., or IHI, may be affected by changes in demand resulting from fluctuations in interest and currency exchange rates. If PDI's sales are denominated in foreign currency, its revenue and results of operations may be directly affected by fluctuations in foreign currency exchange rates.

 A Few Customers have Accounted for a Significant Percentage of PDI's Revenues

   The flat panel display industry is extremely concentrated. Although PDI's largest customers have changed from year to year, direct sales to PDI's top four end user customers in fiscal 1999 and fiscal 1998, accounted for 78% and 92%, respectively, of its total revenue. PDI currently has no long-term purchase commitments with its customers and sales are generally made through purchase orders. Orders are subject to delay or cancellation with limited or no penalty to the customer. A reduction, delay, or cancellation of orders from one or more of its significant customers, or the loss of one or more customers, could adversely affect PDI's business.

 Downturns or Slowdown in the Flat Panel Display Industry may Lower PDI's
 Revenues

   PDI's business depends in large part upon the capital equipment expenditures of flat panel display manufacturers, which in turn depend on the current and anticipated market demand for FPDs and products utilizing FPDs. The FPD industry may become highly cyclical and experience periodic downturns or slowdowns in growth. This would reduce capital equipment expenditures by FPD manufacturers and, in turn, adversely affect PDI's operations. In addition, PDI's must continually investment in engineering, research and development and marketing required to penetrate targeted foreign markets and maintain extensive worldwide customer service and support capabilities. These requirements may limit its ability to reduce expenses during downturns or slowdowns in growth in the FPD industry, which would adversely affect PDI's operating margins.

 If PDI does not Compete Effectively in the Flat Panel Display Industry, then it will Lose Market Share and its Business will be Harmed

   The Flat Panel Display equipment industry is highly competitive. PDI faces substantial competition from established companies, many of which are larger companies, have greater financial, engineering and manufacturing resources than PDI and have larger service organizations and long-standing customer relationships with major FPD manufacturers. These companies include International Business Machines/Micronics Japan Corporation, NTN, Minato, Hoya, Advantest and Otsuka.

   In particular, the future performance of PDI will depend upon its ability to continue to compete successfully in the Japanese, Taiwanese and Korean markets, the three largest markets for FPD array test, inspection and repair equipment. PDI's ability to compete in such markets in the future depends in part on the following factors:

  .  continuing free trade between Korea, Japan, Taiwan and the U.S.

  . continuing ability of PDI to develop products in a timely manner that meet the technical requirements of its Japanese, Taiwanese and Korean customers

  . continuing ability of PDI to maintain satisfactory relationships with leading companies in the Japanese, Taiwanese and Korean FPD industry

   PDI believes that many Japanese, Taiwanese and Korean companies with which it competes may have a competitive advantage in Japan, Taiwan and Korea because of the preference of some customers for local equipment suppliers who have longer standing or closer business relationships with these customers.

   PDI expects it may face additional competition from new entrants into the FPD equipment industry and from competitors utilizing new technologies. PDI's competitors can be expected to continue to improve the design and performance of their products and to introduce new products with competitive price/performance characteristics. In addition, PDI's customers may choose to develop proprietary technology and FPD equipment, which may obviate or lessen their need to purchase PDI's products. PDI's customers may also use multiple technologies and solutions, including competitors' products, to replicate the functionality of PDI's systems. Competitive pressures may necessitate price reductions, which could harm PDI's results of operations. PDI may not have sufficient resources to continue to make investments in research and development. Even if sufficient funds are available, PDI may not be able to make the technological advances necessary to maintain competitive advantages.

 PDI Depends on Its Relationship with IHI to Market Its Products in Asia and Elsewhere

   PDI has granted to IHI exclusive manufacturing and sales rights to its array test systems developed prior to June 1997 in Japan, Korea and a number of other Asian counties, Saudi Arabia, Australia, New Zealand, India and Sri Lanka. Under the terms of this relationship, PDI reserves the rights to manufacture some critical components and to sell the components to IHI for inclusion in array test systems to be sold by IHI in its territory. In fiscal 1999 and fiscal 1998, 26% and 45% of PDI's revenues were derived from sales to IHI, respectively. To date, IHI has allowed PDI to manufacture all array test systems sold by IHI in the IHI territory. If IHI decides to exercise its contractual rights to manufacture and sell PDI's systems in its territories, such action could reduce revenue of PDI attributable to these IHI manufactured array test systems and may adversely affect PDI's results of operations. Given the concentration of flat panel display manufacturers in IHI's territories, PDI is highly dependent on the success of its relationship with IHI to market and sell its array test systems in these markets. If IHI decides to reduce its internal budgets, staffing levels, research and development funding or other allocations of its resources for the development, manufacture, sale and support of array test systems in Japan, PDI's inability to compete in this market may harm PDI's results of operations.

 PDI May Be Unable to Develop and Introduce New Products or Enhancements to Its Existing Products and Processes in a Timely Manner that Satisfy Customer Needs, Achieve Market Acceptance or Address Technological Changes in the Flat Panel Display Industry

   The market for PDI's products is characterized by rapidly changing technologies and frequent new product introductions. PDI believes that its future success will depend in part upon its ability to continue to enhance its existing products and to develop and manufacture new products. PDI may not be successful in introducing, marketing or managing the manufacturing of its new or recently introduced products. Furthermore, PDI may not be able to develop and introduce new products or enhancements to its existing products and processes in a timely manner which satisfy customer needs, achieve market acceptance or address technological changes in the FPD industry. The failure to develop products and introduce them successfully and in a timely manner could compromise PDI's competitive position. PDI has experienced delays in the development of performance specifications required by new and existing customers in the past, and could experience such delays in the future. Development efforts related to other performance parameters may not be successful. PDI believes that future orders of array test systems will depend in part on its ability to achieve requested performance parameters. In order to develop new products successfully, PDI depends on close relationships with its customers. If products have performance, reliability or quality problems or shortcomings, then PDI may experience:

  .  reduced orders

  .  higher manufacturing costs

  .  delays in collecting accounts receivable

  .  additional warranty and service expenses

   In addition, future sales of PDI's products will depend in part on the acceptance of PDI's array test or inspection technologies by a broader group of customers. Such customers include additional international customers and FPD manufacturers which currently do not perform the type of FPD array test or inspection offered by PDI's products or which utilize differing technologies for, or methods of, inspection. There is a large capital commitment involved in the construction and operation of a flat panel display manufacturing facility. As a result, the decision by an FPD manufacturer to purchase PDI's array test or inspection systems involves a significant technological and financial commitment as compared to current alternatives such as human inspection and open/short array testers. If PDI is not successful in obtaining broader acceptance of its technologies, then its business may be harmed.

 Some Components and Subassemblies Included in PDI's Products Are Obtained from a Single or Limited Group of Suppliers

   Some of the components and subassemblies included in PDI's systems are obtained from a single or a limited group of suppliers. For example, PDI has obtained high-speed image processing systems, materials handling platforms and ultra-high resolution cameras used in its products from single source suppliers. PDI has not entered into any formal agreements with such suppliers, other than long-term purchase orders and, in some cases, volume pricing agreements. The partial or complete loss of such suppliers could:

  . increase PDI's manufacturing costs or delay product shipments while PDI qualifies a new supplier,

  .  require redesigning PDI's products, or

  .  potentially damage customer relationships.

   Even if alternative suppliers are qualified, the components may be attained at a significant increase in the price or on less favorable terms to PDI.

 An Industry Shift Away From AMLCD Technology Would Harm PDI's Results

   Currently, the predominant technology used in the FPD industry is AMLCD technology. PDI's revenue is derived primarily from sales of products related to AMLCD technology used in a substantial portion of all FPDs. An industry shift away from AMLCD technology or the emergence of new competing technologies may reduce the demand for PDI's products and adversely affect PDI's business.

 PDI May Be Unable to Protect Its Proprietary Information and Procedures

   PDI's success and competitive position depend in part on its proprietary technology. PDI relies on patent, trade secret, trademark and copyright law to protect its intellectual property. Any patent owned or licensed by PDI may be invalidated, circumvented, challenged or licensed to others. Furthermore, PDI's pending or future patent applications may not be issued with the scope of the claims sought by PDI, if at all. Even if issued, rights granted under these patents, may not provide significant competitive advantages to PDI. Others may also develop technologies that are similar or superior to PDI's technology, duplicate PDI's technology or design around the patents owned by PDI. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries. The steps PDI has taken may not prevent misappropriation of its technology. In addition, litigation may be necessary in the future to enforce PDI's patents and other intellectual property rights, to protect PDI's trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could adversely affect PDI's results of operations.

   Competitors in both the U.S. and foreign countries, many of which have substantially greater resources and have made substantial investments in competing technologies, may have applied for or obtained, or may in the future apply for and obtain, patents that will prevent, limit or interfere with PDI's ability to manufacture and sell its products. PDI has not conducted an independent review of patents issued to third parties. Third parties may assert infringement claims, successful or otherwise, against PDI. An adverse outcome in the defense of a patent suit could subject PDI to significant liabilities to third parties, require disputed rights to be licensed from third parties or require PDI to cease selling its products. Even successful defenses of patent suits can be both costly and time-consuming and adversely affect PDI's business.

 The Inability to Attract or Loss of PDI's Key Employees Could Negatively Affect PDI

   The future success of PDI is dependent, in part, on its ability to retain certain key personnel. PDI also needs to attract additional skilled personnel in all areas of its business to continue to grow. There can be no assurance that PDI will be able to retain its existing personnel or attract additional qualified employees in the future. The loss of such persons could result in disruption of PDI's business, stock price volatility and could adversely affect PDI's results of operations. PDI has not entered into long term contracts with any of its employees and does not maintain key employee life insurance.

 The Disruption or Failure of Computer Programs and Systems Due to Their Inability to Process Date/Time Information between the Twentieth and Twenty-First Century May Cause an Interruption in and Negatively Impact PDI's Business

   The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of PDI's computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing the disruption of operations, including among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. In addition to PDI's own systems PDI relies, directly and indirectly, on external systems of its customers, creditors, financial organizations, utilities providers and government entities, both domestic and international. Consequently, PDI could be affected by disruptions in the operations of these third parties with which PDI interacts.

   PDI has established a task force to address internal and external Year 2000 issues. To date, PDI has made several modifications to its product software, its enterprise software and its network software to help ensure Year 2000 compliance. Although PDI believes that its products and internal systems are currently Year 2000 compliant, third parties with which PDI interacts may not be Year 2000 compliant. Failure of third party enterprises to achieve Year 2000 compliance could adversely affect PDI's business.

   PDI continues to evaluate the estimated costs associated with the efforts to prepare for Year 2000 based on actual experience. While the efforts will involve additional costs, PDI believes, that it will be able to manage its total Year 2000 transition without material adverse effect on its business operations, products or financial prospects. As of September 30, 1999, PDI had incurred approximately $36,000 in costs to achieve Year 2000 compliance. The actual outcomes and results could be affected by many factors. These factors include:

  .  continued availability of skilled personnel

  .  cost control

  .  the ability to locate and correct software code problems

  . critical suppliers and subcontractors meeting their commitments to be Year 2000 compliant

  .  timely actions by customers

   PDI anticipates that it will remediate all Year 2000 risks and be able to conduct normal operations without having to establish a Year 2000 contingency plan. Accordingly, PDI does not have a contingency plan and does not intend to establish one. Furthermore, PDI may not have foreseen and corrected all Year 2000 problems which may result in material disruption to its business.

 Earthquakes May Damage PDI's Facilities

   PDI's corporate and manufacturing facilities in San Jose, California are located near major earthquake faults which have experienced earthquakes in the past. Although PDI carries limited earthquake insurance, in the event of a major earthquake or other disaster in or near the San Francisco Bay Area, PDI's facilities may sustain significant damage and its operations could be negatively affected.

 Safe Harbor Provisions of the Private Securities Litigation Reform Act Of 1995

   Many of the statements made by or about PDI in this proxy statement/prospectus are forward-looking statements. These forward-looking statements include, but are not limited to, statements about PDI's industry, plans, objectives, expectations, intentions and assumptions and other statements that are not historical facts. When used in this proxy statement/prospectus, the words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, including those described in this "Risks Relating to the Business of PDI" section, actual results may differ materially from those expressed or implied by these forward-looking statements. Market data and other market and industry information presented in this proxy statement/prospectus have been obtained from independent industry sources. Although PDI believes these sources are reliable, PDI has not independently verified any of such data or information.

Risks Relating to The Business of CRT

 CRT's Expansion Plans May Adversely Affect Its Future Profitability

   CRT intends to expand the products and services it offers and to expand its operations and sales and marketing efforts. Such expansion will necessitate increased expenditures by CRT, which will be funded out of cash flow from operations. Expansion may not occur. If such expansion does occur, such expansion may not result in increased revenues or profitability. If cash flow from operations is insufficient to cover the increased costs resulting from expansion, CRT may sustain losses.

 Failure by CRT to Manage Its Growth Effectively Could Adversely Affect Its Business

   CRT's current expansion plans may place a significant strain on its personnel and management resources and financial and management control systems. Personnel, management resources and CRT's management and financial control systems may not be adequate to address future expansion of CRT's business and operations. Failure by CRT to maintain adequate personnel and management resources or to upgrade its operating, management and financial control systems or any difficulties encountered during such upgrades could adversely affect CRT's business. The success of CRT's expansion plans will depend in part on its ability to expand its personnel and management resources and to improve its management and financial control systems. CRT may not be successful in any of these regards.

 CRT Is Subject to Risks as a Early Stage Company

   Despite sixteen years of operational history, CRT's success is dependent on the successful marketing of upgraded existing products and future products resulting from on-going engineering and development activities. Accordingly, CRT's operations are subject to many of the same risks inherent in the development, manufacturing and commercialization phases of a technology-based start-up business. This risks include:

  .  delays in obtaining governmental approvals

  .  unanticipated expenses

  . complications frequently encountered during the early and subsequent phases of product development and commercialization of technologies and high technology products

  . unsuccessful attempts to apply such technologies and products to targeted markets

   CRT may not be successful in the development, manufacture or marketing of any of its products or technologies.

 CRT May Not Be Successful if Additional Funding Is Unavailable

   If CRT's capital requirements or revenue vary materially from current plans or if unforeseen circumstances occur, CRT may require additional financing. Additional financing may not be available on a timely basis, in sufficient amounts or on terms acceptable to CRT. Any debt financing or other financing of securities senior to common stock will likely include financial and other covenants that will restrict CRT's flexibility.

 CRT's Business May Be Adversely Impacted by Rapid Technological Changes

   CRT cannot predict the effect of technological changes on its business. The market for CRT's products and services is characterized by rapidly evolving technological change, frequent new product introductions and significant price competition. Consequently, short product life cycles and frequent reductions in unit selling prices due to competitive pressures over the life of a specific product are common. CRT expects that new products and technologies will emerge in the markets in which it competes. These new products and technologies may be superior to CRT's products and technologies or these new products and technologies may render CRT's products and technologies obsolete. CRT's future success will depend on its ability to continue to develop, upgrade and manufacture competitive products and achieve cost reductions for its existing products in response to competitive pressures. Moreover, achieving advances in technology will require additional investments in product design and engineering. CRT may not have sufficient funds from operations or other funds available to invest in product design and engineering.

 CRT May Not Be Successful If It Is Unable to Compete Effectively

   The X-ray and automated visual inspection systems industries are highly competitive. CRT expects new competitors to enter into its markets. Some or all of CRT's current and future competitors have or may have significantly greater financial, technical, manufacturing and marketing resources than CRT. CRT's ability to compete in the market depends on a number of factors. These factors include:

  . the success and timing of product introductions by CRT and its competitors

  .  price performance

  .  product distribution abilities

  .  customer support

  .  general economic conditions

   CRT competes in the automated inspection system, image processing and real-time imaging markets mainly on the basis of product performance and price. CRT believes that price competition will increase in the future. A key marketing strategy of CRT is to provide high quality products at a competitive price. However, CRT's products may not continue to perform at levels expected by customers or contain features desired by customers or be priced competitively.

 Fluctuations in Quarterly Performance Could Adversely Affect CRT's Business

   CRT's operating results can fluctuate significantly from quarter to quarter depending on a number of factors. These factors include:

  . the timing of product announcements and introductions by CRT and its competitors

  .  market acceptance of new and upgraded products

  .  seasonality

  .  distributor price protections

  .  costs of components and subsystems

  .  currency fluctuations

  . changes in pricing policies and price reductions by CRT and its competitors

  . the timing of expenditures on staffing, advertising, promotions, research, development and engineering

   CRT expects to experience quarterly fluctuations in total revenues as well as operating expenses due to future new product introductions and product upgrades. In addition, CRT's component purchases, production and spending levels are made based upon forecasted demand. Accordingly, any inaccuracy in forecasting anticipated revenues and expenses could adversely affect CRT's business.

   Demand for CRT's products could be materially adversely affected by a slow down in overall demand for such products as well. Furthermore, CRT recognizes revenues from product sales at the time of shipment. The failure to receive anticipated orders or to complete shipments in any quarter could have a material adverse effect on CRT's results of operations for that quarter. Quarterly results are not necessarily indicative of future performance for any particular period and CRT may not experience revenue growth or profitability on a quarterly or annual basis.

 Failure to Retain or Attract Key Personnel Could Adversely Affect CRT

   CRT's success and future performance depends in significant part upon the continued service of its officers named in the "CRT Management" section and other key technical, sales and management personnel. The loss of the services of one or more of these officers or other key employees could adversely affect CRT's business. CRT's future success also depends on its continuing ability to attract and retain highly qualified technical, sales and managerial personnel. Competition for such personnel is intense, and there can be no assurance that CRT can retain its key employees or that it can attract, assimilate or retain other highly qualified technical, sales and managerial personnel in the future.

 CRT's Business May Be Adversely Affected If It Is Unable to Comply with Governmental Regulations

   Certain of CRT's products are subject to regulation by the United States Food and Drug Administration, as well as the California Department of Public Health and other agencies in each jurisdiction in which its products are sold or used. Compliance with such regulations may be time-consuming and expensive and may delay or even prevent sales in the United States or in particular jurisdictions. Failure to comply with federal or state regulations or the applicable regulations of any foreign jurisdiction in which CRT's products are sold or used could adversely affect CRT's business.

 Risks of International Sales May Adversely Affect CRT's Business

   Although sales by CRT to jurisdictions outside the United States have not been significant to date, CRT expects its international sales to increase in the future and that sales outside the United States will fluctuate from quarter to quarter and, eventually, account for a material portion of its future revenues. Sales to customers outside the U.S. are subject to risks. These risks include:

  .  the imposition of governmental controls

  .  the need to comply with a wide variety of foreign and U.S. export laws

  .  political and economic instability

  .  trade restrictions

  .  changes in tariffs and taxes

  .  longer payment cycles typically associated with international sales

  . the greater difficulty of administering business overseas as well as general economic conditions

   Although substantially all of CRT's international sales are denominated in U.S. dollars, sales by CRT and sales through distributors may be affected by changes in demand resulting from fluctuations in interest and currency exchange rates. To the extent CRT's sales are denominated in foreign currency, CRT's revenue may also be directly affected by fluctuations in foreign currency exchange rates. Furthermore, although CRT endeavors to meet the technical standards established by various regulatory bodies, CRT may not be able to comply with the regulations of foreign regulatory bodies or changes in foreign standards in the future. The inability of CRT to design products to comply with foreign standards could have a material adverse effect on CRT. In addition, the laws of certain foreign countries may not protect CRT's intellectual property to the same extent as do the laws of the U.S.

 CRT's Intellectual Property Protection May Be Inadequate or Ineffective

   CRT's future success and competitive position are dependent in part upon its proprietary technology, and CRT relies on patent, trade secret, trademark and copyright law and non-disclosure agreements to protect its intellectual property. Any intellectual property or proprietary technology owned or licensed by CRT could be invalidated, circumvented, challenged or licensed to others. CRT's intellectual property rights may not provide competitive advantages to CRT and CRT's pending or future patent applications may not be issued with the scope of the claims sought by CRT, if at all. Furthermore, others may develop technologies that are similar or superior to CRT's technology, duplicate CRT's technology or design around the proprietary technology owned by CRT. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries. CRT may not be able to prevent misappropriation of its technology. In addition, litigation may be necessary in the future to

  .  enforce CRT's intellectual property rights

  .  protect CRT's trade secrets

  .  determine the validity and scope of the proprietary rights of others

  .  defend against claims of infringement or invalidity

   Such litigation could result in substantial costs and diversion of resources

   Competitors in both the U.S. and foreign countries, many of which have substantially greater resources and have made substantial investments in competing technologies, may have applied for or obtained, or may in the future apply for and obtain, patents that will prevent, limit or interfere with CRT's ability to manufacture and sell its products. CRT has not conducted an independent review of patents issued to third parties or of any other intellectual property rights of any third parties. Third parties may assert infringement claims against CRT or that such claims will not be successful. Even successful defenses of intellectual property infringement suits are both costly and time-consuming. An adverse outcome in the defense of an intellectual property infringement suit could subject CRT to significant liabilities to third parties, require disputed rights to be licensed from third parties or require CRT to cease selling its products.

 CRT's Dependency on Single Sources of Supply May Adversely Affect Its Business and Operations

   Certain components used in CRT's products are available only from single sources. Although CRT generally buys components under purchase orders and does not have long-term agreements with its suppliers, CRT relies on its exclusive suppliers to continue to satisfy its component requirements. Although alternate suppliers are believed to be available for components, for some components the process of qualifying replacement components and suppliers, replacing tooling or ordering and receiving replacement components from a new vendor could take six months or more. If the supply of components for CRT's products were interrupted for any reason, CRT may not be able to establish alternative sources of supply and integrate replacement components into its products without substantial disruption to CRT's business and operations. In addition, any significant increase in component prices or a decrease in component availability could have a material adverse effect on CRT's business, financial condition and results of operations.

 CRT's Reliance on Indirect Distribution Channels May Adversely Affect Its Business and Operations

   CRT markets and sells its products domestically and internationally primarily through specialty distributors, dealers, original equipment manufacturers and value added resellers. CRT's sales are currently principally made through distributors, and CRT intends to continue to sell its products through distributors. These distributors could reduce or discontinue sales of CRT's products, which could adversely affect CRT's business. These independent distributors will devote the resources necessary to provide effective sales and marketing support to CRT. In addition, CRT is dependent upon the continued viability and financial resources of these distributors, many of which are small organizations with limited working capital. These distributors in turn are substantially dependent on general economic conditions and other factors affecting the market for the products they sell, including CRT's products. CRT believes that its future growth and success will continue to depend in large part upon these indirect distribution channels. If some or all of its distributors were to experience financial difficulties, or otherwise become unable to or unwilling to promote and sell CRT's products, CRT's business, could be harmed. In addition, actual returns may not exceed recorded allowances resulting in an adverse effect on CRT's results of operations.

 CRT's Financial Condition and Results of Operations May Be Adversely Affected by Warranty Claims

   CRT provides a one-year limited product warranty on its products. In addition, for certain custom-designed systems, CRT contracts to meet certain performance specifications for a specific application. CRT may not incur substantially warranty claim expenses in the future with respect to existing, upgraded or new products, or with respect to its obligations to meet custom performance standards and specifications.

 CRT's Business May Be Adversely Affected if Its Computer Systems or the Computer Systems of Its Suppliers Are Not Year 2000 Compliant

   The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of CRT's computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing the disruption of operations, including among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. In addition to CRT's own systems CRT relies, directly and indirectly, on external systems of its customers, vendors, creditors, financial organizations, utilities providers and government entities, both domestic and international. Consequently, CRT could be affected by disruptions in the operations of third parties with which CRT interacts.

   CRT is in the process of addressing internal and external year 2000 issues and has established a task force with this responsibility. To date, CRT has made several modifications to its product software, its enterprise software and its network software to ensure Year 2000 compliance. Although CRT believes that its products and internal systems are currently Year 2000 compliant. The third parties with which CRT interacts may or may not be Year 2000 compliant. Failure of third party enterprises to achieve Year 2000 compliance could harm CRT's business. CRT continues to evaluate the estimated costs associated with the efforts to prepare for Year 2000 based on actual experience. While the efforts will involve additional costs, CRT believes, based on available information, that it will be able to manage its total Year 2000 transition without any material harm to CRT's business. The actual outcomes and results could be affected by future factors including, but not limited to, the continued availability of skilled personnel, cost control, the ability to locate and correct software code problems, critical suppliers and subcontractors meeting their commitments to be Year 2000 compliant, and timely actions by customers. CRT anticipates that it will remediate all Year 2000 risks and be able to conduct normal operations without having to establish a Year 2000 contingency plan. Accordingly, CRT does not have a contingency plan and does not intend to establish one.

 Earthquakes May Damage CRT's Facilities

   CRT's corporate and manufacturing facilities are located near major earthquake faults which have experienced earthquakes in the past. Although CRT carries limited earthquake insurance, in the event of a major earthquake or other disaster in or near the greater Southern California area, CRT's facilities may sustain significant damage and its operations could be negatively affected.

 Forward-Looking Statements By CRT Involve Risks and Uncertainties

   Many of the statements made by or about CRT in this proxy statement/prospectus are forward-looking statements. These forward-looking statements include, but are not limited to, statements about CRT's industry, plans, objectives, expectations, intentions and assumptions and other statements that are not historical facts. When used in this proxy statement/prospectus, the words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, including those described in this "Risks Relating to the Business of CRT" section, actual results may differ materially from those expressed or implied by these forward-looking statements. Market data and other market and industry information presented in this proxy statement/prospectus have been obtained from independent industry sources. Although CRT believes these sources are reliable, CRT has not independently verified any of such data or information.

                             THE PDI ANNUAL MEETING

Purpose of the PDI Annual Meeting

   The purpose of the PDI annual meeting is to consider and vote upon the following matters:

  1. To approve the issuance of shares of common stock of PDI pursuant to the Agreement and Plan of Merger and Reorganization by and among PDI, CR Technology, Inc. and Pharaoh Acquisition Corp., a California corporation and wholly-owned subsidiary of PDI. Upon consummation of the merger, CRT will become a wholly-owned subsidiary of PDI. A copy of the merger agreement is attached as Appendix A to the proxy statement/prospectus accompanying this notice.

  2. To elect directors to serve for the ensuing year and until their successors are elected.

  3. To approve PDI's 1995 Stock Option Plan, as amended, to increase the aggregate number of shares of common stock authorized for issuance under such plan by 350,000 shares.

  4. To approve PDI's 1995 Employee Stock Purchase Plan, as amended, to increase the aggregate number of shares of common stock authorized for issuance under such plan by 250,000 shares.

  5. To ratify the selection of Ernst & Young LLP as independent auditors of PDI for its fiscal year ending September 30, 2000.

   PDI common shareholders may also consider and vote upon such other matters as may be properly brought before the PDI annual meeting or any postponements or adjournments thereof.

Date, Time and Place of Meeting

   The PDI annual meeting will be held on November 29, 1999 at PDI's principal offices, located at 6325 San Ignacio Avenue, San Jose, California 95119 at 10:00 a.m. local time.

Voting Rights and Outstanding Shares

   Only holders of record of PDI common stock at the close of business on October 20, 1999 will be entitled to notice of and to vote at the PDI annual meeting. At the close of business on the record date there were 7,816,041 shares of PDI common stock outstanding and entitled to vote. Except for the shareholders identified herein under "Information Relating to PDI--Security Ownership of Certain Beneficial Owners and Management of PDI," as of the record date, to the knowledge of PDI, no other person beneficially owned more than 5% of the outstanding PDI common stock.

   Each holder of record of PDI common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the PDI annual meeting. With respect to the election of directors, shareholders may exercise cumulative voting rights. Under cumulative voting, each holder of common stock will be entitled to six (6) votes for each share held. Each shareholder may give one candidate, who has been nominated prior to voting, all the votes such shareholder is entitled to cast or may distribute such votes among as many such candidates as such shareholder chooses. However, no shareholder will be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting and at least one shareholder has given notice at the meeting, prior to the voting, of his or her intention to cumulate votes. Unless the proxyholders are otherwise instructed, shareholders, by means of the accompanying proxy, will grant the proxyholders discretionary authority to cumulate votes.

   All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted towards a quorum but are not counted for any purpose in determining whether a matter is approved.

Voting Proxies

   The PDI proxy card accompanying this proxy statement/prospectus is being solicited on behalf of the PDI board of directors for use at the PDI annual meeting. Shareholders are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to PDI. All proxies that are properly executed and returned, and that are not revoked, will be voted at the annual meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve and adopt the merger agreement and other proposals as specified in the Notice of Annual Meeting of shareholders.

Revocability of Proxies

   Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of PDI at PDI's principal executive office, 6325 San Ignacio Avenue, San Jose, California 95119, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Vote Required

   The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of PDI common stock entitled to vote at the PDI annual meeting is necessary to constitute a quorum.

   Approval of the proposal requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the PDI annual meeting. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the shareholders and will have the same effect as negative votes on each proposal. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Solicitation and Expenses

   This proxy statement/prospectus was mailed to all PDI shareholders of record as of the record date and constitutes notice of the PDI annual meeting in conformity with the requirements of the California Corporations Code.

   Regardless of whether the merger is consummated, PDI and CRT will pay its own costs and expenses incurred in connection with the reorganization agreement and the transactions contemplated by the merger agreement, except that fees and expenses (other than attorneys' fees) incurred in connection with the printing and filing of the registration statement and this proxy statement/prospectus will be paid by PDI.

   Subject to the foregoing, the cost of the solicitation of proxies from holders of PDI common stock and all related costs will be borne by PDI. In addition, PDI may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of PDI. No additional compensation will be paid to directors, officers or other regular employees for such services but Corporate Investor Communications, Inc., a third-party proxy solicitor, will be paid its customary fee, estimated to be about $6,000, if it renders solicitation services.

Shareholder Proposals

   Proposals of shareholders that are intended to be presented at PDI's 2001 annual meeting of shareholders must be received by PDI not later than August 30, 2000 in order to be included in the proxy statement and proxy relating to that annual meeting.

Availability of Accountants

   A representative of Ernst & Young LLP is expected to be present at the annual meeting. The representative will be available to respond to appropriate questions, and will have the opportunity to make a statement.

                            THE CRT SPECIAL MEETING

Purpose of CRT Special Meeting

   The purpose of the CRT special meeting of shareholders is to consider and vote upon the approval and adoption of the merger agreement by and among PDI, CRT and Pharaoh Acquisition Corp. and approval of the merger. CRT shareholders may also consider and vote upon such other matters as may be properly brought before the CRT special meeting or any postponements or adjournments thereof. Under California law and CRT's charter documents, approval of the merger will require the affirmative vote of a majority of the CRT common stock and a majority of the CRT Series A preferred stock outstanding and entitled to vote upon the merger. It is a condition to PDI's obligation to close the merger, however, that 90% of the shares of CRT common stock and 100% of CRT Series A preferred stock outstanding and entitled to vote upon the merger vote to approve the proposal.

Date, Time and Place of Meeting

   The CRT special meeting will be held on November 23, 1999 at CRT's principal offices, located at 125B Columbia, Aliso Viejo, California 92625-1458.

Voting Rights and Outstanding Shares

   Holders of CRT common stock represented in person or by proxy at the special meeting will be entitled to vote at the CRT special meeting. As of October 15, 1999 there were 920,011 shares of CRT common stock and 500,000 shares of CRT preferred stock outstanding. Except for the shareholders identified herein under "Information Relating to CRT--Security Ownership of Certain Beneficial Owners and Management of CRT," as of the record date, to the knowledge of CRT, no other person beneficially owned more than 5% of the outstanding CRT common stock.

   All votes will be tabulated by the Assistant Secretary of CRT, acting as the inspector of elections for the CRT special meeting, who will separately tabulate affirmative and negative votes and abstentions.

Vote Required

   The presence of the holders of a majority of the outstanding shares of CRT common stock entitled to vote at the CRT special meeting is necessary to constitute a quorum. Under California law and CRT's charter documents, approval of the proposal requires the affirmative vote of a majority of the CRT common stock and a majority of the CRT Series A preferred stock entitled to vote at the CRT special meeting. It is a condition to PDI's obligation to close the merger, however, that 90% of the shares of CRT common stock and 100% of CRT Series A preferred stock outstanding and entitled to vote upon the merger vote to approve the proposal.

          COMPARATIVE PER SHARE MARKET PRICE DATA AND DIVIDEND POLICY

   Since November 1995, PDI common stock has been quoted on the Nasdaq National Market under the symbol "PHTN". The table below sets forth for the quarters indicated, the reported high and low sales prices of PDI common stock as reported on the Nasdaq National Market.

                                                                        PDI
                                                                   Common Stock
                                                                   -------------
                                                                    High   Low
                                                                   ------ ------
   FISCAL 1998
     First Quarter................................................ $ 7.38 $ 2.50
     Second Quarter...............................................   3.75   2.38
     Third Quarter................................................   5.56   3.19
     Fourth Quarter...............................................   3.63   2.00
   FISCAL 1999
     First Quarter................................................ $ 5.63 $ 2.25
     Second Quarter...............................................   8.25   3.94
     Third Quarter................................................  12.38   7.00
     Fourth Quarter ..............................................  25.75  10.63

   As of the record date, there were approximately 82 record holders of PDI common stock. As of the record date, there were approximately 32 record holders of CRT common stock. As CRT is a privately held company, no public market exists for CRT common stock. Neither PDI nor CRT has ever paid cash dividends on their respective common stock. The policies of PDI and CRT are to retain earnings, if any, for use in their respective businesses.

   The following table sets forth the closing sales price per share of PDI common stock as reported on the Nasdaq National Market and the historical and equivalent per share price (as explained below) of CRT common stock on August 9, 1999 the last trading day preceding the announcement of the merger, and on October 20, 1999.

                                             PDI Common Stock   Equivalent CRT
                                              Purchase Price  Per Share Price(1)
                                             ---------------- ------------------
   August 9, 1999...........................      $13.31            $16.02
   October 20, 1999.........................      $24.00            $28.88

--------
(1) The equivalent CRT per share price represents the price of one share of PDI common stock multiplied by 1.2033. The equivalent CRT per share price does not include the CRT Series A preferred liquidation preference of 125,490 shares of PDI common stock.

   These prices do not include retail markup, markdown or commissions. PDI shareholders and CRT shareholders are urged to obtain current market quotations for PDI common stock.

                APPROVAL OF THE MERGER AND RELATED TRANSACTIONS

Background of the Merger

   Historically, PDI has derived the majority of its sales from Japan and Korea, and little revenue was generated in North America or Europe. In 1998, PDI experienced a significant downturn in its business due to the economic crisis in Asia. After mounting a focused marketing activity to explore potential business opportunities outside Asia, PDI determined that for the foreseeable future, the flat panel display manufacturing industry would continue to be dominated by Asian manufacturers. While PDI anticipated that a recovery of the FPD industry would occur by the end of 1998, PDI decided that dependence on Asian sales would expose PDI to business risks which were out of its control. PDI further determined that if PDI was to diversify its geographic revenue sources, it would be necessary to pursue opportunities in additional markets. While PDI possessed intellectual property which was applicable to other markets, PDI felt that an alliance with another company already established in one or more of these markets was advisable.

   In July 1998, the board of directors of PDI authorized management to investigate potential opportunities in this area. Management focused on companies that were engaged in application specific, machine vision markets and which appeared to be synergistic with PDI, had significant non-Asian business content, and would be receptive to an acquisition by PDI.

   In December 1998, PDI was contacted by Sutro and Co., which had been retained by CRT for the purposes of finding a buyer for CRT. While CRT had experienced several years of revenue growth and profit, the CRT board of directors determined that the sale of CRT was the best way to continue market penetration of its products, finance growth and provide liquidity to its shareholders. In January 1999, CRT and PDI signed a confidential non-disclosure agreement and began due diligence and preliminary acquisition discussions.

   At the February 2, 1999 board of directors meeting of PDI, the board determined on a preliminary basis that CRT represented the most appealing acquisition target because CRT:

  .  was in a fast growing market

  . had sales mostly in North America but could utilize PDI's Asian sales and service infrastructure

  .  was located in California, and

  . offered products that PDI believed would eventually be required by its customers.

   The board authorized the creation of a due diligence team, consisting of consultants, officers and one director of PDI.

   The due diligence team performed a thorough analysis of CRT's market, competition and products. Customers and channel partners were interviewed, intellectual property issues were researched, financial information was audited, and valuation and dilution calculations made. At the April 16, 1999 board of directors meeting of PDI, the board reviewed the results of this due diligence investigation and determined that a merger with CRT would be in the best interests of PDI and its shareholders provided that the merger could be consummated on terms that were fair to PDI and its shareholders. Accordingly, Vincent Sollitto, PDI's Chief Executive Officer, was authorized to continue acquisition negotiations with CRT.

   On June 10, 1999, the board reviewed the valuation of CRT conducted by an outside firm based, in part, on the closing price of PDI's common stock as reported on the Nasdaq National Market on June 3, 1999 and the dilutive effect on PDI's earnings per share for the current and next year. Based on this valuation and management's additional due diligence efforts, the board preliminarily approved the purchase price of approximately two million PDI newly created shares and authorized Mr. Sollitto to proceed with negotiations.

   From May to August, 1999, members of management and representatives of PDI and CRT continue their due diligence review and negotiated the terms of the definitive agreement.

   On August 5, 1999 the board of directors of PDI approved the definitive agreement, which was signed by both parties on August 10, 1999.

Our Reasons For the Merger

   The boards of directors of PDI and CRT believe that the proposed merger will afford to each company the complementary strengths of the two individual companies, will provide the combined company with several potential benefits and may enable the combined company to address emerging strategic opportunities in the flat panel and semiconductor packaging inspection markets quickly and effectively.

   The potential benefits of the combined company include the following:

  . Improved utilization of the sales and service channels necessary to participate in global business

  . Commonality of image processing platforms, algorithms, intellectual property and software

  .  Economies of scale in procurement and supplier management

  .  Broader customer relationships and access to strategic accounts

  .  Greater career opportunities for employees which may improve retention

  . Reduction in the level of general and administrative expenses necessary to support the anticipated growth of each company

PDI and CRT have each identified additional reasons for the merger, as discussed below. It should be noted, however, that the potential benefits of the merger may not be realized. See "Risk Factors."

PDI's Reasons For the Merger

   PDI's board of directors believes that the terms of the merger and the merger agreement are in the best interests of PDI and its shareholders. Accordingly, the PDI board has approved the merger and the merger agreement and has recommended that the shareholders of PDI approve the issuance of PDI common stock in connection with the merger.

   In view of the complexity and variety of factors considered by the PDI board, the following discussion of the factors considered by the PDI board is not intended to be exhaustive but is intended to include the material factors considered by the PDI board. Additionally, the PDI board did not consider it practical to quantify or otherwise attempt to assign any relative or specific weights to the specific factors considered, and individual directors may have given differing weights to different factors. In reaching its determination to recommend approval of the issuance of PDI common stock in connection with the merger, the PDI board consulted with management of PDI, its legal counsel and its other advisors, obtained an independent valuation of CRT, and considered a number of factors, including the following:

  . CRT's complementary product offerings in the semiconductor inspection and printed circuit board packaging market

  . CRT's ability to increase worldwide sales opportunities, particularly in North America

  . CRT's and PDI's commonality of skills and intellectual property as both businesses are focused on image acquisition, processing and analysis

  . CRT's ability to provide PDI with an opportunity to bring PDI technology to the high-density packaging market

  .  CRT's ability to reduce the dependence of PDI on Asian customers

  .  CRT's ability to maintain PDI's growth rate

  . CRT's ability to increase the utilization of the infrastructure investment in sales and service in PDI's Asian region

  . PDI's belief that its customers, FPD manufacturers, will migrate substantial system semiconductor content onto the glass substrate on which the display is made. This would allow PDI to extend its cost reduction and yield and quality improvement products to its existing customers

   In addition to the factors set forth above, in the course of its meeting with CRT, the PDI board reviewed and considered a wide variety of information relevant to the merger including:

  . Information concerning PDI's and CRT's respective businesses, historical financial performance and conditions, operations, products and services, customers, competitive positions, prospects and management

  . PDI management's view as to the financial condition, results of operations and business and financial potential of PDI and CRT before and after giving effect to the merger, based on management's due diligence

  . The consideration to be paid to the CRT shareholders in the merger and the relationship between the market value of comparable merger transactions

  . The belief that the terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are reasonable

  . The potential impact of the merger on customers and employees of PDI and CRT

  .  The likely reaction to the merger from the financial markets

  .  The financial valuation of CRT by an outside firm

   The PDI Board also considered a number of risks in its deliberations concerning the merger, including

  . The potential disruption to the business of both companies following announcement of the merger, including the effects of employee uncertainty and the possibility that key customers may not approve of the merger or may determine to terminate their relationship with the combined company

  . The dilutive effects of the issuance of shares in the merger and the higher level of expenses that will be incurred by the combined company

  . Additional potential problems and costs associated with the integration of both companies into a single enterprise

  .  The possibility that the merger would not be consummated

  .  The significant transaction costs of the merger

  .  The other risks described under "Risk Factors" herein

After due consideration, the PDI board concluded that the benefits of the transaction to PDI and its shareholders outweighed the risks associated with the foregoing factors.


CRT's Reasons For the Merger

   The CRT board of directors believes that the terms of the merger agreement are in the best interests of CRT and its shareholders. Accordingly, the CRT board of directors has approved the merger and the merger agreement and has recommended the approval thereof by the shareholders of CRT.

   In view of the number of factors considered in connection with its evaluation of the merger, the CRT board of directors did not quantify or otherwise attempt to assign relative weights to the separate factors considered in reaching its determination. In reaching its determination to recommend approval of the merger agreement, the CRT board of directors consulted with management of CRT, as well as its legal counsel, and considered a number of factors, including the following factors:

  . Similar Technology. Both CRT and PDI are engaged in the business of developing technologies and high technology products for acquiring images and processing images which are used to evaluate and control manufacturing processes. CRT's board of directors believes that the strong technical capability at PDI will be a valuable and complementary resource in future product development and in improving the competitive position of CRT.

  . Access to Asian Markets. To date, CRT has invested insignificant effort and resources toward expanding into the Asian market because of demands placed on CRT by the growth of its business in North America. However, CRT's board of directors believes that the Asian market is an important opportunity for sales growth in the future for all of CRT's products. CRT's board of directors believes that PDI's strong market presence in Korea and Japan, in particular, and its presence in Taiwan will enable CRT to exploit market opportunities in Asia without the investment of additional significant effort and resources.

  . Silicon Valley Office Location. Due to its location in Silicon Valley, PDI provides an immediate resource for CRT to penetrate the vital Silicon Valley market. CRT's board of directors believes that a local presence in Silicon Valley is generally considered to be important by local customers and anticipates opening a sales office for CRT at PDI's headquarters in San Jose, California after the merger is completed.

  . Organizational Strengths. CRT's board of directors believes that the addition of PDI's employees and organizational structure to CRT's organizational and administrative resources will better enable CRT to implement its business strategy and its growth plans. In particular, CRT's board of directors views the strength of PDI's administrative resources as important assets which should bolster CRT's administrative resources.

  . Increased Customer Service and Support Capabilities. CRT's board of directors believes that PDI's technical support capabilities are competent to support CRT's products and technologies and the immediate addition of the additional technical support personnel at PDI upon completion of the merger is important to ensuring the satisfaction of CRT"s customer base as CRT implements its growth plans.

  . Market Credibility. CRT's board of directors believes that, as a result of the merger, CRT will experience improved credibility with its existing and potential customers as part of a larger, publicly traded technology company based in Silicon Valley.

   In considering the proposed merger, CRT's board of directors took into account the quality of PDI's senior management and distribution contacts. It also reviewed the complementary nature of the business of the two companies, which have significant overlap and which present opportunities for expansion. In that regard, CRT's board of directors, considered that the complementary nature of the two companies' businesses creates significant opportunities for development of the two companies on a combined basis.

   CRT's board of directors also reviewed comparable companies to PDI within the industry in considering the strategic and financial rationale for the merger. In that regard, CRT's board of directors considered, among other things, the relative financial positions of CRT and PDI and the potential impacts of the merger on the financial position of the new combined company. CRT's board of directors also considered the terms and conditions of the merger agreement, including the number of shares of PDI common stock to be received by holders of CRT stock.

Interests of Certain Persons in the Merger

   Certain members of CRT's management and the CRT board may be deemed to have certain interests in the merger that are in addition to their interests as shareholders of CRT generally. Pursuant to the merger agreement, PDI has agreed to extend offers of employment to all employees of CRT employed as of the effective time of the merger. If the merger is completed, certain indemnification arrangements for persons serving as directors and officers of CRT at the time of the merger will be continued for at least six years after the merger is consummated. In addition, upon the closing of the merger, PDI intends to enter into an employment agreement with Richard Amtower, CRT's Chief Executive Officer, which will extend severance and other benefits to Mr. Amtower. The CRT board was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby.

Shareholder Agreements

   Shareholders of CRT, who together hold approximately 81% of the CRT common stock and 100% of the Series A preferred stock outstanding, have entered into shareholder agreements with PDI. Under these agreements, these shareholders have agreed to vote their shares of CRT capital stock in favor of the merger and the merger agreement at the CRT special meeting. These shareholders have also agreed to the following under the shareholder agreement:

  .  to appoint a shareholders' agent for purposes of the merger agreement

  . to have 10% of the shares of PDI stock to be received by the shareholder in the merger be placed into an escrow fund

  . to receive a total of 125,490 shares in liquidation preferences in satisfaction of the Series A preferred stock liquidations preference under the CRT articles of incoporation.

Affiliate Agreements

   CRT Affiliate Agreements. Individuals and entities that may be deemed affiliates of CRT have agreed not to effect any sale, transfer or other disposition of the PDI common stock received by such CRT affiliate in the merger unless:

  .   such sale, transfer or other disposition is made in conformity with the volume and other requirements of Rule 145 under the Securities Act of 1933, as amended, as evidenced by a broker's letter and a representation letter executed by the CRT affiliate (satisfactory in form and content to PDI), each stating that such requirements have been met

  . legal counsel reasonably satisfactory to PDI shall have advised PDI in a written opinion letter (reasonably satisfactory in form and content to PDI), upon which PDI may rely, that such sale, transfer or other disposition will be exempt from registration under the Securities Act

  . such sale, transfer or other disposition is effected pursuant to an effective registration statement under the Securities Act or

  . an authorized representative of the SEC shall have rendered written advice to such CRT affiliate to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take action, with respect to such proposed sale, transfer or other disposition, and a copy of such written advice and all other related communications with the SEC shall have been delivered to PDI.

   In addition, so as to help ensure that the merger will be treated as a pooling of interests for accounting and financial reporting purposes, the CRT affiliate agreements provide that during the period from the date thirty days prior to the date of consummation of the merger through the date on which PDI publicly announces financial results covering at least thirty days of combined operations of PDI and CRT, no CRT affiliate shall subject to certain exceptions, sell, exchange, transfer, pledge, distribute or otherwise dispose of or grant any option, establish any "short" or put-equivalent position with respect to or enter into any similar transaction (through derivative's or otherwise) intended or having the effect, directly or indirectly, to reduce such CRT affiliate's risk relative to:

  .  any CRT common stock (except relating to the merger); or

  . any PDI common stock received in the merger or upon the exercise of stock option assumed by PDI in the merger.

  The form of the CRT affiliate agreement is attached to this proxy statement/prospectus as Appendix B-2.

   Photon Dynamics Affiliate Agreements. Individuals and entities that may be deemed affiliates of PDI have agreed that, during the period contemplated by the Commission's Staff Accounting Bulletin Number 65 until the earlier of (i) PDI's public announcement of financial results covering at least thirty days of combined operations of PDI and CRT or (ii) the reorganization agreement is terminated in accordance with its terms, such PDI affiliate shall not, subject to certain exceptions, sell, exchange, transfer, pledge, distribute or otherwise dispose of or grant any option, establish any "short" or put-equivalent position with respect to or enter into any similar transaction (through derivative's or otherwise) intended or having the effect, directly or indirectly, to reduce such PDI affiliate's risk relative to any PDI common stock. Provided certain conditions are met, the PDI affiliate agreements provide for certain exceptions to the foregoing restrictions on transfer relating to:

  .  certain de minimis transfers

  . transfers in payment of the exercise price of options to purchase PDI common stock

  .  charitable donations

  . transfers to trusts established for the benefit of members of such PDI affiliate's family or gifts to members of such PDI affiliate's family

   The form of the PDI affiliate agreement is attached to the proxy statement/prospectus as Appendix B-1.

Material Federal Income Tax Consequences

   The following discussion summarizes the material federal income tax considerations of the merger that are generally applicable to holders of CRT common stock and CRT Series A preferred stock or, collectively, the CRT capital stock. This discussion assumes that holders of CRT capital stock hold such shares as capital assets. This discussion is based on currently existing provisions of the Internal Revenue Code, existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to PDI, CRT or the CRT shareholders as described herein.

   CRT shareholders should be aware that this discussion does not deal with all U.S. federal income tax considerations that may be relevant to particular CRT shareholders in light of their particular circumstances, such as shareholders who are dealers in securities, banks, insurance companies or tax-exempt organizations, who are subject to the alternative minimum tax provisions of the Internal Revenue Code, who are non-United States persons, who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions or who hold their shares as a hedge or as part of a hedging, straddle, conversion or other risk reduction transaction. In addition, the following discussion does not address the tax consequences of the merger under foreign, state or local tax laws or the tax consequences of transactions effectuated prior to or after the merger (whether or not such transactions are in connection with the merger).

   It is the opinion of Rutan & Tucker, LLP and Cooley Godward LLP, collectively, the "tax opinions", that the merger will constitute a reorganization pursuant to Section 368(a) of the Internal Revenue Code. In addition, CRT's obligation to consummate the merger is conditioned on the receipt by CRT of an opinion from Rutan & Tucker and PDI's and Pharaoh's obligations to consummate the merger are conditioned on their receipt of an opinion from Cooley Godward, confirming that the merger will constitute a reorganization (collectively, the "closing opinions"). Such conditions will not be waived without a resolicitation of consent by the shareholders of CRT and PDI. Rutan & Tucker has advised CRT, and Cooley Godward has advised PDI and Pharaoh, that they currently expect to be able to deliver such closing opinions. See "The Merger Agreement--Conditions to the Merger--PDI and Pharaoh" and "--CRT." The tax opinions and closing opinions:

  . Will not be binding on the IRS nor preclude the IRS from adopting a contrary position;

  . Will be based on the assumptions discussed below, as well as representations received from CRT, PDI and Pharaoh;

  . Will be based on the assumption that the merger will be consummated in accordance with the terms of the merger agreement; and

  .  Will be subject to the limitations discussed below.

   Neither CRT nor PDI has requested, or will request, a ruling from the IRS with regard to any of the federal income tax consequences of the merger. The tax opinions and closing opinions assume and are conditioned upon:

  . The truth and accuracy of the statements, covenants, representations and warranties contained in the merger agreement, in the representations received from CRT, PDI and Pharaoh to support the tax opinions and closing opinions (the "tax representations") and in all other instruments and documents related to the formation, organization and operation of CRT, PDI and Pharaoh examined by and relied upon by Rutan & Tucker and Cooley Godward in connection with the merger;

  . That original documents submitted to such counsel (including signatures thereto) are authentic, documents submitted to such counsel as copies conform to the original documents, and that all such documents have been (or will be by the effective time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

  . That all covenants contained in the merger agreement (including exhibits thereto) and in the tax representations are performed without waiver or breach of any material provision thereof;

  . That the merger will be reported by PDI and CRT on their respective federal income tax returns in a manner consistent with the tax opinions and the closing opinions; and

  . That any representations or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.

   Subject to the limitations and qualifications referred to herein and in the tax opinions and closing opinions, it is the opinion of Rutan & Tucker and Cooley Godward that as a result of the merger"s qualifying as a reorganization, the following U.S. federal income tax consequences will result:

  . No gain or loss will be recognized for federal income tax purposes by the holders of CRT capital stock upon the receipt of PDI common stock solely in exchange for such CRT capital stock in the merger (except to the extent, if any, of cash received in lieu of fractional shares);

  . The aggregate tax basis of the PDI common stock so received by each CRT shareholder in the merger (including any fractional share of PDI common stock not actually received) will be the same as the aggregate tax basis of CRT capital stock surrendered by such CRT shareholder in exchange therefor;

  . The holding period of PDI common stock so received by each CRT shareholder in the merger will include the period for which CRT capital stock surrendered in exchange therefor was considered to be held, provided that CRT capital stock so surrendered is held as a capital asset at the effective time;

  . Cash payments received by holders of CRT capital stock in lieu of a fractional share will be treated as if such fractional share of PDI common stock had been issued in the merger and then redeemed by PDI. A CRT shareholder receiving such cash will recognize gain or loss upon such payment, measured by the difference (if any) between the amount of cash received and the basis in such fractional share. The gain or loss should be a capital gain or loss provided that each such fractional share of CRT capital stock was held as a capital asset at the effective time;

  . A shareholder of CRT who properly exercises dissenters" rights under any applicable law with respect to a share of CRT capital stock and receives payments for such stock in cash should recognize a capital gain or loss (if such stock was held as a capital asset at the effective time of the merger) measured by the difference between the amount of cash received and the shareholder's basis in such share, provided such payment is neither essentially equivalent to a dividend within the meaning of
     Section 302 of the Internal Revenue Code nor has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the Internal Revenue Code (effectively, a "dividend equivalent transaction"). A sale of CRT shares incident to an exercise of dissenters' rights will generally not be a dividend equivalent transaction if, as a result of such exercise, the dissenting shareholder owns no shares of PDI common stock (either actually or constructively within the meaning of Section 318 of the Code) immediately after the merger; and

  . Neither PDI nor CRT will recognize a gain solely as a result of the merger.

   A successful IRS challenge to the reorganization status of the merger would result in significant adverse tax consequences to the CRT shareholders. A CRT shareholder would recognize gain or loss with respect to each share of CRT capital stock surrendered equal to the difference between the shareholder's basis in such share and the fair market value, as of the effective time, of the PDI common stock received in exchange therefor. In such event, a shareholder's aggregate basis in the PDI common stock so received would equal its fair market value, and the shareholder's holding period for such stock would begin the day after the closing date.

   Even if the merger qualifies as a reorganization, a recipient of PDI common stock would recognize income to the extent that, for example, any such shares were determined to have been received in exchange for services, to satisfy obligations or in consideration for anything other than the CRT capital stock surrendered. In addition, to the extent that a CRT shareholder were treated as receiving (directly or indirectly) consideration other than PDI common stock in exchange for such shareholder's CRT capital stock, gain, if any, would have to be recognized.

   Certain noncorporate CRT shareholders may be subject to backup withholding at a rate of 31% on cash payments received in lieu of a fractional share interest in PDI common stock. Backup withholding will not apply, however, to a shareholder who furnishes a correct taxpayer identification number, or TIN, and certifies that it is not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal, who provides a certificate of foreign status on Form W-8, or who is otherwise exempt from backup withholding. A shareholder who fails to provide the correct TIN on Form W-9 may be subject to a $50 penalty imposed by the IRS.

   The preceding discussion does not purport to be a complete analysis or discussion of all potential tax effects relevant to the merger. Thus, holders of CRT capital stock are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements, the applicability and effect of federal, state, local and other applicable tax laws and the effects of any proposed changes in the tax laws.

   Each CRT shareholder will be required to retain records and file with such shareholder's U.S. federal income tax return a statement setting forth certain facts relating to the merger.

Anticipated Accounting Treatment

   The merger is intended to qualify as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles, or GAAP. This accounting method would permit the recorded assets and liabilities of CRT to be carried forward to the consolidated financial statements of PDI at their recorded historical amounts. Consummation of the merger is conditioned upon (i) the receipt by PDI of a letter from its independent accountants dated as of the closing date to the effect that such accountants concur with PDI management's conclusion that pooling of interests accounting for the merger is appropriate, and (ii) receipt by CRT of a letter from its independent accountants dated as of a date no earlier than the date three days prior to the effective time to the effect that such accountants concur with CRT management's conclusion that no conditions exist relating to CRT that would preclude PDI from accounting for the merger as a pooling of interests.

Regulatory Matters

   Antitrust. The merger is not subject to the premerger notification requirements of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended or, the HSR Act. However, the FTC or the Antitrust Division of the United States Department of Justice could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin consummation of the merger or seeking to cause divestiture of significant assets of PDI or CRT or their subsidiaries. There can be no assurance that a challenge to the merger on antitrust ground will not be made, or, if such challenge is made, of what the result would be. Consummation of the merger is conditioned upon, among other things, the absence of any temporary restraining order, preliminary or permanent injunction, or other order issued by any federal or state court in the United States which prevents the consummation of the merger.

   Filing with the Secretary of State of California. Articles of Merger must be filed with the Secretary of State of California.

   Governmental and Regulatory Approvals. Other than compliance with the federal securities laws and applicable securities laws of the state of California, PDI and CRT are aware of no governmental or regulatory approvals required for consummation of the Merger.

Rights of Dissenting Shareholders of CRT

   Pursuant to Chapter 13 of the California Corporations Code, or the CCC, shareholders of CRT who do not vote in favor of the merger and who comply with the requirements of the CCC will have a right to demand payment for, and appraisal of the "fair value" of, their shares.

   If holders of CRT capital stock exercise dissenters' rights in connection with the merger under Sections 1300-1312 of the CCC, any shares of CRT capital stock as to which such dissenters' rights are exercised will not be converted into the right to receive shares of PDI common stock by virtue of the merger but instead will be converted into the right to receive such consideration as may be determined to be due with respect to such dissenting shares pursuant to the laws of the State of California. The following summary of the provisions of Sections 1300-1312 of the CCC is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Sections 1300-1312 of the CCC, a copy of which is attached hereto as Appendix E and is incorporated herein by reference.

   If the merger is approved by the required vote of CRT's shareholders, each holder of shares of CRT capital stock who does not vote in favor of the merger and who follows the procedures set forth in Sections 1300-1312 of the CCC will be entitled to have shares of CRT capital stock purchased by CRT for cash at their fair market value. The fair market value of shares of CRT capital stock will be determined as of the day before the first announcement of the terms of the proposed merger, excluding any appreciation or depreciation in consequence of the proposed merger and therefore valuing the shares of CRT capital stock as if the merger had not occurred.

   Within ten days after approval of the merger by CRT's shareholders, CRT must mail a notice of such approval to all shareholders who have not voted in favor of the merger, together with a statement of the price determined by CRT to represent the fair market value of the applicable dissenting shares, a brief description of the procedures to be followed in order for the shareholder to pursue dissenters' rights, and a copy of Sections 1300-1304 of the CCC. The statement of price by CRT constitutes an offer by CRT to purchase all dissenting shares at the stated amount.

   A shareholder of CRT electing to exercise dissenters' rights must, within thirty days after the date in which the approval notice is mailed to such shareholder, mail or deliver the written demand to CRT stating that such holder is demanding pursuant of his or her shares of CRT capital stock, stating the number of shares which CRT must purchase, what the shareholder claims to be the fair market value of such shares and enclosing the share certificates for endorsement by CRT.

   If CRT and the shareholder agree that the shares are dissenting shares and agree upon the price of shares, CRT must pay the shareholder the agreed upon price plus interest thereon at the legal rate from the date of the agreement on dissenting shares within thirty days from the later of (i) the date of the agreement on dissenting shares, or (ii) the date all contractual conditions to the merger are satisfied.

   If CRT denies that the shares are dissenting shares, or if CRT and the shareholder fail to agree upon the fair market value of shares of capital stock, then within six months after the date the approval notice was mailed to shareholders, any shareholder who has made a valid written purchase demand and who has not voted in favor of approval and adoption of the merger may file a complaint in California superior court requesting a determination as to whether the shares are dissenting shares or as to the fair market value of such holder's shares of CRT capital stock, or both.

Rights of Dissenting Shareholders of PDI

 No PDI Appraisal Rights. Holders of PDI common stock are not entitled to any appraisal rights under the California Corporations Code with respect to the merger.

Resale of PDI Common Stock

   PDI common stock issued in connection with the merger will be freely transferable, except that shares issued to a CRT affiliate or who becomes an affiliate of PDI are subject to certain restrictions on resale. An affiliate is defined generally as including, without limitation, directors, certain executive officers and certain other persons who control a company. Pursuant to the terms of the merger agreement, CRT has delivered to PDI, CRT affiliate agreements executed by the CRT affiliates that prohibit the sale, exchange, transfer, pledging, distribution or other disposition of or granting of any option, establishment of any "short" or put-equivalent position with respect to or any similar transaction (through derivatives or otherwise) intended or having the effect, directly or indirectly, to reduce such CRT affiliate's risk relative to: (1) any CRT common stock (except pursuant to and upon consummation of the merger); or (2) any PDI common stock received by such CRT affiliate in the merger or upon exercise of options assumed by PDI in the merger, except under certain circumstances, in order to comply with the requirements of certain federal securities laws and to help ensure the merger is treated as a pooling of interest for accounting and financial reporting purposes. See "Approval of the Merger and Related Transactions--Affiliate Agreements."

   Pursuant to the terms of the merger agreement, PDI affiliate have entered into agreements that prohibit the sale, exchange, transfer, pledging, distribution or other disposition of or granting of any option, establishment of any "short" or put-equivalent position with respect to or any similar transaction (through derivatives or otherwise) intended or having the effect, directly or indirectly, to reduce such PDI affiliate's risk relative to: (1) any PDI common stock (except pursuant to and upon consummation of the merger); or (2) any PDI common stock received by such CRT affiliate in the merger or upon exercise of options assumed by PDI in the merger, except under certain circumstances, in order to comply with the requirements of certain federal securities laws and to help ensure the merger is treated as a pooling of interest for accounting and financial reporting purposes. See "Approval of the Merger and Related Transactions--Affiliate Agreements."

                              THE MERGER AGREEMENT

General

   The following is a summary of the material provisions of the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. However, the following is not a complete statement of all provisions of the merger agreement and related agreements. Statements made in this proxy statement/prospectus with respect to the terms of the merger agreement and such related agreements are qualified in their respective entireties by reference to the more detailed information set forth in the merger agreement and such related agreements. Capitalized terms used in this summary but not defined in this proxy statement/prospectus shall have the meanings ascribed to them in the merger agreement.

   The merger agreement provides for the merger of Pharaoh Acquisition Corp. with and into CRT. As a result of the merger, Pharaoh will cease to exist, CRT will become a wholly-owned subsidiary of P,DI and the former shareholders of CRT will become shareholders of PDI. CRT, as the surviving corporation, will retain all of its separate corporate existence, with all its purposes, objects, rights, privileges, powers and franchises unaffected by the merger. Pharaoh has been formed solely for the purpose of effecting the merger, and there will be no other activity in Pharaoh. The closing time shall occur no later than the second day after the satisfaction or waiver of all the conditions to closing set forth in the merger agreement. The merger will become effective at the effective time, which shall be upon the filing of an agreement of merger and related certificates of approval together with a tax clearance certificate are filed with the Secretary of State of the State of California. Such filings are to be made simultaneously with or as promptly as practicable after the closing. It is currently anticipated that the effective time will occur on or before November 30, 1999. There can be no assurance, however, that the conditions to the merger will be satisfied by such date, or at all, or that the merger agreement will not be terminated. See "--Conditions to the Merger."

Merger Consideration

   CRT Common Stock. At the effective time, each share of CRT common stock then outstanding will be converted into the right to receive PDI common stock based on the exchange ratio of 1.2033 to 1. The exchange ratio is obtained by dividing (A) 1,960,000 minus the liquidation preference shares (as defined below) by (B) the sum of (1) the number of outstanding shares of CRT common stock immediately prior to the effective time (assuming that each outstanding share of Series A preferred stock is converted into CRT common stock) and (2) the number of shares of CRT common stock subject to options outstanding pursuant to the CRT's stock option plans immediately prior to the effective time.

   The number of liquidation preference shares is based on the product of (1) the number of shares of CRT Series A preferred stock outstanding immediately prior to the effective time multiplied by (2) a fraction calculated by dividing $3.36 by the average of the closing sale prices of a share of PDI common stock as reported on the Nasdaq National Market for each of the ten consecutive trading days immediately preceding the effective date of the merger agreement. The number of liquidation preference shares is 125,490.

   CRT Preferred Stock. At the effective time, each share of CRT Series A preferred stock then outstanding will be converted into the right to receive
1.2033 shares of PDI common stock. In addition, at the effective time of the merger, the holders of shares of CRT Series A preferred stock then outstanding will also receive the liquidation preference shares.

   No Fractional Shares. No fractional shares of PDI common stock will be issued in connection with the merger, and no certificates for any such fractional shares will be issued. In lieu of such fractional shares, any holder of CRT common stock (after aggregating all fractional shares of PDI common stock issuable to such shareholder) will, upon surrender of such shareholder's stock certificate(s) representing CRT common stock to the transfer agent and registrar for PDI common stock and exchange agent for purposes of the merger (the "exchange agent"), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the average of the closing prices of a share of PDI common stock on the Nasdaq National Market for the ten trading days immediately preceding the closing date.

Escrow of PDI Shares

   PDI will establish and maintain an escrow comprised of ten percent (10%) of the shares of PDI common stock to be issued in the merger. These escrow shares will be deposited into escrow to secure the indemnification obligations set forth in the merger agreement. The escrow shares will be released to the former shareholders of CRT on a pro rata basis one year after the effective time of the merger or the date of the first audit report of the combined company whichever is earlier. Unless an indemnification claim has been made prior to that time, in which case escrow shares may be retained pending resolution of such claim.

   It is a condition to closing that the parties enter into an escrow agreement substantially in the form attached as Appendix C to the merger agreement with U.S. Bank Corporation Trust Services or another bank acting as escrow agent acceptable to PDI and CRT. Pursuant to the escrow agreement, the former CRT shareholders shall vote the escrow shares in escrow and any distributions of cash, securities or other property in respect of any escrow shares shall be delivered to the former CRT shareholders on a pro rata basis.

Indemnification

   The representations and warranties made by CRT in the merger shall expire on the first anniversary of the closing date unless a claim for recovery based on an alleged inaccuracy or breach of any of CRT's representations or warranties is made prior to the earlier of (1) the first anniversary of the closing date or (2) the date of the first audit report of the combined company, in which case such representation or warranty shall survive until such time as such claim is fully and finally resolved. The CRT shareholders shall hold harmless and indemnify PDI against and shall compensate and reimburse PDI for any damages which are suffered or incurred or to which it has become subject and which arise or result from or are connected with (A) any inaccuracy in or breach of any representation or warranty made by CRT, (B) any breach of any covenant or obligation of CRT, (C) any legal proceedings relating to any inaccuracy or breach referred to in (A) or (B) above, or (D) certain potential liabilities relating to alleged infringement of patents. No indemnification payment shall be required to be made until the total of all damages that have been suffered or incurred by PDI exceed $400,000 in the aggregate at which point PDI is entitled to be indemnified for the entire amount of such damages.

   In the event the merger is approved, effective upon the vote of the shareholders CRT to this effect and without the further act of any shareholder, Ronald Hall will be appointed as the shareholder representative, initial agent and attorney-in-fact for each former shareholder of CRT. The shareholder representative will be authorized to act for and on behalf of the former shareholders of CRT, to, among other things, give and receive notices and communications and authorize delivery to PDI of escrow shares in satisfaction of claims for indemnification, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts with respect to, such claims. Decisions, acts, consents or instructions of the shareholder representative will constitute decisions of all of the shareholders of CRT receiving shares of PDI common stock in the merger and will be final, binding and conclusive upon each of such shareholders.

   Defense of Third Party Claims. In the event of the assertion or commencement of a claim or legal proceeding with respect to which PDI may be held harmless and indemnified pursuant to the indemnification provisions of the merger agreement and the escrow agreement, PDI will proceed with the defense of the claim or legal proceeding on its own, employing legal counsel reasonably acceptable to the escrow agreement. All reasonable expenses relating to the defense of such claim or legal proceeding will be borne and paid out of the escrow shares.

   Disputed Amounts and Fees and Expenses Relating to the Escrow. If PDI determines in good faith that there is or has been an inaccuracy or breach by CRT that is indemnifiable pursuant to the merger agreement and escrow agreement, then PDI may deliver a claim notice to the shareholder representative and the escrow agent setting forth the claim. The shareholder representative must respond to the notice within thirty (30) days after disputing the claim or the shareholder representative will be deemed to have given instructions that shares of PDI common stock having a value equal to the entire claim amount are to be released to PDI from the escrow. The shareholder representative may deliver a notice disputing any or all amounts of any claim made by PDI . Escrow shares representing the disputed amounts will be held in escrow pending resolution of the dispute, while escrow shares representing any undisputed portions of any claim made against the escrow will be released to PDI. Disputes shall be settled by delivery of a notice to the escrow agent executed by PDI and the shareholder representative as to the release of escrow shares, or by delivery of a final and non-appealable judgment of a court instructing the escrow agent as to the release of escrow shares. Failure of the shareholder representative to respond to a claim for indemnification by PDI within thirty (30) days after delivery of a claim notice by PDI would be deemed to be an instruction that escrow shares should be released from the escrow to PDI in satisfaction of such claim.

Stock Options and Warrants

   Stock Options. At the effective time, all outstanding options with respect to CRT common stock under CRT's option plans (collectively, "CRT options") shall be converted into and become rights with respect to PDI common stock, and PDI shall assume each such option in accordance with the terms (as in effect as of the date of the merger agreement) of the stock option plan under which it was issued and the stock option agreement by which it is evidenced. From and after the effective time,

  . Each CRT option assumed by PDI may be exercised solely for shares of PDI common stock

  . The number of shares of PDI common stock subject to each such CRT option shall be equal to the number of shares of CRT common stock subject to such CRT option immediately prior to the effective time multiplied by the exchange ratio, rounding down to the nearest whole share (with cash, less the applicable exercise price, being payable for any fraction of a share)

  . The per share exercise price under each such CRT option shall be adjusted by dividing the per share exercise price under such CRT option by the exchange ratio and rounding up to the nearest cent

  . Any restriction on the exercise of any such CRT option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such CRT option shall otherwise remain unchanged

Stock Ownership Following the Merger

   Based upon the number of shares of CRT common stock issued and outstanding as of the CRT record date, an aggregate of approximately 1,834,251 shares of PDI common stock will be issued to security holders of CRT. Based upon the number of shares of PDI common stock issued and outstanding as of the PDI record date (assuming no exercise of outstanding options, warrants or other rights to purchase PDI common stock), the former holders of CRT common stock and preferred stock would hold and have voting power with respect to approximately 20% of PDI total issued and outstanding shares after consummation of the merger.

Conversion of Shares; Procedures for Exchange of Certificates

   As soon as practicable after the effective time, the exchange agent will mail to the registered holders of CRT common stock (i) a letter of transmittal and (ii) instructions for the use in effecting the surrender of valid certificates representing shares of CRT common stock in exchange for certificates representing PDI common stock. Upon surrender of an CRT stock certificate to the exchange agent for exchange, together with a duly executed letter of transmittal and such other documents as may reasonably be required by the exchange agent or PDI, the holder of such CRT stock certificate shall be entitled to receive in exchange therefor a certificate representing the whole number of shares of PDI common stock that such shareholder has the right to receive. No fractional shares of PDI common stock will be issued in connection with the merger, and no certificates for any such fractional shares will be issued. See "--Merger Consideration--No Fractional Shares."

   If any CRT stock certificate has been lost, stolen or destroyed, PDI may require the owner of such lost, stolen or destroyed CRT stock certificate to provide an appropriate affidavit and to deliver a bond as indemnity against any claim that may be made against the exchange agent, PDI or CRT with respect to such CRT stock certificate. CRT shareholders should not surrender their CRT stock certificates for exchange until they receive a letter of transmittal from the exchange agent.

Effect on Certificates

   At the effective time, (1) all shares of CRT common stock outstanding immediately prior to the effective time will automatically be canceled and retired and will cease to exist, and all holders of certificates representing shares of CRT common stock that were outstanding immediately prior to the effective time will cease to have any rights as shareholders of CRT, and (2) the stock transfer books of CRT will be closed with respect to all shares of CRT common stock outstanding immediately prior to the effective time. No further transfer of any such shares of CRT common stock will be made on such stock transfer books after the effective time. If, after the effective time, a CRT stock certificate is presented to the exchange agent (or to CRT or PDI), such CRT stock certificate will be canceled and will be exchanged as provided above under the caption "--Conversion of Shares; Procedure for Exchange of Certificates" and "--Merger Consideration."

Corporate Matters

   As of the effective time, the articles of incorporation of the surviving corporation will be amended and restated to conform to the certificate of incorporation of Pharaoh as in effect immediately prior to the effective time with the exception that the name of the surviving corporation shall be CR Technology, Inc. and the bylaws of the surviving corporation will be amended and restated to conform to the bylaws of Pharaoh as in effect immediately prior to the effective time. Immediately after the effective time, the directors and officers of the surviving corporation shall be Vincent Sollitto, Richard Dissly and Richard Amtower.

Conditions to the Merger

   PDI and Pharaoh. The obligations of PDI and Pharaoh to effect the merger and otherwise consummate the transactions contemplated by the reorganization agreement are subject to the satisfaction, at or prior to the closing, of conditions, among others, to the following general effect:

  . The representations and warranties of CRT contained in the merger agreement shall be accurate in all material respects (without giving effect to any material adverse effect or other materiality qualifications on the representations and warranties) as of the date of the merger agreement and as of the closing date as if made on and as of the closing date

  . Each covenant or obligation that CRT is required to comply with or to perform at or prior to the closing shall have been complied with and performed in all respects

  . The merger agreement and the merger shall have been duly approved by the holders of 90% of the CRT common stock and 100% of the CRT preferred stock, and the issuance of PDI common stock in the merger shall have been duly approved by the necessary vote of the PDI shareholders.

  . All consents required to be obtained in connection with the merger and the other transactions contemplated by the merger agreement shall have been obtained and shall be in full force and effect

  . PDI and Pharaoh shall have received the following agreements and documents, each of which shall be in full force and effect: (A) a noncompetition agreement from Richard Amtower in the form attached hereto as Appendix D; (B) a general release from the shareholders of CRT who have entered into a shareholder agreement with PDI; (C) a statement from CRT conforming to the requirements of Section 1.897-2(h)(2) of the Treasury Regulations; (D) a legal opinion from Rutan & Tucker LLP; (E) a legal opinion of Cooley Godward, dated as of the closing date and addressed to

     PDI, to the effect that the merger will constitute a reorganization within the meaning of Section 368 of the Code; (F) a letter from Ernst & Young LLP, dated as of the closing date confirming that PDI may account for the merger as a pooling of interests; (G) a letter from Cacciamatta Accountancy Corporation, dated as of the closing date confirming that no transaction entered into by CRT, and no other fact or circumstance relating to CRT, will prevent PDI from accounting for the merger as a pooling of interests; (H) a certificate executed on behalf of CRT by its chief executive officer confirming that the conditions set forth above have been duly satisfied; and (I) the written resignations of all officers and directors of CRT as of the effective time

  . The registration statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the Commission with respect to the registration statement

  . There shall have been no material adverse change in the business, financial condition, operations or financial performance of CRT since the date of the merger agreement

  . CRT shall have filed with the IRS a notification required under Sections 1.897-2(h)(1)(i) and 1.897-2(h)(2) of the United States Treasury Regulations

  . The shares of PDI common stock to be issued in the merger shall have been authorized for listing on Nasdaq, subject to notice of issuance

  . No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any legal requirement that makes consummation of the merger illegal

  . No person shall have commenced or threatened to commence any legal proceeding challenging or seeking the recovery of a material amount of damages in connection with the merger or seeking to prohibit or limit the exercise by PDI of any material right pertaining to its ownership of stock of the surviving corporation

  . Neither Richard Amtower nor more than three other exempt employees of CRT as of August 10, 1999 other than probationary employees or employees terminated for cause shall have ceased to be employed by CRT or expressed an intention to Richard Amtower to terminate their employment with CRT

  . CRT shall have provided PDI with evidence, reasonably satisfactory to PDI, as to the termination of its 401(k) plan

   CRT. The obligations of CRT to effect the merger and otherwise consummate the transactions contemplated by the merger agreement are subject to the satisfaction, at or prior to the closing, of conditions, among others, to the following general effect:

  . The representations and warranties of PDI and Pharaoh contained in the merger agreement shall be accurate in all material respects (without giving effect to any material adverse effect or other materiality qualifications on the representations and warranties) as of the date of the merger agreement and as of the closing date as if made on and as of the closing date

  . All of the covenants and obligations that PDI and Pharaoh are required to comply with or to perform at or prior to the closing shall have been complied with and performed in all respects

  . CRT shall have received the following agreements and documents: (A) a legal opinion of Cooley Godward LLP; (B) a legal opinion of Rutan & Tucker, dated as of the closing date and addressed to CRT, to the effect that the merger will constitute a reorganization within the meaning of
     Section 368 of the Internal Revenue Code; and (C) a certificate executed on behalf of PDI by an executive officer of PDI, confirming that conditions set forth above have been satisfied

  . The registration statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the Commission with respect to the registration statement

  . The merger agreement and the merger shall have been duly approved by the holders of a 90% of the CRT common stock and 100% the holders of CRT preferred stock, and the issuance of PDI common stock in the merger shall have duly approved by the necessary vote of the PDI shareholders

  . There shall have been no material adverse change in the business of PDI since the date of the reorganization agreement which shall have directly caused the closing sale price of PDI common stock on the trading day immediately preceding the PDI annual meeting to be less than six dollars.

  . The shares of PDI common stock to be issued in the merger shall have been authorized for listing on Nasdaq, subject to notice of issuance

  . No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any legal requirement that makes consummation of the merger illegal

Representations and Warranties

   The merger agreement contains certain representations and warranties, including, without limitation, representations and warranties by CRT as to:

   .  Due organization, subsidiaries and ultimate parent entity

   .  The articles of incorporation and the bylaws of CRT

   .  Capitalization

   .  Financial statements

   .  Absence of certain changes

   .  Title to assets

   .  Receivables

   .  Equipment and leaseholds

   .  Proprietary assets

   .  Contracts

   .  Liabilities

   .  Compliance with legal requirements

   .  Governmental authorizations

   .  Tax matters

   .  Employee and labor matters and benefit plans

   .  Environmental matters

   .  Insurance

   .  Transactions with related parties

   .  Legal proceedings and orders

   .  The authority and binding nature of the merger agreement

  .  Non-contravention and consents

  .  Disclosure

  .  Brokers, finders and investment bankers and their fees or commissions

   The merger agreement contains further representations and warranties by PDI and Pharaoh as to:

  .  Due organization, standing and power to conduct business

  .  Filings with the SEC and financial statements

  .  Authority and binding nature of the merger agreement

  . Valid issuance of the PDI common stock to be issued pursuant to the merger

  .  Disclosure

Covenants

   Access and Investigation. The merger agreement requires that during the period from August 10, 1999 through the effective time (the "pre-closing period"), CRT shall:

  . Provide PDI and PDI"s representatives with reasonable access to the acquired corporations" representatives, personnel and assets and to all existing books, records, tax returns, work papers and other documents and information relating to CRT

  . Provide PDI and PDI"s representatives with such copies of the existing books, records, tax returns, work papers and other documents and information relating to the acquired corporations, and with such additional financial, operating and other data and information regarding the acquired corporations, as PDI may reasonably request

   The merger agreement also requires that during the same period, PDI shall, to the extent the information listed below is not publicly available:

  . Provide a single executive officer of CRT and a single member of CRT"s legal representatives with reasonable access to PDI"s representatives, personnel and assets and to all existing books, records, tax returns, work papers and other documents and information relating to PDI

  . Provide CRT and CRT"s representatives with copies of such existing books, records, tax returns, work papers and other documents and information relating to PDI with such additional financial, operating and other data and information regarding PDI as CRT may reasonable request

   Conduct of CRT"s Business. The merger agreement requires that during the pre-closing period, CRT shall

  . Conduct its business and operations in the ordinary course and in substantially the same manner as such business and operation have been conducted prior the date of the merger agreement

  . Use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, employees and other persons having business relationships with CRT

  .  Keep in full force all of its insurance policies

   During the pre-closing period, CRT shall not (without the prior written consent of PDI):

  . Declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities

  . Sell, issue, grant or authorize the issuance or grant of (A) any capital stock or other security, (B) any option, call, warrant or right to acquire any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that CRT may issue (1) CRT common stock upon the valid exercise of CRT options or CRT warrants outstanding as of the date of the merger agreement, (2) shares of CRT common stock upon the conversion of shares of Series A Preferred Stock and (3) grant stock to employees in accordance with past practices, provided that CRT has obtained PDI's written consent with respect to each proposed optionee and the number, exercise price, vesting schedule and other terms of each proposed option grant)

  . Amend or waive any of its rights under, or accelerate the vesting under, any provision of any of CRT"s stock option plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement

  . Amend or permit the adoption of any amendment to the CRT articles of incorporation or the CRT bylaws or other charter or organizational documents, or, subject to the other terms of the merger agreement, effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction

  . Form any subsidiary or acquire any equity interest or other interest in any other entity

  . Make any capital expenditure (except that the acquired corporations may make capital expenditures that, when added to all other capital expenditures made on behalf of the acquired corporations during the pre-closing period, do not exceed $30,000 per fiscal quarter)

  . Enter into or become bound by, or permit any of the assets owned or used by CRT to become bound by, certain material contracts, or amend or prematurely terminate, or waive or exercise any material right or remedy under, certain material contracts except for the sale and lease of inventory in the ordinary course of business

  . (A) Acquire, lease or license any right or other asset from any other person; (B) sell or otherwise dispose of, or lease or license, any right or other asset to any other person, except for the sale and lease of inventory in the ordinary course of business and consistent with past practices, or waive or relinquish any material right, except for assets acquired, leased, licensed or disposed of by CRT pursuant to contracts other than certain material contracts

  . (A) lend money to any person (except that CRT may make routine travel and other expense advances to employees in the ordinary course of business and may, consistent with its past practices, allow employees to acquire CRT common stock in exchange for promissory notes upon exercise of options to purchase CRT common stock; or (B) incur or guarantee any indebtedness for borrowed money (except that CRT may make routine borrowings in the ordinary course of business under its line of credit with Pacific Century Bank, which line of credit may be extended and increased to an aggregate total line of credit up to $1,500,000)

  . Except as contemplated by the merger agreement, establish, adopt or amend any employee benefit plan, pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees or hire any new employee whose aggregate annual compensation is expected to exceed $80,000

  . Change any of its methods of accounting or accounting practices in any respect

  .  Make any election with respect to taxes

  .  Commence or settle any material legal proceeding

  .  Agree or commit to take any of the actions described above

   During the pre-closing period, each of PDI and CRT shall promptly notify the other in writing of:

  . The discovery of any event, condition, fact or circumstance that occurred or existed on or prior to the date of the merger agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by it

  . Any event, condition, fact or circumstance that occurs, arises or exists after the date of the merger agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by it in the merger agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of the merger agreement

  .  Any material breach of any of its covenants or obligations

  . Any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions to closing impossible or unlikely

   If any event, condition, fact or circumstance that is required to be disclosed by CRT to PDI requires any change in the CRT disclosure schedule, or if any such event, condition, fact or circumstance would require such a change assuming the CRT disclosure schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then CRT shall promptly deliver to PDI an update to the CRT disclosure schedule specifying such change. No such update shall be deemed to supplement or amend CRT disclosure schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by CRT in the merger agreement, or (ii) determining whether any of the conditions to PDI's and Pharaoh's obligation to close has been satisfied.

   Non-Solicitation. Pursuant to the merger agreement, CRT has agreed that it will not, directly or indirectly:

  . Solicit or encourage the initiation of any inquiry, proposal or offer from any person relating to a possible acquisition transaction

  . Participate in any discussion or negotiations or enter into any agreement with, or provide any non-public information to any person relating to or in connection with a possible acquisition transaction

  . Consider, entertain or accept any proposal or offer from any person relating to a possible acquisition transaction

   An "acquisition transaction" is any transaction involving: (1) the sale, license, disposition or acquisition or all or substantially all of CRT's business or assets (2) the issuance, disposition or acquisition of (A) any capital stock or other equity security of CRT (other than common stock issued to employees of CRT upon exercise of CRT options, conversion of Series A preferred stock or otherwise), in routine transactions in accordance with CRT's latest practices, (B) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of CRT (other than stock options granted to employees of CRT in routine transactions in accordance with CRT's past practices), or (C) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company; or (3) any merger, consolidation, business combination, reorganization or similar transaction involving CRT.

   Meetings of Shareholders. Pursuant to the merger agreement, CRT will take all action necessary in accordance with applicable law to convene and hold the CRT special meeting to vote upon the approval of the merger agreement and the merger. Pursuant to the merger agreement, PDI will take all action necessary to call, give notice of, convene and hold the PDI annual meeting to vote upon the issuance of PDI common stock in the merger.

   Conditions Relating to Stock Options and Warrants. For a description of the treatment of stock options to purchase CRT common stock, see the caption above entitled "--Stock Options."

   Form S-8. Pursuant to the merger agreement, PDI has agreed to file a registration statement on Form S-8 for the shares of PDI common stock issuable with respect to assumed CRT options within 60 days after the effective time.

   Accounting Treatment; Tax Free Reorganization. CRT and PDI has agreed (1) not to take any action during the pre-closing period that would adversely affect the ability of PDI to account for the merger as a pooling of interests,
(2) to use all reasonable efforts to attempt to ensure that none of its affiliates (as that term is used in Rule 145 promulgated under the Securities
Act) takes any action that could adversely affect the ability of PDI to account for the merger as a pooling of interests and (3) not to take any action either prior to or after the effective time that would reasonably be expected to cause the merger to fail to qualify as a reorganization.

   Indemnification and Insurance. Pursuant to the merger agreement, all rights to indemnification existing in favor of the persons serving as directors or officers of CRT as of the date of the merger agreement for acts and omissions occurring prior to the effective time, as provided in the CRT bylaws and as provided in any indemnification agreements between CRT and said officers and directors shall survive the merger and shall be observed by PDI and the surviving corporation for a period of not less than six years from the effective time.

   Certain Other Covenants. The merger agreement contains certain other covenants including covenants relating to: (i) preparation and filing of the registration statement; (ii) public announcements; (iv) tax qualification and opinion back-up certificates; (v) noncompetition agreements and general releases; (vi) listing of the PDI common stock to be issued pursuant to the merger on Nasdaq; (vii) FIRPTA; (viii) PDI extending offers of employment to all CRT employees employed as of the closing.

Termination

   The Board of Directors of both companies can jointly agree to terminate the merger agreement at any time prior to the closing without completing the merger. Either company can terminate the merger agreement if:

     1. the merger is not complete by December 31, 1999; or

     2. that company reasonably determines that the timely satisfaction of any of its conditions to closing has become impossible other than as a result of any failure on the part of that company to comply with or perform any of its covenants or obligations.

Expenses and Termination Fees

   Pursuant to the merger agreement, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement shall be paid by the party incurring such expenses, whether or not the merger is consummated; provided, however, that if the fees, costs and expenses incurred by or for the benefit of CRT exceed $100,000, the excess shall be deducted from the escrow fund.

                          INFORMATION RELATING TO PDI

Overview

   Photon Dynamics, Inc. is a leading worldwide supplier of array test, inspection and repair systems for the flat panel display, or FPD, industry. PDI's systems are used to control, monitor and refine the manufacturing process to increase the yield of FPDs, to reduce materials loss, to transition new FPD designs from research and development to commercial production and to assist in the rapid start-up of new FPD manufacturing facilities. While certain aspects of the manufacturing processes for FPDs are similar to manufacturing processes for semiconductor devices, materials costs represent a substantially higher percentage of the cost of an FPD as compared with semiconductor devices. As a result, the need for array test and inspection of FPDs goes beyond the need to improve yields as FPD manufacturers seek to identify defects early in the manufacturing process either to avoid investment of further materials cost or to repair the defect before further manufacturing steps make it less accessible. PDI believes that more of its systems have been used by manufacturers of active matrix liquid crystal displays, or AMLCDs, and other advanced FPDs to array test, inspect and repair high resolution FPDs than any other currently available system. PDI believes that the experience it has acquired from the wide use of its systems has enabled it to become a leading technical innovator of array test, inspection and repair equipment for advanced FPD manufacturers. PDI offers a suite of products to inspect almost all current types of commercially produced FPDs and to address all key areas of AMLCD test, inspection and repair throughout all major stages of the manufacturing life cycle, from research and development through commercial production as noted below:

 . PDI's array test products include test systems that locate, count and characterize electrical array faults, contamination and other defects on partially completed flat panel display substrates.

 . PDI's inspection products perform flat panel cell and module inspection to detect and locate optical defects in FPDs.

 . PDI's repair product performs array laser cut and weld repair functions based upon information generated by its array test product.

   All of PDI's product lines interface with one another through software systems used to store data and generate reports and other information used by FPD manufacturers to increase their yields. PDI's products incorporate proprietary technologies that enable FPD manufacturers to obtain information critical to yield improvement and management of manufacturing processes that had not previously been readily available to FPD manufacturers. PDI's proprietary Voltage Imaging(TM) and N-Aliasing(TM) technologies, in conjunction with its proprietary software programs, permit non-contact, full characterization and image evaluation of almost all commercially produced FPD displays, regardless of panel size or the FPD technology employed. All of PDI's product lines are currently being used with video graphics array (VGA), super video graphics array (SVGA), extended graphics array (XGA) and super extended graphics array (SXGA) displays and are designed for use with next generation ultra extended graphics array (UXGA) displays.

Industry Background

   Overview of Flat Panel Display Market. The market for FPDs has grown significantly in recent years as the result of the increasing popularity of portable computers and other electronic devices that display textual or graphical information. The weight and thin form factor of FPDs enable new display applications not supported by the predominant monitor technology, cathode ray tubes, or CRTs. Laptop and notebook computers, personal digital assistants, portable video games, digital phones and a variety of devices for the automotive, technical, medical and military markets are examples of electronic products in markets that cannot be served by cathode ray tube technology.

   Different applications for FPDs have varying cost, size and performance requirements, and alternative FPD technologies have been developed to address these different applications. Different types of FPDs that are currently being produced to address certain segments in the broader FPD market include liquid crystal, or LCD, plasma, electroluminescent , field emissive displays, organic light emitting diode, digital micro-mirror devices and mini and micro displays utilizing liquid crystal on silicon. Currently the most common type of FPD is the LCD, which first emerged in the form of watch and calculator displays in the 1970's. The most advanced form of LCD available today is the thin-film transistor AMLCD, which utilizes three individual emissive transistors at each pixel. This enables the AMLCD both to produce full color images and to operate at much faster refresh rates than earlier passive monochrome LCDs. The color capability, resolution, speed and picture quality of AMLCDs currently make these displays a preferred choice for high performance portable computers, multimedia and other applications requiring the display of video and graphics. The trend toward higher resolution video and graphic displays has been reflected in the evolution from VGA displays (640 x 480 lines of resolution) to SVGA displays (800 x 600 lines of resolution) to XGA displays (1,024 x 768 lines of resolution) which in turn are being replaced by next-generation SXGA displays (1,280 x 1,024 lines of resolution) and soon UXGA displays (1,600 x 1,200 lines of resolution). To achieve higher resolution display capability and enhanced picture quality, the number of pixels integrated in AMLCDs has increased, which in turn increases the complexity of the manufacturing process.

   The AMLCD Flat Panel Display Manufacturing Process. The manufacture of AMLCDs is an extremely complex process, which is developed and refined for different panel sizes and resolutions through research and development, pre-production prototyping and commercial production. Manufacturing an AMLCD involves a series of three principal steps. The first step is to build an array of thin-film transistors on a glass substrate through a process which is essentially the same as that used to create electronic circuitry on a semiconductor device. In a high-quality color AMLCD, each pixel, the smallest addressable dot on the display, is represented by three transistors, one for each of the primary colors, i.e., red, green and blue. The next step involves attaching a color filter to the transistor-embedded substrate and injecting liquid crystal material between the color filter and the transistor array. The color filter enables the display to attain color capability by selectively filtering out the light emissions from each multi-color pixel array to produce the desired color mix in the displayed image. At this second step, the "cell" for each pixel is created through the combination of transistors and a color filter. The last step in the process is to package the display and attach the electronics that will interpret and convert the electronic signals directed by the computer or other electronic system to the AMLCD and cause it to display the desired text, graphics and video images. This step also involves sealing the FPD and installing the electronics that connect the FPD to other electronic devices like a computer.

   Current Yield and Cost Problems Experienced by FPD Manufacturers. While there are many similarities between the techniques used to manufacture semiconductor devices and FPDs such as AMLCDs, the manufacture of FPDs is different in a number of ways that expose the FPD manufacturer to potentially greater risk from yield loss throughout the manufacturing process. The cost structure for the manufacture of FPDs is very different from semiconductor devices in that materials costs represent a much larger percentage of the total product cost to the FPD manufacturer. Second, the manufacture of FPDs combines both electrical manufacturing techniques as well as a number of complex non-electrical manufacturing steps, such as the manufacture and alignment of the color filter at exacting physical tolerances. Third, because of the visual function performed by FPDs, an FPD must satisfy visual criteria and have consistent resolution, color and quality to be acceptable to the end user. Some types of visual deficiencies, such as variations in screen brightness or color or blurred resolution, are unrelated to electrical defects and can cause substantial yield losses. These defects cannot be detected by traditional automated semiconductor array test equipment. Due to these factors, the AMLCD industry continues to experience substantial yield losses and to incur significant materials costs in the manufacture of FPDs.

   The ability of FPD manufacturers to improve yields of AMLCDs and other FPDs depends in large part on their ability to test and inspect displays during the manufacturing process and to use test and inspection data to refine the manufacturing process. Through inspection, the FPD manufacturer seeks to identify defects at an early stage in the process to repair and save the product or to avoid adding more cost to a defective product. PDI estimates that 80% of the overall cost of manufacturing a typical full color AMLCD is incurred in later stage manufacturing steps after the primary transistor array has been developed on the glass substrate. PDI believes that material costs can be reduced through in-process testing if yield defects in the manufacturing process can be properly detected at earlier stages. In addition, systematized inspection provides qualitative feedback to the FPD manufacturer and enables it to address yield problems and enhance the manufacturing process. Because of this critical role of yield in reducing FPD manufacturing costs, the FPD industry is now generally recognizing the need for automated FPD array test, inspection and repair equipment and seeking yield-enhancing solutions at all stages of the FPD manufacturing process. PDI believes that this need has become much more acute recently as AMLCDs have become increasingly more complex and the market has evolved from existing standard displays to the higher resolution displays.

Products

   Photon Dynamics offers a suite of products to inspect almost all commercially produced FPDs. All of PDI's systems use similar software based controls, processing and graphical user interfaces. Products can be networked together so that FPD defect data can be stored, analyzed and used throughout the manufacturing process. All of PDI's systems are capable of providing fully automated functionality through robotics purchased from third party vendors.

   Array Test Systems. PDI's array test systems use PDI's proprietary Voltage Imaging(TM) technology to detect, locate, quantify and characterize electrical contamination and other defects in AMLCD arrays after the completion of the first major step of production, the construction of the transistor array on the glass substrate. The systems incorporate a computer workstation and proprietary image processing software to display pixel images and information which not only allows manufacturers to determine whether individual pixels or lines of pixels are functional, but also allows them to find more subtle defects such as individual pixel voltage variations early in the production process. In addition, these systems generate point and line defect data files specifying the exact location of each defect, which data can then be used for statistical process control or downloaded to PDI's repair systems to effect repairs. The systems also perform key procedures involved in the array testing process, including running test sequences and loading, unloading and sorting substrates. The array test systems can be adapted to test different panel sizes in less than three hours, as compared with systems using probe card technology, which PDI estimates can require up to sixteen hours. The currently available ArrayChecker system is an enhanced version of earlier array test systems that uses optimized processing software, graphical user interface and materials transport features. These features have been designed to enable the ArrayChecker system to achieve throughput rates that are similar to conventional probe card based systems while providing the same functionality, flexibility and cost-efficient features of the earlier array test systems.

   Flat Panel Inspection Systems. PDI's Flat Panel Inspection (FIS) systems use PDI's proprietary N-Aliasing(TM) technology to inspect almost any type and size of commercially available FPD panel for optical defects after the completion of the cell stage of production. FIS systems are also designed to perform inspection after final module assembly of FPD panels. The systems use a single high-resolution camera and workstation operating PDI's N-Aliasing(TM) software to quantitatively measure critical optical qualities such as contrast, luminance and color balance and to precisely locate blemish, line, cluster and individual pixel defects. Test data generated by the systems is displayed on a video monitor to permit immediate visual interpretation and can be stored or sent to a repair system to effect repairs. Inspection systems comprise a family of products that offer different levels of resolution, functionality and flexibility to suit customers' needs. Currently available systems include, PanelMaster 300, SpotLite, Muralook, and MicroMaster. The systems are available either as stand-alone units or as modular systems designed to be integrated with manufacturers' material handling equipment.

   Array Repair System. PDI's repair systems use a laser to repair defects in AMLCD and passive LCD panels. These repair systems can use defect files downloaded from PDI's array test or inspection systems to automatically locate the defects in the panel so that the operator can decide whether or not to repair them. This capability saves operator time searching for the defects among the hundreds of thousands of pixels on a display.

Intellectual Property

   PDI has been issued thirty-four active U.S. patents with respect to its FPD array test, inspection and repair technologies and has some U.S. and foreign applications pending. PDI has a number of U.S. patents related to its Voltage Imaging(TM) technology and has applied for U.S., Japanese and Korean patents related to this technology as well as its repair and inspection technology. No patents are scheduled to expire before 2008, subject to payment of applicable maintenance fees. In addition, Photon Dynamics and IHI have jointly filed patent applications in Japan relating to some aspects of the array test systems.

   PDI frequently reviews its inventions and attempts to determine which inventions will provide substantial differentiation between PDI's products and those of its competitors. In certain cases, PDI may also choose to keep an invention or a process as a trade secret. Trade secrets are routinely employed in PDI's manufacturing processes. PDI has entered into non-disclosure agreements to protect its proprietary technology with its employees and consultants and in some instances with its suppliers, its customers and IHI. Because of rapid technological developments in the electronics and FPD industries and the broad and rapidly developing patent coverage in such industries, the patent position of any manufacturer, including PDI, is subject to uncertainties and may involve complex legal and factual issues. Consequently, although PDI holds certain patents and is currently processing additional patent applications, there can be no assurance that patents will issue from any pending applications. Furthermore claims allowed by any existing or future patents issued to PDI may be challenged, invalidated, or circumvented, and any rights granted thereunder may not provide adequate protection to PDI. Others may develop technologies that are similar or superior to PDI's technology, duplicate PDI's technology or design around the patents owned by PDI. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries.

  In addition, litigation may be necessary in the future to enforce PDI's patents and other intellectual property rights, to protect PDI's trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on PDI's results of operations or financial condition. Moreover, PDI may be required to participate in interference proceedings to determine the priority of inventions, which also could result in substantial cost to PDI. See "Risks Relating to the Business of PDI--PDI May Be Unable to Protect Its Proprietary Information and Procedures."

Research And Development

   The market for FPD array test, inspection and repair systems is characterized by rapid and continuous technological development and product innovation. PDI believes that continued and timely development of new products and enhancements to existing products is necessary to maintain its competitive position. Accordingly, PDI devotes a significant portion of its personnel and financial resources to research and development programs and seeks to maintain close relationships with customers to remain responsive to their product needs. PDI's current research and development efforts are directed to increasing the performance of its flat panel inspection and array test systems and expanding the application of its inspection systems for use in other related markets. Because the software incorporated by PDI into its products represents a significant portion of the value added by these products, almost one-half of PDI's research and development personnel are focused on software development.

   PDI's research and development expenses were $5.2 million and $5.9 million in fiscal 1999 and fiscal 1998, or 16% and 26% of revenue. Research and development expenses consist primarily of salaries, project materials and other costs associated with PDI's ongoing efforts to improve and enhance PDI's products.

   PDI has obtained substantial development funding from IHI with respect to PDI's array test systems. IHI has provided funding for initial feasibility studies and development of the first prototypes of array test systems, and since 1990 IHI has provided to PDI in excess of $8 million in research and development funding with respect to the array test systems. In exchange for this funding IHI has been granted certain licenses and joint ownership rights to the developed technology. See "Risks Relating to the Business of PDI--PDI Depends on Its Relationship with IHI to Market Its Products in Asia and Elsewhere."

   PDI has entered into contracts with the U.S. government and private companies, including IHI, to develop products, which PDI is then able to sell with certain restrictions. PDI generally owns all of the intellectual property developed under these contracts. However PDI has licensed certain rights to its array test technology to the U.S. government which may transfer its license to a third party for use in products sold to U.S. customers in the event PDI becomes unable to deliver array test systems to U.S. customers.

Customers, Sales and Service

   PDI sells its products to leading FPD manufacturers. Sales to LG Electronics, Inc., represented 16% and 27% of revenue in fiscal 1999 and fiscal 1998. Overall, PDI's top four customers contributed 78% of revenue in fiscal 1999, as compared to 92% of revenue in fiscal 1998. International sales accounted for 99% and 96% of revenue in fiscal 1999 and fiscal 1998, respectively. See "Risks Relating to the Business of PDI--The Future Performance of PDI Depends in Part on Future Growth in the Japanese, Taiwanese and Korean Markets," "--PDI's International Operations Create Specialized Risks that Can Negatively Affect Its Business" and "--A Few Customers Have Accounted for a Significant Percentage of PDI's Revenues."

   Photon's revenue is obtained primarily from flat panel display manufacturers and to a lesser extent, through IHI, a value added resellers in Japan and a sales representative in Taiwan. During fiscal 1997, PDI entered into a memorandum of understanding with IHI, expanding the number of product lines sold and serviced in Japan by IHI from one to three. In the quarter ended June 30, 1997, PDI shipped its first inspection and repair systems to IHI. During fiscal 1999 and fiscal 1998, PDI continued to work under the provisions of the memorandum of understanding with IHI. Sales to IHI were $8.3 million in fiscal 1999 as compared to $10.1 million in fiscal 1998. A final agreement with IHI may not be negotiated on a timely basis or on terms favorable to PDI. See "Risks Relating to the Business of PDI--PDI Depends on Its Relationship with IHI to Market Its Products in Asia and Elsewhere."

   In the U.S., PDI maintains its sales and service office at its headquarters in San Jose, California. In Asia, PDI has subsidiaries in Tokyo, Japan and Seoul, Korea that provide direct sales, marketing and service support. In Japan, PDI's products are also serviced by IHI.

   PDI generally sells its products on net-30 day terms to its customers, with a small portion held back until final acceptance. However, a substantial portion of its customers, primarily foreign, remit payments on significantly longer terms. PDI generally warrants its products for a period of one year from final acceptance by customers. Installation is generally included in the price of the product. PDI's field service providers provide customers with repair and maintenance services. Customers may enter into repair and maintenance service contracts covering PDI's products. PDI provides customer training for a fee to enable its customers to perform routine service and provides telephone consultation services generally free of charge. PDI does not consider its business to be seasonal in nature, but it may become cyclical with respect to the capital equipment procurement practices of major FPD manufacturers.

Manufacturing and Suppliers

   PDI's principal manufacturing activities take place in San Jose, California and consist primarily of final assembling and testing of and subassemblies which are acquired from third party vendors. Some of the components and subassemblies included in PDI's systems are obtained from a single source or a limited group of suppliers. For example, PDI has obtained all of the high-speed image processing systems, materials handling platforms and ultra-high resolution cameras used in its products from single source suppliers. PDI has not entered into any formal agreements with such suppliers, other than long-term purchase orders and, in some cases, volume pricing agreements. The partial or complete loss of such suppliers could:

 .  increase PDI's manufacturing costs

 .  delay product shipments while PDI qualifies a new supplier

 . require redesigning PDI's products and could therefore have an adverse effect on PDI's results of operations and damage customer relationships

   Further, a significant increase in the price of one or more of the components supplied by these suppliers could increase PDI cost of goods sold and reduce its profit margins.

   PDI schedules production based upon customer purchase orders and anticipated orders during the planning cycle. PDI generally expects to be able to accept a customer order, build the required machinery and ship to the customer within sixteen weeks. Quality control is maintained through incoming inspection of components, in-process inspection during equipment assembly and final inspection and operation of all manufactured equipment prior to shipment. PDI works in close collaboration with its employees, customers and suppliers and trains all of its employees in basic quality. Although PDI conducts final testing of its systems and assembles some components under limited clean room conditions, most manufacturing occurs in standard manufacturing space.

   PDI has granted certain exclusive rights to IHI to manufacture array test systems developed prior to June 1997 for Japan, Korea and the rest of the IHI Territory. Under the terms of PDI's agreements with IHI, PDI retains the right to manufacture certain critical components for the array test systems and to sell these components to IHI at prices that are established annually, and IHI has the right to manufacture and assemble the balance of the array test systems to be sold in its territories. To date, IHI has allowed PDI to manufacture all array test systems for IHI, which has acted as a value added reseller in Japan and performed customization of the array test systems for the Japanese market and its individual customers in that market. To the extent IHI determines in the future to exercise fully its contractual right to manufacture and sell these systems for the IHI territory, such action would reduce revenue of PDI attributable to these IHI manufactured array test systems. See "Risks Relating to the Business of PDI--PDI Depends on Its Relationship with IHI to Market Its Products in Asia and Elsewhere."

Backlog

   As of September 30, 1999, PDI's backlog was $20.2 million as compared to $8.3 million as of September 30, 1998. In addition, 73% of PDI's backlog at fiscal 1999 year-end was comprised of orders from three customers as compared to 82% of orders comprised of one customer in 1998. PDI's backlog consists of those customer orders for which it has accepted purchase orders and assigned shipment dates within the next twelve months. All orders are subject to delay or cancellation with limited or no penalty to the customer. Because of possible changes in product delivery schedules and cancellation of product orders, because orders received by PDI in any particular quarter may vary significantly and because PDI's sales will often reflect orders shipped in the same quarter they are received, PDI's backlog may vary significantly and at any particular date is not necessarily indicative of actual sales for any succeeding period.

Competition

   The FPD equipment industry is highly competitive. PDI faces substantial competition from established companies, many of which are larger companies, have greater financial, engineering and manufacturing resources than PDI and have larger service organizations and long-standing customer relationships with major FPD manufacturers. Furthermore, in the event that PDI is unsuccessful in negotiating a new agreement with IHI, IHI may compete with PDI selling PDI's array test systems in Japan, Korea and the rest of IHI's territory. See "Risks Relating to the Business of PDI--PDI Depends on Its Relationship with IHI to Market Its Products in Asia and Elsewhere." Sales to IHI were $8.3 million in fiscal 1999 and $10.1 million in fiscal 1998. PDI also expects it may face additional competition from new entrants into the FPD equipment industry and from competitors utilizing new technologies. PDI's competitors can be expected to continue to improve the design and performance of their products and to introduce new products with competitive price/performance characteristics. In addition, PDI's customers may choose to develop proprietary technology and FPD equipment, which may obviate or lessen their need to purchase PDI's products. PDI's customers may also use multiple technologies and solutions, including competitors' products, to replicate the functionality of PDI's systems. Competitive pressures may necessitate price reductions, which could adversely affect PDI's results of operations. Although PDI believes that it has certain technological and other advantages over its competitors, realizing and maintaining such advantages will require a continued high level of investment by PDI in engineering, research and development, marketing and customer service and support. PDI may not have sufficient resources to continue to make such investments. Even if sufficient funds are available, PDI may not be able to make the technological advances necessary to maintain such competitive advantages.

Employees

   As of September 30, 1999, PDI employed 106 persons. Many of PDI's employees are highly skilled, and PDI's success will depend in part upon its ability to retain such employees and attract new qualified employees, who are in great demand. PDI has never had a work stoppage or strike, and no employees are represented by a labor union or covered by a collective bargaining agreement. PDI considers its employee relations to be good. See "Risks Relating to the Business of PDI--The Inability to Attract or Loss of PDI's Key Employees Could Negatively Affect PDI."

Facilities

   The Company's corporate headquarters, located in San Jose, California, consists of a 50,000 square foot facility. The lease expires in 2002. PDI also leases office space for its sales and service operations in Seoul, Korea and Tokyo, Japan.

        PDI MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

   The statements contained in this proxy statement/prospectus are not purely historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding PDI's expectations, hopes, intentions, or strategies regarding the future. All forward looking statements included in this document are based on information available to PDI on the date hereof, and PDI assumes no obigation to update any such forward looking statements. It is important to note that PDI's actual results could differ materially from those in such forward looking statements. You should consult the risk factors listed under "Risks Relating to the Business of PDI" and elsewhere in this proxy statement/prospectus.

   The following discussion should be read in conjunction with PDI's condensed consolidated financial statements and notes thereto.

Comparison of the Years Ended September 30, 1999 and 1998

Results of Operations

   The following table sets forth certain operating data as a percentage of total revenue:

                                                                  Years Ended
                                                                   September
                                                                      30,
                                                                  ------------
                                                                  1999   1998
                                                                  -----  -----
Revenue.......................................................... 100.0% 100.0%
Cost of revenue..................................................  57.9   58.2
                                                                  -----  -----
Gross margin.....................................................  42.1   41.8
                                                                  -----  -----
Operating expenses:
  Research and development.......................................  16.4   26.4
  Selling, general and administrative............................  22.0   24.0
  Asset related to product line disposal.........................   0.0   (1.6)
                                                                  -----  -----
    Total operating expenses.....................................  38.4   48.8
                                                                  -----  -----
Operating income (loss)..........................................   3.7   (7.0)
Other income, net................................................   0.4    1.0
                                                                  -----  -----
Income (loss) before provision for income taxes..................   4.1   (6.0)
Provision for income taxes.......................................   0.4    0.5
                                                                  -----  -----
Net income (loss)................................................   3.7%  (6.5)%
                                                                  =====  =====

Overview

   PDI develops, manufactures and markets on a worldwide basis a variety of products to inspect virtually all types of FPDs and to address key areas of AMLCD test, inspection and repair throughout all major stages of the manufacturing life cycle from research and development through commercial production.

   PDI's revenue is obtained primarily through sales to FPD manufacturers and, to a lesser extent, value-added resellers in Japan. PDI's primary value-added reseller in Japan is IHI with which PDI does not have a long-term agreement. During fiscal 1997, PDI expanded the scope of its existing arrangement with IHI, increasing the number of product lines sold and serviced by IHI from one to three. In the quarter ended June 30, 1997, PDI shipped its first inspection and repair systems to IHI.

   PDI derives substantially all of its revenue from international sales in Asia, primarily Japan, Taiwan and Korea, where the majority of volume flat panel production currently takes place. At present, all worldwide sales are made in U.S. dollars, whether to direct or value-added resellers. PDI's revenue is derived primarily from the sale of its products.

   In August 1999, PDI entered into an agreement with CR Technology, Inc. ("CRT"), a California corporation, whereby PDI will acquire all of the outstanding common and preferred shares of CRT in exchange for approximately 2,000,000 shares of PDI's Common Stock. This transaction is intended to be accounted for as a pooling of interests. The transaction must be approved by a vote of CRT's and PDI's shareholders. The agreement terminates on December 31, 1999 if the merger has not occurred by that date. As of September 30, 1999, approximately $307,000 of expenses related to the business combination have been capitalized as prepaid expenses and will be expensed in the period that the combination is consummated.

Results of Operations

   Revenue. Revenue increased 41% from $22.4 million in fiscal 1998 to $31.6 million in fiscal 1999. The increase in revenue for fiscal 1999 as compared to fiscal 1998 was due to a significant increase in customer shipments, particularly to Taiwan, which reflects growth in the FPD industry. Fiscal 1998 saw a decrease in capital spending by FPD manufacturers located in Asia as a result of the adverse economic conditions experienced by the region at that time. As of September 30, 1999, PDI's backlog was approximately $20.2 million as compared to approximately $8.3 million as of September 30, 1998. There can be no assurance that PDI's backlog will translate into future revenues.

   International sales accounted for $31.3 million and $21.4 million of revenue in fiscal 1999 and fiscal 1998, respectively. Sales to Japan decreased to $8.3 million, or 26% of revenue, in fiscal 1999 from $10.2 million, or 45% of revenue, in fiscal 1998. Sales to Taiwan increased significantly to $11.0 million, or 35% of revenue, in fiscal 1999 from $0.8 million, or 4% of revenue, in fiscal 1998. Sales to Korea increased to $12.0 million, or 38% of revenue, in fiscal 1999 from $10.3 million, or 46% of revenue, in fiscal 1998.

   Because PDI derives substantially all of its revenue from the sale of a relatively small number of systems, which typically range in price from $400,000 to $1.5 million, the timing of the sale of a single system could have and has had a significant impact on PDI's revenue in any particular period.

   For the quarter ended March 31, 1999, revenue included a non-recurring $500,000 fee paid by a Japanese company to purchase manufacturing rights.

   Gross Margin. Gross margin as a percent of revenue increased slightly to 42.1% in fiscal 1999 from 41.8% in fiscal 1998. The increase in gross margin for fiscal 1999 was due, in large part, to manufacturing efficiencies resulting from higher production volumes. In addition, PDI implemented engineering programs during the last half of fiscal 1999 to decrease the cost of its products. This was offset by several system upgrade orders and shipments to Taiwan, which had gross margins lower than typical shipments sold by PDI. PDI has increased its shipments to Taiwan to expand PDI's customer base. Overall gross margins will fluctuate on a quarterly basis due to PDI's production volume and product mix, among other factors.

   Research and Development. PDI decreased its research and development expenses to $5.2 million, or 16% of revenue, in fiscal 1999 from $5.9 million, or 26% of revenue, in fiscal 1998. The decrease in spending for fiscal 1999 as compared to fiscal 1998 was primarily due to decreased spending in the areas of outside consultants and prototype materials. In fiscal 1998, PDI was working on a number of product enhancements that it believed would improve its ability to sell into volume production environments. Because this work is now complete, PDI reduced its spending on outside consultants and prototype materials during fiscal 1999 as compared to fiscal 1998. PDI expects that its investment in research and development will increase incrementally in fiscal 2000 as a result of new product development projects.

   Selling, General and Administrative. Selling, general and administrative expenses increased to $6.9 million, or 22% of revenue, in fiscal 1999 from $5.4 million, or 24% of revenue, in fiscal 1998. The increase in these expenses for fiscal 1999 as compared to fiscal 1998 was due to higher commissions and other selling expenses related to increases in orders and revenue. Expenses related to business development activities have also contributed to the increase in these expenses. Selling, general and administrative expenses may increase in fiscal 2000 and in future periods depending on factors such as the level of PDI's revenue and operating expenses. Selling expenses may also fluctuate based on PDI's product and territorial sales mix, which have different sales channels and associated cost structures.

   Asset Recovery Related to Product Line Disposal. During the quarter ended December 31, 1997, PDI received a payment of $350,000 in settlement of a dispute related to the cancellation of its Defect Monitoring Tool ("DMT") product line. In September 1996, PDI ceased operations of its DMT product line. The DMT product group had worked exclusively on a single customer project not in the FPD market. As a result of the cancellation of this project, PDI had expensed the associated inventory and assets of this product line which were not transferred to other products.

   Interest Income. Interest income in fiscal 1999 increased to $251,000 from $245,000 in fiscal 1998 as a result of higher average cash and investment balances throughout the fiscal year.

   Interest Expense and Other. Interest expense and other consists of interest expense, foreign exchange gains and losses, and other miscellaneous income and expenses. Interest expense and other in fiscal 1999 increased to $124,000 from $13,000 in fiscal 1998 as a result of less other miscellaneous income in fiscal 1999 as compared to fiscal 1998.

   Provision for Income Taxes. The provision for income taxes in fiscal 1999 was related to alternative minimum taxes incurred by PDI in the U.S. and foreign taxes currently payable. No U.S. income taxes were incurred in fiscal 1998 because of PDI's net operating loss. As of September 30, 1999, PDI had available federal and state net operating loss carryforwards of approximately $12.1 million and $0.3 million, respectively. PDI also had federal and state research and development tax credit carryforwards of approximately $1.3 million and $0.8 million, respectively. The net operating loss and credit carryforwards will expire at various times beginning in 2000 through 2018, if not utilized. As of September 30, 1999, PDI had deferred tax assets of approximately $9.7 million, which have been fully reserved with a deferred tax valuation allowance and which consist primarily of net operating loss, research and development tax credit carryforwards, and reserves and other accrued expenses not yet deductible for income tax purposes. These deferred tax assets will be recognized in future periods as taxable income is realized and consistent profits are reported.

Liquidity and Capital Resources

   PDI has financed its growth primarily by a combination of equity financing, loans, lines of credit, and cash flows from operations. As of September 30, 1999, PDI had working capital of $16.5 million of which $6.7 million was cash and cash equivalents and short-term investments.

   Cash provided by operating activities was $0.8 million for fiscal 1999. Working capital items that significantly impacted cash balances were accounts receivable, inventories, accounts payable, and accrued expenses and other liabilities. PDI's accounts receivable balance increased $5.0 million to $11.0 million in fiscal 1999 from $6.0 million in fiscal 1998 due to higher shipments. This higher level of shipments resulted in a $2.3 million decrease in inventories to $4.5 million in fiscal 1999 from $6.8 million in fiscal 1998. Accounts payable increased $0.3 million from $1.5 million in fiscal 1998 to $1.8 million in fiscal 1999 due to the purchase of additional materials required to meet the increased production requirements. The increase of $1.1 million in accrued expenses and other liabilities to $4.0 million in fiscal 1999 from $2.9 million in fiscal 1998 is attributable to the higher number of systems under warranty in addition to higher commission and bonus expenses associated with increases in orders and revenue.

   Capital expenditures in fiscal 1999 and fiscal 1998 were $0.9 million and $0.7 million, respectively. Spending levels in fiscal 1999 and fiscal 1998 were in line with PDI's normal annual capital requirements.

   PDI has entered into a $3.5 million line of credit with a bank which expires in March 2000. This line of credit is secured by substantially all of PDI's assets and contains certain financial and other covenants. PDI is eligible to borrow against accounts receivable and a portion of inventories. Borrowings under this line of credit bear interest at prime rate plus 1.00% to 1.25% (9.25% to 9.50% as of September 30, 1999). As of September 30, 1999, no amounts were outstanding under this bank line of credit, and PDI was in compliance with all bank covenants.

   PDI believes that cash and cash equivalents, short-term investments, borrowings from the line of credit and cash flows from operations will be sufficient to satisfy working capital requirements and capital equipment needs for at least the next twelve months. As of September 30, 1999, PDI had no material outstanding commitments to purchase or lease capital equipment.

   PDI believes that success in its industry requires substantial capital in order to maintain the flexibility to take advantage of opportunities as they may arise. PDI may, from time to time, invest in or acquire complementary businesses, products or technologies and may seek additional equity or debt financing to fund such activities. There can be no assurance that such funding will be available to PDI on commercially reasonable terms. The sale of additional equity or convertible debt could result in dilution to PDI's shareholders.

Year 2000 Computer System Compliance

   The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of PDI's computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. In addition to PDI's own systems, PDI relies, directly and indirectly, on external systems of its customers, creditors, financial organizations, utility providers, and government entities, both domestic and international. Consequently, PDI could be affected by disruptions in the operations of these third parties with which PDI interacts.

   PDI has established a task force to address internal and external Year 2000 issues. To date, PDI has made several modifications to its product software, its enterprise software and its network software to help ensure Year 2000 compliance. Although PDI believes that its products and internal systems are currently Year 2000 compliant, third parties with which PDI interacts may not be Year 2000 compliant. Failure of third party enterprises to achieve Year 2000 compliance could adversely affect PDI's business.

   PDI continues to evaluate the estimated costs associated with the efforts to prepare for Year 2000 based on actual experience. While the efforts will involve additional costs, PDI believes that it will be able to manage its total Year 2000 transition without material adverse effect on its business operations, products or financial prospects. As of September 30, 1999, PDI had incurred approximately $36,000 in costs to achieve Year 2000 compliance. The actual outcomes and results could be affected by many factors. These factors include:

  .  continued availability of skilled personnel

  .  cost control

  .  ability to locate and correct software code problems

  . critical suppliers and subcontractors meeting their commitments to be Year 2000 compliant

  .  timely actions by customers

   PDI anticipates that it will remediate all Year 2000 risks and be able to conduct normal operations without having to establish a Year 2000 contingency plan. Accordingly, PDI does not have a contingency plan and does not intend to establish one. Furthermore, PDI may not have foreseen and corrected all Year 2000 problems which may result in material disruption to its business.

                        PDI MANAGEMENT AFTER THE MERGER

Executive Officers and Directors

                                                   Position Held With
 Name                            Age        the Company/Principal Occupation
 ----                            ---        --------------------------------
 Directors
 Mr. Vincent F. Sollitto, Jr. .. 51  President and Chief Executive Officer
 Mr. Francois J. Henley......... 40  Chief Executive Officer of Silicon Genesis
                                     Corporation
 Mr. E. Floyd Kvamme............ 61  Chairman of the Board and General Partner of
                                     Kleiner Perkins Caufield & Byers IV, a venture
                                     capital partnership
 Mr. Barry L. Cox............... 57  Chairman of the Board of Directors of Quantum
                                     Effect Devices, Inc.
 Mr. Michael J. Kim............. 54  Vice President, Business Development, FDS,
                                     Philips Components
 Dr. Malcolm J. Thompson........ 54  President & Chief Executive Officer of
                                     Novalux, Inc.
 Officers
 Mr. Vincent F. Sollitto, Jr. .. 51  President and Chief Executive Officer
 Mr. Richard L. Dissly.......... 55  Chief Financial Officer, Vice President of
                                     Operations and Secretary
 Dr. William K. Pratt........... 62  Chief Technical Officer
 Mr. Jeffrey A. Hawthorne....... 41  Vice President, Development
 Mr. Richard E. Amtower......... 56  Vice President, Photon Dynamics, Inc. and
                                     President of CR Technology, Inc.

   Mr. Sollitto joined PDI as Chief Executive Officer in June 1996 and became a member of the Board of Directors of PDI in July 1996. From August 1993 to 1996, Mr. Sollitto was the General Manager of Business Unit Operations for Fujitsu Microelectronics, Inc. From April 1991 to August 1993, he was the Executive Vice President of Technical Operations at Supercomputer Systems, Incorporated. Mr. Sollitto spent twenty one years in various positions, including Director of Technology and Process at International Business Machines Corporation, before joining Supercomputer Systems, Incorporated. Mr. Sollitto serves as a director of Irvine Sensors Corp. Mr. Sollitto is a graduate of Tufts College where he received a B.S.E.E. in 1970.

   Mr. Henley founded PDI in 1986 and has been a member of the Board of Directors since that time. He has been Chief Executive Officer of Silicon Genesis Corporation since June 1997. From July 1994 to July 1997, Mr. Henley was Chief Technical Officer of the Company and from June 1986 to June 1994, he held various other positions in PDI, including that of President. Prior to 1986, Mr. Henley held various engineering positions at Hewlett-Packard Company, Intel Corporation and Spectrum Sciences, Inc. Mr. Henley received a B.S.E.E. from Rensselaer Polytechnic Institute in 1980 and an M.S.E.E. from the University of California, Berkeley in 1982, where he completed Ph.D. course requirements in quantum electronics.

   Mr. Kvamme has been a member of the board of directors of PDI since 1986. He has been a general partner of Kleiner Perkins Caufield & Byers since March 1984. Mr. Kvamme also serves on the boards of directors of Harmonic, Inc., Brio Technology, National Semiconductor, Power Integrations, Inc. and several privately held companies. Mr. Kvamme received a B.S.E.E. from the University of California, Berkeley and an M.S.E. from Syracuse University.

   Mr. Cox has been a member of the Board of Directors since 1990. Mr. Cox joined Quantum Effect Devices in July 1998 and has served as its Chairman of the Board of Directors since September 1999. From January 1996 through July 1998, Mr. Cox served as a consultant for various companies. Mr. Cox served as the President, Chief Operating Officer and a director of Weitek Corporation from 1992 to 1993 and served as its President and Chief Executive Officer from 1993 to 1995. Mr. Cox was a founder and director of ATEQ Corporation, a semiconductor capital equipment manufacturer, and from 1987 to 1992 served as its President and Chief Executive Officer. In addition to Quantum Effective Devices and Photon Dynamics, Mr. Cox serves on the boards of the privately held technology companies. Mr. Cox received a B.S. in Engineering from the U.S. Air Force Academy and an MBA from Boston University.

   Mr. Kim has been a member of the board of directors of PDI since 1991. He is the Vice President, Business Development at FDS, Philips Components in San Jose, California. He was a corporate Senior Vice President of LG Electronics, Inc. and has served as the head of the San Jose Technology Center of LG Electronics, Inc. from 1993 to February 1999. From 1988 to 1992, Mr. Kim served as a Vice President at Goldstar Technology, Inc., formerly a subsidiary of LG Electronics, Inc. Mr. Kim received a B.S.E.E. from the University of Illinois, Chicago and an M.S.E.E. from the University of Santa Clara.

   Dr. Thompson has been a member of the board of directors of PDI since 1992. He is the President and Chief Executive Officer of Novalux, Inc. located in Sunnyvale, California. Prior to Novalux he was President and CEO of dpiX Inc. Dr. Thompson was previously Chief Technologist for Xerox PARC from 1981 to 1996. He also has served as Chairman of the Board of the Unites States Display Consortium (USDC), an industry-government consortium of over 135 member companies. Dr. Thompson received a B.S. and a Ph.D. in Applied Physics from the University of Brighton, Sussex in the United Kingdom.

   Mr. Dissly joined PDI in November 1998 as Chief Financial Officer and Vice President of Operations. He was appointed Secretary of the Company in October 1999. He has more than twenty years of experience in establishing profitable business models and systems with several rapidly growing international electronics companies. Prior to joining Photon Dynamics, Mr. Dissly was the CFO of Semaphore Communications from January 1997 to October 1998 and CrossCheck Technology from July 1992 to December 1996. His responsibilities have included managing operations, strategic planning, MIS, finance, human resources, and facilities. Mr. Dissly has an M.B.A. from Santa Clara University and is a licensed certified public accountant.

   Dr. Pratt joined PDI in October 1996 as the Chief Technical Officer for Software. From 1988 through 1994 he was Director of Multimedia and Imaging Technology at Sun Microsystems, Inc. In 1993, he founded Pixelsoft, Inc., a start-up image processing software development company. Dr. Pratt received a B.S. degree in electrical engineering from Bradley University and an M.S. and Ph.D. in electrical engineering from University of Southern California. Dr. Pratt holds five patents and is the author of several books on image processing.

   Mr. Hawthorne joined PDI in November 1991 as Senior Applications Engineer, FIS Products. He was promoted to Project Manager FIS Products and then General Manager and Vice President, General Manager, Inspection Products Division in August 1992 and in September 1994, respectively. From June 1990 to November 1991, he was a consultant with Display Tech, Inc., which provided consulting services in the area of liquid crystal displays. He received a B.S. in engineering physics from the University of Colorado in 1987 and a M.S. in optical engineering from the University of Rochester in 1990.

   Mr. Amtower joined CRT in 1984 and has served as a member of the board of directors and the President and Chief Executive Officer of CRT since that time. Mr. Amtower is a graduate of the University of California at Riverside, where he received a B.A. degree in physics in 1965.

Board Committees And Meetings

   During the fiscal year ended September 30, 1999, the board of directors of PDI held seven meetings. The board of directors has an audit committee and a compensation committee.

   The audit committee meets with PDI's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the board the independent auditors to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The audit committee is composed of three (3) non-employee directors:
Messrs. Kvamme, Thompson and Kim. It met once during such fiscal year. The compensation committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under PDI's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the board may delegate. The compensation committee is composed of two (2) non-employee directors: Messrs. Kvamme and Cox. It met once during such fiscal year.

   During the fiscal year ended September 30, 1999, all directors attended at least 75% of the aggregate of the meetings of the board of directors and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

Board Composition

Director Compensation

   Each non-employee director of PDI is entitled to receive a per meeting fee of $1,000, $500 for each telephone meeting plus $500 for each committee meeting attended by the committee member. In the fiscal year ended September 30, 1998, the total compensation paid to non-employee directors was $45,000. Dr. Thompson elected to forego cash compensation for service as a non-employee director of PDI during the last fiscal year. The members of the board of directors are also eligible for reimbursement for their expenses incurred in connection with attendance at board meetings in accordance with PDI policy. During the last fiscal year, the Company granted options covering an aggregate 12,500 shares in the individual amounts of 2,500 shares to each of Messrs. Cox, Henley, Kim, Kvamme and Thompson at an exercise of $5.438 per share. Options granted during the last fiscal year have exercise prices equal to 100% of the fair market value on the date of grant (based on the closing sales price reported in the Nasdaq National Market for the date of grant). As of September 30, 1999, no options had been exercised by non-employee directors during the last fiscal year.

Compensation of Executive Officers

   The following table shows for the fiscal years ended September 30, 1997, 1998 and 1999, compensation awarded or paid to, or earned by, PDI's Chief Executive Officer and its other four most highly compensated executive officers at September 30, 1999 (the "Named Executive Officers"):

                           Summary Compensation Table

                                 Annual Compensation    Other Annual Securities
                              ------------------------- Compensation Underlying
Name and Principal Position   Year Salary ($) Bonus ($)     ($)      Options (#)
---------------------------   ---- ---------- --------- ------------ -----------
Vincent F. Sollitto, Jr...... 1999  215,055    72,496          --      50,000(3)
 Chief Executive Officer      1998  234,766    50,000          --         --
                              1997  225,900    50,000          --         --

Carl J. Meurell (2).......... 1999   85,097    21,062    17,117(1)        -- (3)
 Vice President, Marketing    1998  155,002     5,000    76,461(1)     12,000
  and
 Business Development         1997  144,679    29,500    32,639(1)     12,000

Jeffrey A. Hawthorne......... 1999  169,289    24,000          --      10,000(3)
 Vice President, Development  1998  154,327    16,640          --      22,000
                              1997  126,771     5,000          --      10,000

William K. Pratt............. 1999  154,924    20,000          --      10,000(3)
 Chief Technical Officer      1998  149,732    19,600          --      22,000
                              1997  133,024    44,600          --      40,000

Richard L. Dissly............ 1999  151,728       --           --      80,000
 Chief Financial Officer and  1998      --        --           --         --
 Vice President of Operations 1997      --        --           --         --

--------
(1)  Represents commissions earned.

(2) Mr. Meurell resigned as of March 22, 1999.
(3) Net of cancelled and repriced options. (See Stock Option Grants and Exercises)

Stock Option Grants and Exercises

   The Company grants options to its executive officers under its Option Plan. As of September 30, 1999, options to purchase a total of 1,072,010 shares were outstanding under the Option Plan and options to purchase 273,667 shares remained available for grant thereunder.

   The following tables show for the fiscal year ended September 30, 1999, certain information regarding options granted to, exercised by, and held at year-end by, the Named Executive Officers:

Option Grants in Last Fiscal Year

                                  Individual Grants
                         -----------------------------------
                                                   %
                             Number of      of Total Options
                            Securities         Granted to
                         Underlying Options   Employees in   Exercise Price Expiration
Name                        Granted (#)       Fiscal Year        ($/SH)        Date
----                     ------------------ ---------------- -------------- ----------
Mr. Sollitto, Jr. ......       50,000(1)          6.52%         $ 4.125      12/02/08
Mr. Meurell (1).........          --               --               --            --
Mr. Hawthorne...........       10,000(1)          1.30%         $10.625       6/10/09
Dr. Pratt...............       10,000(1)          1.30%         $10.625       6/10/09
Mr. Dissly..............       10,000             1.30%         $10.625       6/10/09
                               70,000             9.13%         $ 4.125      11/10/08

--------

(1) Net of cancelled and repriced options.

   On November 1998, optionholders were allowed to replace outstanding options at $4.50 per share if they agreed (1) to receive less shares per a conversion formula, (2) that replacement shares could not be exercised for a 6 month period and (3) that the replacement shares would have 6 months added to the vesting schedule that applied to the original outstanding options. The Named Executive Officers elected to participate as follows:

                                                             Cancelled Repriced
                                                              Options  Options
                                                             --------- --------
Mr. Sollitto, Jr. ..........................................  200,000  170,800
Mr. Meurell.................................................   67,000   41,202*
Mr. Hawthorne...............................................   20,000   17,084
Dr. Pratt...................................................   50,000   47,032

--------

*  28,051 shares were cancelled upon resignation.

Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

                                                     Number of Securities      Value of Unexercised
                            Shares                  Underlying Unexercised     In-the-Money Options
                         Acquired on     Value       Options at FY-End (#)         at FY-End ($)
Name                     Exercise (#) Realized ($) Exercisable/Unexercisable Exercisable/Unexercisable
----                     ------------ ------------ ------------------------- -------------------------
Mr. Sollitto, Jr. ......       --           --          127,969/92,871          2,114,864/1,547,747
Mr. Meurell.............    25,151      117,738                  --/--                        --/--
Mr. Hawthorne...........       --           --           62,878/27,973            1,169,019/410,539
Dr. Pratt...............       --           --           32,179/36,853              532,679/560,100
Mr. Dissly..............       --           --           16,000/64,000            266,100/1,018,900

--------

Employment Agreements

   Each of Messrs. Sollitto, Dissly and Hawthorne is party to an agreement which provides certain severance and other benefits in the event of a termination of such person's employment with the Company following a change of control of the Company. In the event of a termination of such officer's employment (other than a voluntary termination by the officer or a termination for cause) that occurs within up to fifteen (15) months of a change in control of the Company, the officer is entitled to between six (6) months and fifteen
(15) months of severance payments and benefits depending upon the timing of such termination and the officer's obtaining alternative employment following termination. Upon such change of control, each officer's options under the Option Plan become fully exercisable if his employment is to terminate as of the closing of the change of control. If such officer's employment is to continue following a change of control, vesting of his options is accelerated by two (2) years as of the closing of the change of control. Under these agreements, severance benefits consist of a continuation of the officer's base salary and non-discretionary bonuses, if any, during the applicable severance period and of his medical, health and other insurance benefits.

Limitation of Liability and Indemnification Matters

   PDI has adopted provisions in its articles of incorporation which eliminate the liability of the directors of PDI to the fullest extent permissible under California law and authorize PDI to indemnify its directors and officers within certain applicable limits of the California Corporations Code. Such limitation of liability does not affect the availability of equitable remedies, such as injunctive relief or recession. In addition, PDI's bylaws provide that PDI shall indemnify its directors and officers who are, or are threatened to be made, parties to proceedings as a result of their position with PDI against expenses, judgments, fines, settlements and certain other amounts in connection with such proceedings, subject to certain limitations, except that with regard to any action by or in right of PDI, such indemnification shall be only for certain expenses incurred by such parties and shall be subject to certain limitations, including compliance with fiduciary obligations.

   PDI has entered into separate indemnification agreements with its officers and directors that contain provisions which are in some respects broader than the specific indemnification provisions contained in the California Corporations Code. The indemnification agreements may require PDI, among other things, to indemnify these officers and directors against certain liabilities that may arise by reason of their status or service to PDI as directors, officers or employees or in some other official capacities and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of PDI pursuant to the foregoing provisions, or otherwise, PDI has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable.

   There is no pending litigation or proceeding involving a director or officer of PDI as to which indemnification is being sought, nor is PDI aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Certain Transactions of PDI

   During fiscal year 1999 and fiscal 1998, the Company sold $4.9 million and $6.2 million, respectively, of its systems to LG Electronics, Inc. As of September 30, 1999, LG Electronics, Inc. owns less than 1% of the Company's Common Stock and no longer has a seat on the Company's Board of Directors. The Company believes its sales to LG Electronics, Inc. were made on terms no less favorable than would have been obtained from unaffiliated parties.

   At September 30, 1998, PDI had a loan outstanding in the principal amount of $72,520 to Francois J. Henley, a director of PDI. Such loan was entered into in June 1995 for the purpose of exercising options to purchase Common Stock of PDI. Such loan is evidenced by a full recourse promissory note secured by shares of PDI's Common Stock and is due on June 1, 2000. The interest rate on such loan is 6.83%, compounded semiannually. PDI forgave all accrued interest under the promissory note and the promissory note was paid in August 1999.

   On October 10, 1996, Vincent F. Sollitto, Jr., Chief Executive Officer and a director of the Company, issued a full recourse promissory note to the Company in the amount of $56,253 at an interest rate of 6.72%, compounded annually, for the purpose of purchasing Common Stock of the Company. Under the terms of the promissory note, principal and accrued but unpaid interest were payable in installments in the amount of ten percent (10%) of Mr. Sollitto's salary on the first day of each month beginning on November 1, 1996. The Company forgave all accrued interest under the promissory note and this promissory note was repaid in September 1998.

   The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under California law and the Company's Bylaws.

      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information regarding the ownership of the Company's Common Stock as of September 30, 1999 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent (5%) of its Common Stock.

                                                  Beneficial Ownership(1)
                                                  --------------------------
                                                   Number of       Percent
Beneficial Owner                                     Shares       of Total
----------------                                  -------------  -----------
Kern Capital Management LLC(2)...................        716,700         9.17%
 114 West 47th Street
 Suite 1926
 New York, NY 10036

Fidelity Management(3)...........................        524,900         6.72%
 One Federal Street
 Boston, MA 02109

Wechsler & Co Inc.(4)............................        436,342         5.58%
 105 S Bedford Road
 Suite 310
 New York, NY 10549

Norman J. Wechsler(4)............................        436,342         5.58%
Francois J. Henley(5)............................        147,361         1.88%
E. Floyd Kvamme(6)...............................         28,053            *
Vincent F. Sollitto, Jr.(7)......................        161,084         2.03%
Jeffrey A. Hawthorne(8)..........................         72,762            *
Barry L. Cox(9)..................................         26,250            *
Richard L. Dissly(10)............................         20,094            *
William K. Pratt(11).............................         35,097            *
Malcolm J. Thompson(12)..........................         26,250            *
Michael J. Kim(13)...............................          7,083            *
All executive officers and directors as a group          524,034         6.43%
 (9 persons)(14).................................

--------

 *  Less that 1%

 (1) This table is based upon information supplied by officers, directors and principal shareholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 7,814,321 shares outstanding on September 30, 1999, adjusted as required by rules promulgated by the SEC.

 (2) Robert Kern and David Kern are controlling members of Kern Capital and may be deemed the beneficial owner of the securities in that they might be deemed to share the power to direct the voting or disposition of the securities. This filing does not constitute an admission that either Robert Kern or David Kern is, for any purpose, the beneficial owner of these securities, and such beneficial ownership is expressly denied.

 (3) Includes 510,000 shares indirectly held by Fidelity Management & Research Company, and 14,900 shares indirectly held by Fidelity Management Trust Company.

 (4) Norman J. Wechsler is the majority stockholder, Chairman of the Board and President of Wechsler & Co., Inc. and, accordingly, is considered the beneficial owner of securities beneficially owned by

    Wechsler & Co., Inc. Wechsler & Co., Inc beneficially owns 436,342 shares of Common stock. Mr. Wechsler is deemed the beneficial owner of such shares by reason of his relationship with Wechsler & Co., Inc.

 (5) Includes 36,495 shares subject to stock options held by Mr. Henley exercisable within 60 days of the date of this table.

 (6) Includes 4,583 shares subject to stock options held by Mr. Kvamme exercisable within 60 days of the date of this table.

 (7) Includes 136,071 shares subject to stock options held by Mr. Sollitto exercisable within 60 days of the date of this table.

 (8) Includes 64,529 shares subject to stock options held by Mr. Hawthorne exercisable within 60 days of the date of this table.

(9) Includes 10,383 shares subject to stock options held by Mr. Cox exercisable within 60 days of the date of this table.

(10) Includes 19,200 shares subject to stock options held by Mr. Dissly exercisable within 60 days of the date of this table.

(11) Includes 34,499 shares subject to stock options held by Mr. Pratt exercisable within 60 days of the date of this table.

(12) Includes 26,250 shares subject to stock options held by Mr. Thompson exercisable within 60 days of the date of this table.

(13) Includes 7,083 shares subject to stock options held by Mr. Kim exercisable within 60 days of the date of this table.

(14) Includes shares described in the notes above, as applicable. Includes shares which certain executive officers, directors and principal shareholders of the Company have the right to acquire within 60 days of the date of this table pursuant to outstanding options and warrants.

                          INFORMATION RELATING TO CRT

Business of CRT

   CRT is a leading worldwide supplier of X-ray and automated visual inspection systems for the electronics and semiconductor industries. CRT offers a suite of products to inspect all types of printed circuit board assemblies and semiconductor packages. CRT's machine vision and image technologies products have been developed during over sixteen years of experience in manufacturing environments. CRT's products emphasize ease-of-use with respect to the user interface. CRT's products utilize proprietary X-ray and other machine vision technologies to enable electronics and semiconductor manufacturers to analyze and report on product quality at critical steps in the manufacturing process. CRT manufactures and distributes products for both off-line inspection purposes and for automated monitoring of process-induced defects in printed circuit boards, semiconductors and other electronics. CRT's products include manual and automated real-times X-ray systems that inspect and verify the assembly of internal semiconductor features and "hidden" printed circuit board features and optical inspection systems to monitor the assembly of populated printed circuit boards.

   Driven by the need to put more performance and capability into smaller packages, manufacturers of electronic products are increasingly building high-density assemblies with smaller components and more complex connections. Examples of such products include cell phones, personal digital assistants, notebook computers, electronic cameras, electronic games and many other everyday electronic products. CRT's machine vision and imaging systems are used by customers to control quality, monitor production processes and reduce costs of the semiconductor devices, electronic components, and/or electronic assemblies that they manufacture. CRTs X-ray systems are available with a wide range of X-ray sources and imagers to provide solutions tailored to individual customer's needs.

Industry Background

   Market Overview. CRT believes that a common trend driving the need for automated visual inspection systems in both the semiconductor and printed circuit board manufacturing industries is the increasing density and complexity of advanced electronics product designs that contain features which cannot be adequately inspected by human observation. High resolution and high magnification are required to inspect these micron-sized features. The increasing density and complexity of advanced electronics designs is in turn being driven by consumer demands for electronic products that have provided increasingly more features and power within a single compact device. One example of the industry's response to these demands is the increasing use of components with hidden connections under the package, which can only be inspected with X-ray or machine vision technology. Unlike older integrated circuits which have leads around the edges of their packages, these ball-grid-array components are connected to printed circuit boards by an array of solder balls underneath the package, where they are hidden from visual inspection. CRT believes that the growing use of ball-grid-array devices in advanced electronics products is a major factor influencing the purchase and use of X-ray and machine vision inspection equipment by electronics manufacturers.

   These trends to smaller packages, greater complexity and rapid time to market, combined with pressure on reducing costs, are causing traditional electrical testing systems and manual inspection to be inadequate. Electronics manufacturers have recognized the need for new inspection systems using X-ray and automated optical inspection to check, measure and control the quality of finished product.

   The need to reduce cost and increase quality and precision requirements has also resulted in electronics manufacturers shifting more of their production to contract manufacturing. Many major manufacturers, such as Compaq Computers, have discontinued their board production lines and out-sourced production to contract manufacturers. This shift has created an additional product sales opportunity for CRT's products as contract manufacturing production increases.

   Current worldwide sales of X-ray and visual inspection systems are estimated at approximately $300 million per year and are estimated to be growing at compounded annual growth rate of 20% to 25%, according to Prime Research Group and the Electronic Industries Association.

   Market Segmentation. CRT markets its products to manufacturers of semiconductor devices and their customers, manufacturers of print circuit boards assemblies and manufacturers of other electronic components, modules and assemblies, as well as other manufacturers, end-users and OEMs. The following discussion includes both domestic and international markets with respect to such customers.

   Semiconductor Market. The semiconductor industry is an important existing market for CRT's X-ray inspection systems, and a large prospective market for CRT's machine vision inspection systems. The world market for semiconductor capital equipment in 1997 was approximately $35.3 billion, according to Dataquest, of which approximately $17.5 billion was spent on test, assembly and packaging equipment. The test, assembly and packaging equipment market forecast for 1998 for this market sector was estimated to be approximately $21 billion, representing growth of approximately 20% for this market, with an annual growth of 20% to 25% expected to continue, according to the Semiconductor Equipment & Materials International.

   Semiconductor manufacturers are among the largest electronic companies and many are members of the Fortune 100. The top five semiconductor manufacturers are Intel Corporation, Motorola, Texas Instruments, IBM and Lucent Technologies, with total combined revenues from semiconductors sales of over $39 billion. The semiconductor market includes two main categories of customers for CRT's products: manufacturers of integrated circuits, microprocessors, dynamic random access memory chips and digital signal processors (DSPs), such as Intel Corporation, Texas Instruments and Motorola; and contract assemblers-- companies that assemble silicon integrated circuit chips into usable packages by mounting the die on lead frames, bonding wires to the chips, and encapsulating the package. Contract assemblers include Anam, Amkor, Alphatec, Kyocera and smaller companies. Contract assembler companies are mostly privately held and are typically located in the Pacific Rim or have major offshore operations outside the United States.

   Semiconductor customers purchase X-ray and machine vision inspection systems to verify the correct packaging of semiconductor devices. Examples of semiconductor device features inspected include die attach, bond wires and encapsulation. Because of the small geometry involved in inspecting semiconductor devices, these customers typically purchase high resolution, high magnification systems, with average prices of $160,000 or more.

   Purchasing decisions are based primarily on image quality, system features, customer support and service and price. CRT believes that, of all these factors, price is not the most important consideration for such customers. Customers will nearly always "try before they buy", either by evaluating equipment at trade shows, visiting other customer sites, or by visiting the supplier's factory. X-ray inspection system purchases are important decisions, as the equipment will be used for five to ten years or more.

   CRT believes that there are more than 500 semiconductor manufacturers, contract assemblers and foundries that are potential customers for CRT's X-ray inspection systems. In addition, many of the leading semiconductor manufacturers, such as Intel Corporation, Motorola and Texas Instruments, have multiple production facilities.

   Printed Circuit Board Market. Printed circuit board manufacturers purchase both X-ray inspection systems and machine vision printed circuit board inspection systems, such as CRT's RTI-6500/6520 product. These systems can be quickly and easily set up for automated inspection of populated printed circuit boards for common defects, including missing components, wrong components, mispositioned components, polarity errors, solder defects and other problems. Printed circuit board manufacturers benefit from reduced labor, lower inspection costs, improved quality and increased customer satisfaction.

   X-ray inspection is typically used only by the more advanced printed circuit board manufacturers who use new component types with hidden solder joints. Examples of these new component types include ball-grid-array and micro ball-grid-array and chip scale packaging. Because the solder connections are concealed underneath the component, only X-ray inspection systems can verify that these components are correctly soldered to the printed circuit board. Automated visual inspection reduces the cost of inspection, reduces the cost of in-circuit electrical testing, and improves processes and product quality for printed circuit board manufacturers.

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

   The use of X-ray is growing rapidly as new components with concealed solder joints are gaining wider use. The number and type of integrated circuits packaged as ball-grid array devices is estimated to be growing annually at a compounded annual growth rate of 62%, and is anticipated to account for up to 4.5% of all integrated circuit packages sold worldwide by the year 2001, or over 3 billion packages per year. Printed circuit board manufacturers are more price-sensitive than semiconductor manufacturers and pricing is therefore a more important consideration for these customers. X-ray inspection systems purchased by the printed circuit board manufacturers are believed to average in the range of $100,000 per system to $125,000 per system.

   CRT believes that there are more than 5,000 potential customers in the printed circuit board market, and that many of such customers present multiple installation opportunities for both X-ray and automated machine vision inspection systems. Because real-time, in-line inspection is desired, the buying decision is typically based primarily on a hands-on product evaluation by the potential customer, and on price. CRT's new CRX-80 X-ray inspection system, priced at approximately $65,000, is specifically designed for this market.

   Electronic Products Manufacturers. The electronics industry includes not only semiconductor manufacturers and printed circuit board manufacturers, but component and subsystem manufacturers, manufacturers of products for consumers, OEMs and other end users as well. The total electronics market in 1997 was approximately $835 billion, according to Dataquest, of which approximately $154 billion was comprised of semiconductor products. Electronic product manufacturers, both contract and captive, accounted for approximately $443 billion in sales in 1997, with growth projected at over 13% per year, to up to approximately $700 billion by the year 2001, according to Semiconductor Equipment & Materials International.

   Manufacturers of various electronic products and devices, such as power supply, cell phone and toy manufacturers, either manufacture their own products, or wish to verify the quality of products which they outsource to contract manufacturers. CRT believes that there are over 30,000 companies involved in manufacturing various other electronic products and believes that the largest ten percent of such electronic product manufacturers, or approximately 3,000 companies, are potential customers for CRT's products.

   The electronic products market includes three main categories of customers for CRT's products:

  . Captive (in-house) manufacturers: These customers are comprised primarily of the internal manufacturing operations of large electronics companies and their only products are the parent company's products. Many large companies, such as Rockwell, IBM, Compaq Computers/Digital Equipment Corporation, Hewlett-Packard, Honeywell, Sun Microsystems and Qualcomm, maintain such internal production operations. These major electronics companies have internal printed circuit board manufacturing operations for historic reasons. However, the trend toward outsourcing board manufacturing is growing rapidly. In 1997, nearly 90% of electronic product manufacturing sales were generated by captive manufacturing operations. These customers typically produce only a few products over relatively long production runs.

  . Contract manufacturers: These customers are independent operating companies who perform contract assembly services for electronics companies. These companies operate in a quick-turn, high-mix, low-volume environment, although production runs for larger customers can be longer. Contract manufacturing service companies are estimated to be growing at a rate of 27% per year, as more companies turn to contract manufacturing to reduce costs and improve efficiency. The best known contract manufacturers include SCI Systems, Solectron, Celestica, Jabil Circuits and AVEX Electronics. The large number of smaller manufacturers and the relatively small market share of the top five contract manufacturing companies suggests the presence of a large, diverse market that is highly competitive and committed to developing and maintaining a competitive edge.

  . End-user companies: These are companies that outsource their manufacturing and wish to verify the quality of the products which are delivered to them by their outsource suppliers. Such end-user companies may wish to inspect final assemblies, printed circuit boards, and/or critical components such as high-cost semiconductor devices.

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

   Other Markets. Other potential customers for CRT's products include OEMs and VARs, as well non-electronic product manufacturers, customized inspection product end-users, and display inspection end-users. Although CRT believes that there are potentially thousands of such other prospective customers, CRT conservatively estimates that approximately 500 companies within this market segment are viable prospects for CRT's current X-ray and machine vision inspection systems. However, as new products are developed by CRT which might be more suitable for such companies, CRT expects this potential market to present a greater marketing opportunity for its products.

   The current market-by-market segmentation that CRT believes represents the allocation of potential sales of CRT's products in the respective markets are as follows:

   .  Approximately 10% for the semiconductor manufacturer market

   .  Approximately 55% for the printed circuit board manufacturer market

   .  Approximately 25% for the electronic products manufacturer market

   .  Approximately 10% for all other markets identified above

Products

   CRT offers a suite of products designed to provide a variety of nondestructive X-ray and machine vision inspection tools primarily for semiconductor and printed circuit board manufacturers.

   CRT's products share a common Windows(R) operating platform, with similar graphical user interfaces and controls. Products can be networked together to provide factory-and enterprise-wide access to product defect and production data. Customers use these systems to detect and identify defects in integrated circuits, electronic components and printed circuit boards, to reduce inspection costs, and to improve yields and quality on production lines. Both CRT's X-ray and visual inspection product lines are based on proprietary machine vision and image processing technology, integrated with an attractive user interface.

   Automated Optical Inspection Systems. CRT's Automated Optical Inspection
(AOI) systems automatically check assembled printed circuit boards for defects in assembly, many of which cannot be detected electrically. Common printed circuit board defects checked by CRT's AOI systems include solder defects, missing or wrong components, component position errors, wrong polarity, and other defects. CRT offers both off-line systems and in-line systems, which can check printed circuit boards either before or after the soldering step in the manufacturing process.

   CRT's AOI 2020 product is a low-cost, bench-top printed circuit board inspection system. The AOI 2020 system offers off-line operation only and is based on scanner technology. The AOI 2020 system is specifically designed to target the large market of small contract manufacturing companies which often cite price as the most important criteria influencing their purchasing decision. With a maximum printed circuit board size of 9" x 12", the AOI 2020 system is well suited for inspection of notebook computer motherboards and similar compact, complex assemblies.

   CRX Real-time X-ray Inspection Systems. CRT's CRX X-ray inspection systems are offered in manual, semi-automated and automated formats. Each CRX System provides high-quality X-ray images of hidden features in both semiconductor and electronic products. CRX systems all use high-resolution X-ray subsystems for sharp, high magnification images, with CRT's proprietary Windows-based image processing software. CRX customers use these systems to analyze failures, to control quality and to monitor processes on their production line. Typical defects found with CRX systems include hidden solder joint defects, broken wiring, missing components and other defective assembly features. CRT offers a variety of CRX systems to meet customer requirements for resolution, magnification, penetration, pricing and other factors, including the following products:

  . CRX-80 -for printed circuit board sizes up to 18" x 24", with up to 80 kev output;

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

  . CRX-1000 -for semiconductor manufacturing use; up to 160 kev, with over 1000x magnification; and

  . CRX-2000 -for semiconductor manufacturing and printed circuit board sizes up to 18" x 24", with up to 160 kev.

   RTl-6500 and RTI-6520 Printed Circuit Board Inspection Systems. CRT's RTI-6500 and RTI-6520 products are off-line and in-line inspection systems, respectively, which automatically inspect populated printed circuit boards for correct assembly. Typical defects found by the RTl-6500 and RTI-6520 systems include incorrect components, wrong placement or position, incorrect polarity, solder defects and other defects. The RTI-6500 is an off-line (stand-alone) system which can inspect printed circuit board sizes up to 24" x 24". The RTI-6520 is an in-line system with a built-in conveyor which inspects printed circuit board sizes up to 18" x 20" on the production conveyor line, without the need for manual load or unload. Each system features an integrated multi-camera/lighting head which indexes over the surface of the printed circuit board, selecting different magnifications depending on the size of the components.

   XRV Combined X-ray and Machine Vision Inspection Systems. As indicated above, CRT's product suite includes both X-ray and AOI inspection systems, which CRT believes is a competitive advantage in selling to the printed circuit board industry. Many of CRT's customers have found the ability to use both X-ray and AOI inspection systems to be a desirable capability, and have ordered both X-ray and AOI products from CRT. CRT's newest product, the XRV, combines X-ray and visual inspection into one system, using X-ray specifically to verify the quality of ball-grid-array components, and using optical inspection to check visible features.

   The XRV combo system is an automated, in-line printed circuit board inspection system which combines the respective advantages of visual and X-ray inspection, allowing the simultaneous inspection of both visible and hidden features on a printed circuit board. The XRV system uses cameras for optical inspection to check for missing or incorrect components, misplacement of components, orientation, polarity errors and other visually evident defects. The XRV inspects the majority of features on a printed circuit board using its integrated video cameras. The system also uses an X-ray source, an X-ray-sensitive video camera and radiation shielding and interlocks to add X-ray image processing to the optical inspection sequence for ball-grid-array, micro ball-grid array, flip chip and other chip scale packages, J-leads and other hidden solder connections which cannot be visually inspected. The XRV system is designed to automatically check every feature on assembled printed circuit boards while reducing handling and speeding throughput and saving floor space.

Patents and Proprietary Rights

   CRT currently holds two United States patents issued in April 1986 and March 1989; although CRT believes that neither patent is essential to CRT's business. CRT has recently applied for a patent on its XRV combo system. CRT's software products are copyrighted and are generally licensed to customers pursuant to a license agreement that restricts the use of the products to the customer's purposes using a designated CRT inspection system. CRT also attempts to protect its trade secrets and other proprietary information through proprietary information agreements with its employees and consultants.

   CRT frequently reviews its inventions and attempts to determine which inventions will provide substantial differentiation between CRT's products and those of its competitors. In certain cases, CRT may also choose to keep an invention or a process as a trade secret. Trade secrets are routinely employed in CRT's manufacturing processes. CRT has entered into non-disclosure agreements to protect its proprietary technology with its employees and consultants. Because of rapid technological developments in the semiconductor, printed circuit board and electronic products industries and the broad and rapidly developing patent coverage in such industries, the patent position of any manufacturer or industry participant, including CRT, is subject to uncertainties and may involve complex legal and factual issues. Consequently, although CRT holds certain patents and is currently processing additional patent applications, there can be no assurance that patents will issue from any pending applications or that claims allowed by any existing or future patents issued to CRT will not be challenged, invalidated, or circumvented, or that any rights granted thereunder will provide adequate protection to CRT. Furthermore, there can be no assurance that others will not develop technologies that are similar or superior to CRT's technology, duplicate CRT's technology or design around the patents owned by CRT. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries. There can be no assurance that the steps taken by CRT will prevent misappropriation of its technology. In addition, litigation may be necessary in the future to enforce CRT's patents and other intellectual property rights, to protect CRT's trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on CRT's business, financial condition or results of operations. Moreover, CRT may be required to participate in interference proceedings to determine the priority of inventions, which also could result in substantial cost to CRT. See "Risks Relating to the Business of CRT--CRT's Intellectual Property Protection May Be Inadequate or Ineffective."

Research and Development

   The market for X-ray and machine vision inspection equipment is characterized by rapid and continuous technological development and product innovation. CRT believes that continued and timely development of new products and enhancements to existing products is necessary to maintain its competitive position. Accordingly, CRT devotes a portion of its personnel and financial resources to research and development programs and seeks to maintain close relationships with customers to remain responsive to their product needs and to identify market demands. CRT's current research and development efforts are focused on increasing the performance and reliability of its inspection systems, enhancing the functionality of its inspection systems, expanding the application of its existing inspection systems for use in other related markets and developing new vision and X-ray inspection products for the semiconductor manufacturing and electronic assembly industries. Because the proprietary software incorporated by CRT into its products represents a significant portion of the value added by these products, as much as 75% of CRT's research and development personnel are focused on software development.

   CRT's research and development expenses were approximately $612,000 and $291,000 in fiscal 1998 and fiscal 1997, respectively, or approximately 7% and 5% of net sales, respectively. Research and development expenses consist primarily of salaries, project materials and other costs associated with CRT's ongoing efforts to improve and enhance CRT's existing products and related software and to develop new products.

Customers, Sales and Service

   CRT sells its products primarily to semiconductor manufacturers and printed circuit board manufacturers and assemblers, as well as to other electronic product manufacturers and end-users. Sales to CRT's top ten customers contributed 34% of revenue in fiscal 1998 and 46% of revenue in fiscal 1997. Sales to CRT's top five domestic customers contributed 15% of revenue and 25% of revenue in fiscal 1998 and fiscal 1997, respectively, and sales to CRT's top five international customers contributed 18% of revenue and 21% of revenue in fiscal 1998 and fiscal 1997, respectively.

   CRT's revenue is obtained primarily from sales of its inspection systems to printed circuit board manufacturers and assemblers and to semiconductor manufacturers. In the semiconductor and printed circuit board manufacturer market, CRT focuses on high-end applications where its high resolution, advanced image processing and machine vision technologies and products provide its customers with unique product quality assurance capabilities. In the electronic products manufacturer market, CRT's sales strategy is to focus on contract manufacturers who seek a competitive advantage. Operating on narrow margins, these contract manufacturers compete by reducing costs and improving quality, as well as promoting their advanced capabilities. These customers require flexible systems that are easy to set up and cost-efficient.

   CRT maintains its marketing, sales and service office at its headquarters in Aliso Viejo, California. CRT's domestic (North American) sales strategy generally includes both direct sales and manufacturer representatives, who act as commission-only salespersons for their principals. CRT seeks out representatives with experience, a proven track record, and most importantly, an excellent reputation for integrity, product knowledge and reliability.

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

   CRT generally sells its products on net 30-day terms to its customers, with a small portion held back until final acceptance. However, a substantial portion of its customers remit payments on significantly longer terms. CRT generally warrants its products for a period of one year from final acceptance by customers. Installation is generally included in the price of the product. CRT's field engineers provide customers with repair and maintenance services. Customers may enter into repair and maintenance service contracts covering CRT's products. CRT provides customer training for a fee to enable its customers to perform routine service and provides telephone consultation services generally free of charge. CRT does not consider its business to be seasonal in nature, but it may become cyclical with respect to the capital equipment procurement practices of major semiconductor and printed circuit board manufacturers.

Manufacturing and Suppliers

   CRT's principal manufacturing activities take place in Aliso Viejo, California and consist primarily of assembling and testing components and subassemblies which are acquired from third party vendors and then integrated into CRT's finished products. Certain of the components and subassemblies included in CRT's inspection systems are obtained from a single source or a limited group of suppliers. CRT has not entered into any formal agreements with such suppliers, other than long-term purchase orders and, in some cases, volume pricing agreements. The partial or complete loss of such suppliers could increase CRT's manufacturing costs or delay product shipments while CRT qualifies a new supplier, could require redesigning CRT's products and could therefore have an adverse effect on CRT's results of operations and damage customer relationships. Further, a significant increase in the price of one or more of the components supplied by such suppliers could adversely affect CRT's results of operations.

   Sub-assemblies, such as X-ray cabinets, printed circuit boards and electronic enclosures, are contracted to third parties for manufacturing and initial testing. CRT outsources these functions to maximize its production efficiency and to focus its efforts on product development and design. CRT's manufacturing consists of final assembly, test, burn-in and quality control for its systems, subassemblies and components. These functions are all performed in CRT's facilities in Aliso Viejo, California.

   CRT schedules production based upon firm customer purchase orders and anticipated orders during the planning cycle. CRT generally expects to be able to accept a customer order, build the required machinery and ship to the customer within eight weeks. Quality control is maintained through incoming inspection of components, in-process inspection during equipment assembly and final inspection and operation of all manufactured equipment prior to shipment. CRT works in close collaboration with its employees, customers and suppliers and trains all of its employees in basic quality.

Backlog

   As of September 30, 1999, CRT's backlog was approximately $1.2 million, as compared to approximately $2.1 million as of September 30, 1998. CRT's backlog consists of those customer orders for which it has accepted purchase orders and assigned shipment dates within the next eight weeks. All orders are subject to delay or cancellation with limited or no penalty to the customer. Because of possible changes in product delivery schedules and cancellation of product orders, because orders received by CRT in any particular quarter may vary significantly and because CRT's sales will often reflect orders shipped in the same quarter they are received, CRT's backlog may vary significantly and at any particular date is not necessarily indicative of actual sales for any succeeding period.

Competition

   The component inspection systems industry is highly competitive. CRT faces substantial competition from many firms, ranging from small regional companies to large national corporations, some of which have larger service organizations, long-standing customer relationships and greater financial, engineering, manufacturing and marketing resources than CRT. CRT also expects that it may face additional competition from new entrants into the component inspection systems industry and from competitors utilizing new technologies. CRT believes that it can compete effectively with these firms by building on its substantial installed customer base, providing technologically superior, competitively priced products, continuing to emphasize its easy-to-use user interface and customer support, and offering best performance at any price point. However, there can be no assurance that CRT will be able to do so.

   CRT's competitors can be expected to continue to improve the design and performance of their products and to introduce new products with competitive price/performance characteristics. In addition, CRT's customers may choose to develop proprietary technology and equipment, which may obviate or lessen their need to purchase CRT's products. CRT's customers may also use multiple technologies and solutions, including competitors' products, to replicate the functionality of CRT's systems. Competitive pressures may necessitate price reductions, which could adversely affect CRT's results of operations. Although CRT believes that it has certain technological and other advantages over its competitors, realizing and maintaining such advantages will require a continued high level of investment by CRT in engineering, research and development, marketing and customer service and support. There can be no assurance that CRT will have sufficient resources to continue to make such investments or that even if sufficient funds are available, CRT will be able to make the technological advances necessary to maintain such competitive advantages.

   Competitors of CRT in the X-ray inspection systems field include Fein Focus (Germany), Sony Corporation and Toshiba (Japan), Nicolet Imaging Systems (a division of Thermo-Spectra Corporation), and a number of smaller companies in the USA, Europe and Japan. CRT's X-ray systems compete with these companies by providing a wide range of X-ray features, resolutions and magnifications at competitive prices. CRT's proprietary image processing system provides images and inspection capabilities that CRT believes are equivalent or superior to that of its competitors.

   Competitors in the printed circuit board inspection systems field include Teradyne, GenRad, Hewlett-Packard, Orbotech, Omron, and a number of smaller companies in the USA, Europe and Japan. Some of these competitors have entered the imaging market through the acquisition of other companies. When comparing systems offered by CRT's competitors, customers have expressed a preference for the user interface and inspection capabilities of the RTl 6500 and 6520, and for the rapid payback of the equipment. The rapid payback is achieved by labor and test cost savings compared to purchase price and cost of operation. CRT also believes that it has a competitive advantage based on its X-ray inspection systems product line, which offers synergistic and compatible inspection capabilities to its customers, many of whom have purchased both X-ray and machine vision inspection systems.

Governmental Regulation

   Certain of CRT's products are subject to regulation by the United States Food and Drug Administration, as well as the California Department of Public Health and other agencies in each jurisdiction in which its products are sold or used. Compliance with such regulations, which include C.F.R. Section 21, Subchapter J, in regard to the CRX X-ray inspection systems, may be time-consuming and expensive and may delay or even prevent sales in the United States or in particular jurisdictions. See "Risks of the Business of CRT--CRT's Business May Be Adversely Affected If It Is Unable to Comply With Governmental Regulations."

Facilities

   CRT currently occupies approximately 19,700 square feet of office, manufacturing and warehouse space at its headquarters in Aliso Viejo, California. CRT leases this space through a lease agreement, which expires in 2004. Monthly rent for CRT's headquarters is approximately $17,353. In addition to base rent, CRT also pays for utility costs and other expenses. CRT believes its facilities are adequate for its current needs and that suitable additional space will be available as and if needed.

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

Employees

   As of September 30, 1999, CRT employed 47 persons. Many of CRT's employees are highly skilled, and CRT's success will depend in part upon its ability to retain such employees and attract new qualified employees, who are in great demand. CRT has never had a work stoppage or strike, and no employees are represented by a labor union or covered by a collective bargaining agreement. CRT considers its employee relations to be good. See "Risks of the Business of CRT--Failure To Retain or Attract Key Personnel Could Adversely Affect CRT."

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

                    CRT MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. To the extent that the following discussion discusses financial projections, information or expectations about products or markets of CRT, all such forward-looking statements are based on information available to CRT on the date hereof, and CRT assumes no obligation to update any such forward-looking statements. It is important to note that the CRT's actual results could differ materially from those in such forward-looking statements. CRT's results will be affected, particularly when measured on a quarterly basis, by the volume, composition and timing of orders for capital equipment by semiconductor manufacturers and printed circuit board manufacturers. Other uncertainties include, without limitation, acceptance of new products, timing of orders received, costs associated with new product introductions, and managing growth, as well as those discussed in "Risks of the Business of CRT."

Overview

   CRT develops, manufactures and markets X-ray and automated optical inspection ("AOI") systems for the electronics and semiconductor industries to inspect all types of printed circuit board assemblies and semiconductors packages. CRT's products utilize proprietary X-ray and other machine vision technologies to enable electronics and semiconductors manufacturers to analyze and report on product quality at critical steps in the manufacturing process.

   CRT manufactures and markets products for both off-line inspection purposes and for automated monitoring of process-induced defects in printed circuit boards, semiconductors and other electronics. CRT's products include manual and automated real-time X-ray systems that inspect and verify the assembly of internal semiconductor features and "hidden" printed circuit board features and optical inspection systems to monitor the assembly of populated printed circuit boards.

   CRT's revenue is obtained primarily through sales of its products to semiconductor manufacturers and printed circuit board manufacturers and, to a lesser extent, other electronic product manufacturers and contract manufacturers. CRT does not expect that service revenue for continuing maintenance of its products will represent a significant portion of its revenue in 1999.

   The following table sets forth certain operating data as a percentage of total revenue:

                                                 Nine Months
                                                    Ended        Years Ended
                                                September 30,   December 31,
                                                --------------  --------------
                                                 1999    1998    1998    1997
                                                ------  ------  ------  ------
Net sales......................................  100.0%  100.0%  100.0%  100.0%
Cost of sales..................................   51.4    55.3    56.4    55.7
                                                ------  ------  ------  ------
Gross profit...................................   48.6    44.7    43.6    44.3
                                                ------  ------  ------  ------
Operating expenses:
  Selling, general and administrative..........   29.6    34.8    34.3    31.7
  Research and development.....................    5.1     7.0     7.1     5.1
                                                ------  ------  ------  ------
Total operating expenses.......................   34.7    41.8    41.4    36.8
                                                ------  ------  ------  ------
Operating income...............................   13.9     2.9     2.2     7.5
Interest income (expense) and other income.....    0.3     0.4     0.4     0.6
                                                ------  ------  ------  ------
Income before provision for income taxes.......   14.2     3.3     2.6     8.1
Provision (benefit) for income taxes...........    5.1     0.2    (0.4)   (2.4)
                                                ------  ------  ------  ------
Net income.....................................    9.1%    3.1%    3.0%   10.5%
                                                ======  ======  ======  ======

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


Comparison of The Nine Months Ended September 30, 1999 to the Nine Months Ended September 30, 1998

   Net sales. Net sales for the nine month period ended September 30, 1999 increased 86.9% to $11.4 million from $6.1 million for the comparable period of 1998. The increase in net sales reflects increased sales in both X-ray inspection systems and AOI products.

   Gross profit. Gross profit for the nine month period ended September 30, 1999 increased to $5.6 million, or 48.6% of net sales, from $2.7 million, or 44.7% of net sales, for the comparable period of 1998. The increase is due primarily to increased operating efficiencies and increased sales of both X-ray inspection systems and AOI products.

   Selling, general and administrative expenses. Selling, general and administrative expenses for the nine month period ended September 30, 1999 were $3.4 million, or 29.7% of net sales, compared to $2.1 million, or 34.8% of net sales, for the nine month period ended September 30, 1998. The increase is due primarily to the hiring of additional personnel and increased sales and marketing costs associated with the increase in net sales of CRT's products.

   Research and development expenses. Research and development expenses increased to $0.6 million, or 5.1% of net sales, for the nine month period ended September 30, 1999 from $0.4 million, or 7.0% of net sales, for the comparable period of 1998. The increase was due to an increase in costs associated with the development of new products.

   Interest income (expense) and other income. Interest income (expense) and other income was $34,000 for the nine month period ended September 30, 1999 as compared to $27,000 for the nine month period ended September 30, 1998. This was primarily due to higher cash balances during the first nine months of 1999, which accrued interest.

   Income taxes. The provision for income taxes was $584,000 for the nine month period ended September 30, 1999 as compared to $13,000 for the nine month period ended September 30, 1998.

Comparison of Years Ended December 31, 1998 and 1997

   Net sales. Net sales in 1998 increased 49.8% to $8.6 million from $5.7 million in 1997. The increase in revenues during 1998 is due to an increase in sales of CRT's X-ray and AOI inspection system products.

   Gross profit. Gross profit as a percent of net sales was 43.6% for 1998 compared to 44.3% in 1997. The lower gross profit for 1998 is primarily due to slightly higher material costs attributable to the X-ray inspection system product line.

   Selling, general and administrative expenses. Selling, general and administrative expenses increased to $2.9 million, or 34.3% of net sales, in 1998 compared to $1.8 million, or 31.7% of net sales, in 1997. The increase in expenses for 1998 is due to higher sales and marketing expenses associated with the increase in net sales of CRT's products.

   Research and development expenses. Research and development expenses increased to $0.6 million, or 7.1% of net sales, in 1998 compared to $0.3 million, or 5.1% of net sales, in 1997. The increase in expenses for 1998 is due to the increased costs of obtaining additional resources to improve CRT's existing products and to develop new products. In addition, $0.1 million of the increase is due to reduction of the estimated economic life of capitalized software costs to three years.

   Interest income (expense) and other income. Interest income (expense) and other income was $37,100 in 1998 compared to $34,500 in 1997. This increase was due to slightly higher cash balances in 1998, which accrued interested.

   Income taxes. The benefit for income taxes was $35,500 in 1998 compared to $134,200 in 1997. In 1998, the Company recorded a deferred tax benefit of $160,000 against a current tax provision of $124,500. In 1997, the Company recorded a deferred tax benefit of $180,000 against a current tax provision of $45,800. The remaining tax expense of $45,800 is the amount due for the California franchise tax. CRT has federal net operating loss carry forwards of approximately $1.5 million as of December 31, 1998, expiring through 2006 if not utilized.

Liquidity and Capital Resources

   Cash provided by operating activities was $246,000 for the year ended December 31, 1998. Accounts receivable and inventories remained fairly constant despite a significant increase in sales due to higher collection of accounts receivable and control of inventory purchases. Accounts payable declined due to a faster payment cycle to vendors.

   Cash provided by operating activities was $565,000 for the nine month period ended September 30, 1999. Working capital items that significantly impacted cash balances were accounts receivable, inventories and accounts payable. The increase in shipments during the first nine months of 1999 resulted in higher level of accounts receivables. An increase in inventory purchases required to meet the higher level of shipments resulted in higher accounts payable and inventory levels.

   Capital expenditures for the year ended December 31, 1998 and 1997 were $47,900 and $141,700, respectively. Higher spending levels in 1997 were the result of manufacturing and engineering machinery purchases and computer and facility upgrades. Spending levels for 1998 were in line with CRT's normal annual capital requirements.

   CRT had a $1.5 million line of credit with a bank which expired on October 4, 1999. Borrowings under this line of credit did bear interest at a rate equal to the prime rate. The line of credit was secured by substantially all of the CRT's assets and contained certain financial and other covenants. CRT is currently renegotiating an extension of this credit line with the bank.

   CRT believes that cash and cash equivalents, short-term investments and cash flow from operations will be sufficient to satisfy working capital requirements for the next twelve months. CRT had no material outstanding commitments to purchase or lease capital equipment as of September 30, 1999. There can be no assurance, however, that changes in CRT's revenue and operational plans will not result in the requirement of additional cash resources.

Year 2000 Computer System Compliance

   The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of CRT's computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing the disruption of operations, including among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. In addition to CRT's own systems, CRT relies, directly and indirectly, on external systems of its customers, vendors, creditors, financial organizations, utility providers, and government entities, both domestic and international. Consequently, CRT could be affected by disruptions in the operations of third parties with which CRT interacts.

   CRT is in the process of addressing internal and external Year 2000 issues and has established a task force with this responsibility. To date, CRT has made several modifications to its product software, its enterprise software and its network software to ensure Year 2000 compliance. Although CRT believes that its products and internal systems are currently Year 2000 compliant, there can be no assurance that the third parties with which CRT interacts are or will be Year 2000 compliant. Failure of third party enterprises to achieve Year 2000 compliance could have a material adverse effect on CRT's business, financial condition and results of operations. CRT continues to evaluate the estimated costs associated with the efforts to prepare for the year 2000 based on actual experience. While the efforts will involve additional costs, CRT believes, based on available information, that it will be able to manage its total Year 2000 transition without any material adverse effect on its business operations, products or financial prospects. The actual outcome and result could be affected by future factors including, but not limited to, the continued availability of skilled personnel, cost control, the ability to locate and correct software code problems, critical suppliers and subcontractors meeting their commitments to be Year 2000 compliant, and timely actions by customers. CRT anticipates that it will remediate all Year 2000 risks and be able to conduct normal operations without having to establish a Year 2000 contingency plan; accordingly CRT does not have a contingency plan and does not intend to establish one. There is no guarantee, however, that all problems will be foreseen and corrected or that no material disruption of business will occur.

                                 CRT MANAGEMENT

Executive Officer and Director

   The only executive officer and director of CRT that is expected to be an executive officer and director of PDI after the merger and his age as of August 30, 1999 are as follows:

                                         Position Held With the
   Name                  Age          Company/Principal Occupation
   ----                  ---          ----------------------------
Mr. Richard E.
 Amtower(1).............  56 President, Chief Executive Officer and Director

--------
(1)  Named Executive Officer.

   Mr. Amtower joined CRT in 1984 and has served as a member of the board of directors and the President and Chief Executive Officer of CRT since that time. Mr. Amtower is a graduate of the University of California, Riverside, where he received a B.A. degree in physics in 1965.

Board Meetings

   During the fiscal year ended December 31, 1998, the CRT board of directors held three meetings. Mr. Amtower attended each meeting.

Director Compensation

   Mr. Amtower, who is the President and Chief Executive Officer of CRT, does not receive any separate compensation for serving as a director.

Compensation of Executive Officer

   The following table shows for the fiscal years ended December 31, 1996, 1997 and 1998 compensation awarded or paid to, or earned by, the named executive officer:

                           Summary Compensation Table

                                        Annual
                                     Compensation
                                    --------------- Other Annual Securities
                                         Salary ($) Compensation Underlying
   Name and Principal Position      Year Bonus ($)      ($)      Options (#)
   ---------------------------      ---- ---------- ------------ -----------
Mr. Richard E. Amtower............. 1998  145,000      45,000(1)    42,500
 President, Chief Executive Officer
  and Director                      1997  140,000      40,000(1)    42,500
                                    1996  120,000      40,000(1)   118,882

--------
(1) Mr. Amtower also receives a car allowance which currently covers the expenses of Mr. Amtower under a certain automobile lease dated November 24, 1997 between Mr. Amtower and South Coast Acura.

                       STOCK OPTION GRANTS AND EXERCISES

   CRT has granted options to its directors, executive officers and other employees. As of September 30, 1998 options to purchase a total of 104,500 shares were outstanding. Each of such options, to the extent not exercised prior to the effective date of the Merger, will be assumed by PDI. See "The Merger Agreement--Stock Options and Warrants."

   The following tables show for the fiscal year ended December 31, 1998, certain information regarding options granted to, exercised by, and held at year-end by, the named executive officer:

                       Option Grants in Last Fiscal Year

                                    Individual Grants
                          --------------------------------------
                                                   Of Total
                          Number of Securities  Options Granted
                           Underlying Options    to Employees      Exercise
  Name                        Granted (#)      in Fiscal Year(1) Price ($/SH) Expiration Date
  ----                    -------------------- ----------------- ------------ ---------------
Mr. Richard E. Amtower..            0                   0%           N/A            N/A

--------
(1) No options to purchase any shares of CRT common stock were granted to employees of CRT during the fiscal year ended December 31, 1998.

                Aggregated Option Exercises in Last Fiscal Year
                            and FY-End Option Values

                                                                                     Value of
                                                                                    Unexercised
                                                         Number of Securities      In-The-Money
                                                        Underlying Unexercised   Options at FY-End
                          Shares Acquired    Value       Options at FY-End (#)   ($) Exercisable/
  Name                    on Exercise (#) Realized ($) Exercisable/Unexercisable Unexercisable(1)
  ----                    --------------- ------------ ------------------------- -----------------
Mr. Richard E. Amtower..         --            --            34,000/8,500        $525,718/$131,430

--------
(1) Represents the difference between (i) the product of (a) the number of such shares of PDI Common Stock into which the shares of CRT Common Stock will be converted into in connection with the Merger, multiplied by (b) the average closing price per share of PDI Common Stock over the ten trading days prior to August 10, 1999, and (ii) the aggregate exercise price payable for the shares.

                             EMPLOYMENT AGREEMENTS

   CRT does not have any employment agreements with its named executive officers or any of its other employees.

   All employees of CRT, except commissioned sales personnel, who have been with CRT for at least three months are eligible for CRT's bonus program in the following year. Employees with less than one year of full service receive prorated bonuses according to their percent of the year employed. Maximum bonus under the bonus plan is 10% of base salary/wages for non-officer employees. Bonuses may be awarded to an employee based upon CRT's and such employee's achievement of targeted performance goals, as set by CRT's Board of Directors.

Limitation of Liability and Indemnification Matters

   The Bylaws of CRT (the "CRT bylaws") provide that CRT will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by California law. CRT is also empowered under the CRT bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person it is required or permitted to indemnify.

   In addition, the CRT Articles of Incorporation provide that, to the fullest extent permitted by California law, CRT's directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to CRT and its shareholders. This provision in the CRT Articles of Incorporation does not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under California law. Under current California law, a director's liability to CRT or its shareholders may not be limited with respect to any breach of the director's duty of loyalty to CRT or its shareholders, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law and for any transaction from which the director derived an improper personal benefit. This provision also does not affect a director's responsibilities under any other laws such as the federal securities laws or state or federal environmental laws.

   There is no pending litigation or proceeding involving a director or officer of CRT as to which indemnification is being sought, nor is CRT aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CRT

   The following table sets forth certain information regarding the ownership of CRT's Common Stock as of September 30, 1999 by: (i) each director; (ii) the named executive officer of CRT; (iii) the named executive officer and directors of CRT as a group; and (iv) all those known by CRT to be beneficial owners of more than five percent (5%) of its common stock.

                                                               Beneficial
                                                              Ownership(1)
                                                           ------------------
                                                           Number of Percent
  Beneficial Owner                                          Shares   of Total
  ----------------                                         --------- --------
Hall, Morris & Drufva II, L.P.(2).........................  658,491   49.26%
 26161 La Paz Road
 Suite E
 Mission Viejo, CA 92691
Inco Securities Corp.(3)..................................   81,652    8.30%
 145 King Street West
 Suite 1500
 Toronto, Ontario Canada M5H 4B7
Raoul P. LaBate...........................................   82,187    8.93%
 18 North Vista De Catalina
 South Laguna, CA 92677
North American Partners L.P. II...........................   73,315    7.97%
 12400 Olive Blvd.
 Suite 307
 St. Louis, MO 63141-1347
Richard E. Amtower(4).....................................  164,666   17.36%
Ronald J. Hall(5).........................................    9,819    1.07%
 Hall Morris & Drufva Capital Management
 26161 La Paz Rd., Suite E
 Mission Viejo, CA 92691
George Olenik(6)..........................................    6,000       *
 200 Via Antibes #3
 Newport Beach, CA 92663
Robert L. Thomason(7).....................................  162,187   17.33%
 PO Box 100-232
 Mammoth, CA 93546
Stuart Feiner(8)..........................................        0       *
 Inco Limited
 145 King Street West
 Suite 1500
 Toronto, Ontario Canada M5H 4B7
All Named Executive Officer and all directors as a group
 (5 persons)(9)...........................................  376,672   38.81%

--------
 *  Less than one percent.

 (1) This table is based upon information supplied by officers, directors and principal shareholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, CRT believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 920,011 shares outstanding on September 30, 1999, adjusted as required by rules promulgated by the Securities and Exchange Commission. Unless otherwise indicated, all addresses for the shareholders are c/o CR Technology, Inc., 125B Columbia , Aliso Viejo, California 92656.

 (2) Includes 416,644 shares of common stock of CRT issuable upon conversion of 416,644 issued and outstanding shares of Series A preferred stock.
 (3) Includes 63,356 shares of common stock of CRT issuable upon conversion of 63,356 issued and outstanding shares of Series A preferred stock.
 (4) Includes 20,000 shares of common stock of CRT issuable upon conversion of 20,000 issued and outstanding shares of Series A preferred stock and 8,500 shares subject to stock options held by Mr. Amtower exercisable within 60 days of the date of this table.
 (5) Mr. Hall, a director of CRT, is a principal of Hall, Morris & Drufva II, L.P. Mr. Hall disclaims any beneficial ownership of any of the securities of CRT beneficially owned by Hall, Morris & Drufva II, L.P.
 (6) Includes 6,000 shares subject to stock options held by Mr. Olenik exercisable within 60 days of the date of this table.
 (7) Includes 16,000 shares subject to stock options held by Mr. Thomason exercisable within 60 days of the date of this table.
 (8) Mr. Feiner, a director of CRT, is an executive officer of Inco Securities Corp. and a principal of North American Partners, L.P. Mr. Feiner disclaims any beneficial ownership of any of the securities of CRT beneficially owned by Inco Securities Corp. or North American Partners, L.P.
 (9) Includes shares described in the notes above, as applicable. Includes shares which certain executive officers, directors and principal shareholders of CRT have the right to acquire within 60 days of the date of this table pursuant to outstanding options.

                          COMPARISON OF CAPITAL STOCK

Description of PDI Capital Stock

   The authorized capital stock of PDI consists of 20,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, no par value.

   PDI Common Stock. As of October 20, 1999, there were 7,816,041 shares of PDI common stock outstanding held of record by approximately 82 shareholders. PDI common stock is listed on Nasdaq under the symbol "PHTN." Holders of PDI common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. With respect to the election of directors, they may also exercise cumulative voting rights. The holders of PDI common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available thereof. In the event of a liquidation, dissolution or winding up of PDI, holders of PDI common stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of PDI common stock have no preemptive rights and no right to convert their PDI common stock into any other securities. There are no redemption or sinking fund provision applicable to PDI common stock. All outstanding shares of PDI common stock are, and all shares of PDI common stock to be outstanding after the completion of the merger will be, validly issued, fully-paid and nonassessable.

   PDI Preferred Stock. PDI has 5,000,000 shares of authorized preferred stock, and no shares are outstanding. The board of directors has the authority to issue up to 5,000,000 shares of preferred stock, including the series already designated, in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued and undesignated shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the shareholders. Although it presently has no intentions to do so, the board of directors, without shareholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power or other rights of the holders of PDI common stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of PDI. PDI has no present plans to issue preferred stock.

   Warrants. PDI has warrants outstanding to purchase an aggregate of 12,067 shares of common stock. The purchase price for the shares is $5.40 per share. The warrants will expire in June 2000.

   Transfer Agent and Registrar. The transfer agent and registrar for the PDI common stock is Boston Equiserve, Inc., 289 South San Antonio Road, Suite 100, Los Altos, CA 94022 and its telephone number is (650) 917-3800

Description of CRT Capital Stock

   The authorized capital stock of CRT consists of 5,000,000 shares of common stock, without par value, and 5,000,000 shares of preferred stock, without par value, 500,000 shares of which are designated as Series A preferred stock.

   CRT Common Stock. As of October 15, 1999, the record date for the CRT shareholder meeting, there were 920,011 shares of CRT common stock outstanding and held of record by 32 shareholders. Holders of CRT common stock have no preemptive rights or rights to convert CRT common stock into any other securities. All outstanding shares of CRT common stock are validly issued, fully-paid and nonassessable.

   CRT Preferred Stock. As of October 15, 1999, there were 500,000 shares of CRT Series A preferred stock outstanding and held of record by 3 shareholders. The principal rights, privileges and preferences of the issued and outstanding shares of CRT Series A preferred stock are as set forth below.

   Dividend. Holders of CRT Series A preferred stock are entitled to dividend preferences, when, as and if declared by the Board of Directors, at the rate of six percent of the original issue price which is $2 per share. All dividends are non-cumulative. CRT may not pay any dividend, whether in cash or property, to holders of the CRT common stock.

   Liquidation. In the event of any liquidation, dissolution or winding up of CRT (which, as defined in CRT's Certificate of Determination of Preferences of the Series A Preferred Stock, "CRT's Certificate of Determination," would include this merger), holders of CRT Series A preferred stock are entitled to receive, prior and in preference to any distribution of any assets of CRT to the holders of CRT common stock, (i) $3.00, (ii) an amount equal to six percent of the original issue price of $2.00 multiplied by the number of years of full years such shares of CRT Series A preferred stock have been outstanding and
(iii) all declared and unpaid dividends on such shares of CRT Series A preferred stock for each share of CRT Series A preferred stock held by them. After the holders of CRT Series A preferred stock have received the full amount of their liquidation preference, the remaining assets of CRT shall be distributed ratably to the holders of CRT common stock and the holders of CRT Series A preferred stock on an as-if converted to common stock basis.

   Conversion. Each share of the holders of CRT preferred stock is convertible into one share of CRT common stock, subject to anti-dilution adjustment provisions.

   Certain Protective Provisions. In addition to any other rights provided by law, so long as at least 100,000 shares of the holders of CRT Series A preferred stock remain outstanding, CRT may not, without first obtaining the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of Series A preferred stock: (i) amend the Articles of Incorporation or the Bylaws to adversely affect the voting powers, preferences or other special rights or privileges of the CRT Series A preferred stock; (ii) increase or decrease the authorized number of shares of CRT common stock or CRT preferred stock; (iii) create any new class or series of stock or any other securities convertible into equity securities of CRT ranking on a parity or senior to the CRT Series A preferred stock in rights of redemption, liquidation preference, voting or dividends or increase the authorized or designated number of any such class or series; (iv) redeem, repurchase or pay dividends or distributions with respect to stock ranking junior to CRT Series A preferred stock; (v) agree with shareholders regarding an asset transfer or acquisition (which would include this merger); or (vi) increase or decease the authorized number of members of CRT's board of directors.

   Voting Rights. Subject to the protective provisions described above and except as otherwise required by law, the holders of CRT Series A preferred stock are entitled to notice of any shareholders' meeting and to vote together with the shares of the CRT common stock and not as a separate class upon any matter submitted to the shareholders for a vote. Each holder of shares of CRT Series A preferred stock shall be entitled to such number of votes as shall be equal to the whole number of shares of CRT common stock into which such holder's aggregate number of shares of CRT Series A preferred stock are convertible immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

                       COMPARISON OF SHAREHOLDERS' RIGHTS

   Upon consummation of the merger, the holders of CRT common stock and CRT Series A preferred stock will become holders of PDI common stock. As such, the holders of CRT Series A preferred stock will no longer be entitled to certain rights and privileges previously provided for in CRT's Certificate of Determination. Such rights include (i) a dividend preference in the amounts described above, (ii) a liquidation preference in the amounts described above,
(iii) certain anti-dilution adjustments upon dilutive issuances of CRT capital stock and (iv) the right to vote as a separate class concerning certain corporate transactions including this merger. Appraisal and dissenters' rights are available to shareholders of CRT with respect to the merger. See "Approval of the Merger and Related Transactions--Rights of Dissenting Shareholders of CRT."

   In addition, certain other rights and privileges of CRT shareholders will change as a result of the merger. Upon completion of the merger, the percentage ownership of PDI by each former CRT shareholder will be substantially less than his, her or its current percentage ownership of CRT. Accordingly, former CRT shareholders will have a significantly smaller voting influence over the affairs of PDI than they currently enjoy over the affairs of CRT. Moreover, certain contractual rights presently possessed by holders of CRT Series A preferred stock will cease to exist after the merger. Specifically, certain information rights, registration rights and rights of first refusal will terminate at the effective date of the merger.

          THE BOARD OF DIRECTORS OF PDI RECOMMENDS A VOTE FOR APPROVAL

              OF THE ISSUANCE OF SHARES OF PDI'S COMMON STOCK

                 PURSUANT TO THE REORGANIZATION AGREEMENT.

                  OTHER INFORMATION FOR THE PDI ANNUAL MEETING

                             Election of Directors

   There are six nominees for the nine Board positions presently authorized in PDI's bylaws. PDI has chosen to nominate only six directors at this time and may, in the future, consider additional candidates but currently does not intend to appoint additional members to the Board. Each director to be elected will hold office until the next annual meeting of shareholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company, each having been elected by the shareholders: Vincent F. Sollitto, Jr., Francois J. Henley, E. Floyd Kvamme, Barry L. Cox, Michael J. Kim and Malcolm J. Thompson.

   Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the six nominees named below, subject to the discretionary power to cumulate votes. Proxies cannot be voted for a greater number of persons than the number of nominees named. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

   The six candidates receiving the highest number of affirmative votes cast at the meeting will be elected directors of the Company.

                       THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Nominees

   The names of the nominees and certain information about them are set forth below:

                                               Position Held with the
   Name                          Age        Company/Principal Occupation
   ----                          ---        ----------------------------
Mr. Vincent F. Sollitto, Jr. ...  51 President and Chief Executive Officer

Mr. Francois J. Henley..........  40 Chief Executive Officer of Silicon Genesis
                                     Corporation

Mr. E. Floyd Kvamme.............  61 Chairman of the Board and General Partner
                                     of Kleiner Perkins Caufield & Byers IV, a
                                     venture capital partnership

Mr. Barry L. Cox................  57 Chairman of the Board of Directors of
                                     Quantum Effect Devices, Inc.

Mr. Michael J. Kim..............  54 Vice President, Business Development, FDS,
                                     Philips Components

Dr. Malcolm J. Thompson.........  54 President and Chief Executive Officer of
                                     Novalux, Inc.

Board Committees and Meetings

   During the fiscal year ended September 30, 1998, the board of directors held seven (7) meetings. The board has an audit committee and a compensation committee.

   The audit committee meets with PDI's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the board the independent auditors to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The audit committee is composed of three (3) non-employee directors: Messrs. Kvamme, Thompson and Kim. It met once during such fiscal year. The compensation committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under PDI stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the board may delegate. The compensation committee is composed of two (2) non-employee directors: Messrs. Kvamme, and Cox. It met once during such fiscal year.

   During the fiscal year ended September 30, 1999, all directors attended at least 75% of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

                 Approval of 1995 Stock Option Plan, as Amended

   In March 1995, the board of directors adopted, and the shareholders subsequently approved, PDI's 1995 Stock Option Plan (the "Option Plan"). As a result of a series of amendments, as of September 30, 1999, there were 1,340,943 shares of the Company's Common Stock reserved for issuance under the Option Plan.

   At September 30, 1999, only 273,667 shares (plus any shares that might in the future be returned to the Option Plan as a result of cancellations or expiration of options) remained available for future grant under the Option Plan. In October 1999, the board approved an amendment to the Option Plan, subject to shareholder approval, to increase the number of shares authorized for issuance under the Option Plan by 350,000 shares from 1,340,943 shares to 1,690,943 shares. This amendment is intended to afford PDI greater flexibility in granting employees with stock options and ensures that PDI can continue to grant such stock options at levels determined appropriate by the board. During the last fiscal year, options were granted (net of cancelled and repriced options) under the Option Plan covering shares in the following amounts: Mr. Sollitto 50,000 shares, Mr. Hawthorne 10,000 shares, Dr. Pratt 10,000 shares, Mr. Dissly 80,000 shares, all current executive officers as a group 150,000 shares, and all employees (excluding executive officers) as a group 184,331 shares.

   Shareholders are requested to approve the Option Plan, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the meeting will be required to approve the Option Plan, as amended. For purposes of this vote abstentions and broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

                       THE BOARD OF DIRECTORS RECOMMENDS

        THAT SHAREHOLDERS VOTE IN FAVOR OF THE AMENDED OPTION PLAN.

   The essential features of the Option Plan, as amended, are outlined below:

General

   The Option Plan provides for the grant of both incentive and nonqualified stock options to employees, officers, directors, independent contractors, and consultants of PDI and its affiliates.

   Incentive stock options granted under the Option Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Nonqualified stock options granted under the Option Plan are intended not to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of incentive and nonqualified stock options.

Purpose

   The Option Plan was adopted to give the employees, officers, directors, independent contractors, and consultants to PDI and its affiliates incentive, through ownership of PDI's common stock, to continue in their service to PDI and to help PDI compete effectively with other enterprises for the services of qualified individuals.

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Administration

   The board of directors of PDI or a committee composed of two or more members of the board, is authorized to administer the Option Plan. If administration is delegated to a committee, such committee will have, in connection with the administration of the Option Plan, the powers possessed by the board. As used herein with respect to the Option Plan, the "board" refers to the committee as well as the board itself.

   Notwithstanding the foregoing, a subcommittee of the committee composed solely of two (2) or more "outside directors," as such term is defined under
Section 162(m) of the Code and the regulations thereunder, shall make all grants of awards to eligible persons who are "covered employees" as such term is defined in Section 162(m) of the Code. References to the committee include the subcommittee.

   The board has the power to construe and interpret the Option Plan and, subject to the provisions of the Option Plan, to determine the persons to whom and the dates on which options will be granted, what type of option will be granted, the number of shares to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, the exercise price, the type of consideration, in addition to cash, that may be used to pay the purchase price upon exercise of the option, and other terms of the option.

Shares Subject to the Option Plan

   Pursuant to the October 19, 1999 amendment, the common stock that may be issued pursuant to awards under the Option Plan shall not exceed in the aggregate one million six hundred ninety thousand nine hundred forty-three (1,690,943) shares of PDI's common stock. If any option is surrendered (except surrender for shares of common stock) or for any other reason ceases to be exercisable, in whole or in part, without having been exercised in full, the stock not purchased under such option will revert to and again become available for issuance under the Option Plan.

Eligibility

   Incentive stock options may be granted only to employees (including officers and directors who are employees). Nonqualified stock options may be granted to employees, directors, officers, independent contractors, and consultants. All of PDI's executive officers, employees, consultants and directors of PDI are eligible to receive grants under the Option Plan. As of September 30, 1999, PDI and its subsidiaries had approximately one hundred six (106) executive officers, employees, consultants, and directors. Non-Employee Directors, of which there are currently five (5) are only eligible to receive the automatic, non-discretionary stock options described below.

   No person is eligible for the grant of an incentive stock option, if at the time of grant, such person owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of PDI (a "10% Shareholder") unless the exercise price of such option is at least one hundred ten percent (110%) of the fair market value of such common stock subject to the option at the date of grant and the option is not exercisable after the expiration of five (5) years from the date of grant. The aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time during any calendar year (under all such plans of PDI and its affiliates) may not exceed one hundred thousand ($100,000) dollars. In addition, no person shall be eligible to be granted options covering more than two hundred fifty thousand (250,000) shares of PDI's common stock in any calendar year.

Terms of Discretionary Options

   Term. No discretionary option is exercisable after the expiration of ten
(10) years from the date it was granted.

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   Exercise/Purchase Price. The exercise price of each discretionary option will not be less than one hundred percent (100%) of the fair market value of the common stock on the date of grant.

   Consideration. The purchase price of stock acquired pursuant to a discretionary option is paid either: (a) in cash at the time the option is exercised; or (b) at the discretion of the committee, (i) by delivery of already owned common stock of PDI or by withholding common stock otherwise deliverable upon exercise of the discretionary option, (ii) by delivery on a form prescribed by the committee of an irrevocable direction to a securities broker approved by the Committee to sell shares of stock and deliver all or a portion of the proceeds to PDI in payment for the stock, (iii) by delivery of the optionee's promissory note with such provisions as the committee determines appropriate, or (iv) any combination of the foregoing (including cash). If the exercise price of an option is paid by withholding common stock otherwise deliverable upon exercise of the option, the committee may issue the optionee an additional option to purchase a number of shares of common stock equal to the number of shares withheld. This additional option shall have the same terms as the option that was exercised except that its exercise price shall be the fair market value of the common stock on the date of grant of the additional option.

   The committee may, in its sole discretion, authorize the surrender of all or part of an unexercised option (excluding non-discretionary options described below) and authorize a payment thereof of an amount equal to the difference between the aggregate fair market value of the common stock subject to such option and the aggregate option price of such common stock. Such payment may be made in cash, shares of common stock (using the fair market value on the date of surrender), or some combination thereof.

   Transferability. An incentive stock option shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the person to whom the incentive stock option is granted only by such person. A discretionary nonqualified stock option shall be transferable to the extent permitted by the option agreement covering the option.

Terms of Non-Discretionary Options

   General. An option to purchase 20,000 shares of Stock shall be granted ("Initial Grant") to each director who is not an officer of the Company or an affiliate of a five percent (5%) or greater shareholder (or shareholders) of the Company ("Non-Employee Director"), such Initial Grant to be made to Non-Employee Directors elected or appointed to the Board upon the date each such Non-Employee Director first becomes a Non-Employee Director following the approval date of the plan by the shareholders. In addition, immediately following each annual meeting of the Company's stockholders, each Non-Employee Director who continues as a Non-Employee Director following such annual meeting shall be granted an option to purchase 2,500 shares of Stock ("Subsequent Grant"); provided that no Subsequent Grant shall be made to any Non-Employee Director who has not served as a director of the Company, as of the time of such annual meeting, for at least one (1) year. Each such Subsequent Grant shall be made on the date of the annual stockholders meeting in question. If any option ceases to be exercisable in whole or in part, the shares which were subject to such option but as to which the option had not been exercised shall continue to be available under the Plan. All options granted to Non-Employee Directors shall be nonqualified stock options.

   Term. No non-discretionary option is exercisable after the expiration of ten
(10) years from the date it was granted.

   Exercise/Purchase Price. The exercise price of each non-discretionary option shall be one hundred percent (100%) of the fair market value of the common stock on the date of grant.

   Consideration. The purchase price of stock acquired pursuant to a non-discretionary option is paid either: (a) in cash at the time the non-discretionary option is exercised; or (b) at the discretion of the committee,
(i) by delivery of already owned common stock of PDI or by withholding common stock otherwise deliverable upon exercise of the non-discretionary option, or
(ii) by delivery on a form prescribed by the

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committee of an irrevocable direction to a securities broker approved by the committee to sell shares of stock and deliver all or a portion of the proceeds to PDI in payment for the stock, or (iii) any combination of the foregoing (including cash).

   Transferability. Non-discretionary stock options granted to Non-Employee Directors shall be transferable to the fullest extent permitted by Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended ("Rule 16b-3").

   Vesting. Each Initial Grant shall be fully vested and exercisable as to twenty-five percent (25%) of the shares covered thereby on each anniversary of the date of grant, so that each Initial Grant will be fully exercisable four
(4) years after its grant date. Each Subsequent Grant shall become vested as to one twelfth ( 1/12th) of the shares covered therby each month following the date of grant, so that each Subsequent Grant will be fully exercisable one (1) year after its grant date.

Effect of Certain Corporate Events

   If any change is made in the common stock subject to the Option Plan, or subject to any option granted under the Option Plan through merger, consolidation, reorganization, recapitalization, reincorporation, stock split, stock dividend (in excess of two percent (2%)) or other change in the capital structure of PDI, appropriate adjustments shall be made by the committee in order to preserve but not increase the benefits to the individual, including adjustments to the number and kind of shares and the price per share subject to outstanding options.

   A stock option agreement may provide for accelerated vesting in the event of certain changes in control (all grants to Non-Employee Directors shall so provide). If a stock option agreement contains a change in control provision, it will also provide that the stock option will remain exercisable for the remainder of its term except that it will terminate upon the effective date of a change in control in which PDI is not the surviving entity, or in which all or substantially all assets of the company are disposed of, sold or transferred, or upon the complete liquidation or dissolution of PDI.

Amendment of Plan and Grants

   The board at any time, and from time to time, may amend the Option Plan. However, no amendment will be effective without the consent of shareholders then sufficient to approve the Option Plan in the first instance where the amendment will increase the maximum number of shares subject to stock options issued under the Option Plan or change the designation or class of persons eligible to receive incentive stock options under the Option Plan.

   Except for non-discretionary grants to Non-Employee Directors, the board may amend the terms of any outstanding option. However, any amendment which would adversely affect the optionee's rights under an outstanding option shall not be made without optionee's written consent. Notwithstanding the foregoing, the board may, without written consent, cancel any outstanding option or accept any outstanding option in exchange for a new option.

Termination of Plan

   The board may suspend or terminate the Option Plan at any time or from time to time. Unless sooner terminated by the board, the Option Plan will terminate on September 27, 2005.

Federal Income Tax Information

   Incentive Stock Options. Options granted under the Option Plan which are designated as incentive stock options are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under
Section 422 of the Code.

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

   There generally are no federal income tax consequences to the optionee or PDI by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability, if any.

   If an optionee holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the stock's fair market value on the date of exercise over the exercise price, or
(b) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on how long the optionee holds the stock. Capital gains are generally subject to lower tax rates than ordinary income. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

   To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, PDI will generally be entitled (subject to the requirement of reasonableness, the provision of 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

   Nonqualified Stock Options. Options granted under the Option Plan which are not designated as incentive stock options are "nonqualified stock options" which generally have the following federal income tax consequences:

   There are no tax consequences to the optionee or PDI by reason of the grant of a nonqualified stock option. Upon exercise of a nonqualified stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, PDI is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation, PDI will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long-term or short-term depending on how long the optionee holds the stock. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16 of the Exchange Act.

   Potential Limitation on Company Deductions. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to awards granted under the Option Plan, when combined with all other types of compensation received by a covered employee from PDI, may cause this limitation to be exceeded in any particular year.

   Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m) of the Code, compensation attributable to stock options will qualify as performance-based compensation, provided that the option is granted by a compensation committee comprised solely of "outside directors" and either: (i) the stock option plan contains a per-employee limitation on the number of shares for which stock options may be granted during a specified period, the per-employee limitation is approved by the shareholders and the exercise price of the option is no less than the fair market value of the stock on the date of grant; or (ii) the option is granted (or exercisable) only upon the achievement (as certified in writing by the compensation

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

committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain and the option is approved by shareholders. Stock options granted under the Plan are intended to qualify for the exemption for performance-based compensation.

           Approval of 1995 Employee Stock Purchase Plan, as Amended

   In September 1995, the board of directors adopted, and the shareholders subsequently approved, the 1995 Employee Stock Purchase Plan (the "Purchase Plan") authorizing the issuance of 100,000 shares of PDI's common stock. In November 1998, the board of directors subsequently amended the Purchase Plan to increase the number of shares authorized for issuance thereunder to an aggregate of 200,000 shares. In January 1999, the board of directors amended the Purchase Plan to increase the number of shares authorized for issuance thereunder to an aggregate of 350,000 shares. The shareholders of PDI approved the amendment to the Purchase Plan in January 1998. The Purchase Plan is intended to qualify as an "Employee Stock Purchase Plan" under Section 423(b) of the Code.

   At September 30, 1999 , an aggregate of 287,828 shares had been issued under the Purchase Plan and only 62,172 shares remained for the grant of future rights under the Plan. In October 1999, the board of directors of PDI adopted amendments to the Purchase Plan to increase the number of shares authorized for issuance under the Purchase Plan by 250,000 shares from 350,000 shares to 600,000 shares. This amendment is intended to afford PDI greater flexibility in providing employees with stock incentives and ensures that PDI can continue to provide such incentives at levels determined appropriate by the board. During the last fiscal year, shares were purchased under the Purchase Plan at the weighted average price of $2.43 per share in the following amounts:
Mr. Sollitto 10,000 shares, Mr. Dissy 894 shares, all current executive officers as a group 10,894 shares, and all employees (excluding executive officers) as a group 109,551 shares.

   Shareholders are requested to approve the Purchase Plan, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the meeting will be required to approve the Purchase Plan, as amended. For purposes of this vote abstentions and broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

                       THE BOARD OF DIRECTORS RECOMMENDS

       THAT SHAREHOLDERS VOTE IN FAVOR OF THE AMENDED PURCHASE PLAN.

   The essential features of the Purchase Plan, as amended, are outlined below:

Purpose

   The Purchase Plan was adopted to provide a means by which employees of PDI (and any subsidiary of PDI designated by the Board to participate in the Purchase Plan) may be given an opportunity to purchase Common Stock of PDI through accumulated payroll deductions. The Purchase Plan is intended to qualify as an "Employee Stock Purchase Plan" as that term is defined in Section 423(b) of the Code.

Administration

   The Purchase Plan may be administered by the board or by a committee of the board. The board has delegated the administration of the Purchase Plan to the committee. The committee has, in connection with the administration of the Purchase Plan, the powers possessed by the board. As used herein with respect to the Purchase Plan, the "board" refers to such committee as well as to the board itself.

   The board has the power to construe, interpret and apply the terms of the Purchase Plan, to determine eligibility and to adjudicate all disputed claims filed under the plan in such a manner as shall comply with Rule 16b-3, as amended.

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Purchase Periods

   The Purchase Plan is implemented by a series of overlapping or consecutive purchase periods (the "Purchase Period"). The maximum duration of any Purchase Period shall be twenty-seven (27) months. An accrual period is a period of approximately six (6) months, commencing on February 1 and August 1 of each year and terminating the following July 31 or January 31, respectively (an "Accrual Period").

   An employee who participates in the Purchase Plan is granted a separate option to purchase shares of common stock for each Purchase Period in which he or she participates. The option is granted on the first day of the Purchase Period and is automatically exercised in successive installments on the last day of each Accrual Period ending within the Purchase Period (the "Exercise Date"). An employee may participate in only one Purchase Period at a time. In the event that the fair market value of PDI's common stock is less than the fair market value of PDI's common stock on the first day of the first Accrual Period within the Purchase Period, the Purchase Period shall be terminated and the employee shall be enrolled automatically in the new Purchase Period that has its first Accrual Period commencing on that date, provided the employee is eligible to participate in the Purchase Plan on that date and has not elected to terminate participation in the Purchase Plan.

Shares Subject to the Plan

   Pursuant to the October 19, 1998 amendment, the common stock that may be sold pursuant to awards under the Purchase Plan shall not exceed in the aggregate six hundred thousand (600,000) shares of PDI's common stock.

Eligibility

   Rights to purchase stock may be granted under the Purchase Plan only to employees who are employed by PDI and whose customary employment is at least twenty (20) hours per week and at least five (5) months per calendar year.

   An eligible employee may be granted rights under the Purchase Plan only if such rights, together with any other rights granted under all such employee stock purchase plans of PDI or any affiliate do not permit such employee's rights to purchase stock of PDI or any subsidiary to accrue at a rate which exceeds $25,000 of the fair market value of such stock (determined at the time such rights are granted) for each calendar year in which such rights are outstanding at any time. No rights may be granted under the Purchase Plan to any person who, immediately following such grant, would own stock or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of PDI or of any subsidiary of PDI.

Terms of Rights

   Rights; Purchase Price. On the first day of each Purchase Period, each eligible employee participating in such Purchase Period shall be granted the right to purchase up to the number of shares of common stock purchasable with a percentage not exceeding 10% of such employee's compensation during each Accrual Period in the Purchase Period. The maximum number of shares which may be purchased by any employee in any Accrual Period shall be 5,000 shares. If on a given Exercise Date the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Purchase Plan, PDI shall make a pro rata allocation of the shares remaining available for purchase.

   The purchase price per share of common stock acquired pursuant to rights granted under the Purchase Plan will not be less than the lesser of (i) 85% of the fair market value of a share of common stock on the first day of the Purchase Period or (ii) 85% of the fair market value of a share of common stock on the Exercise Date.

   Transferability. Rights granted under the Purchase Plan are nontransferable except by will or the laws of descent and distribution and may be exercised only by the person to whom such rights are granted while that person is still alive.

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   Exercise. On each Exercise Date, a participant's accumulated payroll deductions (without any increase for interest) will be applied to the purchase of whole shares of common stock, up to the maximum number of shares permitted pursuant to the terms of the Purchase Plan. No fractional shares will be issued upon the exercise of rights granted under the Purchase Plan. Any accumulated payroll earnings remaining in a participant's account after the purchase of the number of whole shares purchasable in an amount less than is required to purchase one whole share on the final Exercise Date will be held in the participant's account for the purchase of shares on the next Exercise Date under the Purchase Plan, unless the participant withdraws from the Purchase Period or is no longer eligible to be granted rights under the Purchase Plan, in which case such amount shall be distributed to the participant after the final Exercise Date, without interest.

   Participation; Withdrawal; Termination. An eligible employee may become a participant in a Purchase Period by delivering a subscription agreement to PDI authorizing payroll deductions of up to 10% of such employee's earnings during the Purchase Period to PDI's payroll office at least fifteen (15) business days prior to the Enrollment Date or as specified by the board for such Purchase Period. Payroll deductions made for a participant shall be credited to an account for such participant under the Purchase Plan. A participant may (a) reduce payroll deductions during the Purchase Period, or (b) increase payroll deductions for a future Purchase Period by filing a new subscription agreement with PDI.

   A participant may withdraw all but not less than all the payroll deductions credited to his/her account and not yet used to exercise his/her option under the Purchase Plan at any time by giving written notice to PDI. All of the participant's payroll deductions credited to his/her account will be paid to such participant promptly after receipt of notice of withdrawal, such participant's option for the Purchase Period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made during the Purchase Period. If a participant withdraws from a Purchase Period, payroll deductions will not resume at the beginning of the succeeding Purchase Period unless the participant delivers to PDI a new subscription agreement.

   Upon a participant's ceasing to be an employee for any reason or upon termination of a participant's employment relationship, the payroll deductions credited to such participant's account during the Purchase Period but not yet used to exercise the option will be returned to such participant or, in the case of his/her death, to the person or persons entitled thereto, and such participant's option will be automatically terminated.

Duration, Amendment and Termination

   The board may suspend or terminate the Purchase Plan at any time, provided that except as described under "Effect of Certain Corporate Events," no such amendment or termination can adversely affect options previously granted, except that a Purchase Period may be terminated by the board on any Exercise Date if the Board determines that the termination of the Plan is in the best interests of the Company and its shareholders. To the extent necessary to comply with Rule 16b-3 or Section 423 of the Code (or any successor rule or provision or any other applicable law or regulation), PDI shall obtain shareholder approval in such a manner and to such a degree as required.

   Notwithstanding the foregoing, without shareholder consent and without regard to whether any participant rights may be considered to have been adversely affected, the board shall be entitled to change the Purchase Periods, limit the frequency and/or number of changes in the amount withheld during Purchase Periods, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in PDI's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of common stock for each participant properly correspond with amounts withheld from the participant's earnings, and establish such other limitations or procedures as the board determines in its sole discretion advisable which are consistent with the Purchase Plan.

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Effect of Certain Corporate Events

   If there is any change in the stock subject to the Purchase Plan or subject to any options granted under the Purchase Plan (through stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of shares of common stock effected without receipt of consideration by PDI (not including conversions of convertible securities)), the Purchase Plan and options outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to such plan and the class, number of shares and price per share of stock subject to such outstanding options.

   In the event of a proposed sale of all or substantially all of the assets of PDI, the merger of PDI with or into another corporation, in which PDI will not be the surviving corporation (other than a reorganization effectuated primarily to change the state in which PDI is incorporated), or a reverse merger in which PDI is the surviving corporation but in which securities possessing more than fifty percent (50%) of the total combined voting power of PDI's outstanding securities are transferred to a person or persons different from the person or persons holding those securities immediately prior to the transfer, then any successor corporation or parent or subsidiary of such successor corporation shall assume such outstanding options or substitute equivalent options for those outstanding under the Purchase Plan, unless the board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Purchase Period then in progress by setting a new exercise date.

Federal Income Tax Information

   Participation in the Purchase Plan is intended to qualify for the favorable federal tax treatment accorded "employee stock purchase plans" under Section 423 of the Code. Under these provisions, a participant will be taxed on amounts withheld for the purchase of shares as if such amounts were actually received. Other than this, no income will be taxable to a participant until disposition of the shares acquired and the method of taxation will depend upon the holding period of the purchased shares.

   If the stock is disposed of at least two years after the beginning of the Purchase Period and at least one year after the stock is transferred to the participant, the lesser of (i) the excess of the fair market value of the stock at the time of such disposition over the exercise price or (ii) the excess of the fair market value of the stock as of the beginning of the Purchase Period over the exercise price (determined as of the beginning of the Purchase Period) will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. Such capital gains currently are generally subject to lower tax rates than ordinary income.

   If the stock is sold or disposed of before the expiration of either of the holding periods described above, the excess of the fair market value of the stock on the Exercise Date over the exercise price will be treated as ordinary income at the time of such disposition. Even if the stock is later disposed of for less than its fair market value on the Exercise Date, the same amount of money is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such Exercise Date.

   Any capital gain or loss recognized by a participant upon the disposition of stock acquired under the Purchase Plan will be long-term or short-term, depending on how long the stock is held.

   There are no federal income tax consequences to PDI by reason of the grant or exercise of rights under the Purchase Plan. PDI is entitled to a deduction to the extent such amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness, the provisions of 162(m) of the Internal Revenue Code and the satisfaction of a tax reporting obligation).

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               Ratification of Selection of Independent Auditors

   The board of directors has selected Ernst & Young LLP as PDI's independent auditors for the fiscal year ending September 30, 2000 and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the annual meeting. Ernst & Young LLP has audited the Company's financial statements since the year ended September 30, 1994. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

   Shareholder ratification of the selection of Ernst & Young LLP as PDI's independent auditors is not required by PDI's bylaws or otherwise. However, the board is submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the audit committee and the board will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee and the board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of PDI and its shareholders.

   The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the annual meeting will be required to ratify the selection of Ernst & Young LLP.

                       THE BOARD OF DIRECTORS RECOMMENDS

    THAT SHAREHOLDERS VOTE IN FAVOR OF SELECTION OF ERNST & YOUNG LLP.

   The board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

PDI Shareholder Proposals

   Shareholder proposals for inclusion in the proxy statement of PDI to be issued in connection with the 2000 annual meeting of PDI shareholders must be delivered to or mailed and received at the principal executive offices of PDI not later than on the close of business on the sixtieth day nor earlier than the close of business on the ninetieth day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event public announcement of the date of such annual meeting is first made by PDI fewer than seventy days prior to the date of such annual meeting, the close of business on the tenth day following the day on which public announcement is first made by PDI.

                                    EXPERTS

   The consolidated financial statements of Photon Dynamics, Inc. as of September 30, 1999 and 1998 and for the years then ended, included in this proxy statement of Photon Dynamics, Inc., which is referred to and made a part of this prospectus and registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

   The consolidated financial statements and schedule of CR Technology, Inc. as of December 31, 1998 and 1997 and for each of the years in the two-year period ended December 31, 1998, included in this Proxy Statement/Prospectus, have been so included in reliance upon the report of Cacciamatta Accountancy Corporation, independent certified public accountants, given upon the authority of that firm as experts in accounting and auditing.

                                 LEGAL MATTERS

   The validity of the shares of common stock offered hereby and other legal matters will be passed upon for PDI by Cooley Godward LLP, Palo Alto, California. Cooley Godward LLP and certain members and associates in such firm own an aggregate of approximately 100 shares of PDI common stock.

   Certain legal matters in connection with the merger will be passed upon for CRT by Rutan & Tucker, LLP.

                   INDEX TO PDI AND CRT FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Photon Dynamics, Inc

Report of Ernst & Young LLP, Independent Auditors.........................  F-2

Financial Statements

  Consolidated Balance Sheets at September 30, 1999 and 1998..............  F-3

  Consolidated Statements of Operations for the years ended September 30,
   1999 and 1998..........................................................  F-4

  Consolidated Statements of Cash Flows for the years ended September 30,
   1999 and 1998..........................................................  F-5

  Consolidated Statements of Shareholders' Equity for the years ended
   September 30, 1999 and 1998............................................  F-6

  Notes to Consolidated Financial Statements..............................  F-7

CR Technology, Inc. and Subsidiary

Report of Independent Certified Public Accountants........................ F-15

Financial Statements

  Consolidated Balance Sheets at December 31, 1998 and 1997............... F-16

  Consolidated Statements of Income for the years ended December 31, 1998 and 1997............................................................... F-17

  Consolidated Statements of Shareholders' Equity for the years ended
   December 31, 1998 and 1997............................................. F-18

  Statements of Cash Flows for the years ended December 31, 1998 and
   1997................................................................... F-19

  Notes to Consolidated Financial Statements.............................. F-20

Interim Financial Statements

  Interim Condensed Consolidated Balance Sheets at September 30, 1999 and
   December 31, 1998...................................................... F-27

  Interim Condensed Consolidated Statements of Operations for the three months and nine months ended September 30, 1999 and 1998............... F-28

  Interim Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 1999 and 1998............................... F-29

  Notes to Interim Condensed Consolidated Financial Statements............ F-30

Photon Dynamics, Inc. and CR Technology, Inc.

ProForma Financial Statements

  Unaudited Pro Forma Combined Condensed Financial Statements............. F-31

  Unaudited Pro Forma Combined Condensed Balance Sheets at September 30,
   1999................................................................... F-32

  Unaudited Pro Forma Combined Condensed Statement of Operations for the
   year ended September 30, 1999.......................................... F-33

  Unaudited Pro Forma Combined Condensed Statement of Operations for the
   year ended September 30, 1998.......................................... F-34

  Notes to Unaudited Pro Forma Combined Condensed Financial Statements.... F-35

             REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Photon Dynamics, Inc.

   We have audited the accompanying consolidated balance sheets of Photon Dynamics, Inc. as of September 30, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Photon Dynamics, Inc. as of September 30, 1999 and 1998, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

San Jose, California

October 18, 1999

                           PHOTON DYNAMICS, INC.

                        CONSOLIDATED BALANCE SHEETS

                                                              September 30,
                                                            ------------------
                                                              1999      1998
                                                            --------  --------
                                                             (In thousands,
                                                              except share
                                                                  data)
                          Assets
Current assets:
  Cash and cash equivalents................................ $  5,223  $  5,562
  Short-term investments...................................    1,500       --
  Accounts receivable, net of allowance of $1,141 ($850 in
   1998)...................................................   11,058     6,027
  Inventories..............................................    4,477     6,767
  Prepaid expenses and other current assets................      611       276
                                                            --------  --------
    Total current assets...................................   22,869    18,632
Property, equipment and leasehold improvements, net........    1,692     1,798
Other assets...............................................      727       603
                                                            --------  --------
    Total assets........................................... $ 25,288  $ 21,033
                                                            ========  ========
           Liabilities and Shareholders' Equity
Current liabilities:
  Accounts payable......................................... $  1,849  $  1,486
  Accrued expenses and other liabilities...................    4,050     2,936
  Deferred revenue.........................................      512       116
  Current portion of capital lease obligation..............      --          4
                                                            --------  --------
    Total current liabilities..............................    6,411     4,542
Capital lease obligation, net of current portion...........      --          2
Commitments and contingencies..............................
Shareholders' equity:
  Preferred stock, no par value, 5,000,000 shares
   authorized, none issued and outstanding.................      --        --
  Common stock, no par value, 20,000,000 shares authorized,
   7,814,321 and 7,324,615 shares issued and outstanding as
   of September 30, 1999 and 1998, respectively............   39,851    38,918
  Accumulated deficit......................................  (20,977)  (22,147)
  Accumulated other comprehensive income...................        3      (197)
  Notes receivable from shareholders.......................      --        (85)
                                                            --------  --------
    Total shareholders' equity.............................   18,877    16,489
                                                            --------  --------
    Total liabilities and shareholders' equity............. $ 25,288  $ 21,033
                                                            ========  ========

       See accompanying notes to consolidated financial statements.

                           PHOTON DYNAMICS, INC.

                   CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                Years Ended
                                                               September 30,
                                                              ----------------
                                                               1999     1998
                                                              -------  -------
                                                              (In thousands,
                                                                except per
                                                                share data)
Revenue.....................................................  $31,562  $22,420
Cost of revenue.............................................   18,261   13,059
                                                              -------  -------
Gross margin................................................   13,301    9,361
                                                              -------  -------

Operating expenses:
  Research and development..................................    5,180    5,911
  Selling, general and administrative.......................    6,941    5,389
  Asset recovery related to product line disposal...........      --      (350)
                                                              -------  -------
Total operating expenses....................................   12,121   10,950
                                                              -------  -------
Operating income (loss).....................................    1,180   (1,589)

Interest income.............................................      251      245
Interest expense and other..................................     (124)     (13)
                                                              -------  -------
Income (loss) before provision for income taxes.............    1,307   (1,357)

Provision for income taxes..................................      137      108
                                                              -------  -------

Net income (loss)...........................................  $ 1,170  $(1,465)
                                                              =======  =======

Basic net income (loss) per share...........................  $  0.15  $ (0.20)
                                                              =======  =======
Diluted net income (loss) per share.........................  $  0.15  $ (0.20)
                                                              =======  =======

Shares used in computing basic net income (loss) per share..    7,558    7,231
                                                              =======  =======
Shares used in computing diluted net income (loss) per
 share......................................................    8,055    7,231
                                                              =======  =======

       See accompanying notes to consolidated financial statements.

                             PHOTON DYNAMICS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               Years Ended
                                                              September 30,
                                                              ---------------
                                                               1999    1998
                                                              ------  -------
                                                              (In thousands)
Operating activities:
Net income (loss)............................................ $1,170  $(1,465)
Adjustments to reconcile net income (loss) to net cash
 provided by (used in) operating activities:
  Depreciation and amortization..............................    965    1,170
  Unrealized loss on investments.............................     (2)     --
  Changes in operating assets and liabilities:
    Accounts receivable...................................... (5,031)   3,758
    Inventories..............................................  2,290   (1,691)
    Prepaid expenses and other current assets................   (335)     235
    Other assets.............................................   (124)     171
    Accounts payable.........................................    363   (1,180)
    Accrued expenses and other liabilities...................  1,114      447
    Deferred revenue.........................................    396     (160)
                                                              ------  -------
Net cash provided by operating activities....................    806    1,285
Investing activities:
Purchases of property and equipment, net.....................   (859)    (742)
Purchases of short-term investments.......................... (1,500)     --
                                                              ------  -------
Net cash used in investing activities........................ (2,359)    (742)
Financing activities:
Payments on capital lease obligations........................     (6)      (4)
Proceeds from issuance of common stock.......................    933      345
Proceeds from notes receivable to shareholders...............     85       30
                                                              ------  -------
Net cash provided by financing activities....................  1,012      371
                                                              ------  -------
Effect of exchange rate changes on cash......................    202     (183)
                                                              ------  -------
Net increase (decrease) in cash and cash equivalents.........   (339)     731
Cash and cash equivalents at beginning of year...............  5,562    4,831
                                                              ------  -------
Cash and cash equivalents at end of year..................... $5,223  $ 5,562
                                                              ======  =======
Supplemental disclosure of cash flow information:
Interest paid................................................ $    1  $     9
                                                              ------  -------
Income taxes paid............................................ $   82  $    21
                                                              ======  =======

          See accompanying notes to consolidated financial statements.

                           PHOTON DYNAMICS, INC.

              CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                         Accumulated     Notes
                            Common Stock                    Other      Receivable      Total
                          ----------------- Accumulated Comprehensive     from     Shareholders'
                           Shares   Amount    Deficit   Income (Loss) Shareholders    Equity
                          --------- ------- ----------- ------------- ------------ -------------
                                     (In thousands, except share data)
Balance at September 30,
 1997...................  7,147,714 $38,573  $(20,682)      $ (14)       $(115)       $17,762
Net loss................        --      --     (1,465)        --           --          (1,465)
Net translation
 adjustments............        --      --        --         (183)         --            (183)
                                                                                      -------
Total comprehensive
 loss...................                                                               (1,648)
                                                                                      -------
Issuance of common
 stock..................    176,901     345       --          --           --             345
Repayment of notes
 receivable.............        --      --        --          --            30             30
                          --------- -------  --------       -----        -----        -------
Balance at September 30,
 1998...................  7,324,615  38,918   (22,147)       (197)         (85)        16,489
Net income..............        --      --      1,170         --           --           1,170
Net translation
 adjustment.............        --      --        --          202          --             202
Net unrealized loss on
 investments............        --      --        --          (2)          --             (2)
                                                                                      -------
Total comprehensive
 income.................                                                                1,370
                                                                                      -------
Issuance of common
 stock..................    489,706     933       --          --           --             933
Repayment of notes
 receivable.............        --      --        --          --            85             85
                          --------- -------  --------       -----        -----        -------
Balance at September 30,
 1999...................  7,814,321 $39,851  $(20,977)      $   3        $ --         $18,877
                          ========= =======  ========       =====        =====        =======

       See accompanying notes to consolidated financial statements.

                           PHOTON DYNAMICS, INC.

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--Summary of Significant Accounting Policies

   Organization. The Company is a leading worldwide supplier of array test, inspection and repair systems for the flat panel display ("FPD") industry. The Company's systems are used to control, monitor and refine the manufacturing process to increase the yield of FPDs, to reduce materials loss, to transition new FPD designs from research and development to commercial production and to assist in the rapid start-up of new FPD manufacturing facilities.

   A significant portion of the Company's total revenue is attributable to sales outside the U.S. Most of the major FPD manufacturers and many of the Company's principle customers are located in Asia, primarily Japan, Taiwan and Korea. The Company's revenue is obtained primarily from FPD manufacturers and, to a lesser extent, a value-added reseller in Japan, and a sales representative in Taiwan.

   Revenue Recognition. The Company generally recognizes revenue from product sales upon shipment, which usually precedes final acceptance. The Company also provides its customers with one-year service contracts. The revenue from these contracts is recognized ratably over the contract period.

   Principles of Consolidation. The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. Significant intercompany accounts and transactions have been eliminated in consolidation.

   Use of Estimates. The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

   Cash and Cash Equivalents. The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

   Short-Term Investments. Short-term investments consist of marketable securities with a maturity of less than one year but not less than three months. Short-term investments are recorded at fair value.

   Inventories. Inventories are priced at the lower of cost or market using the first-in, first-out ("FIFO") method for all inventories. Inventories consisted of the following:

                                                                   September 30,
                                                                   -------------
                                                                    1999   1998
                                                                   ------ ------
                                                                        (In
                                                                    thousands)
   Raw materials.................................................. $1,351 $1,888
   Work-in-progress...............................................  2,469  2,144
   Finished goods.................................................    657  2,735
                                                                   ------ ------
                                                                   $4,477 $6,767
                                                                   ====== ======

                             PHOTON DYNAMICS, INC.

   Property, Equipment and Leasehold Improvements. Property, equipment and leasehold improvements are stated on the basis of cost. Equipment includes assets recorded under capital lease obligations. Depreciation is computed principally by the straight-line method for financial reporting purposes. Estimated useful lives for financial reporting purposes ranges from three to five years. Equipment recorded under capital lease obligations is amortized by the straight-line method using the lesser of the lease term or the life of the related asset. Property, plant and equipment consisted of the following:

                                                                September 30,
                                                               ----------------
                                                                1999     1998
                                                               -------  -------
                                                               (In thousands)
   Equipment.................................................. $ 5,286  $ 4,455
   Office furniture and fixtures..............................     326      322
   Leasehold improvements.....................................     534      510
                                                               -------  -------
                                                                 6,146    5,287
   Less accumulated depreciation and amortization.............  (4,454)  (3,489)
                                                               -------  -------
                                                               $1,692   $ 1,798
                                                               =======  =======

   Installation and Warranty. The Company generally warrants its systems for material and labor for a period of twelve months from the date of installation. A provision for the estimated cost of installation and warranty is recorded upon shipment.

   Foreign Currency Translation. The financial statements of foreign subsidiaries have been translated into U.S. dollars in accordance with FASB Statement No. 52, Foreign Currency Translation. All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet date. Income statement amounts have been translated using the average exchange rate for the year. Translation adjustments are included as a separate component of shareholders' equity. Foreign currency transaction gains and losses are included in results of operations and have been immaterial for all periods presented.

   Stock Based Compensation. The Company accounts for its stock option and employee stock purchase plans in accordance with the provisions of APB Opinion No. 25, Accounting For Stock Issued to Employees ("APB 25") and related Interpretations. Pro forma information regarding earnings per share is disclosed as required by FASB Statement No. 123, Accounting for Stock-Based Compensation ("FAS 123"). See Note 10.

   Earnings Per Share. Basic and diluted earnings per share are calculated in accordance with FASB Statement No. 128, Earnings Per Share ("FAS 128"). See
Note 12.

   Comprehensive Income. As of October 1998, the Company adopted FASB Statement No. 130, Reporting Comprehensive Income ("FAS 130") which establishes new rules for the reporting and display of comprehensive income and its components. FAS 130 requires unrealized gains or losses on the Company's available-for-sale investments and foreign currency translation adjustments, which prior to adoption were reported separately in shareholders' equity, to be included in accumulated other comprehensive income. Prior year financial statements have been reclassified to conform to the requirements of FAS 130. The adoption of FAS 130 had no impact on the Company's net income (loss) or shareholder's equity.

   Segment Information. As of October 1998, the Company adopted FASB Statement No. 131, Disclosures about Segments of an Enterprise and Related Information ("FAS 131"). FAS 131 superseded FASB Statement No. 14, Financial Reporting for Segments of a Business Enterprise. FAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports.

                           PHOTON DYNAMICS, INC.

FAS 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The adoption of FAS 131 did not affect results of operations, financial position or disclosure of segment information. The Company conducts business in one operating segment. The Company manufactures and sells array test, inspection and repair systems for use in the FPD industry. The Company's management has determined the operating segment based upon how the business is managed and operated. The Company's principal market is primarily Asian based FPD manufacturers.

   Impact of Recently Issued Accounting Standards. In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities ("FAS 133"). The Company is required to adopt FAS 133 for the year ending September 30, 2001. FAS 133 will require the Company to recognize all derivatives on the balance sheet at fair value. The Company does not anticipate that the adoption of FAS 133 will have a significant effect on its results of operations or financial condition.

NOTE 2--Accrued Expenses and Other Liabilities

   Accrued expenses and other liabilities consisted of the following:

                                                                  September 30,
                                                                  -------------
                                                                   1999   1998
                                                                  ------ ------
                                                                       (In
                                                                   thousands)
   Warranty...................................................... $1,418 $1,105
   Compensation..................................................  1,232    855
   Other accrued expenses........................................  1,400    976
                                                                  ------ ------
                                                                  $4,050 $2,936
                                                                  ====== ======

NOTE 3--Notes Receivable from Shareholders

   Notes receivable from shareholders arose from certain employees exercising their stock options and advances to purchase stock on the open market. The notes bear interest at 6.83% per annum and are secured by the shares purchased. As of September 30, 1999, all notes receivable from shareholders had been collected.

NOTE 4--Asset Recovery Related to Product Line Disposal

   During the quarter ended December 31, 1997, the Company received a payment of $350,000 in settlement of a dispute related to the cancellation of its Defect Monitoring Tool ("DMT") product line. In September 1996, the Company ceased operations of its DMT product line. The DMT product group had worked exclusively on a single customer project not in the FPD market. As a result of the cancellation of this project, the Company had expensed the associated inventory and assets of this product line which were not transferred to other products.

NOTE 5--Credit Arrangements

   The Company has entered into a $3.5 million line of credit with a bank which expires in March 2000. This line of credit is secured by substantially all of the Company's assets and contains certain financial and other covenants. The Company is eligible to borrow against accounts receivable and a portion of inventories. Borrowings under this line of credit bear interest at prime rate plus 1.00% to 1.25% (9.25% to 9.50% as of September 30, 1999). As of September 30, 1999, no amounts were outstanding under this bank line of credit, and the Company was in compliance with all bank covenants.

                             PHOTON DYNAMICS, INC.

NOTE 6--Shareholders' Equity

   Stock Reserved for Future Issuance. As of September 30, 1999, the Company has reserved 1,407,849 shares of Common Stock for future issuance.

   Warrants. The Company has warrants outstanding to purchase from the Company 12,067 shares of Common Stock. The purchase price for the shares is $5.40 per share. These warrants will expire in June 2000.

NOTE 7--Income Taxes

   The provision for income taxes consists of the following:

                                                                   Years Ended
                                                                  September 30,
                                                                 ---------------
                                                                  1999    1998
                                                                 ------- -------
                                                                 (In thousands)
   Federal--current............................................. $    66 $    --
   State--current...............................................      --      --
   Foreign--current.............................................      71     108
                                                                 ------- -------
     Total...................................................... $   137 $   108
                                                                 ======= =======

   The provisions for taxes on income differed from the provisions calculated by applying the federal statutory rate to income before taxes as follows:


                                                                Years Ended
                                                               September 30,
                                                              ----------------
                                                               1999     1998
                                                              -------  -------
                                                              (In thousands)
   Expected provision (benefit) at statutory rate............ $   444  $  (475)
   Alternative minimum taxes.................................      66       28
   Losses (benefited)/not benefited..........................    (373)     555
                                                              -------  -------
                                                                $ 137  $   108
                                                              =======  =======

   As of September 30, 1999, the Company has federal and state net operating loss carryforwards of approximately $12,100,000 and $320,000, respectively. The Company also has federal and state research and development tax credit carryforwards of $1,300,000 and $750,000, respectively. The net operating loss and credit carryforwards will expire at various times beginning in 2000 through 2018, if not utilized.

   Under certain provisions of the Internal Revenue Code of 1986, as amended, the availability of the Company's net operating loss and tax credit carryforwards may be subject to limitation if it should be determined that there has been a change in ownership of more that 50% of the value of the Company's stock. Such determination could limit the utilization of net operating loss and tax credit carryforwards.

   Deferred tax assets reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes, the amounts used for income tax purposes and net operating loss and credit carryforwards.

                             PHOTON DYNAMICS, INC.

   Significant components of the Company's deferred tax assets are as follows:

                                                                 Years Ended
                                                                September 30,
                                                               ----------------
                                                                1999     1998
                                                               -------  -------
                                                               (In thousands)
     Deferred tax assets:
       Net operating loss carryforwards....................... $ 4,150  $ 4,902
       Research credit carryforwards..........................   1,800    1,698
       Capitalized research costs.............................     419      538
       Inventory writedowns...................................     980      715
       Depreciation...........................................     462      613
       Other individually immaterial items....................   1,859    1,446
                                                               -------  -------
     Total deferred tax assets................................   9,670    9,912
       Valuation allowance....................................  (9,670)  (9,912)
                                                               -------  -------
     Net deferred tax assets.................................. $   --   $   --
                                                               =======  =======

NOTE 8--Commitments

   The Company leases its main facility in San Jose, California under a noncancelable operating lease agreement. The lease for the building may be renewed for one five-year period during fiscal 2002. Total future minimum payments under noncancelable operating leases with initial terms of one year or more consisted of the following as of September 30, 1999:

                                              Operating
                                                Leases
                                            --------------
                                            (In thousands)
            2000..........................      $  709
            2001..........................         727
            2002..........................          61
                                                ------
            Total minimum lease payments..      $1,497
                                                ======

   Rental expense for the years ended September 30, 1999 and 1998 was $732,000 and $719,000, respectively.

NOTE 9--Financial Instruments

   Concentrations of Credit Risk. Financial instruments that potentially subject the Company to significant concentrations of credit risk consists principally of trade accounts receivable. Most of the Company's principle customers are located in Asia, primarily Japan, Taiwan and Korea. Therefore, the Company's sales to these countries may be adversely affected by the overall health of these economies, including the effects of currency exchange rate fluctuations. The Company generally sells its products on net-30 day terms to its customers with a small portion held back until final acceptance. Although a substantial portion of its customers, primarily foreign, remit payments on significantly longer terms, the Company generally does not require collateral for its trade accounts receivable. The Company believes its credit evaluation and monitoring mitigates this credit risk. In fiscal 1999, sales to three unaffiliated and one affiliated customer represented 26%, 22%, 14% and 16% of total revenue, respectively. In fiscal 1998, sales to two unaffiliated and one affiliated customer accounted for 45%, 17% and 27%, respectively. International sales, all of which were export sales, accounted for 99% and 96% of total revenue in fiscal 1999 and fiscal 1998, respectively.

                             PHOTON DYNAMICS, INC.

   Fair Value of Financial Instruments. The Company has evaluated its fair value disclosures for financial instruments. The carrying amount reported in the balance sheet for cash and cash equivalents, short-term investments, accounts receivable, accounts payable, and accrued expenses approximates its fair value.

NOTE 10--Employee Stock Purchase and Stock Option Plans

   Employee Purchase Plan. In January 1999, the Board of Directors amended the 1995 Employee Stock Purchase Plan ("Purchase Plan") to increase the number of shares authorized for issuance to an aggregate of 350,000 shares. The Purchase Plan permits eligible employees to purchase common stock, through payroll deductions, at 85% of the lower of the fair market value of the common stock on the date at the beginning of the two-year offering period or the last day of the purchase period. Substantially all employees are eligible to participate in the Purchase Plan. Employees purchased 120,445 shares in fiscal 1999 for $293,000 as compared to 102,343 shares for $239,000 in fiscal 1998. As of September 30, 1999, 62,172 shares were available for issuance under the plan.

   Stock Option Plans. Under the 1987 and 1995 Stock Option Plans ("Option Plans"), the Board of Directors may, at its discretion, grant incentive or nonqualified stock options to employees and directors. Options granted under the Option Plans have exercise prices at least equal to the market price at the date of grant and, subject to termination of employment, expire ten years from the date of grant, are not transferable other than on death, and are exercisable in four equal annual installments commencing one year from the date of grant.

   In November 1998, the Board of Directors authorized the repricing of options granted to employees effective as of the close of business on November 27, 1998 to the then fair market value of $4.50 per share. Under the terms of the repricing, employees surrendered 431,833 of existing options in exchange for 353,464 replacement options, which contained a provision that the replacement options could not be exercised for a six month period and that extended the original option vesting schedule by six months. The number of replacement options issued were determined based on a conversion formula. No members of the Company's Board of Directors participated in the repricing.

   The following table summarizes the Company's stock option activity and related information:

                                                   Shares Under Weighted Average
                                                      Option     Exercise Price
                                                   ------------ ----------------
     Outstanding as of September 30, 1997.........  1,008,505        $5.24
       Granted....................................    424,700        $3.80
       Exercised..................................   (131,639)       $1.05
       Canceled...................................   (276,200)       $5.43
                                                    ---------        -----
     Outstanding as of September 30, 1998.........  1,025,366        $5.13
       Granted....................................    766,664        $5.79
       Exercised..................................   (171,069)       $3.42
       Canceled...................................   (548,951)       $6.59
                                                    ---------        -----
     Outstanding as of September 30, 1999.........  1,072,010        $5.13
                                                    =========        =====

   273,667 and 279,332 stock option shares are available for grant as of September 30, 1999 and 1998, respectively. 471,918 and 485,361 stock option shares are exercisable as of September 30, 1999 and 1998, respectively.

                             PHOTON DYNAMICS, INC.

   The following table summarizes information about stock options outstanding as of September 30, 1999:

                                Options Outstanding         Options Exercisable
                          --------------------------------- --------------------
                                       Weighted
                            Number      Average    Weighted   Number    Weighted
                          Outstanding  Remaining   Average  Outstanding Average
                             as of    Contractual  Exercise    as of    Exercise
Range of Exercise Prices    9/30/99   Life (Years)  Price     9/30/99    Price
------------------------  ----------- -----------  -------- ----------- --------
$0.60-$0.90.............      60,974     4.42       $ 0.72     60,974    $ 0.72
$2.40-$3.60.............     212,454     8.09       $ 3.20     89,642    $ 3.09
$4.13-$4.13.............     165,000     9.14       $ 4.13     33,500    $ 4.13
$4.50-$4.50.............     291,651     9.16       $ 4.50    186,906    $ 4.50
$4.63-$7.50.............     205,631     8.52       $ 5.67     75,756    $ 5.91
$8.44-$10.63............      60,500     9.13       $10.22     19,900    $ 9.39
$11.00-$14.38...........      75,800     9.62       $13.10      5,240    $11.00
                           ---------     ----       ------    -------    ------
$0.60-$14.38............   1,072,010     8.58       $ 5.13    471,918    $ 4.22

   The weighted average fair value of stock options granted in fiscal 1999 and fiscal 1998 was $2.66 and $1.99, respectively. The weighted average fair value of stock purchases under the Purchase Plan in fiscal 1999 and fiscal 1998 was $1.86 and $1.59, respectively.

   Accounting for Stock Based Compensation Plans. In accordance with the provisions of FAS 123, the Company applies APB 25 and related Interpretations in accounting for its stock option and employee stock purchase plans and, accordingly, does not recognize compensation expense in the statement of operations because the exercise price of the employees' stock options equals the market price of the underlying stock on the date of grant. If the Company had elected to recognize compensation expense based on the fair value of the options granted at the grant date as prescribed by FAS 123, earnings and earnings per share would have been adjusted to the pro forma amounts as follows:

                                                        Years Ended September
                                                                 30,
                                                        ----------------------
                                                           1999       1998
                                                        ----------------------
                                                            (In thousands,
                                                        except per share data)
     Net income (loss) as reported....................  $    1,170 $    (1,465)
     Net income (loss) pro forma......................  $      125 $    (2,091)
     Basic and diluted net income (loss) per share--as
      reported........................................  $     0.15 $    ( 0.20)
     Basic and diluted net income (loss) per share--
      pro forma.......................................  $     0.02 $    ( 0.28)

   The effects on pro forma disclosures of applying FAS 123 are not likely to be representative of the effects on pro forma disclosures of future years because FAS 123 is applicable only to options granted subsequent to October 1, 1995. Compensation expense for the fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model for the multiple option approach with the following weighted average assumptions:

                                             Options             ESPP
                                         ----------------  ------------------
                                          1999     1998     1999      1998
                                         -------  -------  -------  ---------
     Expected dividend yield............     --       --       --         --
     Expected stock price volatility....    0.80     0.80     0.80       0.79
     Risk free interest rate............    4.73%    5.54%    5.31%      5.30%
     Expected life of options from date
      of grant.......................... 2 years  3 years  2 years  1.5 years

                             PHOTON DYNAMICS, INC.

NOTE 11--Retirement Savings Plan

   Under the Company's retirement savings plan (the "401(k) Plan"), a U.S. employee may defer and invest up to 20% of his or her annual compensation, subject to an annual dollar limitation. All U.S. full-time employees, twenty-one years or older, are eligible to participate in the 401(k) Plan. The Company has not elected to make matching contributions.

NOTE 12--Earnings Per Share

   For the years ended September 30, 1999 and 1998, basic and diluted earnings per share is computed using the weighted average number of shares of common stock outstanding. As the Company incurred a loss for the year ended September 30, 1998, the effect of dilutive securities totaling approximately 299,234 from stock options and warrants has been excluded from the computation of diluted earnings per share as their effect is antidilutive. The following table sets forth the computation of basic and diluted earnings per share:

                                                       Years Ended September
                                                                30,
                                                       ----------------------
                                                          1999       1998
                                                       ----------------------
                                                           (In thousands,
                                                       except per share data)
     Numerator for basic and diluted earnings per
      share--net income (loss)........................ $    1,170 $    (1,465)
     Denominator for basic earnings per share--
      weighted average shares.........................      7,558       7,231
     Effect of dilutive securities:
       Employee stock options.........................        436         --
       Warrants.......................................         61         --
                                                       ---------- -----------
     Denominator for diluted earnings per share--
      adjusted for weighted average shares from
      options and warrants............................      8,055       7,231
     Basic net income (loss) per share................ $     0.15 $     (0.20)
     Diluted net income (loss) per share.............. $     0.15 $     (0.20)

NOTE 13--Related Parties

   During fiscal 1998, the Company sold $6.2 million of its systems to LG Electronics, Inc. ("LG"), and accounts receivable as of September 30, 1998 included $1.1 million of receivable from LG. During fiscal 1999, the Company sold $4.9 million of its systems to LG, and accounts receivable as of September 30, 1999 included $0.3 million of receivable from LG. At September 30, 1998, LG owned approximately 8% of the Company's Common Stock and warrants to purchase 28,333 shares of Common Stock at an exercise price of $0.60 per share and also held a seat on the Company's Board of Directors. At September 30, 1999, LG owned less than 1% of the Company's Common Stock and is no longer on the Company's Board of Directors.

NOTE 14--Pending Business Combination

   In August 1999, the Company entered into an agreement with CR Technology, Inc. ("CRT"), a California corporation, whereby the Company will acquire all of the outstanding common and preferred shares of CRT in exchange for approximately 2,000,000 shares of the Company's Common Stock. This transaction is intended to be accounted for as a pooling of interests. The transaction must be approved by a vote of CRT's and the Company's shareholders. The agreement terminates on December 31, 1999 if the merger has not occurred by that date. As of September 30, 1999, approximately $307,000 of expenses related to the business combination have been capitalized as prepaid expenses and will be expensed in the period that the combination is consummated.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
CR Technology, Inc.

   We have audited the accompanying consolidated balance sheets of CR Technology, Inc. and Subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CR Technology, Inc. and Subsidiary as of December 31, 1998 and 1997 and the results of their consolidated operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ Cacciamatta Accountancy
                                           Corporation

Irvine, California
May 7, 1999
(except for Note 11, as to which
the date is August 25, 1999)

                       CR TECHNOLOGY, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                           December 31,
                                                      ------------------------
                                                         1998         1997
                                                      -----------  -----------
                       ASSETS
Current assets:
  Cash............................................... $   555,327  $   277,154
  Short-term investments.............................     177,611      292,576
  Accounts receivable, net of allowance for doubtful
   accounts of $159,560 in 1998 and $7,962 in 1997...   1,421,559    1,573,625
  Inventories........................................   1,467,529    1,431,360
  Deferred income taxes..............................     340,000      180,000
  Other..............................................      26,744       34,894
                                                      -----------  -----------
    Total current assets.............................   3,988,770    3,789,609
Equipment............................................     150,921      311,209
Patents and trademarks...............................      17,828       20,904
                                                      -----------  -----------
                                                      $ 4,157,519  $ 4,121,722
                                                      ===========  ===========
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Line of credit..................................... $       --   $    50,000
  Accounts payable...................................     372,032      764,830
  Accrued expenses...................................     627,832      483,779
  Income taxes payable...............................      78,620       16,957
                                                      -----------  -----------
    Total current liabilities........................   1,078,484    1,315,566
                                                      -----------  -----------
Commitments and contingencies........................         --           --
Stockholders' equity:
  Preferred stock, 5,000,000 shares authorized,
   500,000 shares issued and outstanding.............     943,420      943,420
  Common stock, no par value; 5,000,000 shares
   authorized, 813,011 and 803,192 shares issued and
   outstanding at December 31, 1998 and 1997.........   5,123,796    5,109,061
  Accumulated deficit................................  (2,988,181)  (3,246,325)
                                                      -----------  -----------
    Net stockholders' equity.........................   3,079,035    2,806,156
                                                      -----------  -----------
                                                      $ 4,157,519  $ 4,121,722
                                                      ===========  ===========

  The accompanying notes are and integral part of these financial statements.

                       CR TECHNOLOGY, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

                                                     Year Ended December 31,
                                                     ------------------------
                                                        1998         1997
                                                     -----------  -----------
Net sales........................................... $ 8,550,047  $ 5,707,707
Cost of sales.......................................   4,819,952    3,177,394
                                                     -----------  -----------
Gross profit........................................   3,730,095    2,530,313
                                                     -----------  -----------
Operating expenses:
  Selling, general and administrative...............   2,932,609    1,808,731
  Research and development..........................     611,980      290,956
                                                     -----------  -----------
Total operating expenses............................   3,544,589    2,099,687
                                                     -----------  -----------
Operating income....................................     185,506      430,626
Interest income.....................................      37,138       34,541
                                                     -----------  -----------
Income before benefit for income taxes..............     222,644      465,167
Benefit for income taxes............................     (35,500)    (134,200)
                                                     -----------  -----------
Net income.......................................... $   258,144  $   599,367
                                                     ===========  ===========

Basic earnings per share............................ $      0.32  $      0.78
                                                     ===========  ===========
Basic weighted average number of shares
 outstanding........................................     808,101      770,000
                                                     ===========  ===========

Diluted earnings per share.......................... $      0.18  $      0.43
                                                     ===========  ===========
Diluted weighted average number of shares
 outstanding........................................   1,448,851    1,404,385
                                                     ===========  ===========


   The accompanying notes are an integral part of these financial statements.

                       CR TECHNOLOGY, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                     Years Ended December 31, 1998 and 1997

                           Preferred Stock         Common Stock
                         -------------------- ----------------------
                          Number of            Number of                                Net
                           Shares               Shares                Accumulated  Stockholders'
                         Outstanding  Amount  Outstanding   Amount      Deficit       Equity
                         ----------- -------- ----------- ----------  -----------  -------------
Balance, December 31,
 1996...................   500,000   $943,420   736,629   $5,114,678  $(3,845,692)  $2,212,406
  Common stock issued
   for exercise of
   options..............       --         --     76,382        7,638          --         7,638
  Purchase and
   retirement of common
   stock................       --         --     (9,819)     (13,255)         --       (13,255)
  Net income............       --         --        --           --       599,367      599,367
                           -------   --------   -------   ----------  -----------   ----------
Balance, December 31,
 1997...................   500,000    943,420   803,192    5,109,061   (3,246,325)   2,806,156
  Common stock issued
   for cash.............       --         --     47,854       60,377          --        60,377
  Purchase and
   retirement of common
   stock................       --         --    (38,035)     (45,642)         --       (45,642)
  Net income............       --         --        --           --       258,144      258,144
                           -------   --------   -------   ----------  -----------   ----------
Balance, December 31,
 1998...................   500,000   $943,420   813,011   $5,123,796  $(2,988,181)  $3,079,035
                           =======   ========   =======   ==========  ===========   ==========



   The accompanying notes are an integral part of these financial statements.

                       CR TECHNOLOGY, INC. AND SUBSIDIARY

                            STATEMENTS OF CASH FLOWS

                                                            Year Ended
                                                           December 31,
                                                       ----------------------
                                                         1998        1997
                                                       ---------  -----------
Cash flows from operating activities:
Net income............................................ $ 258,144  $   599,367
Adjustments to reconcile net income to net cash
 provided (used) by operating activities:
  Depreciation and amortization.......................   208,223       93,327
  Provision for doubtful accounts.....................   151,598          --
  (Increase) decrease in assets:
    Accounts receivable...............................       468   (1,046,927)
    Inventories.......................................   (36,169)    (424,861)
    Deferred taxes....................................  (160,000)    (180,000)
    Other.............................................    11,226      (23,765)
  Increase (decrease) in liabilities:
    Accounts payable..................................  (392,798)     448,911
    Accrued expenses..................................   144,053      239,679
    Income taxes payable..............................    61,663       16,957
                                                       ---------  -----------
      Net cash provided (used) by operating
       activities.....................................   246,408     (277,312)
                                                       ---------  -----------
Cash flows from investing activities:
  Proceeds from sale of short-term investments........   140,069          --
  Purchase of short-term investments..................   (25,104)     (92,454)
  Capital expenditures................................   (47,935)    (141,741)
                                                       ---------  -----------
      Net cash provided (used) by investing
       activities.....................................    67,030     (234,195)
                                                       ---------  -----------
Cash flows from financing activities:
  Repayment of debt...................................   (50,000)         --
  Borrowings on line of credit........................       --        50,000
  Repurchase of common stock..........................   (45,642)     (13,255)
  Issuance of common stock............................    60,377        7,638
                                                       ---------  -----------
      Net cash (used) provided by financing
       activities.....................................   (35,265)      44,383
                                                       ---------  -----------
Net increase (decrease) in cash.......................   278,173     (467,124)
Cash, beginning of year...............................   277,154      744,278
                                                       ---------  -----------
Cash, end of year..................................... $ 555,327  $   277,154
                                                       =========  ===========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest.............. $     813  $       338
                                                       =========  ===========
  Cash paid during the year for income taxes.......... $  62,837  $    29,572
                                                       =========  ===========

   The accompanying notes are an integral part of these financial statements.

                       CR TECHNOLOGY, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1998

1. Nature of operations and summary of significant accounting policies

 Nature of operations

   CR Technology, Inc. (the "Company" or "CRT"), a California corporation is a leading worldwide supplier of X-ray and automated visual inspection systems for the electronics and semiconductor industries. CRT's products employ X-ray and machine vision technologies to enable electronics and semiconductor manufacturers to analyze and report product quality at critical manufacturing process steps. CRT manufactures products for off-line inspection, and for automated monitoring of process-induced defects in printed circuit boards, semiconductors and other electronic components.

   The Company's markets include the semiconductor and electronics manufacturing industry. Applications for the Company's products include automated visual inspection, image and non-destructive inspections.

 Principles of consolidation

   The accompanying consolidated financial statements include the accounts of the Company and its subsidiary, a dormant entity with no assets, liabilities or operations.

 Major customers

   The top five customers for the years ended December 31, 1998 and 1997 accounted for 20 and 37 percent of total sales, respectively. Sales outside the U.S. accounted for 21 and 36 percent of total sales in 1998 and 1997, respectively.

 Concentrations of risk

   Financial instruments which subject the Company to concentrations of credit risk consist of cash, short-term investments and trade receivables. The Company places its cash and short-term investments with high credit quality financial institutions, and has never experienced a loss. The Company routinely assesses the financial strength of its customers and, as a consequence, believes that its trade accounts receivable credit risk exposure is limited.

 Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

 Cash equivalents

   For purposes of the statement of cash flows, cash equivalents include time deposits, certificates of deposit, and all highly liquid debt instruments with original maturities of three months or less.

 Inventories

   Inventories are reported at the lower of cost (determined on the first-in-first-out method) or market.

                       CR TECHNOLOGY, INC. AND SUBSIDIARY

 Equipment

   Equipment is recorded at cost. Depreciation of equipment is computed using the straight-line method based on the estimated useful lives of the individual assets, generally three to five years.

   The Company capitalizes internally developed computer software in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed". When the product is released for distribution, the development expenses are amortized, generally over a five year period or less. Amounts capitalized principally represent the cost of writing software for the Company's new product line, which include only a portion of the total expenses related to the product's development. Amortization is computed on an individual product group on the straight-line method over the estimated economic life of the product. During 1998, the Company reduced the estimated economic life to three years for all capitalized software costs. Amortization expense was $175,544 and $72,652 in 1998 and 1997, respectively. The change in estimate increased 1998 amortization expense by $112,314, reducing net income by $.14 per share.

 Research and development costs

   Research and development costs are charged to expense when incurred.

 Patents and trademarks

   The acquisition cost of $43,830 for patents and trademarks is amortized on the straight-line method over their remaining lives of 7 to 14 years. Amortization expense of $3,076 and $2,562 was charged to operations in 1998 and 1997, respectively.

 Stock-Based Compensation

   The Company accounts for compensation costs related to employee stock options and other forms of employee stock-based compensation plans in accordance with the requirements of Accounting Principles Board Opinion 25 ("APB 25"). APB 25 requires compensation costs for stock-based compensation plans to be recognized based on the difference, if any, between the fair market value of the stock on the date of the grant and the option exercise price. In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards 123, Accounting for Stock-Based Compensation ("SFAS 123"). SFAS 123 established a fair value-based method of accounting for compensation plans. However, SFAS 123 allows an entity to continue to measure compensation costs using the principles of APB 25 if certain pro forma disclosures are made. The Company has adopted the provisions of pro forma disclosure requirements of SFAS 123 in fiscal 1996. Options granted to non-employees are recognized at their fair value at the date of grant.

2. Inventories

                                                             1998        1997
                                                          ----------- ----------
      Raw materials...................................... $   586,855 $  409,634
      Work in process....................................     880,674  1,021,726
                                                          ----------- ----------
                                                          $ 1,467,529 $1,431,360
                                                          =========== ==========

                       CR TECHNOLOGY, INC. AND SUBSIDIARY

3. Equipment

                                                    Life     1998       1997
                                                   ------- ---------  ---------
Leasehold improvements............................ 5 years $  10,700  $     --
Computer software................................. 3 years   277,461    277,461
Computers......................................... 3 years    95,962     85,724
Machinery and equipment........................... 5 years   235,672    208,675
                                                           ---------  ---------
                                                             619,795    571,860
Accumulated depreciation..........................          (468,874)  (260,651)
                                                           ---------  ---------
                                                           $ 150,921  $ 311,209
                                                           =========  =========
Depreciation expense..............................         $ 205,147  $  90,765
                                                           =========  =========

4. Line of credit

   The Company has a $1,500,000 line of credit at prime expiring on August 2, 1999. There were no borrowings on this line during 1998.

   The Company had a $1,000,000 line of credit at 9.25%, which expired May 31, 1998. A $50,000 outstanding balance at December 31, 1997 was repaid in January 1998.

5. Accrued expenses

                                                                 1998     1997
                                                               -------- --------
      Employee bonuses........................................ $200,000 $159,018
      Vacation................................................  104,105   81,519
      Commissions.............................................  194,703    2,580
      Warranty................................................   94,000   36,723
      Customer deposits.......................................    2,145  147,317
      Other...................................................   32,879   56,622
                                                               -------- --------
                                                               $627,832 $483,779
                                                               ======== ========

6. Income taxes

   Deferred tax assets and liabilities are recognized for temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. Deferred tax assets are reduced by a valuation allowance when deemed appropriate. The measurement of deferred tax assets and liabilities is based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. Measurement is computed using applicable current tax rates (34% for 1998 and 1997).

   In 1998, the Company recorded a deferred tax benefit of $160,000 against a current tax provision of $124,500. The tax benefit of $35,500 includes: $70,000 due to the California Franchise Tax Board as a result of its 1997 and 1996 audit, $47,500 of California franchise taxes due for 1998, $7,000 for federal AMT taxes for 1998 and a benefit for the reduction in the valuation allowance of $160,000.

   In 1997, the Company recorded a deferred tax benefit of $180,000 against a current tax provision of $45,800. The remaining tax expense of $45,800 is the amount due for the California franchise tax.

                       CR TECHNOLOGY, INC. AND SUBSIDIARY

   The Company's deferred tax assets, which have been partially offset by valuation allowances, comprise the following at December 31, 1998 and 1997:

                                                                Federal
                                                         ----------------------
                                                            1998        1997
                                                         ----------  ----------
      Loss carryforwards................................ $1,496,260  $1,651,704
      Temporary differences:
        Accounts receivable allowance...................    151,200       7,900
        Inventory allowance.............................    114,000     187,000
        Accrued expenses................................    122,000     210,000
                                                         ----------  ----------
                                                          1,883,460   2,056,604
      Applicable tax rate...............................         34%         34%
                                                         ----------  ----------
                                                            640,376     699,245
      Valuation allowance...............................   (300,376)   (519,245)
                                                         ----------  ----------
                                                         $  340,000  $  180,000
                                                         ==========  ==========

   During 1998 and 1997, the Company reduced the valuation allowance to reflect the deferred tax assets recognized. In 1998 and 1997, a deferred tax asset of $160,000 and $180,000 was recognized due to a decrease in the valuation allowance. The deferred tax asset is based upon expected utilization of federal net operating loss carryforwards. The ultimate realization of all deferred tax assets will require aggregate taxable income of approximately $1,900,000 in future years.

   At December 31, 1998, the Company had net operating loss carryforwards for federal income tax purposes expiring as follows:

      2001........................................................... $  324,328
      2002...........................................................    630,539
      2003...........................................................    257,362
      2006...........................................................    284,031
                                                                      ----------
                                                                      $1,496,260
                                                                      ==========

   Under Section 382 of the Internal Revenue Code, the utilization of net operating loss carryforwards is limited after an ownership change, as defined, to an annual amount equal to the market value of the loss corporation's outstanding stock immediately before the date of the ownership change multiplied by the highest Federal long-term tax exempt rate in effect for any month in the three calendar month period ending with the calendar month in which the ownership change occurred. Should an ownership change occur, the Company's utilization of its net operating losses may be limited.

7. Warrants and Stock Option Plans

 Warrants

   In 1994, in connection with obtaining bridge financing, the Company issued warrants to purchase 120,000 shares of its common stock to the investors. These warrants expire on December 31, 2001 or 180 days after an initial public offering, whichever occurs earlier and are exercisable at the lower of fifty percent of the public offering price or $2.50 per share. All warrants are outstanding at December 31, 1998.

                       CR TECHNOLOGY, INC. AND SUBSIDIARY

 Stock option plans

   Under the 1983 incentive stock option plan as amended in 1997, 160,382 common shares were reserved for grant to employees; 50,000 options exercisable at $1.02 per share, which approximated market value were granted in 1997.

   The 1991 non-qualified stock option plan reserves 150,000 common shares for grant. The plan provides for issuance of options to key employees, officers and directors of the Company or a subsidiary of the Company, consultants, business associates, or others with important business relationships with the Company. Option prices range from 85% to 110% of the fair market value of the stock at the date of grant, and expiration dates range from five to 10 years.

   A summary of stock option activity related to the Company's stock option plans follows:

                                                        1983     1991
                                                        Plan     Plan    Total
                                                       -------  ------- -------
   Outstanding, December 31, 1996..................... 110,382  122,500 232,882
     Granted..........................................  50,000      --   50,000
     Exercised........................................ (76,382)     --  (76,382)
     Cancelled........................................     --       --      --
                                                       -------  ------- -------
   Outstanding, December 31, 1997.....................  84,000  122,500 206,500
     Granted..........................................     --       --      --
     Exercised........................................     --       --      --
     Cancelled........................................     --       --      --
                                                       -------  ------- -------
   Outstanding, December 31, 1998.....................  84,000  122,500 206,500
                                                       =======  ======= =======

   The following information applies to employee options outstanding at December 31, 1998:

                                        Average
                                       remaining  Weighted             Weighted
                                      contractual average              average
                            Number       life     exercise   Number    exercise
                          outstanding   (years)    price   exercisable  price
                          ----------- ----------- -------- ----------- --------
   Options...............    34,000         3      $0.10     31,500     $0.10
   Options...............   122,500         3      $0.20     98,000     $0.20
   Options...............    50,000         3      $1.02     12,376     $1.02

   Had compensation cost been determined based on the fair value of the options at the grant date consistent with the method of SFAS 123, the Company's net income would have been:

                                                                 1998     1997
                                                               -------- --------
      Net income
        As reported........................................... $258,144 $599,367
        Pro forma............................................. $243,887 $576,452

   These pro forma amounts may not be representative of future disclosures because they do not take into effect pro forma compensation expense related to grants made before 1995. The fair value of these options was estimated at the grant date using the Black-Scholes option-pricing model with the following weighted average assumptions for 1997:

      Expected life (years)...........................................    4
      Risk free interest rate......................................... 7.00%
      Volatility......................................................  200%

                       CR TECHNOLOGY, INC. AND SUBSIDIARY

   The weighted fair value of options granted during December 31, 1997 for which the exercise price approximated the market price on the grant date was $0.97. No options were granted during 1998.

8. Preferred Stock

   In 1996 the Company issued 500,000 shares of its Series A Preferred Shares at $2.00 per share. These preferred shares are convertible into common shares based on a formula as fully outlined in the "Certificate of Determination of Preferences of the Series A Preferred Stock of CR Technology, Inc." The shares are presently convertible into an equal number of common shares, but this conversion rate may fluctuate due to a number of factors including: stock splits and combinations, common stock dividends, reorganizations or mergers or a public offering of common stock. The preferred shareholders are entitled to voting privileges in the same ratio as their preferred shares are convertible into common shares and to receive a 6% non-cumulative dividend. No dividends have been declared since the issuance of these shares.

9. Basic and Diluted Net Earnings Per Share

   The following table illustrates the required disclosure of the reconciliation of the numerators and denominators of the basic and diluted earnings per share computations:

                                                            1998       1997
                                                         ---------- ----------
   Basic Earnings Per Share:
     Numerator
       Net income....................................... $  258,144 $  599,367
                                                         ========== ==========
     Denominator
       Basic weighted average number of common shares
        outstanding during the period...................    808,101    770,000
                                                         ========== ==========
   Basic net income per share........................... $     0.32 $     0.78
                                                         ========== ==========
   Diluted Earnings Per Share:
     Numerator
       Net income....................................... $  258,144 $  599,367
                                                         ========== ==========
     Denominator
       Basic weighted average number of common shares
        outstanding during the period...................    808,101    770,000
       Stock options....................................    140,750    134,385
       Preferred stock..................................    500,000    500,000
                                                         ========== ==========
       Diluted weighted average number of common shares
        outstanding during the period...................  1,448,851  1,404,385
                                                         ========== ==========
   Diluted net income per share......................... $     0.18 $     0.43
                                                         ========== ==========
   Incremental common shares (not included in
    denominator of diluted earnings per share
    calculation due to their anti-dilutive nature)
    attributable to exercise of:
     Warrants...........................................    120,000    120,000
                                                         ========== ==========

   Net earnings per share is calculated in accordance with Statement of Financial Accounting Standards 128, Earnings per Share ("SFAS 128"), which superseded Accounting Principles Board Opinion 15 ("APB 15").

                       CR TECHNOLOGY, INC. AND SUBSIDIARY

Net earnings per share for all periods presented has been restated to reflect the adoption of SFAS 128. Basic net earnings per share is based upon the weighted average number of common shares outstanding. Diluted net earnings per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

10. Commitments

   As of December 31, 1998 the Company leases its operating facilities, certain office equipment, and a vehicle under operating lease agreements expiring on various dates through September 1999. Minimum future rental payments under noncancelable operating leases for 1999 are $106,947. Rent expense totaled $162,210 and $128,920 for 1998 and 1997, respectively.

11. Subsequent event

   In August 1999, the Company entered into an agreement with Photon Dynamics, Inc. ("Photon"), a California corporation, whereby Photon will acquire all of the outstanding common and preferred shares of CRT in exchange for approximately 2,000,000 Photon shares as detailed in the "Agreement and Plan of Merger and Reorganization." The Plan must be approved by a vote of CRT's and Photon's shareholders. The agreement terminates on December 31, 1999 if the merger has not occurred by that date. Photon is a publicly traded company, trading on the NASDAQ stock exchange under the symbol PHTN.

                       CR TECHNOLOGY, INC. AND SUBSIDIARY

                 INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                      September 30, December 31,
                                                          1999          1998
                                                      ------------- ------------
                                                       (Unaudited)
                       ASSETS
Current assets:
  Cash...............................................    $1,198        $  555
  Short-term investments.............................       105           178
  Accounts receivable, net...........................     2,572         1,422
  Inventories........................................     2,635         1,467
  Deferred income taxes..............................       --            340
  Other..............................................       128            27
                                                         ------        ------
  Total current assets...............................     6,638         3,989
Equipment............................................       125           151
Patents and trademarks...............................        16            18
                                                         ------        ------
Total assets.........................................    $6,779        $4,158
                                                         ======        ======
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................................    $  978        $  372
  Accrued expenses...................................     1,455           628
  Income taxes payable...............................       177            79
                                                         ------        ------
Total current liabilities............................     2,610         1,079
Stockholders' equity:
  Preferred stock....................................       943           943
  Common stock.......................................     5,178         5,124
  Accumulated deficit................................    (1,952)       (2,988)
                                                         ------        ------
  Net stockholders' equity...........................     4,169         3,079
                                                         ------        ------
  Total liabilities and stockholders' equity.........    $6,779        $4,158
                                                         ======        ======

--------
Note: The balance sheet at December 31, 1998 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

     See accompanying notes to condensed consolidated financial statements.

                       CR TECHNOLOGY, INC. AND SUBSIDIARY

            INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)
                                  (Unaudited)

                                            Three Months       Nine Months
                                           Ended September   Ended September
                                                 30,               30,
                                           ----------------  -----------------
                                            1999     1998      1999     1998
                                           -------  -------  --------  -------
Net sales................................  $ 4,038  $ 2,012  $ 11,446  $ 6,127
Cost of sales............................    2,034    1,194     5,883    3,391
                                           -------  -------  --------  -------
Gross profit.............................    2,004      818     5,563    2,736
Operating expenses:
  Selling, general and administrative....    1,242      656     3,398    2,131
  Research and development...............      203      192       579      428
                                           -------  -------  --------  -------
Total operating expenses.................    1,445      848     3,977    2,559
                                           -------  -------  --------  -------
Operating income.........................      559      (30)    1,586      177
Interest income..........................       18       10        44       28
Interest expense and other...............       (8)     --        (10)      (1)
                                           -------  -------  --------  -------
Income before provision for income
 taxes...................................      569      (20)    1,620      204
Provision (benefit) for income taxes.....      205      (30)      584       13
                                           -------  -------  --------  -------
Net income...............................  $   364  $    10  $  1,036  $   191
                                           =======  =======  ========  =======

Basic earnings per share.................  $  0.42  $  0.01  $   1.24  $  0.24
                                           =======  =======  ========  =======
Diluted earnings per share...............  $  0.25  $  0.01  $   0.71  $  0.13
                                           =======  =======  ========  =======

Basic weighted average number of shares
 outstanding.............................      876      809       834      799
                                           =======  =======  ========  =======
Diluted weighted average number of shares
 outstanding.............................    1,479    1,450     1,461    1,440
                                           =======  =======  ========  =======


     See accompanying notes to condensed consolidated financial statements.

                       CR TECHNOLOGY, INC. AND SUBSIDIARY

            INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)
                                  (Unaudited)

                                                                Nine Months
                                                                   Ended
                                                               September 30,
                                                               --------------
                                                                1999    1998
                                                               -------  -----
Cash flows from operating activities:
Net income.................................................... $ 1,036  $ 191
Adjustments to reconcile net income to net cash provided by
 operating activities:
  Depreciation and amortization...............................      77    157
  (Increase) decrease in assets:
    Accounts receivable.......................................  (1,150)    45
    Inventories...............................................  (1,168)  (313)
    Deferred income taxes.....................................     340    (30)
    Other.....................................................    (101)    14
  Increase (decrease) in liabilities:
    Accounts payable..........................................     606    (25)
    Accrued expenses..........................................     827    213
    Income taxes payable......................................      98    (16)
                                                               -------  -----
Net cash provided by operating activities.....................     565    236
Cash flows from investing activities:
Proceeds from sale of short-term investments..................      73     11
Capital expenditures..........................................     (49)   (48)
                                                               -------  -----
Net cash provided by (used in) investing activities...........      24    (37)
Cash flows from financing activities:
Repayment of debt.............................................     --     (50)
Issuance of common stock......................................      54     13
                                                               -------  -----
Net cash provided by (used in) financing activities...........      54    (37)
                                                               -------  -----
Net increase in cash..........................................     643    162
Cash, beginning of period.....................................     555    277
                                                               -------  -----
Cash, end of period........................................... $ 1,198  $ 439
                                                               =======  =====

     See accompanying notes to condensed consolidated financial statements.

                      CR TECHNOLOGY, INC. AND SUBSIDIARY

         NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

1. Significant Accounting Policies

 Interim Financial Statements

   The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine month period ended September 30, 1999 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 1999.

2. Inventories

   Inventories are stated at the lower of cost or market, with cost being determined on a first-in, first-out basis.

                                                      September 30, December 31,
                                                          1999          1998
                                                      ------------- ------------
      Inventories comprise (in thousands):
        Raw materials................................    $1,542        $  587
        Work in process..............................     1,093           880
                                                         ------        ------
                                                         $2,635        $1,467
                                                         ======        ======

3. Earnings Per Share

   For the three and nine months ended September 30, 1999, basic and diluted earnings per share is computed using the weighted average number of shares of common stock outstanding. The following table sets forth the computation of basic and diluted earnings per share:

                                               Three Months
                                                   Ended     Nine Months Ended
                                               September 30,   September 30,
                                               ------------- -----------------
                                                1999   1998    1999     1998
                                               ------ ------ -------- --------
                                               (In thousands, except per share
                                                          amounts)
   Numerator for basic and diluted earnings
    per share................................  $  364 $   10 $  1,036 $    191
   Denominator for basic earnings per share..     876    809      834      799
   Effect of dilutive securities:
     Stock options...........................     103    141      127      141
     Preferred stock.........................     500    500      500      500
                                               ------ ------ -------- --------
   Denominator for diluted earnings per
    share....................................   1,479  1,450    1,461    1,440
   Basic earnings per share..................  $ 0.42 $ 0.01 $   1.24 $   0.24
   Diluted earnings per share................  $ 0.25 $ 0.01 $   0.71 $   0.13

4. Subsequent Event

   In August 1999, the Company entered into an agreement with Photon Dynamics, Inc. ("Photon"), a California corporation, whereby Photon will acquire all of the outstanding common and preferred shares of the Company in exchange for approximately 2,000,000 Photon shares as detailed in the "Agreement and Plan of Merger and Reorganization." The Plan must be approved by a vote of CRT's and Photon's shareholders. The agreement terminates on December 31, 1999 if the merger has not occurred by that date. Photon is a publicly traded company, trading on the NASDAQ stock exchange under the symbol PHTN.

                 PHOTON DYNAMICS, INC. AND CR TECHNOLOGY, INC.

                              UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL STATEMENTS

   The following unaudited pro forma combined condensed financial statements have been prepared to give effect to the merger, using the pooling of interests method of accounting. These financial statements reflect certain assumptions deemed probable by management regarding the merger (e.g., that share information used in the unaudited pro forma information approximates actual share information at the effective date). No adjustments to the unaudited pro forma combined condensed financial statements have been made to account for different possible results in connection with the foregoing, as management believes that the impact on such information of varying outcomes, individually or in the aggregate, would not be material.

   PDI has a fiscal year ending on September 30 and CRT has a fiscal year ending on December 31. If the Acquisition is consummated, the fiscal year of CRT will be conformed to that of PDI commencing with the fiscal year ending September 30, 2000. Accordingly, the unaudited pro forma combined statement of operations data combine PDI's historical results for the fiscal years ended September 30, 1999 and 1998 with the CRT historical results for the years ended September 30, 1999 and December 31, 1998, respectively, giving effect to the Acquisition as if it had occurred at the beginning of the earliest period presented. The unaudited pro forma combined balance sheet data combine PDI's consolidated balance sheet as of September 30, 1999 with the CRT consolidated balance sheet as of September 30, 1999, giving effect to the Acquisition as if it had occurred on September 30, 1999.

   PDI and CRT estimate that they will incur direct transaction costs of approximately $1.0 million associated with the merger, which will be charged to operations upon consummation of the merger. In addition, it is expected that following the merger, the combined company will incur additional costs, which can not currently be estimated, associated with integrating the operations of the two companies. Integration-related costs are not included in the accompanying unaudited pro forma combined condensed financial statements.

   Unaudited pro forma combined condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the merger occurred at the beginning of the earliest period presented, nor is it necessarily indicative of future financial position or results of operations. These unaudited pro forma combined condensed financial statements are based upon the respective historical consolidated financial statements of PDI and CRT and notes thereto, included elsewhere in this proxy statement/prospectus. These unaudited pro forma combined condensed financial statements do not incorporate, nor do they assume, any benefits from cost savings or synergies of operations of the combined company.

                 PHOTON DYNAMICS, INC. AND CR TECHNOLOGY, INC.

                              UNAUDITED PRO FORMA
                       COMBINED CONDENSED BALANCE SHEETS

                            September 30, 1999
                                 (In thousands)

                                                           Pro Forma  Pro Forma
                                         PDI       CRT    Adjustments Combined
                                       --------  -------  ----------- ---------
                Assets
Current assets:
  Cash and cash equivalents........... $  5,223  $ 1,198    $   --    $  6,421
  Short-term investments..............    1,500      105        --       1,605
  Accounts receivable, net............   11,058    2,572        --      13,630
  Inventories, net....................    4,477    2,635        --       7,112
  Deferred income taxes...............      --       --         --         --
  Prepaid expenses and other current
   assets.............................      611      128        --         739
                                       --------  -------    -------   --------
    Total current assets..............   22,869    6,638        --      29,507
  Property, equipment and leasehold
   improvements, net..................    1,692      125        --       1,817
  Other assets........................      727       16        --         743
                                       --------  -------    -------   --------
    Total assets...................... $ 25,288  $ 6,779    $   --    $ 32,067
                                       ========  =======    =======   ========
 Liabilities and shareholders' equity
Current liabilities:
  Accounts payable.................... $  1,849  $   978    $   --    $  2,827
  Accrued expenses and other
   liabilities........................    4,050    1,455        --       5,505
  Accrued transaction costs...........      --       --       1,000      1,000
  Income taxes payable................      --       177        --         177
  Customer deposits and deferred
   revenue............................      512      --         --         512
  Current obligations under lines of
   credit.............................      --       --         --         --
  Current portion of long-term debt...      --       --         --         --
                                       --------  -------    -------   --------
    Total current liabilities.........    6,411    2,610      1,000     10,021
Shareholders' equity:
  Preferred stock.....................      --       943       (943)       --
  Common stock........................   39,851    5,178        943     45,972
  Accumulated deficit.................  (20,977)  (1,952)    (1,000)   (23,929)
  Foreign currency translation
   adjustment and other...............        3      --         --           3
  Notes receivable from shareholders..      --       --         --         --
                                       --------  -------    -------   --------
    Total shareholders' equity........   18,877    4,169     (1,000)    22,046
                                       --------  -------    -------   --------
    Total liabilities and
     shareholders' equity............. $ 25,288  $ 6,779    $   --    $ 32,067
                                       ========  =======    =======   ========

   See accompanying notes to unaudited pro forma combined condensed financial statements.

                 PHOTON DYNAMICS, INC. AND CR TECHNOLOGY, INC.

                              UNAUDITED PRO FORMA
                   COMBINED CONDENSED STATEMENT OF OPERATIONS

                       Year Ended September 30, 1999
                     (In thousands, except per share data)

                                                                     Pro Forma
                                                     PDI      CRT    Combined
                                                   -------  -------  ---------
Revenue........................................... $31,562  $13,869   $45,431
Cost of revenue...................................  18,261    7,312    25,573
                                                   -------  -------   -------
Gross margin......................................  13,301    6,557    19,858
Operating expenses:
Research and development..........................   5,180      763     5,943
Selling, general and administrative...............   6,941    4,199    11,140
                                                   -------  -------   -------
  Total operating expenses........................  12,121    4,962    17,083
                                                   -------  -------   -------
Operating income .................................   1,180    1,595     2,775
Interest income...................................     251       54       305
Interest expense and other........................    (124)     (10)     (134)
                                                   -------  -------   -------
Income before provision for income taxes..........   1,307    1,639     2,946
Provision for income taxes........................     137      536       673
                                                   -------  -------   -------
Net income ....................................... $ 1,170  $ 1,103   $ 2,273
                                                   =======  =======   =======
Basic net income per share........................ $  0.15  $  1.33   $  0.24
                                                   =======  =======   =======
Diluted net income per share...................... $  0.15  $  0.76   $  0.23
                                                   =======  =======   =======
Shares used in computing basic net income per
 share............................................   7,558      829     9,282
                                                   =======  =======   =======
Shares used in computing diluted net income per
 share............................................   8,055    1,459     9,935
                                                   =======  =======   =======


   See accompanying notes to unaudited pro forma combined condensed financial statement.

                 PHOTON DYNAMICS, INC. AND CR TECHNOLOGY, INC.

                              UNAUDITED PRO FORMA
                   COMBINED CONDENSED STATEMENT OF OPERATIONS
                         Year Ended September 30, 1998
                     (In thousands, except per share data)

                                            Year Ended    Year Ended
                                           September 30, December 31,
                                               1998          1998
                                           ------------- ------------ Pro Forma
                                                PDI          CRT      Combined
                                           ------------- ------------ ---------
Revenue..................................     $22,420       $8,550     $30,970
Cost of Revenue..........................      13,059        4,820      17,879
                                              -------       ------     -------
Gross margin.............................       9,361        3,730      13,091
Operating expenses:
Research and development.................       5,911          612       6,523
Selling, general and administrative......       5,389        2,932       8,321
Asset recovery related to product line
 disposal................................        (350)         --         (350)
                                              -------       ------     -------
  Total operating expenses...............      10,950        3,544      14,494
                                              -------       ------     -------
Operating income (loss)..................      (1,589)         186      (1,403)
Interest income..........................         245           37         282
Interest expense and other...............         (13)         --          (13)
                                              -------       ------     -------
Income (loss) before provision for income
 taxes...................................      (1,357)         223      (1,134)
Provision (benefit) for income taxes.....         108          (35)         73
                                              -------       ------     -------
Net income (loss)........................     $(1,465)      $  258     $(1,207)
                                              =======       ======     =======
Basic net income (loss) per share........     $ (0.20)      $ 0.32     $ (0.14)
                                              =======       ======     =======
Diluted net income (loss) per share......     $ (0.20)      $ 0.18     $ (0.14)
                                              =======       ======     =======
Shares used in computing basic net income
 (loss) per share........................       7,231          808       8,930
                                              =======       ======     =======
Shares used in computing diluted net
 income (loss) per share.................       7,231        1,449       8,930
                                              =======       ======     =======


   See accompanying notes to unaudited pro forma combined condensed financial statement.

                 PHOTON DYNAMICS, INC. AND CR TECHNOLOGY, INC.

                          NOTES TO UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL STATEMENTS

NOTE 1--PERIODS COMBINED

   The consolidated balance sheet of Photon Dynamics, Inc. ("PDI") as of September 30, 1999 has been combined with the consolidated balance sheet of CR Technology, Inc. ("CRT") as of September 30, 1999. The PDI consolidated statements of operations for the years ended September 30, 1999 and 1998 have been combined with the CRT consolidated statements of operations for the years ended September 30, 1999 and December 31, 1998, respectively. The unaudited combined condensed statements of operations for the years ended September 30, 1999 and 1998 both include the CRT results of operations for the three months ended December 31, 1998. The results of operations for those three months are summarized as follows (in thousands):

             Revenues.......................... $2,423
             Operating income ................. $    9
             Net income ....................... $   67

NOTE 2--MERGER COSTS

   PDI and CRT estimate they will incur direct transaction costs of approximately $1.0 million associated with the merger, consisting primarily of fees for investment banking, filings with regulatory agencies, legal, accounting, financial printing and other related costs. These nonrecurring costs will be charged to operations in the fiscal quarter in which the merger is consummated. The unaudited pro forma combined condensed balance sheet gives effect to such charges (net of zero taxes due to net operating loss carryforwards) as if they had been incurred as of September 30, 1999, but the effects of these costs have not been reflected in the unaudited pro forma combined condensed statements of operations as they are nonrecurring in nature. It is expected that substantially all of the costs will be paid out of existing cash reserves within six to twelve months after the consummation of the merger.

   In addition, it is expected that following the merger, the combined company will incur additional costs, which can not currently be estimated, associated with integrating the operations of the two companies. Integration-related costs are not included in the accompanying unaudited pro forma combined condensed financial statements.

NOTE 3--PRO FORMA NET INCOME (LOSS) PER SHARE

   The unaudited pro forma combined net income (loss) per common share amounts are based upon the weighted average number of common and dilutive equivalent shares of PDI and CRT outstanding at the exchange ratio for each period.

                 PHOTON DYNAMICS, INC. AND CR TECHNOLOGY, INC.

                          NOTES TO UNAUDITED PRO FORMA
              COMBINED CONDENSED FINANCIAL STATEMENTS--(Continued)

NOTE 4--PRO FORMA NET INCOME (LOSS) PER SHARE

   The following table reconciles the number of shares used in the pro forma net income (loss) per share computations to the numbers set forth in PDI's and CRT's historical statements of operations (in thousands, except for the exchange ratio):

                                                                  Year Ended
                                                                 September 30,
                                                                 -------------
                                                                  1999   1998
                                                                 ------ ------
Weighted average shares used in basic per share computation:
Historical CRT--Common..........................................    829    808
Historical CRT--Preferred.......................................    500    500
                                                                 ------ ------

                                                                  1,329  1,308
Exchange ratio.................................................. 1.2033 1.2033
                                                                 ------ ------

                                                                  1,599  1,574
Liquidation preference shares...................................    125    125
                                                                 ------ ------

CRT shares of PDI common stock..................................  1,724  1,699
Historical PDI..................................................  7,558  7,231
                                                                 ------ ------

Pro forma combined--basic.......................................  9,282  8,930
                                                                 ====== ======

Pro forma combined net income (loss) per share--basic........... $ 0.24 $(0.14)
                                                                 ====== ======




Weighted average shares used in diluted per share computation:
Pro forma combined--basic.......................................  9,282  8,930
Dilutive CRT stock options......................................    130    --
Exchange ratio.................................................. 1.2033 1.2033
                                                                 ------ ------
                                                                    156    --
                                                                 ------ ------
                                                                  9,438  8,930
Dilutive PDI securities.........................................    497    --
                                                                 ------ ------

Pro forma combined--diluted.....................................  9,935  8,930
                                                                 ====== ======

Pro forma combined net income (loss) per share--diluted......... $ 0.23 $(0.14)
                                                                 ====== ======

                                                                      Appendix A

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

   This Agreement and Plan of Merger and Reorganization ("Agreement") is made and entered into as of August 10, 1999, by and among: Photon Dynamics, Inc., a California corporation ("Parent"); Pharaoh Acquisition Corp., a California corporation and a wholly owned subsidiary of Parent ("Merger Sub") and CR Technology, Inc., a California corporation (the "Company"). Certain other capitalized terms used in this Agreement are defined in Exhibit B.

                                    Recitals

   A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the California General Corporation Law (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

   B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For accounting purposes, it is intended that the Merger be treated as a "pooling of interests."

   C. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company.

   D. Shareholders of the Company holding at least seventy percent (70%) of the Common Stock outstanding as of the date of this Agreement (with no par value) of the Company ("Company Common Stock") and one hundred percent (100%) of the Series A Preferred Stock outstanding as of the date of this Agreement (with no par value) of the Company ("Series A Preferred Stock") will contemporaneously with the execution and delivery of this Agreement execute and deliver to Parent a Shareholder Agreement of even date herewith.

                                   Agreement

   The parties to this Agreement agree as follows:

SECTION 1. Description of Transaction

   1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

   1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the California General Corporation Law.

   1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward LLP, Five Palo Alto Square, Palo Alto, California 94306 at 10:00 a.m. on the second business day following the day on which all of the conditions set forth in Sections 6 and 7 have been satisfied or duly waived (the "Scheduled Closing Time"). (The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date.") Contemporaneously with or as promptly as practicable after the Closing, a properly executed agreement of merger conforming to the requirements of Chapter 11 of the California General Corporation Law and related Certificates of Approval of Merger Sub and the Company, together with a Tax Clearance Certificate, shall be filed with the Secretary of State of the State of California. The Merger shall become effective at the time such agreement of merger and related Certificates of Approval of Merger Sub and the Company, together with a Tax Clearance Certificate, is filed with the Secretary of State of the State of California (the "Effective Time").

   1.4 Articles of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent and the Company prior to the Effective Time:

     (a) the Articles of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit C-1;

     (b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time to conform to Exhibit C-2; and

     (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals identified on Exhibit D.

   1.5 Conversion of Shares.

     (a) Subject to Sections 1.8(c) and 1.9, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company ("Shareholder"):

       (i) each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive that number of shares of Parent Common Stock equal to the Applicable Fraction;

       (ii) each share of Series A Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of shares of Parent Common Stock obtained by multiplying (A) the Applicable Fraction, by (B) the number of shares of Company Common Stock into which each share of Series A Preferred Stock is convertible immediately prior to the Effective Time, plus a number of additional shares of Parent Common Stock obtained by dividing (x) $3.36, by (y) the Current Parent Stock Price (collectively, the "Liquidation Preference Shares"); and

       (iii) each share of the common stock (with no par value) of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

     (b) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends.

   1.6 Employee Stock Options. At the Effective Time, each stock option that is then outstanding under the Company's 1983 Stock Plan or 1991 Stock Plan (together, the "Company's Stock Plans"), whether vested or unvested (a "Company Option"), shall be assumed by Parent in accordance with the terms (as in effect as of the date of this Agreement) of the Company's Stock Plans and the stock option agreement by which such Company Option is evidenced. All rights with respect to Company Common Stock under outstanding Company Options shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time, (a) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (b) the number of shares of Parent Common Stock subject to each such assumed

Company Option shall be equal to the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time multiplied by the Applicable Fraction, rounded down to the nearest whole number of shares of Parent Common Stock, (c) the per share exercise price for the Parent Common Stock issuable upon exercise of each such assumed Company Option shall be determined by dividing the exercise price per share of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by the Applicable Fraction, and rounding the resulting exercise price up to the nearest whole cent, and (d) all restrictions on the exercise of each such assumed Company Option shall continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that each such assumed Company Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent after the Effective Time. The Company and Parent shall take all action that may be necessary (under the Company's Stock Plans and otherwise) to effectuate the provisions of this Section 1.6. Following the Closing, Parent will send to each holder of an assumed Company Option a written notice setting forth (i) the number of shares of Parent Common Stock subject to such assumed Company Option, and (ii) the exercise price per share of Parent Common Stock issuable upon exercise of such assumed Company Option. Parent shall file with the SEC, within sixty (60) days after the Effective Time, a registration statement on Form S-8 registering the exercise of the Company Options assumed by Parent pursuant to this Section 1.6.

   1.7 Closing of the Company's Transfer Books. At the Effective Time, holders of certificates representing shares of the Company's capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company's capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of the Company's capital stock (a "Company Stock Certificate") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

   1.8 Exchange of Certificates.

     (a) At or as soon as reasonably practicable after the Effective Time, Parent will send to the holders of Company Stock Certificates (i) a Letter of Transmittal in the form of Exhibit N ("Letter of Transmittal"), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock. Upon surrender of a Company Stock Certificate to Parent for exchange, together with a duly executed Letter of Transmittal and such other documents as may be reasonably required by Parent, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Section 1, and the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender a certificate representing shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by this
  Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

     (b) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company

  Stock Certificate in accordance with this Section 1.8 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

     (c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of capital stock of the Company who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, upon surrender of such holder's Company Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Designated Parent Stock Price.

     (d) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

     (e) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

   1.9 Dissenting Shares.

     (a) Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of the Company that, as of the Effective Time, are or may become "dissenting shares" within the meaning of
  Section 1300(b) of the California Corporations Code shall not be converted into or represent the right to receive Parent Common Stock in accordance with Section 1.5 (or cash in lieu of fractional shares in accordance with Section 1.8(c)), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Chapter 13 of the California General Corporation Law; provided, however, that if the status of any such shares as "dissenting shares" shall not be perfected, or if any such shares shall lose their status as "dissenting shares," then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) Parent Common Stock in accordance with Section 1.5 (and cash in lieu of fractional shares in accordance with Section 1.8(c)).

     (b) The Company shall give Parent (i) prompt notice of any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of capital stock of the Company pursuant to Chapter 13 of the California General Corporation Law and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the California General Corporation Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

   1.10 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

   1.11 Accounting Treatment. For accounting purposes, the Merger is intended to be treated as a "pooling of interests."

   1.12 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2. Representations and Warranties of the Company

   The Company represents and warrants, to and for the benefit of the Parent Indemnitees, as follows:

   2.1 Due Organization; No Subsidiaries; Parent Entity; Etc.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and
  (iii) to perform its obligations under all Company Contracts.

     (b) Except as set forth in Part 2.1(b) of the Disclosure Schedule, the Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name "CR Technology".

     (c) The Company is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1(c) of the Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed has not had and will not have a Material Adverse Effect on the Company. Except as otherwise disclosed in Part 2.1(c) of the Disclosure Schedule, the Company is in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1(c) of the Disclosure Schedule.

     (d) Part 2.1(d) of the Disclosure Schedule accurately sets forth (i) the names of the members of the Company's board of directors, (ii) the names of the members of each committee of the Company's board of directors, and
  (iii) the names and titles of the Company's officers.

     (e) The Company does not own any controlling interest in any Entity and, except for the equity interests identified in Part 2.1(e) of the Disclosure Schedule, the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity interest.

     (f) The Company is its own "ultimate parent entity" as defined under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

   2.2 Articles of Incorporation and Bylaws; Records. The Company has delivered to Parent accurate and complete copies of: (1) the Company's articles of incorporation and bylaws, including all amendments thereto; (2) the stock records of the Company; and (3) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company. There have been no formal meetings or other proceedings of the shareholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of the Company's articles of incorporation or bylaws, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company's shareholders, the Company's board of directors or any committee of the Company's board of directors. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

   2.3 Capitalization, Etc.

     (a) The authorized capital stock of the Company consists of: (i) 5,000,000 shares of Common Stock (with no par value), of which Nine Hundred Nineteen Thousand and Eleven (919,011) shares have been issued and are outstanding as of the date of this Agreement; and (ii) 5,000,000 shares of Preferred Stock (with no par value), all of which have been designated "Series A Preferred Stock," of which Five Hundred Thousand (500,000) shares have been issued and are outstanding as of the date of this Agreement. Exhibit A lists each Shareholder of the Company as of the date of this Agreement and the number of shares of Common Stock and Series A Preferred Stock beneficially owned by such Shareholder. Each outstanding share of Series A Preferred Stock is convertible into one share of Company Common Stock. All of the outstanding shares of Company Common Stock and Series A Preferred Stock have been duly authorized and validly issued, and are fully paid and non-assessable.

     (b) The Company has reserved 160,382 shares of Company Common Stock for issuance under its 1983 Stock Plan, of which options to purchase 81,000 shares are outstanding as of the date of this Agreement, and 150,000 shares of Company Common Stock for issuance under its 1991 Stock Plan, of which options to purchase 24,500 shares are outstanding as of the date of this Agreement. Part 2.3 of the Disclosure Schedule accurately sets forth, with respect to each Company Option that is outstanding as of the date of this
  Agreement: (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that are subject to such Company Option and the number of shares of Company Common Stock with respect to which such Company Option is immediately exercisable; (iii) the date on which such Company Option was granted and the term of such Company Option; (iv) the vesting schedule for such Company Option; (v) the exercise price per share of Company Common Stock purchasable under such Company Option; and (vi) whether such Company Option has been designated an "incentive stock option" as defined in Section 422 of the Code. Except as set forth in Part 2.3 of the Disclosure Schedule and other than with respect to the Series A Preferred Stock, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to the best of the knowledge of the Company, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

     (c) All outstanding shares of Company Common Stock and Series A Preferred Stock, and all outstanding Company Options, have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

     (d) Except as set forth in Part 2.3 of the Disclosure Schedule, the Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company. All securities so reacquired by the Company were reacquired in compliance with (i) the applicable provisions of the California General Corporation Law and all other applicable Legal Requirements, and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

   2.4 Financial Statements.

     (a) The Company has delivered to Parent the following financial statements and notes (collectively, the "Company Financial Statements"):

       (i) The draft audited balance sheets of the Company as of December 31, 1998 and 1997, and the related draft audited income statements, statements of shareholders' equity and statements of cash flows of the Company for the years then ended, together with the notes thereto and the draft unqualified report and opinion of Caciamatta Accountancy Corporation LLP relating thereto and the final audited versions of such balance sheets, income statement, statements of shareholders' equity and statements of cash flows, the notes thereto and final unqualified report and opinion of the accountants shall not differ from the draft versions in any material respect; and

       (ii) the unaudited balance sheet of the Company as of June 30, 1999 (the "Unaudited Interim Balance Sheet"), and the related unaudited income statement of the Company for the six months then ended.

     (b) The Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations and (in the case of the financial statements referred to in Section 2.4(a)(i)) cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes required under GAAP).

     (c) To the knowledge of the Company, neither the Company nor any of its affiliates has taken or agreed to, or plans to, take any action that would prevent Parent from accounting for the Merger as a "pooling of interests."

   2.5 Absence of Changes. Except as set forth in Part 2.5 of the Disclosure Schedule, since June 30, 1999:

     (a) there has not been any material adverse change in the Company's business, condition, assets, liabilities, operations, financial performance or prospects, and, to the best of the knowledge of the Company, no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Company;

     (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company's assets (whether or not covered by insurance);

     (c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

     (d) the Company has not sold, issued or authorized the issuance of (i) any capital stock or other security (except for Company Common Stock issued upon the exercise of outstanding Company Options), (ii) any option or right to acquire any capital stock or any other security (except for Company Options described in Part 2.3 of the Disclosure Schedule), or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

     (e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of the Company's Stock Plans, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

     (f) there has been no amendment to the Company's articles of incorporation or bylaws, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

     (g) the Company has not formed any subsidiary or acquired any equity interest or other interest in any other Entity;

     (h) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since June 30, 1999, exceeds $60,000;

     (i) the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Material Contract (as defined in Section 2.10(a)), or (ii) amended or prematurely terminated, or waived any material right or remedy under, any such Contract;

     (j) the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company's past practices;

     (k) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

     (l) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company's past practices;

     (m) the Company has not (i) lent money to any Person (other than pursuant to routine travel and other expense advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money;

     (n) the Company has not (i) established or adopted any Employee Benefit Plan, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employee;

     (o) the Company has not changed any of its methods of accounting or accounting practices in any respect;

     (p) the Company has not made any Tax election;

     (q) the Company has not commenced or settled any Legal Proceeding;

     (r) other than as explicitly contemplated by this Agreement, the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

     (s) the Company has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(r)" above.

   2.6 Title to Assets.

     (a) Except as set forth in Part 2.6 of the Disclosure Schedule, the Company owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets referred to in Parts 2.1(b) and (e), 2.7 and 2.9 of the Disclosure Schedule and all of the Company's rights under the Contracts identified in Part 2.10 of the Disclosure Schedule; and (iii) all other assets reflected in the Company's books and records as being owned by the Company. Except as set forth in
  Part 2.6 of the Disclosure Schedule, all of said assets are owned by the Company free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable, and (y) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

     (b) Part 2.6 of the Disclosure Schedule identifies all assets that are material to the business of the Company and that are being leased or licensed to the Company.

   2.7 Receivables. Part 2.7 of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of June 30, 1999. Except as set forth in Part 2.7 of the Disclosure Schedule, all existing accounts receivable of the Company (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since June 30, 1999 and have not yet been collected)
(i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business, (ii) are current and will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $105,000 in the aggregate).

   2.8 Equipment; Leasehold.

     (a) All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company's business in the manner in which such business is currently being conducted.

     (b) The Company does not own any real property or any interest in real property, except for the leasehold created under the real property lease identified in Part 2.10 of the Disclosure Schedule.

   2.9 Proprietary Assets.

     (a) Part 2.9(a)(i) of the Disclosure Schedule sets forth, with respect to each Company Proprietary Asset registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.9(a)(ii) of the Disclosure Schedule identifies and provides a brief description of all other Company Proprietary Assets owned by the Company.
  Part 2.9(a)(iii) of the Disclosure Schedule identifies and provides a brief description of each Proprietary Asset licensed to the Company by any Person (except for any Proprietary Asset that is licensed to the Company under any third party software license generally available to the public at a cost of less than $2,000), and identifies the license agreement under which such Proprietary Asset is being licensed to the Company. Except as set forth in
  Part 2.9(a)(iv) of the Disclosure Schedule, the Company has good, valid and marketable title (subject to any third party rights with respect to Company Proprietary Assets that are licensed by the Company from third parties and which are identified on part 2.9(a)(iii) of the Disclosure Schedule) to all Company Proprietary Assets, free and clear of all liens and other Encumbrances, and has a valid right to use all Proprietary Assets identified in Part 2.9(a)(iii) of the Disclosure Schedule. Except as set forth in Part 2.9(a)(v) of the Disclosure Schedule, the Company is not obligated to make any payment to any Person for the use of any Company Proprietary Asset. Except as set forth in Part 2.9(a)(vi) of the Disclosure Schedule, the Company has not developed jointly with any other Person any Company Proprietary Asset with respect to which such other Person has any rights.

     (b) The Company has taken all measures and precautions necessary to protect and maintain the confidentiality and secrecy of all Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Company Proprietary Assets. Except as set forth in Part 2.9(b) of the Disclosure Schedule, the Company has not (other than pursuant to license agreements identified in Part 2.10 of the Disclosure Schedule) disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person of, (i) the source code, or any portion or aspect of the source code, of any Company Proprietary Asset, or (ii) the object code, or any portion or aspect of the object code, of any Company Proprietary Asset.

     (c) Except as set forth in Part 2.9(c) of the Disclosure Schedule, none of the Company Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person. The Company is not infringing, misappropriating or making any unlawful use of, and the Company has not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication

  (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To the best of the knowledge of the Company, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person (excluding the patents listed in Schedule 2.9(d)) infringes or conflicts with, any Company Proprietary Asset.

     (d) None of the patents listed in Schedule 2.9(d) infringes or conflicts with any Company Proprietary Asset.

     (e) Except as set forth in Part 2.9(e) of the Disclosure Schedule: (i) each Company Proprietary Asset conforms in all material respects with any specification, documentation, performance standard, representation or statement made or provided with respect thereto by or on behalf of the Company; and (ii) there has not been any claim by any customer or other Person alleging that any Company Proprietary Asset (including each version thereof that has ever been licensed or otherwise made available by the Company to any Person) does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of the Company, and, to the best of the knowledge of the Company, there is no basis for any such claim. The Company has established adequate reserves on the Unaudited Interim Balance Sheet to cover all costs associated with any obligations that the Company may have with respect to the correction or repair of programming errors or other defects in the Company Proprietary Assets.

     (f) The Company Proprietary Assets constitute all the Proprietary Assets necessary to enable the Company to conduct its business in the manner in which such business has been and is currently being conducted. Except as set forth in Part 2.9(f) of the Disclosure Schedule, (i) the Company has not licensed any of the Company Proprietary Assets to any Person on an exclusive basis, and (ii) the Company has not entered into any covenant not to compete or Contract limiting its ability to exploit fully any of its Proprietary Assets or to transact business in any market or geographical area or with any Person.

     (g) Except as set forth in Part 2.9(g) of the Disclosure Schedule, (i) all current and former employees of the Company have executed and delivered to the Company an agreement that is, or are otherwise subject to obligations of confidentiality that are, substantially similar to the form of Confidential Information and Invention Assignment Agreement previously delivered to Parent, and (ii) all current and former consultants and independent contractors to the Company have executed and delivered to the Company an agreement that is, or are otherwise subject to obligations of confidentiality that are, substantially similar to the form of Consultant Confidential Information and Invention Assignment Agreement previously delivered to Parent.

     (h) All software (and related Company Proprietary Assets) that are sold, licensed or transferred by the Company to any Person ("Products") are designed to be used prior to, during and after the year 2000 ("Year 2000"), and are Year 2000 Compliant (as defined below). The Company has taken adequate steps to ensure that all software (and related Proprietary Assets) used in its operations are Year 2000 Compliant (as defined below). For purposes of this Agreement, "Year 2000 Compliant" shall mean that the Products can, individually and, in combination and in conjunction with all other systems, products or processes with which they are required or designed to interface, continue to be used normally and to operate successfully (both in functionality and performance in all respects) over the transition into the twenty first century when used in accordance with the documentation relating to the Products, including being able to, before, on and after January 1, 2000 conform to the following: (i) use logic pertaining to dates which allow users to identify and/or use the century portion of any date fields without special processing; and (ii) respond to all date elements and date input so as to resolve any ambiguity as to century in a disclosed, defined and pre-determined manner and provide date information in ways which are unambiguous as to century, either by permitting or requiring the century to be specified or where the data element is represented without a century, the correct century is unambiguous for all manipulations involving that element.

   2.10 Contracts.

     (a) Part 2.10 of the Disclosure Schedule identifies:

       (i) each Company Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor;

       (ii) each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Proprietary Asset (except for the license of any third party software generally available to the public at a cost of less than $2,000);

       (iii) except as set forth in Part 2.9(e) of the Disclosure Schedule, each Company Contract imposing any restriction on the Company's right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;

       (iv) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

       (v) each Company Contract that was entered into on or after January 1, 1997 relating to the acquisition, issuance or transfer of any securities;

       (vi) except as set forth on Part 2.6 or Part 2.9(a)(iv) of the Disclosure Schedule, each Company Contract relating to the creation of any Encumbrance with respect to any asset of the Company;

       (vii) each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

       (viii) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

       (ix) each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.18);

       (x) each Company Contract constituting or relating to a Government Contract or Government Bid;

       (xi) any other Company Contract that was entered into outside the ordinary course of business or was inconsistent with the Company's past practices;

       (xii) any other Company Contract that has a term of more than 90 days and that may not be terminated by the Company (without penalty) within 90 days after the delivery of a termination notice by the Company; and

       (xiii) any other Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $10,000 in the aggregate, or (B) the performance of services having a value in excess of $10,000 in the aggregate.

    (Contracts in the respective categories described in clauses "(i)" through "(xiii)" above are referred to in this Agreement as "Material Contracts.")

     (b) The Company has delivered to Parent accurate and complete copies of all written Material Contracts, including all amendments thereto. Part 2.10 of the Disclosure Schedule provides an accurate description of the terms of each Material Contract that is not in written form. Each Material Contract is valid and in full force and effect, and, to the best of the knowledge of the Company, is enforceable by the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     (c) Except as set forth in Part 2.10 of the Disclosure Schedule:

       (i) the Company has not violated or breached, or committed any default under, any Company Contract, and, to the best of the knowledge of the Company, no other Person has violated or breached, or committed any default under, any Company Contract;

       (ii) to the best of the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Contract, or (D) give any Person the right to cancel, terminate or modify any Company Contract;

       (iii) since January 1, 1997, the Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Contract; and

       (iv) the Company has not waived any of its material rights under any Material Contract.

     (d) No Person is currently renegotiating any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.

     (e) The Contracts identified in Part 2.10 of the Disclosure Schedule collectively constitute all of the Contracts necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted.

     (f) Part 2.10 of the Disclosure Schedule identifies each proposed Material Contract as to which any currently outstanding bid, offer, award, written proposal, term sheet or similar document has been submitted or received by the Company since January 1, 1997.

     (g) Part 2.10 of the Disclosure Schedule provides an accurate description and breakdown of the Company's backlog under all Material Contracts as of June 30, 1999.

   2.11 Liabilities. The Company has no accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for: (a) liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet; (b) accounts payable or accrued salaries that have been incurred by the Company since June 30, 1999 in the ordinary course of business and consistent with the Company's past practices; (c) liabilities under the Material Contracts, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Material Contracts; and (d) the liabilities identified in Part 2.11 of the Disclosure Schedule.

   2.12 Compliance with Legal Requirements. The Company is, and has at all times since January 1, 1997 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on the Company. Except as set forth in Part 2.12 of the Disclosure Schedule, since January 1, 1997, the Company has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

   2.13 Governmental Authorizations. Part 2.13 of the Disclosure Schedule identifies each material Governmental Authorization held by the Company, and the Company has delivered to Parent accurate and complete copies of all Governmental Authorizations. The Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. The Company is, and at all times since January 1, 1997 has been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. Since January 1, 1997, the Company has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

   2.14 Tax Matters.

      (a) All Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Company Returns") (i) have been or will be filed on or before the applicable due date (including any valid extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has delivered to Parent accurate and complete copies of all Company Returns filed since December 31, 1994.

     (b) The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from June 30, 1999 through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date.

     (c) Except as set forth in Part 2.14(c) of the Disclosure Schedule, no Company Return relating to income Taxes has ever been examined or audited by any Governmental Body. Except as set forth in Part 2.14 of the Disclosure Schedule, no extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

     (d) Except as set forth in Part 2.14(d) of the Disclosure Schedule, no claim or Proceeding is pending or has been threatened against or with respect to the Company in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and the Company will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

     (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

   2.15 Employee and Labor Matters; Benefit Plans.

      (a) Part 2.15(a) of the Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the "Plans") sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any employee of the Company ("Employee"), except for Plans which would not require the Company to make payments or provide benefits having a value in excess of $15,000 in the aggregate. In particular, Part 2.15(a) of the Disclosure Schedule identifies each of the Company's sales incentive plans ("Sales Incentive Plans") and lists the material terms of each such plan.

     (b) Except as set forth in Part 2.15(a) of the Disclosure Schedule, the Company does not maintain, sponsor or contribute to, and, has not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees (a "Pension Plan").

     (c) The Company maintains, sponsors or contributes only to those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees which are described in Part 2.15(c) of the Disclosure Schedule (the "Welfare Plans"), none of which is a multiemployer plan (within the meaning of
  Section 3(37) of ERISA).

     (d) With respect to each Plan, except as set forth in Part 2.15(d) of the Disclosure Schedule, the Company has delivered to Parent an accurate and complete copy of such Plan (including all amendments thereto) and all material financial information, correspondence, reports and employee communications of any kind related thereto (including without limitation annual reports, summary plan descriptions, trust and funding agreements, if any, and most recent financial statements with respect thereto, if any, any Contracts related thereto and determination letters from the Internal Revenue Service related thereto).

      (e) The Company is not required to be, and, to the best of the knowledge of the Company, has never been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or
  Section 414(b), (c), (m) or (o) of the Code. The Company has never been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. To the best of the knowledge of the Company, the Company has never made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

     (f) The Company does not have any commitment to create any additional Welfare Plan or any Pension Plan, or, other than in connection with the termination of the Plans as contemplated hereby, to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any Employee.

     (g) Except as set forth in Part 2.15(g) of the Disclosure Schedule, no Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former Employee after any such Employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Unaudited Interim Balance Sheet, and (iii) benefits the full cost of which are borne by current or former Employees (or the Employees' beneficiaries)).

     (h) With respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects.

     (i) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including but not limited to ERISA and the Code.

     (j) Each of the Plans intended to be qualified under Section 401(a) of the Code, if any, has received a favorable determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked.

     (k) Except as set forth in Part 2.15(k) of the Disclosure Schedule and other than in connection with the termination of the Plans as contemplated hereby, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former Employee or director of the Company (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

     (l) Part 2.15(l) of the Disclosure Schedule contains a list of all salaried employees of the Company as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. The Company is not a party to any collective bargaining contract or other Contract with a labor union involving any of its Employees. All of the Company's employees are "at will" employees.

     (m) Part 2.15(m) of the Disclosure Schedule identifies each Employee who is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

     (n) The Company is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

     (o) Except as set forth in Part 2.15(o) of the Disclosure Schedule, the Company has good labor relations, and the Company does not have any reason to believe that (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the Company's labor relations, or (ii) any of the Company's key employees intends to terminate his or her employment with the Company.

   2.16 Environmental Matters. The Company is in compliance with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the best of the knowledge of the Company, there are no circumstances that may prevent or interfere with the Company's compliance with any Environmental Law in the future. To the best of the knowledge of the Company, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law. All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in
Part 2.16 of the Disclosure Schedule.

(For purposes of this Section 2.16: (i) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

   2.17 Insurance. Part 2.17 of the Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Company and identifies any material claims made thereunder, and the Company has delivered to Parent accurate and complete copies of the insurance policies identified on Part 2.17 of the Disclosure Schedule. Each of the insurance policies identified in Part 2.17 of the Disclosure Schedule is in full force and effect. Since January 1, 1998, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

   2.18 Related Party Transactions. Except as set forth in Part 2.18 of the Disclosure Schedule: (a) no Related Party has, and no Related Party has at any time since January 1, 1997 had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (b) no Related Party is, or has at any time since January 1, 1997 been, indebted to the Company; (c) since January 1, 1997, no Related Party has entered into, or has had any direct or indirect financial interest in, any Material Contract, transaction or business dealing involving the Company; (d) no Related Party is competing, or has at any time since January 1, 1997 competed, directly or indirectly, with the Company; and (e) no Related Party has any claim or right against the Company (other than rights under Company Options and Series A Preferred Stock and rights to receive compensation for services performed as an employee of the Company). (For purposes of this Section 2.18, each of the following shall be deemed to be a "Related Party": (i) each of the Shareholders who owns beneficially in excess of 5% of any class or the Company's capital stock; (ii) each individual who is, or who has at any time since January 1, 1997 been, an officer of the Company; (iii) each member of the immediate family of each of the individuals referred to in clauses "(i)" and "(ii)" above; and
(iv) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses "(i)", "(ii)" and "(iii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, in excess of 5% of the voting, proprietary or equity interest.)

   2.19 Legal Proceedings; Orders.

     (a) Except as set forth in Part 2.19 of the Disclosure Schedule, there is no pending Legal Proceeding, and (to the best of the knowledge of the Company) no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or used by the Company or any Person whose liability the Company retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the best of the knowledge of the Company, except as set forth in Part 2.19 of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance currently exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

     (b) Except as set forth in Part 2.19 of the Disclosure Schedule, no Legal Proceeding has ever been commenced by or has ever been pending against the Company.

     (c) There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. To the best of the knowledge of the Company, no officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company's business.

   2.20 Authority; Binding Nature of Agreement. The Company has full corporate power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and its board of directors. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

   2.21 Non-Contravention; Consents. Except as set forth in Part 2.21 of the Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement by the Company or any of the other agreements referred to in this Agreement, nor (2) the consummation by the Company of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

     (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Company's articles of incorporation or bylaws, or (ii) any resolution adopted by the Company's shareholders, the Company's board of directors or any committee of the Company's board of directors;

     (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any applicable Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;
     (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company's business or to any of the assets owned or used by the Company;

     (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, (ii) accelerate the maturity or performance of any such Company Contract, or (iii) cancel, terminate or modify any such Company Contract; or

     (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).

   Except as set forth in Part 2.21 of the Disclosure Schedule, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

   2.22 Full Disclosure.

     (a) This Agreement (including the Disclosure Schedule) does not (i) contain any representation or warranty by the Company or information from the Company that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make such representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations and warranties by the Company and information from the Company were or will be made or provided) not false or misleading.

     (b) None of the information supplied or to be supplied by or on behalf of the Company for inclusion in the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (the "S-4 Registration Statement") will, at the time the S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion in the Prospectus/Proxy Statement to be filed with the SEC as part of the S-4 Registration Statement (the "Prospectus/Proxy Statement"), will, at the time the Prospectus/Proxy Statement is mailed to the shareholders of the Company or Parent, at the time of the Company Shareholders' Meeting or Parent Shareholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

   2.23 Financial Advisor. Except for Sutro & Co., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The total of all fees, commissions and other amounts that have been or will be paid by the Company to Sutro & Co. and all fees, commissions and other amounts that may become payable to Sutro & Co. by the Company if the Merger is consummated are set forth on Part 2.23 of the Disclosure Schedule and the amounts to be paid shall not exceed such amounts. The Company has delivered to Parent copies of all written agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements relating to the engagement of Sutro & Co.

SECTION 3. Representations and Warranties of Parent and Merger Sub

   Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

   3.1 Due Organization; Etc.

   Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all necessary power and authority; (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts to which it is a party or by which it or its assets or properties are subject or bound.

   3.2 SEC Filings; Financial Statements.

     (a) Parent has delivered to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form S-8) and definitive proxy statement filed by Parent with the SEC between January 1, 1998 and the date of this Agreement (the "Parent SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. All of the Parent SEC Documents were timely filed, unless a filing under Rule 12b-25 of the Exchange Act was timely filed, in which case the applicable filing was made within the time period prescribed in Rule 12b-25.

     (b) The consolidated financial statements contained in the Parent SEC
  Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto;

  (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q or Form 10-QSB, as applicable of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.

   3.3 Authority; Binding Nature of Agreement. Parent and Merger Sub have the full corporate power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement (including the contemplated issuance of Parent Common Stock in the Merger in accordance with this Agreement) have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

   3.4 Valid Issuance. Subject to Section 1.5(c), the Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

   3.5 Disclosure. None of the information to be supplied by or on behalf of Parent for inclusion in the S-4 Registration Statement will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Prospectus/Proxy Statement will, at the time the Prospectus/Proxy Statement is mailed to the shareholders of the Company or Parent, at the time of the Company Shareholders' Meeting or the Parent Shareholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The S-4 Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Parent with respect to statements made therein based on information supplied by the Company for inclusion in the Prospectus/Proxy Statement.

SECTION 4. Certain Covenants of the Company and Parent

   4.1 Access and Investigation.

     (a) During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent's Representatives with reasonable access to the Company's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent's Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request.

     (b) During the Pre-Closing Period, Parent shall, and shall cause its Representatives to: (a) provide a single executive officer of the Company and a single member of the Company's legal Representatives with reasonable access to the Parent's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to Parent; and (b) provide

  Company and Company's Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to Parent, and with such additional financial, operating and other data and information regarding Parent, as Company may reasonably request. The Company and its Representatives shall only be entitled to receive copies of records and information of Parent to the extent such records and information are not publicly available (through the Securities and Exchange Commission's Electronic Data Gathering and Retrieval system or otherwise). Each director, officer, employee and Representative of the Company who receives non-public information of Parent pursuant to this Section 4.1 shall have signed an agreement with Parent which prohibits any transaction involving Parent Common Stock (other than pursuant to this Agreement) while such information remains non-public.

   4.2 Operation of the Company's Business. During the Pre-Closing Period:

     (a) the Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

     (b) the Company shall use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company;

     (c) the Company shall keep in full force all insurance policies identified in Part 2.17 of the Disclosure Schedule;

     (d) the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except that the Company may repurchase Company Common Stock from former employees pursuant to the terms of existing restricted stock purchase agreements);

     (e) the Company shall not sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company shall be permitted (x) to grant stock options to employees in accordance with its past practices, provided, that the Company has obtained Parent's prior written consent with respect to each proposed optionee and the number, exercise price, vesting schedule and other terms of each proposed option grant, (y) to issue Company Common Stock to employees upon the exercise of outstanding Company Options, and (z) to issue shares of Company Common Stock upon the conversion of shares of Series A Preferred Stock);

     (f) the Company shall not amend or waive any of its rights under, or permit the acceleration of vesting under, (i) any provision of the Company's Stock Plans, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any provision of any restricted stock purchase agreement;

     (g) the Company shall not amend or permit the adoption of any amendment to the Company's articles of incorporation or bylaws, or effect or permit the Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction (except that the Company may issue shares of Company Common Stock upon the conversion of shares of Series A Preferred Stock);

     (h) the Company shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

     (i) the Company shall not make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not exceed $30,000 per fiscal quarter;

     (j) except for the sale and lease of inventory in the ordinary course of business and consistent with past practices, the Company shall not (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Contract;

     (k) the Company shall not (i) acquire, lease or license any right or other asset from any other Person, (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, except for the sale and lease of inventory in the ordinary course of business and consistent with past practices, or (iii) waive or relinquish any right, except for assets acquired, leased, licensed or disposed of by the Company pursuant to Contracts that are not Material Contracts;

     (l) the Company shall not (i) lend money to any Person (except that the Company may make routine travel and other expense advances to employees in the ordinary course of business and may, consistent with its past practices, allow employees to acquire Company Common Stock in exchange for promissory notes upon exercise of Company Options), or (ii) incur or guarantee any indebtedness for borrowed money (except that the Company may make routine borrowings in the ordinary course of business under its line of credit with Pacific Century Bank, which line of credit may be extended and increased to an aggregate total line of credit up to $1,500,000);

     (m) except as set forth in Part 2.15 of the Disclosure Schedule, the Company shall not (i) establish, adopt or amend any Employee Benefit Plan,
  (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hire any new employee whose aggregate annual compensation is expected to exceed $80,000;

     (n) the Company shall not change any of its methods of accounting or accounting practices in any material respect;

     (o) the Company shall not make any Tax election;

     (p) the Company shall not commence or settle any material Legal
  Proceeding;

     (q) the Company shall not agree or commit to take any of the actions described in clauses "(d)" through "(p)" above.

Notwithstanding the foregoing, the Company may take any action described in clauses "(d)" through "(q)" above if Parent gives its prior written consent to the taking of such action by the Company, which consent will not be unreasonably withheld (it being understood that Parent's withholding of consent to any action will not be deemed unreasonable if Parent determines in good faith that the taking of such action would not be in the best interests of Parent or would not be in the best interests of the Company).

   4.3 Notification; Updates to Disclosure Schedule.

     (a) During the Pre-Closing Period, each of Parent and the Company shall promptly notify the other in writing of:

       (i) the discovery of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by it;

       (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by it in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

       (iii) any breach of any of its covenants or obligations; and

       (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or
    Section 7 impossible or unlikely.

     (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement, or (ii) determining whether any of the conditions set forth in Section 6 has been satisfied.

   4.4 No Negotiation. During the Pre-Closing Period, the Company shall not, directly or indirectly:

     (a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent or Merger Sub) relating to a possible Acquisition Transaction;

     (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent or Merger Sub) relating to or in connection with a possible Acquisition Transaction; or

     (c) consider, entertain or accept any proposal or offer from any Person (other than Parent or Merger Sub) relating to a possible Acquisition Transaction.

  The Company shall promptly notify Parent in writing of any material inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company during the Pre-Closing Period.

SECTION 5. Additional Covenants of the Parties

   5.1 Filings and Consents. As promptly as practicable after the date of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use all reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. The Company shall (upon request) promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

   5.2 Registration Statement; Prospectus/Proxy Statement.

     (a) As promptly as practicable after the date of this Agreement, the Company and Parent shall prepare and cause to be filed with the SEC the S-4 Registration Statement covering the maximum number of shares of Parent Common Stock to be issued to the Shareholders hereunder, together with the Prospectus/Proxy Statement and any other documents required by the Securities Act, the Exchange Act or any other Federal, foreign or Blue Sky or related laws in connection with the Merger and the transactions contemplated by this Agreement ("Other Filings"). Parent will notify the Company promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the S-4 Registration Statement, the Prospectus/Proxy Statement or any Other Filings or for additional information and will supply the Company with copies of all correspondence between Parent or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the S-4 Registration Statement, the Prospectus/Proxy Statement covering the maximum number of shares of Parent Common Stock to be issued to the Shareholders hereunder, any Other Filings or the Merger. Each of Parent and the Company shall use all reasonable efforts to cause the S-4 Registration Statement (including the Prospectus/Proxy Statement) and any Other Filings to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Parent will use all reasonable efforts to cause the Prospectus/Proxy Statement to be mailed to Parent's shareholders and the Company will use all reasonable efforts to cause the Prospectus/Proxy Statement to be mailed to the Company's shareholders, as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall promptly furnish to Parent all information concerning the Company and the Company's shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.2. If any event relating to the Company occurs, or if the Company becomes aware of any information, that is required by any applicable Legal Requirement to be set forth in an amendment or supplement to the S-4 Registration Statement or the Prospectus/Proxy Statement, then the Company shall promptly inform Parent thereof and shall cooperate with Parent in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the shareholders of the Company and Parent.

     (b) Prior to the Effective Time, Parent shall use all reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger will be registered or qualified under the securities law of every jurisdiction of the United States in which any registered holder of Company Capital Stock has an address of record on the record date for determining the shareholders entitled to notice of and to vote at the Company Shareholders' Meeting; provided, however, that Parent shall not be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (ii) file a general consent to service of process in any jurisdiction in which it has not already filed a general consent to service of process.

   5.3 Shareholders' Meetings.

     (a) Company Shareholders' Meeting. The Company shall, in accordance with its articles of incorporation and bylaws and the applicable requirements of the California General Corporation Law, call and hold a special meeting of its shareholders as promptly as practicable for the purpose of permitting them to consider and to vote upon and approve the Merger and this Agreement (the "Company Shareholders' Meeting"). As soon as permissible under all applicable Legal Requirements, the Company shall cause a copy of the Prospectus/Proxy Statement to be delivered to each shareholder of the Company who is entitled to vote at the Company Shareholders' Meeting.

     (b) Parent Shareholders' Meeting. Parent shall take all action necessary and permitted under all applicable Legal Requirements to call, give notice of, convene and hold a meeting of the holders of Parent Common Stock to consider and vote upon the issuance of Parent Common Stock in the Merger (the "Parent Shareholders' Meeting"). The Parent Shareholders' Meeting will be held as promptly as practicable and in any event, if permitted under applicable law, within forty-five (45) days after the S-4 Registration Statement is declared effective under the Securities Act; provided, however, that notwithstanding anything to the contrary contained in this Agreement, Parent may adjourn or postpone the Parent Shareholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to Parent's shareholders in advance of a vote on the issuance of Parent Common Stock in the Merger or, if as of the time for which the Parent Shareholders' Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of Parent Common Stock represented (either in person or by proxy) either to constitute a quorum necessary to conduct the business of the Parent's Shareholders' Meeting or to approve the issuance of Parent Common Stock in the Merger.

   5.4 Public Announcements. During the Pre-Closing Period, (a) the Company shall not (and the Company shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without Parent's prior written consent, and (b) Parent will consult with the Company prior to issuing any press release or making any public statement regarding the Merger.

   5.5 Pooling of Interests. Each of the Company and Parent agrees (a) not to take any action during the Pre-Closing Period that would adversely affect the ability of Parent to account for the Merger as a "pooling of interests," (b) to use its best efforts to ensure that none of its "affiliates" (as that term is used in Rule 145 promulgated under the Securities Act) takes any action that could adversely affect the ability of Parent to account for the Merger as a "pooling of interests" and (c) not to take any action either prior to or after the Effective Time that would cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code.

   5.6 Affiliate Agreements. Each Shareholder who signs a Shareholder Agreement shall execute and deliver to Parent, and the Company shall use all commercially reasonable efforts to cause each other Person identified on Exhibit E-2 (and any other Person that could reasonably be deemed to be an "affiliate" of the Company for purposes of the Securities Act), to execute and deliver to Parent, as promptly as practicable after the execution of this Agreement, an Affiliate Agreement in the form of Exhibit E-1.

   5.7 Best Efforts. During the Pre-Closing Period, (a) the Company shall use its best efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis, and (b) Parent and Merger Sub shall use their best efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.

   5.8 Tax Matters. At or prior to the filing of the S-4 Registration Statement with the SEC and, to the extent necessary, at the Closing, Parent and the Company shall execute and deliver, to Cooley Godward LLP and to Rutan & Tucker, LLP, tax representation letters in substantially the form of Exhibit F (which will be used in connection with the legal opinions contemplated by Sections 6.5(g) and 7.3(b)). Each of Parent and the Company shall use reasonable efforts to cause Cooley Godward LLP and Rutan & Tucker, LLP, respectively, to deliver promptly to it legal opinions satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely upon the tax representation letters.

   5.9 Noncompetition Agreements. At or prior to the Closing, each of the employees identified on Exhibit G shall execute and deliver to the Company and Parent a Noncompetition Agreement in the form of Exhibit H. The Company shall use all commercially reasonable efforts to cause each of the individuals identified on Exhibit G to execute and deliver to the Company and Parent, at the Closing, a Noncompetition Agreement in the form of Exhibit H.

   5.10 FIRPTA Matters. At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 -2(h)(1)(i) of the United States Treasury Regulations, and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897 -2(h)(2) of the United States Treasury Regulations.

   5.11 Release. At the Closing, each of the Shareholders who signs a Shareholder Agreement shall execute and deliver to the Company a Release in the form of Exhibit I.

   5.12 Termination of Employee Plans; Assumption of Sales Incentive Plan.

     (a) At the Closing, the Company shall have made arrangements (including obtaining formal Board approval) to terminate its 401(k) plan and to ensure that any liabilities of the Company under such plan (including any such liabilities relating to services performed prior to the Closing) will be fully extinguished at no cost to the Company.

     (b) At the Closing, Parent shall assume the Company's Sales Incentive Plans identified on Part 2.15(a) of the Disclosure Schedule and shall fulfill the Company's obligations thereunder.

   5.13 Nasdaq Listing. Parent shall have the shares of Parent Common Stock issuable to the shareholders of the Company pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger authorized for listing on the Nasdaq National Market upon official notice of issuance. In addition, so long as the Shareholders hold shares of Parent Common Stock issued in the Merger (up to the first anniversary of the Closing Date), Parent shall use commercially reasonable efforts to file, on a timely basis, all required filings under the Exchange Act and to maintain a Nasdaq National Market listing for Parent Common Stock.

   5.14 Form S-8. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Options, within sixty (60) days after the Effective Time.

   5.15 Company Employees. At the Closing, Parent shall extend offers of employment to all of the employees of the Company employed as of the Closing.

   5.16 Indemnification of Officers and Directors.

     (a) All rights to indemnification existing in favor of the directors and officers of the Company for acts and omissions occurring prior to the Effective Time, as provided in the Company's Articles of Incorporation or Bylaws (as in effect as of the date of this Agreement) and as provided in any indemnification agreements between the Company and said officers and directors (as in effect at the Effective Time), shall survive the Merger and shall be the obligation of and observed by Parent and the Surviving Corporation for a period of not less than six (6) years from and after the Effective Time.

     (b) This Section 5.16 shall survive the consummation of the Merger at the Effective Time, is intended to be for the benefit of, and enforceable by, each person entitled to indemnification pursuant hereto and each such person's or entity's heirs and representatives, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

SECTION 6. Conditions Precedent to Obligations of Parent and Merger Sub

   The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

   6.1 Accuracy of Representations. Each of the representations and warranties made by the Company in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties), and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time (without giving effect to any update to the Disclosure Schedule, and without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties).

   6.2 Performance of Covenants. All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

   6.3 Shareholder Approval. The principal terms of the Merger shall have been duly approved by (a) the affirmative vote of no less than ninety percent (90%) of the shares of Company Common Stock entitled to vote with respect thereto, and no less than one hundred percent (100%) of the shares of Series A Preferred Stock entitled to vote with respect thereto and (b) the affirmative vote of Parent's shareholders required to approve the issuance of Parent Common Stock in the Merger as prescribed by the rules of the National Association of Securities Dealers, Inc. (the "Required Parent Shareholder Vote").

   6.4 Consents. All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement (including the Consents identified in Part 2.21 of the Disclosure Schedule) shall have been obtained and shall be in full force and effect.

   6.5 Agreements and Documents. Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

     (a) Affiliate Agreements in the form of Exhibit E-1, executed by the Persons identified on Exhibit E-2;

     (b) Noncompetition Agreements in the form of Exhibit H, executed by the individuals identified on Exhibit G;

     (c) a Release in the form of Exhibit I, executed by each of the Shareholders who signs a Shareholder Agreement;

     (d) the statement referred to in Section 5.10(a), executed by the Company;

     (e) a legal opinion of Rutan & Tucker LLP, dated as of the Closing Date, in the form of Exhibit J;

     (f) a legal opinion of Cooley Godward LLP (or, if Cooley Godward LLP for any reason does not render such legal opinion, a legal opinion of Rutan & Tucker, LLP), dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, such counsel may rely upon the tax representation letters referred to in Section 5.8);

     (g) a letter from Ernst & Young LLP, dated as of the Closing Date, confirming that Parent may account for the Merger as a "pooling of interests" in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC;

     (h) a letter from Caciamatta Accountancy Corporation LLP, dated as of the Closing Date, confirming that no transaction entered into by the Company, and no other fact or circumstance relating to the Company, will prevent Parent from accounting for the Merger as a "pooling of interests" in accordance with generally accepted principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC;

     (i) a certificate executed by the Company containing the representation and warranty of the Company that the conditions set forth in Sections 6.1, 6.2, 6.3 and 6.4 have been duly satisfied (the "Company Closing
  Certificate"); and

     (j) written resignations of all directors of the Company, effective as of the Effective Time.

   6.6 FIRPTA Compliance. The Company shall have filed with the Internal Revenue Service the notification referred to in Section 5.10(b).

   6.7 Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

   6.8 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement that makes consummation of the Merger illegal.

   6.9 No Legal Proceedings. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of the Surviving Corporation.

   6.10 No Material Adverse Change. There shall have been no material adverse change in the business, financial condition, operations or financial performance of the Company since the date of this Agreement.

   6.11 Effectiveness of Registration Statement. The S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the S-4 Registration Statement.

   6.12 Employees. Neither Richard Amtower nor more than three (3) other exempt employees of the Company on the date of this Agreement, not including probationary employees or employees terminated for cause, shall have ceased to be employed by, or expressed an intention to Richard Amtower to terminate their employment with, the Company.

   6.13 Termination of Employee Plans. The Company shall have provided Parent with evidence, reasonably satisfactory to Parent, as to the termination of the benefit plans referred to in Section 5.12(a).

SECTION 7. Conditions Precedent to Obligations of the Company

   The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

   7.1 Accuracy of Representations. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any materiality or similar qualifications contained in such representations and warranties), and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time (without giving effect to any materiality or similar qualifications contained in such representations and warranties).

   7.2 Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

   7.3 Documents. The Company shall have received the following documents:

     (a) a legal opinion of Cooley Godward LLP, dated as of the Closing Date, in the form of Exhibit L; and

     (b) a legal opinion of Rutan & Tucker, LLP (or, if Rutan & Tucker, LLP for any reason does not render such legal opinion, a legal opinion of Cooley Godward LLP), dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, such counsel may rely upon the tax representation letters referred to in Section 5.8); and

     (c) a certificate executed by Parent and containing the representation and warranty of Parent that the conditions set forth in Sections 7.1 and
  7.2 have been duly satisfied.

   7.4 Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

   7.5 Effectiveness of Registration Statement. The S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the S-4 Registration Statement.

   7.6 Shareholder Approval. This Agreement and the Merger shall have been duly approved by the affirmative vote of a majority of the shares of Company Common Stock and a majority of the Series A Preferred entitled to vote with respect thereto, and the issuance of Parent Common Stock in the Merger shall have been duly approved by the Required Parent Shareholder Vote.

   7.7 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement that makes consummation of the Merger illegal.

   7.8 No Material Adverse Change. Since the date of this Agreement, there shall have been no material adverse change in the business of Parent which shall have directly caused the closing sale price of Parent Common Stock on the trading day immediately preceding the Parent Shareholders' Meeting to be less than six dollars ($6.00).

SECTION 8. Termination

   8.1 Termination Events. This Agreement may be terminated prior to the
Closing:

     (a) by Parent if Parent reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement);

     (b) by the Company if the Company reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible (other than as a result of any failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent);

     (c) by Parent if the Closing has not taken place on or before December 31, 1999 (other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation of Parent set forth in this Agreement);

     (d) by the Company if the Closing has not taken place on or before December 31, 1999 (other than as a result of the failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent); or

     (e) by the mutual consent of Parent and the Company.

   8.2 Termination Procedures. If Parent wishes to terminate this Agreement pursuant to Section 8.1(a) or Section 8.1(c), Parent shall deliver to the Company a written notice stating that Parent is terminating this

Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 8.1(b) or Section 8.1(d), the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

   8.3 Effect of Termination. If this Agreement is terminated pursuant to
Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in
Section 10 (other than Sections 10.2 and 10.7); and (c) the Company shall, in all events, remain bound by and continue to be subject to Section 5.4.

SECTION 9. Indemnification, Etc.

   9.1 Survival of Representations, Etc.

     (a) The representations and warranties made by the Company (including the representations and warranties set forth in Section 2) and the representations and warranties set forth in the Company Closing Certificate shall survive the Closing and shall expire on the first anniversary of the Closing Date; provided, however, that if, at any time prior to the earlier of (1) the first anniversary of the Closing Date or (2) the date of the first audit report of the combined company, any Parent Indemnitee (acting in good faith) delivers to the Shareholders' Agent a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under
  Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the first anniversary of the Closing until such time as such claim is fully and finally resolved. The representations and warranties made by Parent and Merger Sub shall survive the Closing and shall expire on the first anniversary of the Closing Date.

     (b) The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Parent Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Parent Indemnitees or any of their Representatives. The representations, warranties, covenants and obligations of Parent, and the rights and remedies that may be exercised by the Company Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Company Indemnitees or any of their Representatives.

     (c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement.

   9.2 Indemnification by Shareholders.

     (a) From and after the Effective Time (but subject to Section 9.1(a) and 9.4), the Shareholders shall hold harmless and indemnify each of the Parent Indemnitees from and against, and shall compensate and reimburse each of the Parent Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Parent Indemnitees or to which any of the Parent Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty set forth in
  Section 2 or in the Company Closing Certificate (without giving effect to any update to the Disclosure Schedule delivered by the Company to Parent prior to the Closing); (ii) any breach of any covenant or obligation of the Company (including the covenants of the Company set forth in Sections 4 and 5); (iii) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause "(i)" or "(ii)" above (including any Legal Proceeding commenced by any Parent Indemnitee for the purpose of enforcing any of its rights under this Section 9); or
  (iv) the matters identified in Part 2.9(c) of the Disclosure Schedule.

     (b) If the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as a Parent Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

   9.3 [Reserved].

   9.4 Company Threshold; Ceiling.

     (a) No indemnification payment shall be required to be made pursuant to
  Section 9.2(a) until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Parent Indemnitees, or to which any one or more of the Parent Indemnitees has or have otherwise become subject, exceeds $400,000 in the aggregate. (If the total amount of such Damages exceeds $400,000, then the Parent Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the total amount of such Damages and not only for the portion of such Damages exceeding $400,000.)

     (b) The maximum liability of each Shareholder under Section 9.2(a) shall be equal to the dollar value (valued at the Designated Parent Stock Price) of the shares of Parent Common Stock issued to such Shareholder and placed in the Escrow Fund. The Escrow Fund shall be the sole source of recovery by any Parent Indemnitee for any Damages.

   9.5 [Reserved].

   9.6 [Reserved].

   9.7 Escrow Fund.

     (a) Indemnification for any Damages to any Parent Indemnitee under this
  Section 9 shall be satisfied solely from the Escrow Fund.

     (b) Each Shareholder (by approving this Agreement at the Company Shareholders' Meeting and by later signing the Letter of Transmittal), Parent, the Company and U.S. Bank Corporation Trust Services, (San Francisco, CA) (or one of its affiliates), or another banking institution of equal or greater size mutually acceptable to Parent and the Company, as escrow agent ("Escrow Agent") shall enter into an Escrow Agreement in substantially the form attached hereto as Exhibit M (modified as requested by the Escrow Agent), under which, on the terms and conditions set forth therein, a portion of the shares of Parent Common Stock to be issued to the Shareholders hereunder will be escrowed to pay amounts payable to the Indemnitees under this Section 9. Each Shareholder, by approving this Agreement at the Company Shareholders' Meeting and by later signing the Letter of Transmittal, will agree to be bound by this Section 9 and the Escrow Agreement.

     (c) As more fully described in the Escrow Agreement, the Escrow fund shall consist of a number of shares of Parent Common Stock equal to the product of (i) the aggregate number of shares of Parent Common Stock issued to the Company Shareholders pursuant to Section 1.5(a) (without deduction for amounts withheld and contributed to the Escrow Fund); and (iii) one-tenth (0.10) (as adjusted for rounding pursuant to the following sentence). The amount to be withheld from each individual Shareholder and contributed to the

  Escrow Fund shall be an amount equal to the amount obtained by multiplying the total number of shares of Parent Common Stock received by each such Shareholder as computed under Section 1.5 (without deduction for amounts withheld and contributed to the Escrow Fund) times 0.10 (rounded down to the next whole share of Parent Common Stock). An amount equal to the amount then in the Escrow Fund less the sum of (i) any amounts previously distributed to any Parent Indemnitee and (ii) any amounts payable from the Escrow Fund that are subject to a claim made by an Parent Indemnitee under this Section 9 not yet resolved shall be distributed to the Shareholders on the first anniversary of the Effective Date.


   9.8 Claim Procedure. Upon delivery to the Escrow Agent and the Shareholders' Agent in accordance with Section 10.5 on or before the first anniversary of the Effective Date a certificate signed by any officer of Parent (an "Officer's Certificate")

     (a) stating that a Parent Indemnitee has paid or properly accrued or reasonably anticipates that such Parent Indemnitee will have to pay or accrue Damages in an aggregate stated amount, and stating that such Parent Indemnitee is entitled to indemnity pursuant to this Agreement with respect to such amount, and

     (b) specifying in reasonable detail the individual items of Damages included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, the Escrow Agent shall deliver to such Parent Indemnitee, as promptly as practicable, an amount sufficient to fully indemnify such Parent Indemnitee against such Damages (or, if the amount in the Escrow Fund is insufficient, the Escrow Agent shall deliver as promptly as practicable to such Parent Indemnitee the remaining amount in the Escrow Fund, if any); provided, that no such payment or delivery need be made if the Shareholders' Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to Parent (with a copy to the Escrow Agent) prior to the expiration of the 30-day period following delivery of the Officer's Certificate.

   9.9 Resolution of Conflicts.

     (a) In case the Shareholders' Agent shall so object in writing to the indemnity of a Parent Indemnitee in respect of any claim or claims made in any Officer's Certificate, the Shareholders' Agent and Parent (acting on its own behalf or on behalf of any Parent Indemnitee) shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders' Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent who shall thereupon pay the agreed upon amount of the claim or claims in shares of Parent Common Stock not to exceed the number of shares of Parent Common Stock in the Escrow Fund.

     (b) If no such agreement can be reached after good faith negotiation, the claim or claims shall be submitted to non-binding mediation under the rules then in effect under the American Arbitration Association, or such other forum as the parties may select. Each party shall have in attendance at such mediation persons who have actual authority to bind the party to any settlement reached. If the matter cannot be settled through mediation, then the claim or claims shall be submitted to binding arbitration under the following rules:

       (i) Unless otherwise agreed by the parties, all such claims shall be decided in San Jose, California by a single arbitrator, acting under the Commercial Rules of the American Arbitration Association except as modified herein. Either party may initiate the arbitration following failure of mediation to resolve the issue by filing a Demand for Arbitration with the American Arbitration Association, and simultaneously delivering a copy of such demand to the other party.

       (ii) Unless the parties agree to a mutually acceptable arbitrator within 30 days of a demand for Arbitration, the arbitrator shall be selected by the American Arbitration Association.

       (iii) Unless otherwise agreed by the parties, the arbitrator shall be a business attorney in practice for at least ten (10) years, with at least ten (10) years experience in the negotiating and drafting of business acquisition agreements.

       (iv) It is the intent of the parties that the arbitration be held in an efficient, economical and expeditious manner. Accordingly, the parties shall meet in a pre-hearing conference as promptly as practicable after selection of the arbitrator to establish the scope and extent of all discovery and the schedule of the arbitration. Discovery shall be limited to that necessary to resolve the disputed issues, in the judgment of the arbitrator. If any party wishes to take discovery, including document productions, interrogatories or depositions, a request to do so must be submitted to the arbitrator in accordance with the procedures determined at the pre-hearing conference. The arbitrator in his sole discretion may allow limited discovery, all of which must be completed within 20 business days of the arbitrator's directive unless extended for good cause by the arbitrator. Subject to the arbitrator's decisions relating to the scope and extent of discovery, the Shareholders' Agent and its attorneys, accountants and other representatives shall have reasonable access upon reasonable notice to the pre-Merger books and records of the Company for the purpose of defending themselves against any claim.

       (v) The arbitrator shall not be bound by rules of evidence or judicial procedures regarding the conduct of the hearing and shall be obligated to follow California substantive law.

       (vi) The arbitrator's authority shall be limited to determining whether the claim gives rise to a right to indemnification under the provisions of this Section 9 and, if so, the amount of Damages as to such claim. No other issue involving interpretation of this Agreement shall be submitted to the arbitrator without the consent of both parties.

       (vii) The decision of the arbitrator as to the validity and amount of damages as to any claim shall, subject to the above limitations, be binding and conclusive upon the parties of this Agreement. The arbitrator shall issue such decision, including a brief statement of the reasons for the award and the calculation of damages awarded, within 25 days after completion of the arbitration hearing.

     (c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. The Non-Prevailing Party shall pay the reasonable expenses (including attorneys' fees) of the Prevailing Party and the arbitrator fees and administrative expenses associated with the arbitration (which expenses and fees, in the event Parent is the Prevailing Party, shall constitute Damages which shall be satisfied from the Escrow
  Fund). For purposes of this Section 9.9(c), in any arbitration hereunder in which any claim or any portion of a claim stated in the Officer's Certificate is at issue, Parent shall be deemed to be the Non-Prevailing Party in the event that the arbitrators award Parent less than 50% of the amount of the claim at issue; otherwise, the Shareholders' Agent shall be deemed to be the Non-Prevailing Party.

   9.10 No Contribution. By approving the Merger and later signing a Letter of Transmittal, each Shareholder waives, and acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement.

   9.11 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which any of the Shareholders may become obligated to hold harmless, indemnify, compensate or reimburse any Parent Indemnitee pursuant to this
Section 9, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. If Parent so proceeds with the defense of any such claim or Legal Proceeding:

     (a) all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively out of the Escrow Fund;

     (b) if reasonably requested by Parent, each Shareholder who signs a Shareholder Agreement shall make available to Parent any documents and materials in his possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

     (c) Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of the Shareholders' Agent; provided, however, that such consent shall not be unreasonably withheld;

     (d) the Shareholders' Agent may designate separate legal counsel ("Separate Counsel") which may participate in, but shall not control, the defense of such claim or Legal Proceeding to the extent that such participation does not materially interfere with Parent's defense of such claim or Legal Proceeding;

     (e) all reasonable expenses of Separate Counsel (up to $5,000 per month and $50,000 in the aggregate) shall be borne and paid out of the Escrow Fund; and

     (f) if reasonably requested by the Shareholders' Agent or Separate Counsel, Parent shall make available to the Shareholders' Agent and Separate Counsel any documents and materials in Parent's or the Company's possession or control that are relevant to the Shareholders' interests in such claim or Legal Proceeding and the disclosure of which would not impair Parent's defense of such claim or Legal Proceeding.

   Parent shall give the Shareholders' Agent prompt notice of the commencement of any such Legal Proceeding against Parent or the Surviving Corporation; provided, however, that any failure on the part of Parent to so notify the Shareholders' Agent shall not limit any of the obligations of the Shareholders under this Section 9 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

   9.12 Exercise of Remedies by Indemnitees Other Than Parent. No Parent Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) consents to the assertion of such indemnification claim or the exercise of such other remedy.

   9.13 Fraud. Notwithstanding any provision of this Agreement to the contrary, the liability of Parent, the Company or any Shareholder for common law fraud, intentional misrepresentation or other claim involving intentional misconduct shall not be limited in amount, procedure for dispute resolution or as to the time during which a claim may be made.

SECTION 10. Miscellaneous Provisions

   10.1 Shareholders' Agent. In the Shareholder Agreements of even date herewith, the Shareholders signing such agreements have irrevocably appointed Ronald Hall as the Shareholders' Agent for purposes of Section 9 (the "Shareholders' Agent"), and Ronald Hall has accepted his appointment as the Shareholders' Agent. By approving the Merger and later signing a Letter of Transmittal, each of the Shareholders that has not signed a Shareholder Agreement shall acknowledge and ratify such appointment. Parent shall be entitled to deal exclusively with the Shareholders' Agent on all matters relating to Section 9, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Shareholder by the Shareholders' Agent, and on any other action taken or purported to be taken on behalf of any Shareholder by the Shareholders' Agent, as fully binding upon such Shareholder. If the Shareholders' Agent shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Shareholders, then the Shareholders who received a majority of the shares of Parent Common Stock pursuant to Section 1.5 above shall, within ten days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become the "Shareholders' Agent" for purposes of Section 9 and this Section 10.1. If for any reason there is no Shareholders' Agent at any time, all references herein to the Shareholders' Agent shall be deemed to refer to the Shareholders.

   10.2 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

   10.3 Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to the Company's business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (d) the consummation of the Merger; provided, however, that, to the extent the total amount of all such fees, costs and expenses incurred by or for the benefit of the Company ("Company Transaction Expenses") exceeds $100,000, such fees, costs and expenses shall be deducted from the Escrow Fund.

   10.4 Attorneys' Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

   10.5 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

       if to Parent:

         PHOTON DYNAMICS, INC.
         6325 San Ignacio Ave.
         San Jose, CA 95119-1202
         Attention: Richard Dissly
         Fax: (408) 226-9910

       with a copy to:

         Cooley Godward LLP
         Five Palo Alto Square
         3000 El Camino Real
         Palo Alto, CA 94306
         Attention: Alan C. Mendelson
         Fax: (650) 857-0663

       if to the Company:

         CR TECHNOLOGY, INC.
         27752 El Lazo Road
         Laguna Niguel, CA 92577
         Attention: Richard Amtower
         Fax: (949) 448-0445
       with a copy to:

         Rutan & Tucker, LLP
         611 Anton Blvd., Suite 1400
         Costa Mesa, CA 92626
         Attention: Gregg A. Amber, Esq.
         Fax: (714) 546-9035

       if to the Shareholders' Agent:

         Ronald Hall
         Hall Morris & Drufva Capital Management
         26161 La Paz Rd., Ste. E
         Mission Viejo, CA 92691
         Fax: (949) 707-5121

   10.6 Confidentiality. Without limiting the generality of anything contained in Section 5.4, on and at all times after the Closing Date, the Company shall keep confidential, and shall not use or disclose to any other Person, any non-public document or other non-public information in the Company's possession that relates to the business of the Company or Parent, except to the extent that disclosure is required by applicable law or compelled by a court or other governmental body of competent jurisdiction.

   10.7 Time of the Essence. Time is of the essence of this Agreement.

   10.8 Headings. The headings and captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

   10.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

   10.10 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

   10.11 Successors and Assigns. This Agreement shall be binding upon: the Company and its successors and assigns (if any); Parent and its successors and assigns (if any); and Merger Sub and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; the Shareholders (to the extent set forth in Section 1.5); the holders of assumed Company Options (to the extent set forth in Section 1.6); Parent; Merger Sub; the other Indemnitees (subject to Section 9.11); and the respective successors and assigns (if any) of the foregoing. No party may assign any or all of its rights under this Agreement, in whole or in part, to any other Person without obtaining the prior written consent or approval of any other party hereto, which consent shall not be unreasonably withheld or delayed.

   10.12 Remedies Cumulative; Specific Performance. Subject to the provisions of Section 9.4, the rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

   10.13 Waiver.

     (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

     (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

   10.14 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

   10.15 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

   10.16 Parties in Interest. Except for the provisions of Sections 1.5, 1.6,
5.16 and 9, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

   10.17 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Mutual Non-Disclosure Agreement executed on behalf of Parent on and the Company on January 20, 1999 shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Effective Time, or (b) the date on which such Mutual Non-Disclosure Agreement is terminated in accordance with its terms.

   10.18 Construction.

     (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

     (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

     (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

     (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

   The parties hereto have caused this Agreement to be executed and delivered as of August 10, 1999.

                                          PHOTON DYNAMICS, INC.
                                           a California corporation

                                                 /s/ Vincent Sollitto
                                          By: _________________________________

                                          Pharaoh Acquisition Corp.,
                                           a California corporation

                                                 /s/ Vincent Sollitto
                                          By: _________________________________

                                          CR TECHNOLOGY, INC.
                                           a California corporation

                                                  /s/ Richard Amtower
                                          By: _________________________________

                                   Exhibit B

                              CERTAIN DEFINITIONS

   For purposes of the Agreement (including this Exhibit B):

   Acquisition Transaction. "Acquisition Transaction" shall mean any transaction involving:

      (a) the sale, license, disposition or acquisition of all or substantially all of the Company's business or assets;

      (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of the Company (other than common stock issued to employees of the Company, upon exercise of Company Options, conversion of Series A Preferred Stock, or otherwise, in routine transactions in accordance with the Company's past practices), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company (other than stock options granted to employees of the Company in routine transactions in accordance with the Company's past practices), or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company; or

     (c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

   Agreement. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit B is attached (including the Disclosure Schedule), as it may be amended from time to time.

   Applicable Fraction. "Applicable Fraction" shall mean the quotient obtained by dividing (a) the quantity 1,960,000 minus the Liquidation Preference Shares, by (b) the sum of (i) the number of outstanding shares of Company Common Stock immediately prior to the Effective Time (assuming that each outstanding share of Series A Preferred Stock is converted into Company Common Stock), and (ii) the number of shares of Company Common Stock subject to options outstanding pursuant to the Company's Stock Option Plans immediately prior to the Effective Time.

   Company Contract. "Company Contract" shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

   Company Indemnitee. "Company Indemnitee" shall mean the following Persons:
(a) each of the Shareholders; (b) each of the Shareholders' current and future affiliates, (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above.

   Company Proprietary Asset. "Company Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to the Company or otherwise used by the Company.

   Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

   Contract. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

   Current Parent Stock Price. "Current Parent Stock Price" shall mean the average of the closing sale prices of a share of Parent Common Stock as reported on the Nasdaq National Market for each of the ten consecutive trading days immediately preceding the date of the Agreement to which this Exhibit B is attached.

   Damages. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax obligations, fee (including reasonable attorneys' fees), charge, cost (including reasonable costs of investigation) or expense of any nature.

   Designated Parent Stock Price. "Designated Parent Stock Price" shall mean the average of the closing sale prices of a share of Parent Common Stock as reported on the Nasdaq National Market for each of the ten consecutive trading days immediately preceding the Closing Date.

   Disclosure Schedule. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company.

   Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

   Entity. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

   Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

   Government Bid. "Government Bid" shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

   Government Contract. "Government Contract" shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

   Governmental Authorization. "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

   Governmental Body. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

   Legal Proceeding. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

   Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

   Material Adverse Effect. A violation or other matter will be deemed to have a "Material Adverse Effect" on the Company if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement or in the Company's Closing Certificate but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on the Company's business, condition, assets, liabilities, operations or financial performance.

   Parent Indemnitees. "Parent Indemnitees" shall mean the following Persons:
(a) Parent; (b) Parent's current and future affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above; provided, however, that the Shareholders shall not be deemed to be "Parent Indemnitees."

   Person. "Person" shall mean any individual, Entity or Governmental Body.

   Proprietary Asset. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

   Representatives. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

   SEC. "SEC" shall mean the United States Securities and Exchange Commission.

   Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

   Tax. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

   Tax Return. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

                                                                    APPENDIX B-1

                                    FORM OF
                           PARENT AFFILIATE AGREEMENT

   This Parent Affiliate Agreement (this "Agreement") is dated as of August 10, 1999, by and between Photon Dynamics, Inc., a California corporation ("Parent"), CR Technology, Inc., a California corporation (the "Company"), and the undersigned affiliate of Parent ("Affiliate").

                                    Recitals

   Whereas, Affiliate is a stockholder of Parent.

   Whereas, Parent, Pharaoh Acquisition Corporation, a California corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and the Company have entered into an Agreement and Plan of Merger and Reorganization dated as of August 10, 1999 (the "Merger Agreement"), providing for the merger of Merger Sub with and into the Company (the "Merger"). The Merger Agreement contemplates that, upon consummation of the Merger, (i) the holders of the common stock of the Company ("Company Common Stock") will receive shares of common stock of Parent ("Parent Common Stock") in exchange for their shares of Company Common Stock and (ii) the Company will become a wholly-owned subsidiary of Parent.

   Whereas, it is a condition to the consummation of the Merger pursuant to the Merger Agreement that the independent accounting firms that audit the annual financial statements of Parent and the Company will have delivered the written concurrences with the conclusions of management of Parent and the Company to the effect that the Merger will be accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16.

                                   Agreement

   Now, Therefore, in order to induce Parent and the Company to consummate the transactions contemplated by the Merger Agreement, and for other valuable consideration (the receipt and sufficiency of which are hereby acknowledged by Affiliate), Affiliate hereby covenants and agrees as follows:

     1. Representations and Warranties. Affiliate represents and warrants to Parent as follows:

       (a) Affiliate is the holder and "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of the number of shares of the Parent Common Stock set forth under Affiliate's signature below (the "Parent Shares"), and Affiliate has good and valid title to the Parent Shares, free and clear of any liens, pledges, security interests, adverse claims, equities, options, proxies, charges, encumbrances or restrictions of any nature.

       (b) Affiliate has carefully read this Agreement, and has discussed with Affiliate's own independent counsel to the extent Affiliate felt necessary the limitations imposed on Affiliate's ability to sell, transfer or otherwise dispose of the shares of Parent Common Stock. Affiliate fully understands the limitations this Agreement places upon Affiliate's ability to sell, transfer or otherwise dispose of the Parent Shares.

       (c) Affiliate understands that the representations, warranties and covenants set forth herein will be relied upon by Parent, the Company, and their respective affiliates, counsel and accounting firms for purposes of determining Parent's eligibility to account for the Merger as a "pooling of interests," and that substantial losses and damages may be incurred by these persons if Affiliate's representations, warranties or covenants are breached.

                                      B1-1

     2. Covenants Related to Pooling of Interests. In accordance with SEC Staff Accounting Bulletin No. 65 ("SAB 65"), during the period contemplated by SAB 65, until the earlier of (i) Parent's public announcement of financial results covering at least thirty (30) days of combined operations of Parent and the Company or (ii) the Merger Agreement is terminated in accordance with its terms, Affiliate will not sell, exchange, transfer, pledge, distribute, or otherwise dispose of or grant any option, establish any "short" or put-equivalent position with respect to or enter into any similar transaction (through derivatives or otherwise) intended or having the effect, directly or indirectly, to reduce its risk relative to any Parent shares. Parent may, at its discretion, place a stock transfer notice consistent with the restrictions referred to in this Section 2 with its transfer agent with respect to such certificates, provided such restrictive legend shall be removed and/or notice shall be countermanded promptly upon expiration of the necessity therefor at the request of Affiliate.

     3. Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, Affiliate may (i) transfer a "de minimis" amount of Parent Common Stock as contemplated by SEC Staff Accounting Bulletin No. 76 contingent upon consultation with legal counsel for Parent as to whether such transfer qualifies as "de minimis" and (ii) may (with the written consent of Parent, not to be unreasonably withheld): (A) transfer shares of Parent Common Stock in payment of the exercise price of options to purchase Parent Common Stock; (B) transfer shares of Parent Common Stock to any organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, so long as such organization has traditionally been supported by contributions from the general public (as opposed to being supported largely by a specific donor); and (C) transfer shares of Parent Common Stock to a trust established for the benefit of Affiliate and/or for the benefit of one or more members of Affiliate's family, or make a bona fide gift of Parent Common Stock to one or more members of Affiliate's family, provided that in the case of a transfer or gift pursuant to this clause (B) or (C), a transferee of such shares agrees to be bound by the limitations set forth in this Agreement.

     4. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. Affiliate agrees that, in the event of any breach or threatened breach by Affiliate of any covenant or obligation contained in this Agreement, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach.

     5. Independence of Obligations. The covenants and obligations of Affiliate set forth in this Affiliate Agreement shall be construed as independent of any other agreement or arrangement between Affiliate, on the one hand, and Parent, on the other. The existence of any claim or cause of action by Affiliate against Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Affiliate.

     6. Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile confirmation) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

       if to Parent:       Photon Dynamics, Inc.
                           6325 San Ignacio Ave.
                           San Jose, CA 95119

                           Attn: Richard Dissley

                           Fax: (408) 226-9910

       with a copy to:
                           Cooley Godward llp

                           Five Palo Alto Square
                           3000 El Camino Real

                                      B1-2

                            Palo Alto, CA 94306
                            Attn: Alan Mendelson
                            Fax: (650) 857-0663

     if to Affiliate: at the address or facsimile phone number set forth below Affiliate's signature on the signature page hereof.

     7. Severability. If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement. Each provision of this Agreement is separable from every other provision of this Agreement, and each part of each provision of this Agreement is separable from every other part of such provision.

     8. Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California (without giving effect to principles of conflicts of laws).

     9. Waiver. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     10. Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     11. Further Assurances. Affiliate shall execute and/or cause to be delivered to Parent such instruments and other documents and shall take such other actions as Parent may reasonably request to effectuate the intent and purposes of this Agreement.

     12. Entire Agreement. This Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto.

     13. Non-Exclusivity. The rights and remedies of Parent hereunder are not exclusive of or limited by any other rights or remedies which Parent may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

     14. Amendments. This Agreement may not be amended, modified, altered, or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and Affiliate.

     15. Binding Nature. This Agreement will be binding upon Affiliate and Affiliate's representatives, executors, administrators, estate, heirs, successors and assigns, and shall inure to the benefit of Parent and its successors and assigns.

                                      B1-3

     16. Attorneys' Fees and Expenses. If any legal action or other legal proceeding relating to the enforcement of any provision of this Agreement is brought against Affiliate, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     17. Assignment. This Agreement and all obligations of Affiliate hereunder are personal to Affiliate and may not be transferred or delegated by Affiliate at any time. Parent may freely assign any or all of its rights under this Affiliate Agreement in whole or in part, to any other person or entity without obtaining the consent or approval of Affiliate.

     18. Survival. Each of the representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the Merger.

   The undersigned have executed this Agreement as of the date first set forth above.

                                          Photon Dynamics

                                          By:__________________________________

                                          Printed Name:________________________

                                          Title:_______________________________

                                          Cr Technology

                                          By:__________________________________

                                          Printed Name:________________________

                                          Title:_______________________________

                                          Affiliate:

                                          By:__________________________________

                                          Printed Name:________________________

                                          Address:_____________________________
                                          _____________________________________
                                          _____________________________________

                                          Facsimile:___________________________

                                          Photon Dynamics Stock Beneficially
                                           owned by Affiliate:

                                          _______________________________shares
                                           of Common Stock

                                          _______________________________shares
                                           of Common Stock issuable upon
                                           exercise of outstanding options

                                      B1-4

                                                                    APPENDIX B-2
                        FORM OF CRT AFFILIATE AGREEMENT


   This Affiliate Agreement ("Affiliate Agreement") is being executed and
delivered as of August 10, 1999 by     ("Shareholder") in favor of and for the
benefit of PHOTON DYNAMICS, INC., a California corporation ("Parent") and CR TECHNOLOGY, INC., a California corporation.

                                    Recitals

   A. Shareholder is a shareholder of, and is an officer and/or director of, CR TECHNOLOGY, INC., a California corporation (the "Company").

   B. Parent, the Company and Pharoah Acquisition Corp., a wholly owned subsidiary of Parent ("Merger Sub"), have entered into an Agreement and Plan of Merger and Reorganization dated as of August 10, 1999 (the "Reorganization Agreement"), providing for the merger of Merger Sub into the Company (the "Merger"). The Reorganization Agreement contemplates that, upon consummation of the Merger, (i) holders of shares of the common stock and preferred stock of the Company will receive shares of common stock of Parent ("Parent Common Stock") in exchange for their shares of common stock of the Company and (ii) the Company will become a wholly owned subsidiary of Parent. It is accordingly contemplated that Shareholder will receive shares of Parent Common Stock in the Merger. Capitalized terms not otherwise defined herein shall have the same meaning as in the Reorganization Agreement.

   C. Shareholder understands that the Parent Common Stock being issued in the Merger will be issued pursuant to a registration statement on Form S-4, and that Shareholder may be deemed an "affiliate" of Parent: (i) as such term is defined for purposes of paragraphs (c) and (d) of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"); and (ii) for purposes of determining Parent's eligibility to account for the Merger as a "pooling of interests" under Accounting Series Releases 130 and 135, as amended, of the Securities and Exchange Commission (the "SEC"), and under other applicable "pooling of interests" accounting requirements.

                                   Agreement

   Shareholder, intending to be legally bound, agrees as follows:

     1. New Shares. Shareholder agrees that any shares of capital stock of the Company that Shareholder purchases or with respect to which Shareholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date (as defined in paragraph 3(a)) shall be subject to the terms and conditions of this Agreement to the same extent as shares beneficially owned as of the date of this Agreement.

     2. Representations and Warranties of Shareholder. Shareholder represents and warrants to Parent as follows:

       (a) Shareholder is the holder and "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of the number of outstanding shares of common stock and/or preferred stock of the Company set forth beneath Shareholder's signature on the signature page hereof (the "Company Shares"), and Shareholder has good and valid title to the Company Shares, free and clear of any liens, pledges, security interests, adverse claims, equities, options, proxies, charges, encumbrances or restrictions of any nature. Shareholder has the sole right to vote and to dispose of the Company Shares.

                                      B2-1

       (b) Shareholder is the holder of options to purchase the number of shares of common stock of the Company set forth beneath Shareholder's signature on the signature page hereof (the "Company Options"), and Shareholder has good and valid title to the Company Options, free and clear of any liens, pledges, security interests, adverse claims, equities, options, proxies, charges, encumbrances or restrictions of any nature.

       (c) Shareholder does not own, of record or beneficially, directly or indirectly, any securities of the Company other than the Company Shares and the Company Options.

       (d) Shareholder has carefully read this Affiliate Agreement and, to the extent Shareholder felt necessary, has discussed with counsel the limitations imposed on Shareholder's ability to sell, transfer or otherwise dispose of the Company Shares, the Company Options, the shares of Parent Common Stock that Shareholder is to receive in the Merger (the "Parent Shares"), and the options to purchase shares of Parent Common Stock that Shareholder is to receive in respect of the Company Options in connection with the Merger. Shareholder fully understands the limitations this Affiliate Agreement places upon Shareholder's ability to sell, transfer or otherwise dispose of securities of the Company and securities of Parent.

       (e) Shareholder understands that the representations, warranties and covenants set forth in this Affiliate Agreement will be relied upon by Parent and its counsel and accountants for purposes of determining Parent's eligibility to account for the Merger as a "pooling of interests" and for purposes of determining whether Parent should proceed with the Merger.

     3. Prohibitions Against Transfer.

       (a) Shareholder agrees that, during the period from the date 30 days prior to the date of consummation of the Merger through the date on which financial results covering at least 30 days of post-Merger combined operations of Parent and the Company have been published by Parent (within the meaning of the applicable "pooling of interests" accounting requirements) (the "Expiration Date"):
         (i) Shareholder shall not sell, transfer or otherwise dispose of, or reduce Shareholder's interest in or risk relating to, (A) any capital stock of the Company (including, without limitation, the Company Shares and any additional shares of capital stock of the Company acquired by Shareholder, whether upon exercise of a stock option or otherwise), except pursuant to and upon consummation of the Merger, or (B) any option or other right to purchase any shares of capital stock of the Company, except pursuant to and upon consummation of the Merger; and

         (ii) Shareholder shall not sell, transfer or otherwise dispose of, or reduce Shareholder's interest in or risk relating to, (A) any shares of capital stock of Parent (including without limitation the Parent Shares and any additional shares of capital stock of Parent acquired by Shareholder, whether upon exercise of a stock option or otherwise), or (B) any option or other right to purchase any shares of capital stock of Parent.

       (b) Shareholder agrees that Shareholder shall not effect any sale, transfer or other disposition of any Parent Shares unless:

         (i) such sale, transfer or other disposition is effected pursuant to an effective registration statement under the Securities Act;

         (ii) such sale, transfer or other disposition is made in conformity with the requirements of Rule 145 under the Securities Act, as evidenced by a broker's letter and a representation letter executed by Shareholder (satisfactory in form and content to Parent) stating that such requirements have been met;

         (iii) counsel reasonably satisfactory to Parent (which Parent acknowledges shall include Rutan & Tucker, LLP) shall have advised Parent in a written opinion letter (satisfactory in form

                                      B2-2
      and content to Parent), upon which Parent may rely, that such sale, transfer or other disposition will be exempt from the registration requirements of the Securities Act; or

         (iv) an authorized representative of the SEC shall have rendered written advice to Shareholder to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take action, with respect to such sale, transfer or other disposition, and a copy of such written advice and all other related communications with the SEC shall have been delivered to Parent.

     4. Rules 144 and 145. From and after the Effective Time of the Merger and for as long as is necessary in order to permit Shareholder to sell the Parent Common Stock held by Shareholder pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, Parent will use commercially reasonable efforts to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, referred to in paragraph (c)(1) of Rule 144 under the Securities Act (or, if applicable, Parent will use commercially reasonable efforts to make publicly available the information regarding itself referred to in paragraph (c)(2) of Rule 144), in order to permit Shareholder to sell the Parent Common Stock held by him or it pursuant to the terms and conditions of Rule 145 and the applicable provisions of Rule 144.

     5. Limited Resales. Shareholder understands that, in addition to the restrictions contained herein, the provisions of Rule 144 and Rule 145 limit Shareholder's public resales of Parent Shares.

     6. Stop Transfer Instructions; Legend.

   Shareholder acknowledges and agrees that (a) stop transfer instructions will be given to Parent's transfer agent with respect to the Parent Shares, and (b) each certificate representing any of such shares shall bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise):

     "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145(d) OF THE SECURITIES ACT OF 1933 APPLIES AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH RULE AND IN ACCORDANCE
  WITH THE TERMS OF AN AGREEMENT DATED AS OF AUGUST   , 1999, BETWEEN THE
  REGISTERED HOLDER HEREOF AND THE ISSUER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICES OF THE ISSUER."

     7. Independence of Obligations. The covenants and obligations of Shareholder set forth in this Affiliate Agreement shall be construed as independent of any other agreement or arrangement between Shareholder, on the one hand, and the Company or Parent, on the other. The existence of any claim or cause of action by Shareholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Shareholder.

     8. Specific Performance. Shareholder agrees that in the event of any breach or threatened breach by Shareholder of any covenant, obligation or other provision contained in this Affiliate Agreement, Parent shall be entitled (in addition to any other remedy that may be available to Parent) to: (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (b) an injunction restraining such breach or threatened breach. Shareholder further agrees that neither Parent nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6, and Shareholder irrevocably waives any right he may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

     9. Other Agreements. Nothing in this Affiliate Agreement shall limit any of the rights or remedies of Parent under the Reorganization Agreement, or any of the rights or remedies of Parent or any of the obligations of Shareholder under any agreement between Shareholder and Parent or any certificate or

                                      B2-3
  instrument executed by Shareholder in favor of Parent; and nothing in the Reorganization Agreement or in any other agreement, certificate or instrument shall limit any of the rights or remedies of Parent or any of the obligations of Shareholder under this Affiliate Agreement.

     10. Notices. Any notice or other communication required or permitted to be delivered to Shareholder or Parent under this Affiliate Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

     if to Parent:

       Photon Dynamics, Inc.
       6325 San Ignacio Ave.
       San Jose, CA 95119-1202
       Attention: Richard Dissly
       Fax: 408-226-9910

     if to the Company:

       CR TECHNOLOGY, INC.
       27752 El Lazo Road
       Laguna Niguel, CA 92577
       Attention: Richard Amtower
       Fax: 949-448-0445

     if to Shareholder:

       ____________________________
       ____________________________
       ____________________________
       Attn:
       Fax: (   ) _________________

     11. Severability. If any provision of this Affiliate Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Affiliate Agreement. Each provision of this Affiliate Agreement is separable from every other provision of this Affiliate Agreement, and each part of each provision of this Affiliate Agreement is separable from every other part of such provision.

     12. Applicable Law; Jurisdiction. THIS AFFILIATE AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW. In any action between or among any of the parties, whether arising out of this Affiliate Agreement or otherwise, (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the County of Santa Clara, State of California; (b) if any such action is commended in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Northern District of California; (c) each of the parties irrevocably waives the right to trial by jury; and

                                      B2-4

     (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepared, to the address at which such party is to receive notice in accordance with
  Section 7.

     13. Waiver; Termination. No failure on the part of Parent or the Company to exercise any power, right, privilege or remedy under this Affiliate Agreement, and no delay on the part of Parent or the Company in exercising any power, right, privilege or remedy under this Affiliate Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Neither Parent nor the Company shall be deemed to have waived any claim arising out of this Affiliate Agreement, or any power, right, privilege or remedy under this Affiliate Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent or the Company; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. If the Reorganization Agreement is terminated, this Affiliate Agreement shall thereupon terminate.

     14. Captions. The captions contained in this Affiliate Agreement are for convenience of reference only, shall not be deemed to be a part of this Affiliate Agreement and shall not be referred to in connection with the construction or interpretation of this Affiliate Agreement.

     15. Further Assurances. Shareholder shall execute and/or cause to be delivered to Parent and the Company such instruments and other documents and shall take such other actions as Parent or the Company may reasonably request to effectuate the intent and purposes of this Affiliate Agreement.

     16. Entire Agreement. This Affiliate Agreement, the Reorganization Agreement and any Shareholder Agreement or Noncompetition Agreement between Shareholder and Parent collectively set forth the entire understanding of Parent and Shareholder relating to the subject matter hereof and thereof and supersede all other prior agreements and understandings between Parent and Shareholder relating to the subject matter hereof and thereof.

     17. Non-Exclusivity. The rights and remedies of Parent hereunder are not exclusive of or limited by any other rights or remedies which Parent may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

     18. Amendments. This Affiliate Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and Shareholder.

     19. Assignment. This Affiliate Agreement and all obligations of Shareholder hereunder are personal to Shareholder and may not be transferred or delegated by Shareholder at any time. Parent may freely assign any or all of its rights under this Affiliate Agreement, in whole or in part, to any other person or entity without obtaining the consent or approval of Shareholder.

     20. Binding Nature. Subject to Section 19, this Affiliate Agreement will inure to the benefit of Parent and the Company and their successors and assigns and will be binding upon Shareholder and Shareholder's representatives, executors, administrators, estate, heirs, successors and assigns.

     21. Survival. Each of the representations, warranties, covenants and obligations contained in this Affiliate Agreement shall survive the consummation of the Merger.

     22. Counterparts. This Affiliate Agreement shall be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.

     23. Third Party Reliance. Counsel to and accountants for the parties shall be entitled to rely upon this Affiliate Agreement.

                                      B2-5

   The parties have executed this Affiliate Agreement on August 10, 1999.

                                          Shareholder:

                                          _____________________________________
                                                       (Signature)

                                          _____________________________________
                                                      (Print Name)

                                          Parent:

                                          By: _______________________________

                                          Company:

                                          By: _______________________________

Number of Outstanding shares of
Common Stock of the Company
Held by Shareholder:

_______________________

Number of Outstanding shares of
Preferred Stock of the Company
Held by Shareholder:

_______________________

Number shares of
Common Stock of the Company
Subject to Options held by Shareholder:

_______________________

                                      B2-6

                                                                      APPENDIX C

                            FORM OF ESCROW AGREEMENT

   This Escrow Agreement, dated as of August 10, 1999 (the "Closing Date"), among Photon Dynamics, Inc., a California corporation ("Parent"), CR Technology, Inc., a California corporation ("Company"), Ronald Hall, the Shareholders' Agent (as such term is defined in the Reorganization Agreement described below), and U.S. Bank Corporate Trust Services, a national banking association, as escrow agent ("Escrow Agent").

   Whereas, Parent, the Company, and Pharaoh Acquisition Corp., a California corporation and a wholly owned subsidiary of Parent ("Merger Sub") have entered into an Agreement and Plan of Merger and Reorganization dated as of August 10, 1999 (the "Reorganization Agreement"), pursuant to which Merger Sub is merging with and into the Company (the "Merger"). As a result of the Merger, the Company's shareholders are receiving shares of common stock of Parent ("Parent Common Stock") in exchange for their shares of common stock of the Company, and the Company is becoming a wholly owned subsidiary of Parent.

   Whereas, the Reorganization Agreement contemplates the establishment of an escrow arrangement to secure the indemnification obligations of shareholders of the Company who are receiving shares of Parent Common Stock in the Merger (the "Merger Shareholders") pursuant to the Reorganization Agreement. As a condition to Parent's consummation of the Merger and required that the Shareholders' Agent, as representative and agent of the Merger Shareholders, enter into this Agreement; and the Shareholders' Agent has agreed to enter into this Agreement in order to induce Parent to consummate the Merger.

   Whereas, by virtue of the Company shareholders' approval of the Reorganization Agreement at the meeting of the Company's shareholders convened
and held on            , the Merger Shareholders have appointed the
Shareholders' Agent as their agent and attorney-in-fact, to act on their behalf to the extent set forth in Section 9 of the Reorganization Agreement.

   The parties, intending to be legally bound, hereby agree as follows:

1. Establishment of Escrow

   (a) Parent is depositing with Escrow Agent           shares of Parent's
Common Stock (the "Escrow Stock") (as increased by any earnings thereon and as reduced by any disbursements, amounts withdrawn under Section 5(j), or losses on investments, the "Escrow Fund"). Escrow Agent acknowledges receipt thereof. The value of each share of Escrow Stock for the purposes of this Escrow Agreement (the "Valuation Price") shall be deemed to be the Designated Parent Stock Price (as defined in the Reorganization Agreement).

   (b) Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and disburse the Escrow Fund pursuant to the terms and conditions hereof.

2. Distributions

   Except for tax-free dividends paid in shares of Parent's Common Stock with respect to the Escrow Stock pursuant to Section 305(a) of the Internal Revenue Code of 1986, as amended, the Escrow Agent will distribute promptly to the Shareholder any cash dividends, distributions payables in other Securities or distributions of any other kind made in respect of the Escrow Stock.

3. Voting of Escrow Shares

   The Merger Shareholders shall be entitled to vote their shares of Escrow Stock unless and until any of such shares are disbursed to Parent pursuant to
Section 4.

4. Claims

   (a) From time to time on or before the first anniversary of the Effective Date, Parent may give notice (a "Notice") to the Shareholder's Agent and Escrow Agent specifying in reasonable detail the nature and dollar amount of any claim (a "Claim") it may have under Section 9 of the Reorganization Agreement; Parent may make more than one claim with respect to any underlying state of facts. If the Shareholders' Agent give notice to Parent and Escrow Agent disputing any Claim (a "Counter Notice") within 30 days following receipt by Escrow Agent of the Notice regarding such Claim, such Claim shall be resolved as provided in 4(b). If no Counter Notice is received by Escrow Agent within such 30-day period, then the dollar amount of damages claimed by Parent as set forth in its Notice shall be deemed established for purposes of this Escrow Agreement and the Reorganization Agreement and, at the end of such 30-day period, Escrow Agent shall pay to Parent an amount in shares of Escrow Stock, valued at the Valuation Price, equal to the dollar amount claimed in the Notice from (and only to the extent of) the Escrow Fund. Escrow Agent shall not inquire into or consider whether a Claim complies with the requirements of the Reorganization Agreement.

   (b) If a Counter Notice is given with respect to a claim, Escrow Agent shall make payment with respect thereto only in accordance with (i) joint written instructions of Parent and the Shareholders' Agent, (ii) a final non-appealable order of a court of competent jurisdiction or (iii) a decision by an arbitrator issued pursuant to Section 9.9(b)(vii) of the Reorganization Agreement. Any court order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to Escrow Agent to the effect that the order is final and non-appealable. Escrow Agent shall act on such court order and legal opinion without further question.

5. Termination of Escrow

   On            , Escrow Agent shall pay and distribute the then amount of
Escrow Fund to the Merger Shareholders in accordance with the percentages set forth opposite such Merger Shareholders' respective names on Exhibit A hereto, unless (i) any Claims are then pending, in which case shares of Escrow Stock, valued at the Valuation Price, with a value equal to the aggregate dollar amount of such Claims (as shown in the Notices of such Claims) shall be retained by Escrow Agent in the Escrow Fund (and the balance paid to the Merger Shareholders in such proportions) or (ii) Parent has given notice to the Shareholders' Agent and Escrow Agent specifying in reasonable detail the nature of any other claim it may have under Section 9 of the Reorganization Agreement with respect to which it is unable to specify the amount of Damages, in which case their entire Escrow Fund shall be retained by Escrow Agent, in either case until it receives joint written instructions of Parent and the Shareholders' Agent or a final non-appealable order of a court of competent jurisdiction as contemplated by Section 3(b).

6. Duties of Escrow Agent

   (a) Escrow Agent shall not be under any duty to give the Escrow Fund held by it hereunder any greater degree of care than it gives its own similar property.

   (b) Escrow Agent shall not be liable, except for its own gross negligence or willful misconduct and, except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against Escrow Agent, the other parties hereto shall jointly and severally indemnify and hold harmless Escrow Agent (and any successor Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys' fees and disbursements, arising out of and in connection with this Agreement. Without limiting the foregoing, Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the terms hereof, including, without limitation, any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Escrow Fund, or any loss of interest incident to any such delays.

   (c) Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. Escrow Agent may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct Escrow Agent on behalf of that party unless written notice to the contrary is delivered to Escrow Agent.

   (d) Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

   (e) Escrow Agent does not have any interest in the Escrow Fund deposited hereunder but is serving as escrow holder only and having only possession thereof. Any payments of income from this Escrow Fund shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide Escrow Agent with appropriate Internal Revenue Service Forms W-9 for tax identification number certification, or non-resident alien certifications. This Section 6(e) and Section 6(b) shall survive notwithstanding any termination of this Agreement or the resignation of Escrow Agent.

   (f) Escrow Agent makes no representation as to the validity, value, genuineness or the collectability of any security or other document or instrument held by or delivered to it.

   (g) Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

   (h) Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Escrow Fund to any successor Escrow Agent jointly designated by the other parties hereto in writing, or to any court of competent jurisdiction, whereupon Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of Escrow Agent will take effect on the earlier of (a) the appointment of a successor (including a court of competent jurisdiction) or (b) the day which is 30 days after the date of delivery of its written notice of resignation to the other parties hereto. If at that time Escrow Agent has not received a designation of a successor Escrow Agent, Escrow Agent's sole responsibility after that time shall be to retain and safeguard the Escrow Fund until receipt of a designation of successor Escrow Agent or a joint written disposition instruction by the other parties hereto or a final non-appealable order of a court of competent jurisdiction.

   (i) In the event of any disagreement between the other parties hereto resulting in adverse claims or demands being made in connection with the Escrow Fund or in the event that Escrow Agent is in doubt as to what action it should take hereunder, Escrow Agent shall be entitled to retain the Escrow Fund until Escrow Agent shall have received (i) a final non-appealable order of a court of competent jurisdiction directing delivery of the Escrow Fund or (ii) a written agreement executed by the other parties hereto directing delivery of the Escrow Fund, in which event Escrow Agent shall disburse the Escrow Fund in accordance with such order or agreement. Any court order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to Escrow Agent to the effect that the order is final and non-appealable. Escrow Agent shall act on such court order and legal opinion without further question.

   (j) Parent shall pay Escrow Agent compensation (as payment in full) for the services to be rendered by Escrow Agent hereunder in the amount of $ 1000 at the time of execution of this Agreement and $ 1000 annually thereafter and agree to reimburse Escrow Agent for all reasonable expenses, disbursements and advances incurred or made by Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel). Any such compensation and reimbursement to which Escrow Agent is entitled shall be borne by the Parent. Any fees or expenses of Escrow Agent or its counsel that are not paid as provided for herein may be taken from any property held by Escrow Agent hereunder.
   (k) No printed or other matter in any language (including, without limitation, prospectuses, notices, reports and promotional material) that mentions Escrow Agent's name or the rights, powers, or duties of Escrow Agent shall be issued by the other parties hereto or on such parties' behalf unless Escrow Agent shall first have given its specific written consent thereto.

   (l) The other parties hereto authorize Escrow Agent, for any securities held hereunder, to use the services of any United States central securities depository it reasonably deems appropriate, including, without limitation, the Depositary Trust Company and the Federal Reserve Book Entry System.

   (m) Any company into which the Escrow Agent may be merged or with which it may be consolidated, or any company to whom the Escrow Agent may transfer a substantial amount of its Global Escrow business, shall be the Successor to the Escrow Agent without the execution or filing of any paper or any further act on the part of any of the parties, anything herein to the contrary notwithstanding.

7. Shareholders' Agent.

   The Merger Shareholders shall be represented hereunder by the Shareholders' Agent. The initial Shareholders' Agent shall be Ronald Hall. In such event the Shareholders' Agent shall die or resign or otherwise terminate his status as such, a successor shall be appointed in accordance with Section 10.1 of the Reorganization Agreement. The Shareholders' Agent shall receive no compensation for his services. The Merger Shareholders have agreed that a decision by the Shareholders' Agent shall constitute a decision of all of the Merger Shareholders, and shall be final, binding and conclusive on each of them. Parent, Merger Sub, the Company and the Escrow Agent may rely upon any act, decision, consent or instruction of each and all of the Merger Shareholders and Parent, Merger Sub, the Company and the Escrow Agent are hereby relieved of any liability to any person for any acts done by them in accordance with any act, decision, consent or instruction of the Shareholders' Agent.

8. Limited Responsibility

   This Agreement expressly sets forth all the duties of Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this agreement against Escrow Agent. Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Agreement.

9. Ownership For Tax Purposes

   The Merger Shareholders and the Shareholders' Agent agree that, for purposes of federal and other taxes based on income, the Merger Shareholders will be treated as the owner of such percentage of the Escrow Fund, as is set forth opposite their names on Exhibit A hereto, and that Merger Shareholders will report all income, if any, that is earned on, or derived from, the Escrow Fund as their income, in such proportions, in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto.

10. Notices

   All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt) provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

     Shareholders' Agent:
                  Attention: Ronald Hall
                  Facsimile No.: 949-707-5121
     with a copy to:
                  Rutan & Tucker, LLP
                  Attention: Gregg A. Amber, Esq.
                  Facsimile No.: 714-546-9035
     Parent:
                  Attention: Richard Dissly
                  Facsimile No.: 408-226-9910
     with a copy to:
                  Cooley Godward LLP
                  Five Palo Alto Square
                  3000 El Camino Real
                  Attention: Alan C. Mendelson
                  Facsimile No.: (650) 857-0663
     Escrow Agent:
                  Attention: _______________
                  Facsimile No.: ___________
     with a copy to:
                  Attention: _______________
                  Facsimile No.: ___________

11. Jurisdiction; Service Of Process

   Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of California, County of Santa Clara, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of California, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

12. Counterparts

   This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same.

13. Section Headings

   The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

14. Waiver

   The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

15. Exclusive Agreement and Modification

   This Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Parent, the Shareholders' Agent and the Escrow Agent.

16. Governing Law

   This Agreement shall be governed by the laws of the State of California, without regard to conflicts of law principles.

   In Witness Whereof, the parties have executed and delivered this Agreement as of the date first written above.

Parent:                                  Shareholders' Agent:
By: ___________________________________  By: ___________________________________
Escrow Agent:                            Company:
By: ___________________________________  By: ___________________________________

                                                                      APPENDIX D

                        FORM OF NONCOMPETITION AGREEMENT

   This Noncompetition Agreement is being executed and delivered as of August
10, 1999 by                      (the "Shareholder") in favor of, and for the
benefit of: Photon Dynamics, Inc., a California corporation (the "Purchaser") and Cr Technology, Inc., a California corporation (the "Company"). Certain capitalized terms used in this Noncompetition Agreement are defined in Section 16.

                                    Recitals

   A. As a shareholder and employee of the Company, the Shareholder has obtained extensive and valuable knowledge and confidential information concerning the businesses of the Company.

   B. Pursuant to an Agreement and Plan of Merger and Reorganization dated as of August 10, 1999 between the Purchaser and the Company (the "Purchase Agreement"), the Purchase is acquiring all of the outstanding stock of the Company contemporaneously with the execution and delivery of this Noncompetition Agreement. As a result of the Purchaser's acquisition of all of the outstanding stock of the Company, the Company is becoming a subsidiary of the Purchaser.

   C. In connection with the acquisition by the Purchaser of all of the outstanding stock of the Company pursuant to the Purchase Agreement (and as a condition to the consummation of such acquisition), and to enable the Purchaser to secure more fully the benefits of such acquisition, the Purchaser has required that the Shareholder enter into this Noncompetition Agreement; and the Shareholder is entering into this Noncompetition Agreement in order to induce the Purchaser to consummate the acquisition contemplated by the Purchase Agreement.

   D. The Purchaser and the Shareholder are executing Key Employee Agreement (the "Employment Agreement") contemporaneously with the execution and delivery of this Noncompetition Agreement. Pursuant to the Key Employee Agreement, the Shareholder is becoming a key employee of the Purchaser and will accordingly obtain extensive and valuable knowledge and confidential information concerning the businesses of the Purchaser, the Company and the Purchaser's other subsidiaries.

   E. The Purchaser, the Company and the Purchaser's other subsidiaries have conducted and are conducting their respective businesses on a national basis.

                                   Agreement

   In order to induce the Purchaser to consummate the transactions contemplated by the Purchase Agreement, and for other good and valuable consideration, the Shareholder agrees as follows:

     1. Restriction on Competition. The Shareholder agrees that, during the Noncompetition Period, the Shareholder shall not:

       (a) engage directly or indirectly in Competition in any Restricted Territory; or

       (b) directly or indirectly be or become an officer, director, stockholder, owner, co-owner, Affiliate, partner, promoter, employee, agent, representative, designer, consultant, advisor, manager, licensor, sublicensor, licensee or sublicensee of, for or to, or otherwise be or become associated with or acquire or hold (of record, beneficially or otherwise) any direct or indirect interest in, any Person that engages directly or indirectly in Competition in any Restricted Territory;

provided, however, that the Shareholder may, without violating this Section 1, own, as a passive investment, shares of capital stock of a publicly-held corporation that engages in Competition if (i) such shares are actively traded on an established national securities market in the United States and (ii) the number of shares of such corporation's capital stock that are owned beneficially (directly or indirectly) by the Shareholder and the number of shares of such corporation's capital stock that are owned beneficially (directly or indirectly) by the Shareholder's Affiliates collectively represent less than one percent of the total number of shares of such corporation's capital stock outstanding.

     2. No Hiring or Solicitation of Employees. The Shareholder agrees that, during the Noncompetition Period, the Shareholder shall not: (a) hire any Specified Employee, or (b) directly or indirectly, personally or through others, encourage, induce, attempt to induce, solicit or attempt to solicit (on the Shareholder's own behalf or on behalf of any other Person) any Specified Employee or any other employee to leave his or her employment with the Purchaser, the Company or any of the Purchaser's other subsidiaries. (For purposes of this Section 2, "Specified Employee" shall mean any individual who (i) is or was an employee of the Company on the date of this Noncompetition Agreement or during the 180-day period ending on the date of this Noncompetition Agreement, and (ii) remains or becomes an employee of the Purchaser, the Company or any of the Purchaser's other subsidiaries on the date of this Noncompetition Agreement or at any time during the Noncompetition Period.)

     3. Confidentiality. The Shareholder agrees that he shall hold all Confidential Information in strict confidence and shall not at any time (whether during or after the Noncompetition Period): (a) reveal, report, publish, disclose or transfer any Confidential Information to any Person (other than the Purchaser or the Company), except in the performance of his obligations under the Key Employee Agreement; (b) use any Confidential Information for any purpose, except in the performance of his obligations under the Key Employee Agreement; or (c) use any Confidential Information for the benefit of any Person (other than the Purchaser or the Company).

     4. Representations and Warranties. The Shareholder represents and warrants, to and for the benefit of the Purchaser and the Company, that:
  (a) he has full power and capacity to execute and deliver, and to perform all of his obligations under, this Noncompetition Agreement; and (b) neither the execution and delivery of this Noncompetition Agreement nor the performance of this Noncompetition Agreement will result directly or indirectly in a violation or breach of (i) any agreement or obligation by which the Shareholder or any of his Affiliates is or may be bound, or (ii) any law, rule or regulation. The Shareholder's representations and warranties shall survive the expiration of the Noncompetition Period.

     5. Specific Performance. The Shareholder agrees that, in the event of any breach or threatened breach by the Shareholder of any covenant or obligation contained in this Noncompetition Agreement, each of the Purchaser and the Company shall be entitled (in addition to any other remedy that may be available to it) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. The Shareholder further agrees that neither the Company nor the Purchaser shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5, and the Shareholder irrevocably waives any right he may have to require any Indemnitee to obtain, furnish or post any such bond or similarly instrument.

     6. Non-Exclusivity. The rights and remedies of the Purchaser and the Company under this Noncompetition Agreement are not exclusive of or limited by any other rights or remedies which they may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of the Purchaser and the Company under this Noncompetition Agreement, and the obligations and liabilities of the Shareholder under this Noncompetition Agreement, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, under laws relating to misappropriation of trade secrets, under other laws and common law requirements and under all applicable rules and regulations. Nothing in this Noncompetition Agreement shall limit any of the Shareholder's obligations, or the rights or remedies of the Purchaser or the Company, under the Purchase Agreement or the Key Employee Agreement; and nothing in the Purchase Agreement or the Key Employee Agreement shall limit any of the Shareholder's obligations, or any of the rights or remedies of the Purchaser or the Company, under this Noncompetition Agreement. No breach on the part of the Purchaser, the Company or any other party of any covenant or obligation contained in the Purchase Agreement, the Key Employee Agreement or any other agreement shall limit or otherwise affect any right or remedy of the Purchaser or the Company under this Noncompetition Agreement.

     7. Severability. If any provision of this Noncompetition Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Noncompetition Agreement. Each provision of this Noncompetition Agreement is separable from every other provision of this Noncompetition Agreement, and each part of each provision of this Noncompetition Agreement is separable from every other part of such provision.

     8. Governing Law; Venue.

       (a) This Noncompetition Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California (without giving effect to principles of conflicts of laws).

       (b) Any legal action or other legal proceeding relating to this Noncompetition Agreement or the enforcement of any provision of this Noncompetition Agreement may be brought or otherwise commenced in any state or federal court located in the County of Santa Clara, California. The Purchaser, the Company and the Shareholder:

         (i) expressly and irrevocably consent and submit to the jurisdiction of each state and federal court located in the County of Santa Clara, California (and each appellate court located in the State of California), in connection with any such legal proceeding;

         (ii) agrees that service of any process, summons, notice or document by U.S. mail addressed to them at the respective address set forth on the signature page of this Noncompetition Agreement shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

         (iii) agrees that each state and federal court located in the County of Santa Clara, California, shall be deemed to be a convenient forum; and

         (iv) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of Santa Clara, California, any claim that the Purchaser, the Company or the Shareholder, as the case may be, is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Noncompetition Agreement or the subject matter of this Noncompetition Agreement may not be enforced in or by such court.

     9. Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Noncompetition Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Noncompetition Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim of such party arising out of this Noncompetition Agreement, or any power, right, privilege or remedy of such party under this Noncompetition Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     10. Successors and Assigns. Each of the Purchaser and the Company may freely assign any or all of its rights under this Noncompetition Agreement, at any time, in whole or in part, to any Person without obtaining the consent or approval of the Shareholder or of any other Person. This Noncompetition Agreement shall be binding upon the Shareholder and his heirs, executors, estate, personal representatives, successors and assigns, and shall inure to the benefit of the Purchaser and the Company.

     11. Attorneys' Fees. If any legal action or other legal proceeding relating to this Noncompetition Agreement or the enforcement of any provision of this Noncompetition Agreement is brought against the Shareholder, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     12. Captions. The captions contained in this Noncompetition Agreement are for convenience of reference only, shall not be deemed to be a part of this Noncompetition Agreement and shall not be referred to in connection with the construction or interpretation of this Noncompetition Agreement.

     13. Construction. Whenever required by the context, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Noncompetition Agreement. Neither the drafting history nor the negotiating history of this Noncompetition Agreement shall be used or referred to in connection with the construction or interpretation of this Noncompetition Agreement. As used in this Noncompetition Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words "without limitation." Except as otherwise indicated in this Noncompetition Agreement, all references in this Noncompetition Agreement to "Sections" are intended to refer to Sections of this Noncompetition Agreement.

     14. Survival of Obligations. Except as specifically provided herein, the obligations of the Shareholder under this Noncompetition Agreement (including his obligations under Sections 3) shall survive the expiration of the Noncompetition Period. The expiration of the Noncompetition Period shall not operate to relieve the Shareholder of any obligation or liability arising from any prior breach by the Shareholder of any provision of this Noncompetition Agreement.

     15. Amendment. This Noncompetition Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Shareholder, the Purchaser (or any successor to the Purchaser) and the Company (or any successor to the Company).

     16. Defined Terms. For purposes of this Noncompetition Agreement:

       (a) "Affiliate" means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

       (b) "Competing Product" means any real-time x-ray imaging inspection system sold to printed circuit board assembly or semiconductor manufacturers, or automated optical inspection system for inspecting populated printed circuit boards.

       (c) A Person shall be deemed to be engaged in "Competition" if such Person or any of such Person's subsidiaries or other Affiliates is engaged directly or indirectly in the design, development, manufacture, assembly, promotion, sale, supply, distribution, resale, installation, support, maintenance, repair, refurbishment, licensing, sublicensing, financing, leasing or subleasing of any Competing Product.

       (d) "Confidential Information" means any non-public information (whether or not in written form and whether or not expressly designated as confidential) relating directly or indirectly to the Purchaser, the Company or any of the Purchaser's other subsidiaries or relating directly or indirectly to the business, operations, financial affairs, performance, assets, technology, processes, products, contracts, customers, licensees, sublicensees, suppliers, personnel, consultants or plans of the Purchaser, the Company or any of the Purchaser's other subsidiaries (including any such information consisting of or otherwise relating to trade secrets, know-how, technology, inventions, prototypes, designs, drawings, sketches, processes, license or sublicense arrangements, formulae, proposals, research and development activities, customer lists or preferences, pricing lists, referral sources, marketing or sales techniques or plans, operations manuals, service manuals, financial information, projections, lists of consultants, lists of suppliers or lists of distributors); provided, however, that "Confidential Information" shall not be deemed to include information of the Purchaser, the Company or any of the Purchaser's subsidiaries that: (a) was publicly available or in the public domain at the time it was communicated to the Shareholder, (b) is or becomes publicly available or public domain information through no fault of the Shareholder subsequent to the time it was communicated to the Shareholders, (c) is required, in the opinion of counsel acceptable to the Purchaser, which acceptance shall not be unreasonably withheld, to be disclosed by applicable law, rule or regulation or pursuant to the order, decree or ruling of any court, tribunal or arbitrator or other judicial or administrative body. If the Shareholder proposes to make disclosure of any confidential information in reliance on clause (c) of the foregoing exceptions, the Shareholder shall (i) immediately notify the Company and the Purchaser in writing concerning the proposed disclosure and the opinion of Shareholder's counsel that such disclosure is required, (ii) provide the Company and the Purchaser with copies of any information the Shareholder proposes to disclose as well as the facts and circumstances requiring such disclosure and (iii) use his or her best efforts (at the Company's and/or the Purchaser's sole cost and expense) to assist the Company and the Purchaser in obtaining a protective order or other protection if requested by the company or the Purchaser.

       (e) "Noncompetition Period" shall mean the period commencing on the date of this Noncompetition Agreement and ending on the first anniversary of the date of the termination of the Shareholder's employment with the Purchaser.
       (f) "Person" means any: (i) individual; (ii) corporation, general partnership, limited partnership, limited liability partnership, trust, company (including any limited liability company or joint stock company) or other organization or entity; or (iii) governmental body or authority.

       (g) "Restricted Territory" means each county or similar political subdivision of each State of the United States of America (including each of the counties in the State of California), and each State, territory or possession of the United States of America.

   In Witness Whereof the Shareholder has duly executed and delivered this Noncompetition Agreement as of the date first above written.

                                          Name of Shareholder:

                                          Address:
                                                _______________________________
                                          Telephone No.:( )
                                           Facsimile:( )

                                                                      APPENDIX E

                                   Chapter 13

                          CALIFORNIA CORPORATIONS CODE
                               DISSENTERS' RIGHTS

SECTION 1300. Right to Require Purchase; "Dissenting Shares" and "Dissenting Shareholder" Defined.

   (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split or share dividend which becomes effective thereafter.

   (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

     (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (0) of Section 25100 or
  (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of stockholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to five percent or more of the outstanding shares of that class.

     (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
  (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
  (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

     (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

     (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1301.

   (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SECTION 1301. Demand for Purchase.

   (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mall to each such shareholder notice of the approval of the reorganization by its outstanding shares (Section 152) within ten (10) days alter the date of such approval accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

   (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders meeting to vote upon the reorganization, or (2) in any other case within thirty (30) days alter the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

   (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SECTION 1302. Endorsement of Shares.

   Within thirty (30) days alter the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the stockholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION 1303. Agreed Price; Time for Payment.

   (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

   (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within thirty (30) days after the amount thereof has been agreed or within thirty (30) days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SECTION 1304. Dissenter's Action to Enforce Payment.

   (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six (6) months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

   (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or mere such actions may be consolidated.

   (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SECTION 1305. Appraiser's Report; Payment; Costs.

   (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

   (b) If a majority of the appraisers appointed fail to make and file a report within ten (10) days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

   (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

   (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

   (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of
Section 1301).

SECTION 1306. Dissenting Shareholder's Status as Creditor.

   To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SECTION 1307. Dividends Paid as Credit Against Payment.

   Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SECTION 1308. Continuing Rights and Privileges of Dissenting Shareholders.

   Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SECTION 1309. Termination of Dissenting Shareholder Status.

   Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

     (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys fees.

     (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

     (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six (6) months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

SECTION 1310. Suspension of Proceedings for Payment Pending Litigation.

   If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

SECTION 1311. Exempt Shares.

   This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SECTION 1312. Attacking Validity of Reorganization or Merger.

   (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

   (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon ten (10) days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

   (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   PDI has adopted provisions in its articles of incorporation which eliminate the liability of the directors of PDI to the fullest extent permissible under California law and authorize PDI to indemnify its directors and officers within certain applicable limits of the California Corporations Code. Such limitation of liability does not affect the availability of equitable remedies, such as injunctive relief or recession. In addition, PDI's bylaws provide that PDI shall indemnify its directors and officers who are, or are threatened to be made, parties to proceedings as a result of their position with PDI against expenses, judgments, fines, settlements and certain other amounts in connection with such proceedings, subject to certain limitations, except that with regard to any action by or in right of PDI, such indemnification shall be only for certain expenses incurred by such parties and shall be subject to certain limitations, including compliance with fiduciary obligations.

   PDI has entered into separate indemnification agreements with its officers and directors that contain provisions which are in some respects broader than the specific indemnification provisions contained in the California Corporations Code. The indemnification agreements may require PDI, among other things, to indemnify these officers and directors against certain liabilities that may arise by reason of their status or service to PDI as directors, officers or employees in some other official capacities and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of PDI pursuant to the foregoing provisions, or otherwise, PDI has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as express in the Act and is therefor, unenforceable.

   There is no pending litigation or proceeding involving a director or officers of PDI as to which indemnification is being sought, nor is PDI aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

   Pursuant to the merger agreement, all rights to indemnification existing in favor of the persons serving as directors of officers of CRT as of the date of the merger agreement for acts and omissions occurring prior to the effective time, as provided in the CRT bylaws and as provided in any indemnification agreements between CRT and said officers and directors shall survive the merger and shall be observed by PDI and the surviving corporation for a period of not less than six year from the effective time.

Item 21. Exhibits and Financial Statement Schedules.

   (a) Exhibits

 Exhibit
 Number  Exhibit
 ------- -------
  2.1(4) Agreement and Plan of Merger and Reorganization dated August 10, 1999, by and among Photon Dynamics, Inc., a California corporation
         ("Parent"), Pharaoh Acquisition Corp., a California corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and CR Technology,
         Inc., a California corporation (the "Company") (See Appendix A to the joint proxy statement/prospectus)
  3.1(1) Form of Amended and Restated Articles of Incorporation the Registrant
  3.2(2) Amended and Restated Bylaws of the Registrant
  4.1    Reference is made to Exhibits 3.1 and 3.2
  5.1    Legal Opinion of Cooley Godward LLP
  8.1    Tax Opinion of Cooley Godward LLP
  8.2    Tax Opinion of Rutan & Tucker LLP
 10.1(2) First Amended and Restated Investor Rights Agreement between
         Registrant and the shareholders set forth therein dated May 11, 1994

 Exhibit
  Number  Exhibit
 -------- -------
 10.2(2)  Fourth Amended Shareholders Agreement for Photon Dynamics, Inc.
          between the Registrant and the shareholders set forth therein dated
          May 11, 1994
 10.3(2)  Form of Indemnification Agreement between the Registrant and each of its executive officers and directors
 10.4(2)  1987 Stock Option Plan and Form of Stock Option Agreement
 10.5(2)  1995 Stock Option Plan and Forms of Stock Option Agreements
 10.6(2)  1995 Employee Stock Purchase Plan
 10.7(3)  Lease agreement between Berg & Berg Developers and Photon Dynamics,
          Inc. dated August 6, 1996
 10.8(2)  Sales Agent Agreement between the Registrant, K.K. Photon Dynamics and Ishikawajima-Harima Heavy Industries Co., Ltd. dated June 1,
          1992, the amendment thereto dated November 17, 1993 and the modification agreement related thereto dated January 1, 1995
 10.9(2)  License Agreement between the Registrant and Ishikawajima-Harima
          Heavy Industries Co., Ltd. dated June 1, 1992 and the addendum thereto dated November 11, 1993
 10.10(2) Commercialization Agreement between the Registrant and Ishikawajima-
          Harima Heavy Industries Co., Ltd. dated June 1, 1992 and the amendment thereto dated November 17, 1993
 10.13(2) Form of Agreement to First Amended and Restated Investor Rights
          Agreement
 10.14(3) Agreement Regarding Change of Control between the Registrant and
          Vincent Sollitto dated July 1, 1996
 10.15    Lease agreement of CRT
 21.1(2)  Subsidiaries of the Registrant
 23.1     Consent of Ernst & Young LLP, Independent Auditors
 23.2     Consent of Cacciamatta Accountancy Corporation, Independent Auditors
 24.1     Power of Attorney (See signature page)
 27.1     Financial Data Schedule
 99.1(4)  Form of PDI Affiliate Agreement (See Appendix B-1 to the proxy statement/prospectus)
 99.2(4)  Form of CRT Affiliate Agreement (See Appendix B-2 to the proxy statement/prospectus)
 99.3(4)  Form of Escrow Agreement by and among Photon Dynamics, Inc., a
          California corporation, CR Technology Inc., a California corporation,
          Ronald Hall, the Shareholders' Agent, and U.S. Bank Corporate Trust
          Services, a national banking association, as escrow agent (See
          Appendix C-1 to the proxy statement/prospectus)
 99.4(4)  Form of Noncompetition Agreement (See Appendix D of the joint proxy statement/prospectus)
 99.5(4)  Form of PDI proxy card

--------
Key to Exhibits:

 (1)      Incorporated by reference to Registrants' Registration Statement on
          Form SB-2 filed with the Securities and Exchange Commission (the
          "SEC") on November 15, 1995.
 (2) Incorporated by reference to Registrant's Form 10-KSB filed with the SEC on December 18, 1998.
 (3) Incorporated by reference to Registrant's Form 10-KSB for the year ended September 30, 1996.
 (4)      Previously filed.

   (b) Financial Statement Schedules

   All schedules relating to PDI have been omitted because they are not applicable or not required or the information required to be set forth therein is included in the Financial Statements of PDI included elsewhere in the Proxy Statement/Prospectus.

Item 22. Undertakings.

   (1) The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (2) The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

   (3) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the amended and restated certificate of incorporation and the bylaws of the Registrant and the California Corporations Code, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the question has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (5) (A) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

       (B) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (A) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Jose, County of Santa Clara, State of California on the 27th day of October 1999.

                                          Photon Dynamics, Inc.

   Date: October 27, 1999                      /s/ Vincent F. Sollitto
                                          By:__________________________________

                                                Vincent F. Sollitto
                                           Chief Executive Officer andDirector
                                              (Principal Executive Officer)

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated:

             Signature                              Title                        Date
             ---------                              -----                        ----

    /s/ Vincent F. Sollitto          Chief Executive Officer and Director  October 27, 1999
____________________________________  (Principal Executive Officer)
        Vincent F. Sollitto

                 *                   Chief Financial Officer (Principal    October 27, 1999
____________________________________  Financial and Accounting Officer)
         Richard L. Dissly

                 *                   Chairman of the Board                 October 27, 1999
____________________________________
          E. Floyd Kvamme

                 *                   Director                              October 27, 1999
____________________________________
         Francois J. Henley

                 *                   Director                              October 27, 1999
____________________________________
            Barry L. Cox

                 *                   Director                              October 27, 1999
____________________________________
           Michael J. Kim

                 *                   Director                              October 27, 1999
____________________________________
        M alcolm J. Thompson


--------

*/s/ Vincent F. Sollitto, as Attorney-in-fact

                               INDEX TO EXHIBITS

 Exhibit
  Number  Exhibit
 -------  -------
  2.1(4)  Agreement and Plan of Merger and Reorganization dated August 10,
          1999, by and among Photon Dynamics, Inc., a California corporation
          ("Parent"), Pharaoh Acquisition Corp., a California corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and CR Technology,
          Inc., a California corporation (the "Company") (see Appendix A to the joint proxy statement/prospectus)
  3.1(1)  Form of Amended and Restated Articles of Incorporation the Registrant
  3.2(2)  Amended and Restated Bylaws of the Registrant
  4.1     Reference is made to Exhibits 3.1 and 3.2
  5.1     Legal Opinion of Cooley Godward LLP
  8.1     Tax Opinion of Cooley Godward LLP
  8.2     Tax Opinion of Rutan & Tucker LLP
 10.1(2)  First Amended and Restated Investor Rights Agreement between
          Registrant and the shareholders set forth therein dated May 11, 1994
 10.2(2)  Fourth Amended Shareholders Agreement for Photon Dynamics, Inc.
          between the Registrant and the shareholders set forth therein dated
          May 11, 1994
 10.3(2)  Form of Indemnification Agreement between the Registrant and each of its executive officers and directors
 10.4(2)  1987 Stock Option Plan and Form of Stock Option Agreement
 10.5(2)  1995 Stock Option Plan and Forms of Stock Option Agreements
 10.6(2)  1995 Employee Stock Purchase Plan
 10.7(3)  Lease agreement between Berg & Berg Developers and Photon Dynamics,
          Inc. dated August 6, 1996
 10.8(2)  Sales Agent Agreement between the Registrant, K.K. Photon Dynamics and Ishikawajima-Harima Heavy Industries Co., Ltd. dated June 1,
          1992, the amendment thereto dated November 17, 1993 and the modification agreement related thereto dated January 1, 1995
 10.9(2)  License Agreement between the Registrant and Ishikawajima-Harima
          Heavy Industries Co., Ltd. dated June 1, 1992 and the addendum thereto dated November 11, 1993
 10.10(2) Commercialization Agreement between the Registrant and Ishikawajima-
          Harima Heavy Industries Co., Ltd. dated June 1, 1992 and the amendment thereto dated November 17, 1993
 10.13(2) Form of Agreement to First Amended and Restated Investor Rights
          Agreement
 10.14(3) Agreement Regarding Change of Control between the Registrant and
          Vincent Sollitto dated July 1, 1996
 10.15    Lease agreement of CRT
 21.1(2)  Subsidiaries of the Registrant
 23.1     Consent of Ernst & Young LLP, Independent Auditors
 23.2     Consent of Cacciamatta Accountancy Corporation, Independent Auditors
 24.1     Power of Attorney (See signature page)
 27.1     Financial Data Schedule
 99.1(4)  Form of PDI Affiliate Agreement (see Appendix B-1 to the proxy statement/prospectus)
 99.2(4)  Form of CRT Affiliate Agreement (see Appendix B-2 to the proxy statement/prospectus)
 99.3(4)  Form of Escrow Agreement by and among Photon Dynamics, Inc., a
          California corporation, CR Technology Inc., a California corporation,
          Ronald Hall, the Shareholders' Agent, and U.S. Bank Corporate Trust
          Services, a national banking association, as escrow agent (see
          Appendix C-1 to the proxy statement/prospectus)
 99.4(4)  Form of Noncompetition Agreement (see Appendix D-1 to the proxy statement/prospectus)
 99.5(4)  Form of PDI proxy card

--------
Key to Exhibits:


(1)  Incorporated by reference to Registrants' Registration Statement on Form SB-2 filed with the
     Securities and Exchange Commission (the "SEC") on November 15, 1995.
(2)  Incorporated by reference to Registrant's Form 10-KSB filed with the SEC on December 18, 1998.
(3)  Incorporated by reference to Registrant's Form 10-KSB for the year ended September 30, 1996.
(4)  Previously Filed.